As Filed with the Securities and Exchange Commission on November 16, 2000
                                                      Registration No. 333-45738
================================================================================

               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                Amendment No. 1
                                      to

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------

                                FNB CORPORATION
            (Exact name of registrant as specified in its charter)

            Virginia                                  6022                                       54-1791618
(State or other jurisdiction of            (Primary Standard Industrial          (I.R.S. Employer Identification Number)
 incorporation or organization)            Classification Code Number)

                                105 Arbor Drive
                        Christiansburg, Virginia 24068
                                (540) 382-4951
  (Address, including Zip Code, and telephone number, including area code, of registrant's principal executive offices)

                            Peter A. Seitz, Esquire
                                FNB Corporation
                                105 Arbor Drive
                           Christiansburg, VA 24068
                                (540) 382-4951
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                With a copy to:

           Fred W. Palmore, III, Esquire                        Eugene E. Derryberry, Esquire
           Scott M. J. Anderegg, Esquire                         Gentry, Locke, Rakes & Moore
             Mays & Valentine, L.L.P.                                     Suite 800
          1111 E. Main Street, 23/rd/ Floor                          10 Franklin Road, SE
                  P. O. Box 1122                                   Roanoke, VA  24022-0013
              Richmond, VA  23218-1122                                  (540) 983-9300
                  (804) 697-1396                                     (540) 983-9400 (Fax)
               (804) 697-1339 (Fax)

          Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_] If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [_] If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

                               [CNB Letterhead]

                              [December __], 2000


To: Shareholders of CNB Holdings, Inc.

              Re:  Proposed Merger - Your Vote is Very Important
                   ---------------------------------------------

Dear Fellow Shareholders:


     We cordially invite you to attend a special meeting of the shareholders of CNB Holdings, Inc. (CNB) to be held at
___________________________________________, on [January __,] 2001, at
__________.


     The purpose of the meeting will be to consider and vote on the proposed merger of CNB with FNB Corporation (FNB), a bank holding company headquartered in Christiansburg, Virginia which owns First National Bank.


     In the merger, you will have the option to receive either $10.60 in cash or shares of FNB stock with an aggregate market value of $10.60, or a combination of cash and stock, subject to certain limitations. For those CNB shares that will be converted into FNB shares, if the average closing price of FNB stock during a certain period prior to the merger is less than $16.50 per share, no more than 0.642 shares of FNB stock will be issued for each CNB shares, and if the average closing price of FNB stock is more than $19.50 per share, no less than 0.544 shares of FNB stock will be issued for each CNB share. Based on the closing price of FNB stock on November 3, 2000 of $16.00:

If you choose:   Then you are asking to receive:      This choice is generally:   Value as of 11/03/2000:
--------------   -------------------------------      -------------------------   -----------------------
Stock            0.642 of a Share of FNB Stock        Not Taxable                          $10.27
Cash             $10.60 in Cash                       Taxable                              $10.60

Also, CNB and FNB have agreed that 50% of the total consideration received by CNB shareholders from FNB will be cash and the remaining 50% will be FNB stock. Therefore, the cash or FNB stock you actually receive may be different from your election based on the choices made by other CNB shareholders.

Any cash you receive will generally be taxable, at least to the extent of any gain you realize in the transaction, but you will not recognize gain or loss to the extent you receive FNB shares for your CNB shares.

     FNB has also entered into an agreement with SWVA Bancshares, Inc. which owns Southwest Virginia Savings Bank, F.S.B. If the merger with CNB occurs and the merger with SWVA Bancshares, Inc., also occurs, CNB shareholders will own approximately 6.2% of the combined company, SWVA shareholders will own approximately 8.2% of the combined company.

     Your board of directors, which owns or controls approximately 35% of the CNB shares, has unanimously approved the merger and believes it is in the best interest of CNB and you, our shareholders, and will vote their shares in favor of the merger. Accordingly, the Board unanimously recommends that you vote "FOR" the merger.

     This proxy statement/prospectus provides you will detailed information about the proposed merger. We encourage you to read this entire document carefully, including the description of Risk Factors on page ____.

     We hope you can attend the special meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed envelope. If you do not return your card or vote in person, the effect will be a vote against the approval of the merger. You can revoke your proxy by writing to us at any time before the meeting or by attending the meeting and voting in person.

     We look forward to seeing you at the meeting.


                              Sincerely yours,


                              ____________________________________________
                              President and Chief Executive Officer


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


     The date of this proxy statement/prospectus is [December __], 2000, and is being mailed to shareholders on or about [December __], 2000.


     This proxy statement/prospectus incorporates by reference important business and financial information about FNB and CNB that is not included herein or delivered herewith. Such documents are available without charge upon request from: FNB Corporation, 105 Arbor Drive, Christiansburg, VA 24068-0600, (540) 382-4951, Attention: Secretary, as to FNB documents; CNB Holdings, Inc., 900 Memorial Drive, Pulaski, VA 24301, (540) 994-0831, Attention: Secretary, as to CNB documents. In order to ensure timely delivery of the documents, any request should be made by December [__], 2000. The requested documents will be sent by first class mail within one business day of the receipt of the request.

                               [CNB Letterhead]


                   Notice Of Special Meeting Of Shareholders
                       To Be Held On [January __], 2001


     On [January ___], 2001, CNB Holdings, Inc. will hold a special meeting of shareholders at ____________________________________________________________.
The meeting will begin at ______________ Local Time.

     Only shareholders who owned stock at the close of business on [____________ __, 2000] may vote at this meeting or any adjournments or postponements that may take place. At the meeting we propose to:

     . Approve and adopt the Agreement and Plan of Merger and related Plan of Merger with FNB Corporation, copies of which are enclosed as Appendix A. Shareholders are entitled to assert dissenters' rights under Article 15 of the Virginia Stock Corporation Act, a copy of which is enclosed as Appendix E.

     . Any other business properly brought before the special meeting or any adjournments or postponements thereof.


     YOUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THIS PROPOSAL WHICH IS DISCUSSED IN MORE DETAIL IN THE ATTACHED PROXY STATEMENT/PROSPECTUS.


     The merger cannot be completed unless holders of more than two-thirds of CNB common stock approve it. If approved, we anticipate the merger will occur in the first quarter of 2001.


     The approximate date of mailing this proxy statement/prospectus and card is [December __], 2000.

     Your attention is directed to the proxy statement/prospectus delivered with this notice.

                              By order of the Board of Directors,


                              ______________________________________
                              Corporate Secretary

Pulaski, Virginia

[December __], 2000



REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO VOTE PROMPTLY BY DATING, SIGNING AND RETURNING THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

                               Table Of Contents

                                                                    Page
Available Information............................................      1

Incorporation of Certain Information By Reference................      2

Who Can Help Answer Your Questions...............................      3

Proxy Statement/Prospectus Summary...............................      4


Forward Looking Statements.......................................

Risk Factors.....................................................

Comparative Market Price Information.............................

Selected Historical Consolidated Financial Data..................


Selected Historical Consolidated Financial Data for FNB..........

Selected Historical Consolidated Financial Data for CNB..........

Selected Unaudited Pro Forma Combined Financial Data.............

Comparative Per Share Data.......................................

The Merger
     Background of the Merger....................................
     Reasons of CNB for the Merger...............................
     Accounting Treatment........................................
     Material Federal Income Tax Consequences of the Merger......
     Rights of Dissenting Shareholders...........................

Opinion of CNB's Financial Advisor
     Transaction Summary.........................................
     Analysis of Certain Other Publicly Traded Companies.........
     Comparable Transactions Analysis............................
     Discounted Dividend Analysis................................
     Present Value Analysis......................................
     Contribution Analysis.......................................

Interests of Certain Persons in the Merger.......................
     Indemnification.............................................
     Management Following the Merger.............................
     Change in Control Agreement.................................
     Employee Benefit Plan.......................................

Differences in Rights of Shareholders............................

Terms of the Agreement and Plan of Merger

     Conditions to the Merger...........................................
     Regulatory Approvals...............................................
     Waiver, Amendment and Termination..................................
     Conduct of Business Pending the Merger.............................
     Expenses...........................................................
     Termination Fees...................................................
     Resales of FNB Common Stock........................................
     Election and Allocation of Consideration...........................
     Exchange of CNB Stock...............................................
     Exchange Procedures................................................

Additional Acquisition..................................................

The Meeting.............................................................
     General............................................................
     Record Date; Voting Power..........................................
     Vote Required......................................................
     Recommendation of the Board of Directors of CNB....................
     Solicitation and Revocation of Proxies.............................
     Other Matters......................................................

The Companies
     CNB................................................................
     FNB................................................................

Description of FNB Capital Stock
     Common Stock.......................................................
     Dividends..........................................................
     Voting Rights......................................................

     Classification of Board of Directors...............................
     Preemptive Rights..................................................
     Issuance of Stock..................................................
     Liquidation Rights.................................................

     Control Acquisitions...............................................
     State Anti-Takeover Statutes.......................................
     Listing of FNB Common Stock........................................

Differences in the Rights of FNB Shareholders and CNB Shareholders
     General............................................................
     Authorized Capital.................................................
     Amendment of Articles of Incorporation and Bylaws..................
     Mergers, Consolidations and Sales of Assets........................
     Size and Classification of Board of Directors......................
     Vacancies and Removal of Directors.................................
     Director Liability and Indemnification.............................
     Special Meetings of Shareholders...................................
     Shareholder Nominations and Proposals..............................

Regulation
     General............................................................
     Gramm-Leach-Bliley Act of 1999.....................................

     FDIC Regulations...................................................
     Regulatory Capital requirements....................................
     Deposit Insurance..................................................
     Federal Reserve System.............................................

Unaudited Pro Forma Combined Condensed Financial Statements.............

Comparative Per Share Data..............................................

Experts.................................................................

Validity of FNB Common Stock............................................

Other Matters...........................................................

Shareholders' Proposals.................................................




Appendices
----------

A. Agreement and Plan of Merger and the Plan of Merger between CNB and FNB, dated as of July 10, 2000.

B.   CNB's Annual Report on Form 10-KSB for the Year Ended December 31, 1999.


C.   CNB's Quarterly Report on Form 10-QSB for the Quarter Ended September 30,
     2000.

D.   Opinion of Davenport & Company LLC.

E.   Article 15 of the Virginia Code.

                             Available Information

     FNB and CNB are each subject to the reporting and informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and, in accordance therewith, file reports and other information with the Securities and Exchange Commission. Such reports and other information filed by FNB and CNB with the Commission may be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and may be inspected at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. In addition, FNB's common stock is traded on the NASDAQ National Market System. Reports, proxy statements and other information concerning FNB may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.


     This proxy statement/prospectus does not contain all of the information set forth in the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, and exhibits thereto, which has been filed by FNB with the Commission under the Securities Act of 1933, as amended, and the rules and regulations thereunder, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made for further information. Statements contained in this proxy statement/prospectus concerning the provisions of certain documents filed as exhibits to the Registration Statement are necessarily brief descriptions thereof, and each such statement is qualified in its entirety by reference to the full text of such document.

     All information contained herein with respect to FNB and its subsidiaries have been supplied by FNB, and all information with respect to CNB and its subsidiaries has been supplied by CNB.


     No person has been authorized to give any information or to make any representation other than those contained in this proxy statement/prospectus and, if given or made, such information or representation should not be relied upon as having been authorized by FNB or CNB. Neither the delivery of this proxy statement/prospectus nor any distribution of the securities to which this proxy statement/prospectus relates shall, under any circumstances, create any implication that there has been no change in the affairs of FNB, CNB, or any of their respective subsidiaries since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities other than the securities to which it relates or an offer to sell or a solicitation of an offer to purchase the securities offered by this proxy statement/prospectus in any jurisdiction in which such an offer or solicitation is not lawful.

               Incorporation Of Certain Information By Reference


     The following documents filed by FNB with the Commission (File No. 000-24141) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this proxy statement/prospectus: FNB's Annual Report on Form 10-K as of and for the year ended December 31, 1999; the portions of FNB's Proxy Statement for the Annual Meeting of shareholders held on May 9, 2000 that have been incorporated by reference in the 1999 FNB 10-K; FNB's Quarterly Reports on Form 10-Q for the three months ended March 31, 2000, the six months ended June 30, 2000, and the nine months ended September 30, 2000; the description of FNB Common Stock set forth in FNB's Registration Statement on Form S-4, Registration No. 333-02524, and any amendment or report filed for the purpose of updating any such description; and FNB's Current Reports on Form 8-K, dated April 21, 2000, July 11, 2000, August 7, 2000, and September 18, 2000.


     The following documents filed by CNB with the Commission (File No. 000-25934) under Section 13(a) or 15(d) of the Exchange Act are hereby incorporated by reference in this proxy statement/prospectus: CNB's Annual Report on Form 10-KSB as of and for the year ended December 31, 1999; the portions of CNB's Proxy Statement for the Annual Meeting of shareholders held on April 13, 2000, that have been incorporated by reference in the 1999 CNB 10-KSB; CNB's Quarterly Reports on Form 10-QSB for the three months ended March 31, 2000, the six months ended June 30, 2000, and the nine months ended September 30, 2000; the description of CNB Common Stock set forth in CNB's Registration Statement on Form SB-2, Registration No. 333-38727, and any amendment or report filed for the purpose of updating any such description.


     All other reports filed by FNB and CNB pursuant to Section 13(a), 13(c), 14 or 15 of the Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the Special Meeting are hereby incorporated by reference in this proxy statement/prospectus and shall be deemed a part hereof from the date of filing of such document.


     Any statement contained herein, in any supplement hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this proxy statement/prospectus to the extent that a statement contained herein, in any supplement hereto or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement, this proxy statement/prospectus, or any supplement hereto.

                      Who Can Help Answer Your Questions

     If you want additional copies of this document, or if want to ask any questions about the merger, you should contact Hiawatha Nicely, Jr., Chairman, President and Executive Officer, Community National Bank, 900 Memorial Drive, Pulaski, Virginia 24301, (540) 581-0620, extension 318.

                      Proxy Statement/Prospectus Summary

     This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. To better understand the merger of FNB Corporation and CNB Holdings, Inc., and for a more complete description of the merger and related transactions, we urge you to read this entire document carefully, including the appendices. Each item in this summary includes a page reference directing you to a more complete description of the item.

The Merger (page ___)

     The Boards of FNB and CNB have unanimously agreed to a merger of their two bank holding companies. CNB will be merged into FNB and FNB will survive. The officers and employees of Community National Bank will not change as a result of the merger. After the merger is completed, Community National Bank will continue to serve you as before as a wholly owned subsidiary of FNB.

     CNB shareholders must approve the merger as a condition to the merger becoming effective.


Reasons for the Merger (page ____)

     The Board of CNB believes that the merger with FNB is in the best interest of CNB and its shareholders for a number of reasons. It is the Board's assessment that the combined company resulting from the merger would better be able to compete in and serve the needs of the customers and communities in which it will operate. In determining the merger was in the best interest of CNB shareholders, the Board also considered the financial condition and prospects of FNB, the terms of the Merger Agreement, the dividends that have been paid on and the increased liquidity afforded by FNB stock, and the fairness opinion which it received from Davenport & Company LLC.

CNB Shareholders Will Receive $10.60 in Cash or Shares of FNB Common Stock per CNB Share (page _____)

     In the merger, you will have the option to elect to receive only cash, only FNB common stock, a combination of cash and stock or to indicate no preference in return for each of your CNB shares, subject to the limitations described below. If you indicate no preference, FNB will make the election for you and you may receive all cash, all FNB common stock or a combination of cash and FNB stock.

     You will receive $10.60 for each share of your CNB stock converted into cash. If your CNB shares are converted into FNB shares, the number of FNB shares you will receive will be determined by dividing $10.60 by the average closing price of FNB stock for the thirty trading days ending ten days prior to the merger and multiplying the result by the number of your CNB shares being converted into FNB shares. However, CNB and FNB agreed in the Merger Agreement that FNB will not be required to issue more than 0.642 shares of its stock for each share of CNB stock if the average closing price of FNB stock is less than $16.50 per share, and CNB will not be required to accept less than 0.544 shares of FNB stock for each share of CNB stock if the average closing price of FNB stock is more than $19.50.

     The following table describes these parameters by illustrating what a holder of 100 shares of CNB stock receiving either all cash, all stock or 50% cash and 50% stock might receive in the merger:

If the Average Closing                                   Market                   50% FNB      Market
Price of FNB Stock is     All Cash*    All FNB Stock    Value**     50% Cash*      Stock       Value**
---------------------     ---------    -------------    -------     ---------      -----       -------
$16.00                     $1,060        64 shares      = $1,027     $530 +     32 shares =     $1,044
$16.50                     $1,060        64 shares      = $1,060     $530 +     32 shares =     $1,060
$18.00                     $1,060        58 shares      = $1,060     $530 +     29 shares =     $1,060
$19.50                     $1,060        54 shares      = $1,060     $530 +     27 shares =     $1,060
$20.00                     $1,060        54 shares      = $1,088     $530 +     27 shares =     $1,074

*All cash is taxable to the recipient.
**Including cash paid in lieu of fractional shares.

     In all cases, options to receive cash or stock are subject to the limitation that the amount of cash to be distributed to CNB shareholders in the merger shall be equal to $4,909,915 (plus any cash paid for fractional shares). Therefore, the cash or stock you actually receive in the merger may vary from the cash or stock you elected to receive. Also, FNB has the right to change the total cash paid to more closely follow the actual elections of CNB shareholders as long as the change in the cash consideration does not affect the desired tax treatment of the merger. Unless changed by FNB, the maximum number of CNB shares that can be exchanged for cash is 463,199.

    For a discussion of the effect of the limitations on the maximum and minimum number of FNB shares that will be issued, changes in the average closing price of FNB stock and the timing of the calculation of the number of FNB shares that will be issued on what shareholders will receive, see Risk Factors on page ___.

     You should not send in your stock certificates until you receive further instructions.

Share Information and Market Price

    The following table sets forth the last sale price of FNB common stock, CNB common stock and the equivalent price per share on July 10, 2000, the last trade day before we announced the merger and on December __, 2000, the latest practicable date prior to the mailing of this proxy statement/prospectus.

                                                                   Equivalent
                                         FNB           CNB          Per Share
                                     Common Stock   Common Stock  Price of CNB
                                     ------------   ------------  ------------
July 10, 2000......................     $16.250         $8.00         $10.60
December __, 2000 .................     ______          ____          _____

     The market price of both FNB and CNB common stock will fluctuate prior to the merger. You should obtain current market quotations for FNB common stock and CNB common stock.

Allocations of Cash and Stock Consideration (page __)


     As a result of the fact that the aggregate amount of cash consideration to be received by CNB shareholders in the merger is fixed and the tax treatment provisions described under "Election and Allocation of Consideration," beginning on page ___, the amount of cash and stock which you receive may differ from your actual election. If CNB shareholders elect to receive more FNB common stock than permitted in the merger, and you elected to receive FNB stock, you may receive part of your consideration in cash. If CNB shareholders elect to receive cash for more than 463,199 CNB shares, and you elected cash for your CNB shares, you may receive part of your consideration in the form of FNB common stock.

     FNB may increase or reduce the amount of cash delivered and increase or reduce the number of shares issued pursuant to the merger to more closely follow the actual election of CNB shareholders as long as the changes do not jeopardize the treatment of the merger as a "reorganization" for federal income tax purposes.

You Will Receive Cash Instead of Fractional Shares (page ____)

     Shareholders will receive cash in lieu of any fractional share of FNB common stock to be received in the merger, based upon the average closing price of FNB common stock over a 30 day trading period ending ten days prior to the merger.

Generally, You Will Be Taxable on Any Cash You Receive (up to the amount of any gain you realize); but You Will Not Be Taxable on Any Stock You Receive (page _____)

     Neither FNB nor CNB will recognize gain or loss as a result of the merger. Additionally, you will not recognize gain or loss by exchanging your CNB shares for shares of FNB common stock. In general, however, you will recognize taxable gain (but normally not in excess of your realized gain) for any cash you receive in the merger in exchange for shares of CNB stock or in lieu of fractional shares. CNB has received a tax opinion from Mays & Valentine, L.L.P. to the foregoing effects.

FNB Has Regularly Paid Cash Dividends (page ___)

     CNB has not paid dividends. FNB and before it, First National Bank, has regularly paid cash dividends. The merger agreement does not restrict FNB's or CNB's ability to declare or pay regular dividends with usual record and payment dates.

     The annual dividend for FNB was recently raised to $.18 per share. Following the merger, FNB intends to maintain its annual dividend at this level. The FNB board of directors, however, will use its discretion to decide whether and when to declare dividends and in what amount, and it will consider all relevant factors in doing so.

Opinions of Financial Advisor (page ____)

     CNB's financial advisor, Davenport & Company LLC, has given an opinion to the CNB Board of Directors as of December __, 2000, that, based on its analysis, the consideration to be paid to the CNB shareholders was fair to CNB from a financial point of view. Davenport & Company LLC will be paid for its opinion based on the final FNB stock price used in calculating the number of shares CNB shareholders will receive, but should be approximately $150,000. The opinion is attached as Appendix D to this proxy statement/prospectus.

Dissenter's Rights (page ____)

     Each holder of CNB common stock who dissents from the merger is entitled to the rights and remedies of dissenting shareholders provided in Article 15 of the Code of Virginia, subject to compliance with the procedures set forth in the article. A copy of Article 15 of the Code of Virginia is attached as Appendix E to this proxy statement/prospectus. A Vote Against the Merger Will Not In Itself Constitute Written Notice of a Shareholder's Intent to Demand Payment Under
Article 15 and Failure to Vote Will Also Not Constitute a Timely Written Notice.

The Companies (page _____)

          FNB Corporation                           CNB Holdings, Inc.
          105 Arbor Drive                           900 Memorial Drive
          Christiansburg, Virginia 24068            Pulaski, Virginia 24301
          (540) 382-4951                            (540) 994-0831




FNB


     FNB is a Virginia bank holding company formed in 1996 and through its wholly owned subsidiary, First National Bank, offers a full array of banking services through twelve retail offices located in Montgomery, Pulaski and Wythe counties and the towns of Blacksburg and Christiansburg, and the city of Radford, Virginia. First National Bank, which was organized in 1905, serves the commercial, business, agricultural, and personal banking needs of its trade territory, commonly referred to as the New River Valley.

CNB


     CNB Holdings, Inc., headquartered in Pulaski, Virginia, is a Virginia bank holding company organized in 1993, while its wholly owned subsidiary, Community National Bank, began operations in 1994. The Bank has two retail offices through which it operates by attracting deposits from the general public and using deposit funds to make commercial, consumer, residential construction and permanent mortgage real estate loans.

The Meeting (page ____)


     CNB will hold a special meeting of shareholders at _________ a.m., on [January __], 2001 at _____________________________________________________,
Virginia.

     Shareholders of CNB will be asked to approve and adopt the merger agreement.

     Approval and adoption of the merger agreement will require the affirmative vote of more than two-thirds of the outstanding shares of CNB common stock.

     You will have one vote for each share of CNB common stock held on [____________ __], 2000.


     The directors and executive officers of CNB and their affiliates own approximately 35% of the shares of CNB common stock entitled to vote, which is approximately 52.5% of the vote required for approval of the merger agreement.


Recommendations of the Board of Directors of CNB (page ____)

     The CNB Board of Directors, by unanimous vote, has approved and adopted the merger agreement, believes the merger is fair and in the best interests of CNB and CNB shareholders and is advisable, and recommends that CNB shareholders vote "FOR," and approve and adopt the merger agreement. The CNB Board of Directors approved and adopted the merger agreement after consideration of a number of factors described later.

Management Following the Merger (page _____)

     The directors, officers and employees of Community National Bank will not change as a result of the merger except that Hiawatha Nicely, Jr., will be appointed to the Board of Directors of FNB and J. Daniel Hardy, Jr., President and Chief Executive Officer of FNB, shall be appointed to the Board of Directors of Community National Bank. At the next annual meeting of shareholders of FNB, and at the annual meeting of FNB in 2002, management of FNB has agreed to recommend to its shareholders that Mr. Nicely be re-elected to the board of directors of FNB.



Background of the Merger (page _____)


     For the past few years, both companies have considered a variety of strategic alternatives to enable each of them to better compete in the financial services industry. Beginning in 1999, CNB retained Davenport & Company LLC to serve as CNB's financial advisor. After considering several proposals, the CNB Board concluded that the value of FNB's offer was superior to the other proposals. The companies proceeded with merger negotiations that resulted in the merger agreement.

Terms of the Agreement and Plan of Merger (page ____)

     The merger agreement is attached as Appendix A to this proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety.

Conditions to the Merger (page ____)

     The completion of the merger is subject to a number of conditions that must be completed or waived before the closing, including:

     .    approval by the shareholders of CNB;

     . receipt by FNB and CNB of an opinion of counsel that the merger will be treated as a reorganization under the Internal Revenue Code and that no gain or loss will be recognized by shareholders of CNB to the extent they receive FNB common stock;


     . approval by the Federal Reserve Board and the Virginia State Corporation Commission and any other regulatory authority whose approval is required for consummation of the merger and such approvals shall not have imposed any condition or requirement which would so materially or adversely impact the economic or business benefits of the merger as to render the merger inadvisable;

     . each company's performance in all material respects of its obligations under the merger agreement;

     . each company's representations and warranties contained in the merger agreement being, and continuing to be, true and correct in all material respects;

     .    no injunction that prohibits the merger.

Termination of the Merger (page __)

     The merger agreement allows for termination of the agreement for a number of reasons, including:

     .    by mutual consent of FNB and CNB;

     . by either company if the closing does not occur on or before March 31, 2001;

     . by either company if the required CNB shareholder approval is not obtained;

     . by either company if other conditions to the merger have not been met or waived;

     .    by either company based on an uncured material breach of the other; or

     . by FNB due to the happening of a Termination Event (as described in "Termination Fees" below).

Termination Fees (page ___)

     If either FNB or CNB terminates the merger agreement because of a material breach or failure to comply with obligations under the merger agreement, such company will be required to reimburse the other for its costs and expenses. If the shareholders of CNB fail to approve the merger, CNB shall pay FNB $10,000 to help defray the costs of expenses of the transaction.

     CNB has agreed to pay FNB a termination fee of $500,000 in cash within five
(5) business days after written notice that FNB has terminated the merger agreement because of any of the following "Termination Events:"

     . CNB, without having received FNB's prior written consent, enters into an agreement to be acquired by someone other than FNB or such other person acquires from CNB securities representing ten percent (10%) or more of the common stock of CNB; or

     . another person acquires beneficial ownership or a right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding common stock of CNB; or

     . another person makes a bona fide proposal to CNB by public announcement or written communication that becomes the subject of public disclosure to acquire CNB by merger, share exchange or other similar transactions and following such announcement the shareholders of CNB vote not to approve the merger agreement with FNB.

Regulatory Approvals (page ____)

     FNB and CNB must receive the approvals of certain federal and state regulatory agencies before the merger can be completed. At the federal level, the Board of Governors of the Federal Reserve System must approve the merger and, at the state level, the Virginia State Corporation Commission must approve the merger.

Interest of Insiders in the Merger (page ______)


     Philip M. Baker, the president and chief executive officer of Community National Bank, will be offered a "Change in Control" agreement pursuant to which he will receive one year of salary, presently $80,000, in the event that FNB merges with or is acquired by some other company and the new company does not wish to continue to employ Mr. Baker. The agreement is similar to agreements between FNB and other similarly situated officers of FNB and First National Bank.


     In addition, Hiawatha Nicley will be appointed to the Board of FNB. As a member of the Board, Mr. Nicely will receive an annual directors' fee of $12,000, a grant of up to 300 shares and up to 3,500 stock options a year.


     Under the merger agreement, all awards for officers and directors under CNB's stock option plans to officers and directors of CNB will be treated as follows: (1) 50% of the options held by a holder will be converted into and become options to acquire FNB common stock and (2) with respect to the remaining 50% of such options, the amount by which $10.60 exceeds the exercise price for such options, will be converted into cash or FNB stock in the merger in the same manner as provided for the holders of CNB common stock in the merger. The difference between $10.60 and the exercise price for CNB's stock options will result in officers and directors of CNB receiving, in the aggregate, approximately $294,428.

Accounting Treatment (page _____)

     The merger will be accounted for under the purchase method of accounting.

Listing of FNB Common Stock (page ____)

     FNB common stock trades on the NASDAQ National Market System under the symbol "FNBP".

Differences in the Rights of FNB Shareholders and CNB Shareholders (page _____)


     Holders of CNB common stock who receive FNB common stock in the merger will become holders of FNB common stock and will have rights as FNB shareholders. There are some important differences in the rights of FNB shareholders and CNB shareholders. Under FNB's Articles of Incorporation, an affirmative vote of 80% of FNB's shareholders is required in order to approve an amendment to its articles if the Board of Directors of FNB has not approved the proposed amendment. CNB's articles, in most cases, may be amended by an affirmative vote of a majority of shareholders. Similarly, FNB's articles require an affirmative vote of 80% of shareholders to approve a merger, consolidation or sale of assets if the Board of Directors of FNB has not approved the transaction. CNB's articles do not have a similar provision concerning such transactions, therefore under Virginia law, an affirmative vote of two-thirds of shareholders of CNB is required to approve a merger, share exchange or a sale of assets not in the regular course of business regardless of whether the transaction has been approved by the Board of Directors of CNB. Finally, a FNB director may be removed for cause by a two-thirds vote of shareholders while CNB's articles require a majority vote of shareholders to remove a director.

Resales of FNB Common Stock (page ____)

     Generally, shares of FNB common stock received in the merger will be freely transferable. However, resales of shares held by CNB "affiliates" under applicable federal securities laws (generally directors, certain executive officers and shareholders owning ten percent or more) will be restricted.

Additional Acquisition (page ___)

     On August 7, 2000, FNB entered into an agreement and plan of merger with SWVA Bancshares, Inc., the parent of Southwest Virginia Savings Bank, F.S.B. in Roanoke, Virginia. The boards of directors of both companies have each approved the agreement. The merger is subject to the approval of the shareholders of SWVA Bancshares, Inc., and appropriate regulatory agencies, and other standard conditions for transactions of this nature and is expected to close in the first quarter of 2001. If the merger with CNB occurs and the proposed merger with SWVA Bancshares, Inc., also occurs, CNB shareholders will own approximately 6.2% of the combined company.


                          Forward Looking Statements

     This proxy statement/prospectus contains or incorporates by reference certain forward looking statements with respect to the financial condition, results of operations and business of FNB and, assuming the consummation of the merger, the proposed merger with SWVA Bancshares, Inc., a combined FNB/CNB, including statements relating to: (a) the cost savings and accretion to cash earnings and reported earnings that will be realized from the merger; and (b) the impact of the mergers on revenues. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) expected cost savings from the mergers cannot be fully realized or realized within the expected time frame; (2) costs or difficulties related to the integration of the businesses of CNB and SWVA Bancshares, Inc., with FNB, are greater than expected; (3) revenues following the mergers are lower than expected; (4) competitive pressure among depository institutions increases significantly; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in Virginia in which the combined company will be doing business, are less favorable than expected; or (7) legislation or regulatory changes adversely affect the businesses in which the combined company would be engaged.

                                 Risk Factors

     Shareholders of FNB and CNB should consider carefully all the information contained in this proxy statement/prospectus, including the following:

Effects of Fluctuations in Trading Price of FNB Common Stock


     The merger agreement provides that CNB shareholders will receive for each of their CNB shares either cash in the amount of $10.60, or FNB common stock equal to $10.60, or a combination of cash and stock. What a CNB shareholder will receive is subject to the limitation that FNB will not issue more than 0.642 shares of its stock for each CNB share if the average closing price of FNB stock prior to the merger is less than $16.50 per share, and CNB will not be required to accept less than 0.544 shares of FNB stock if the average closing price of FNB stock is more than $19.50. The average closing price of FNB stock will be determined over a thirty day trading period ending ten days before the closing of the merger. It is possible that the market value of the FNB stock that you receive may be higher than $10.60 per CNB share if the average closing price of FNB stock during such period is more than $19.50, and it is also possible that the market value of the FNB stock you receive in the merger may be lower than $10.60 per share if the average closing price of FNB stock is less than $16.50 during such period. It is also possible that the market value of the FNB common stock which you receive will be higher or lower than $10.60 per share of CNB stock depending on the direction of the price movement of FNB stock after the expiration of the period during which the average closing price of FNB stock is calculated. Also, there can be no assurance that following the merger the price of FNB stock will not decline from the average closing price used in calculating the number of FNB shares you will receive in the merger.

Cash and/or Stock Paid in the Merger May be Different From What Shareholders
Elect

     Your election to receive cash or stock may not be honored for the following reasons. The aggregate amount of cash FNB will pay in exchange for CNB stock in the merger is fixed. If you, along with other CNB shareholders, make elections for too many shares of CNB stock to be converted into cash, you may receive part of your consideration in the form of FNB stock. On the other hand, if you, along with other CNB shareholders, make elections for too many shares of FNB stock, you may receive part of your consideration in the form of cash.

     Although FNB may reallocate the amount of cash and shares of FNB common stock to more closely follow the actual elections of shareholders, the reallocation amounts may be insufficient to follow shareholders' actual elections exactly. FNB may not reallocate the amount of cash or increase the number of shares issued if such reallocation would prevent the desired tax treatment of the merger.


                     Comparative Market Price Information

FNB

     The FNB shares are listed for trading on the NASDAQ National Market System under the symbol "FNBP". The following table sets forth, for the fiscal quarters indicated, the dividends paid and the high and low sales prices of FNB shares as reported under the NASDAQ Composite Transactions Reports in The Wall Street Journal.

                                                      FNB
                                    --------------------------------------
                                         High        Low      Dividend
                                         ----        ---      --------
1997
  First Quarter...................     $18.390     16.530         ---
  Second Quarter..................      17.350     16.320        0.08
  Third Quarter...................      19.010     16.530        0.13
  Fourth Quarter..................      19.630     17.770        0.14
1998
  First Quarter...................      22.950     20.000        0.14
  Second Quarter..................      24.550     21.820        0.14
  Third Quarter...................      26.140     20.660        0.14
  Fourth Quarter..................      22.730     21.030        0.16
1999
  First Quarter...................      22.270     19.350        0.15
  Second Quarter..................      21.820     18.180        0.15
  Third Quarter...................      23.000     20.460        0.16
  Fourth Quarter..................      22.500     17.000        0.17
2000
  First Quarter...................      21.500     15.000        0.17
  Second Quarter..................      18.375     14.500        0.17
  Third Quarter...................      17.500     14.000        0.18

Both the trading values and per share dividends above have been adjusted to retroactively reflect the effects of a 10% stock dividend in both 1999 and 1998 and a 2 for 1 stock split effected in the form of a 100% stock dividend in 1997.

CNB

     The CNB shares are not traded on any exchange or system. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of CNB shares as reported to CNB. CNB has not paid cash dividends since its organization.

                                                   CNB
                                   ---------------------------------------
                                      High         Low         Dividend
                                      ----         ---         --------
1997
  First Quarter.................       N/A          N/A          ---
  Second Quarter................       N/A          N/A          ---
  Third Quarter.................       N/A          N/A          ---
  Fourth Quarter................       N/A          N/A          ---
1998
  First Quarter.................     $9.250        9.000         ---
  Second Quarter................      9.625        9.000         ---
  Third Quarter.................      9.250        9.000         ---
  Fourth Quarter................      9.000        9.000         ---
1999
  First Quarter.................      9.250        8.875         ---
  Second Quarter................        ---          ---         ---
  Third Quarter.................      9.000        9.000         ---
  Fourth Quarter................      8.000        8.000         ---
2000
  First Quarter.................      8.500        8.000         ---
  Second Quarter................      8.000        8.000         ---
  Third Quarter.................      8.000        8.000         ---




The trading values above have been adjusted to retroactively reflect the effects of a 25% stock dividend in 1997.

     Following the consummation of the merger, CNB shares will cease to be outstanding.


                Selected Historical Consolidated Financial Data


     FNB and CNB are providing the following financial information to aid you in your analysis of the financial aspects of the mergers. This information is only a summary and you should read it in conjunction with the historical consolidated financial statements of FNB and CNB and the related notes contained in Annual Reports on Forms 10-K and 10-KSB and Quarterly Reports on Forms 10-Q and 10-QSB that FNB and CNB have previously filed with the Commission. See "Available Information."


     The Selected Historical Consolidated Financial Data as of and for the nine months ended September 30, 2000, and 1999, have not been audited, but in the opinion of management contain all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the financial condition and results of operations for such periods.

     The results of operations for the nine month period ended September 30, 2000, are not necessarily indicative of the results to be expected for the remainder of the year or any other period.

Selected Historical Consolidated Financial Data for FNB


                              For the Nine Months
                              Ended September 30,                For the Year Ended December 31,
                           ------------------------  -------------------------------------------------------
                                2000       1999         1999       1998       1997       1996       1995
                                ----       ----         ----       ----       ----       ----       ----
                                  (Unaudited)             (Dollars in thousands, except per share data)
EARNINGS SUMMARY:
Interest income              $   31,042     27,610       37,563     34,931     32,402     29,935     27,884
Interest expense                 14,839     13,011       17,610     17,249     16,764     15,016     14,081
Noninterest income                2,600      2,787        3,729      3,436      2,707      2,460      2,315
Noninterest expense              11,084     10,313       13,964     12,395     11,306     10,089      9,695
Net income                        5,051      4,732        6,327      5,931      5,165      5,204      4,674

SHARE DATA:
Weighted average common
 shares outstanding:
   Basic                      3,999,724  3,980,202    3,982,147  3,959,084  3,917,654  3,878,209  3,827,075
   Fully diluted              3,999,779  3,980,202    3,982,147  3,959,084  3,917,654  3,878,209  3,827,075
Net income per common
 share:
   Basic                     $     1.26       1.19         1.59       1.50       1.32       1.34       1.23
   Fully Diluted                   1.26       1.19         1.59       1.50       1.32       1.34       1.23
Cash dividends per
common share                       0.52       0.46          .63        .57        .35        .50        .45


BALANCE SHEET SUMMARY:
Loans, net                   $  397,773    358,951      377,099    323,959    286,767    269,145    248,305
Total assets                    522,802    501,870      516,906    461,916    428,174    395,324    360,533
Total deposits                  424,248    397,834      398,871    386,257    352,545    335,402    315,777
Total stockholders' equity       51,022     45,850       47,579     44,401     40,213     35,828     32,191

PERFORMANCE RATIOS:
Return on average assets
(1)                                1.31       1.31         1.30       1.34       1.26       1.41       1.38
Return on average
stockholders' equity (1)          13.72      13.83        13.75      14.00      13.59      15.20      15.64
Dividend payout ratio             41.20      39.01        39.89      38.44      26.08      36.99      37.27
Average equity to average
assets                             9.53       9.48         9.44       9.60       9.31       9.26       8.82


     (1) Data provided for the nine months ended September 30, 2000, and 1999, shown on an annualized basis.

          NOTES: (A) All share and per share data have been adjusted retroactively to reflect a 2 for 1 stock split effected in the form of a 100% stock dividend in 1997, and 10% stock dividends in 1998, and 1999.

          (B) Certain historical amounts have been reclassified to conform to the presentation applicable to the most current periods.

Selected Historical Consolidated Financial Data for CNB


                               For the Nine Months
                               Ended September 30,            For the Year Ended December 31,
                              ---------------------   ----------------------------------------------
                                 2000      1999         1999      1998     1997      1996      1995
                                 ----      ----         ----      ----     ----      ----      ----
                                                      (Dollars in thousands, except per share data)

EARNINGS SUMMARY:
Interest income               $  2,808     2,740        3,648     3,341    2,454     1,575       811
Interest expense                 1,416     1,390        1,831     1,814    1,371       854       346
Noninterest income                 245       198          265       275      153       127        60
Noninterest expense              1,213     1,400        1,879     1,612    1,297       929       789
Net income (loss)                  335       (19)          29        24     (247)     (186)     (332)

SHARE DATA:
Weighted average common
shares outstanding:
  Basic                        926,399   926,399      926,399   892,786  546,453   546,531   546,303
  Fully diluted                972,519   926,399      948,676   917,105  546,453   546,531   546,303
Net income (loss) per
common share:
  Basic                       $   0.36     (0.02)        0.03      0.03    (0.45)    (0.34)    (0.61)
  Fully Diluted                   0.34     (0.02)        0.03      0.03    (0.45)    (0.34)    (0.61)
Cash dividends per common
share                               --        --           --        --       --        --        --


BALANCE SHEET SUMMARY:
Loans, net                    $ 31,781    31,731       31,571    31,108   22,395    12,723     6,690
Total assets                    51,208    50,800       51,778    53,429   39,783    27,417    15,601
Total deposits                  44,541    44,679       45,770    46,117   36,594    24,041    11,937
Total stockholders' equity       6,238     5,859        5,793     6,240    3,111     3,324     3,623

PERFORMANCE RATIOS:
Return on average assets           .87      (.05)         .06       .05     (.71)     (.81)    (2.87)
(1)
Return on average                 7.66      (.43)         .48       .40    (7.74)    (5.90)    (9.45)
stockholders' equity (1)
Dividend payout ratio               --        --           --        --       --        --        --
Average equity to average
assets                           11.24     11.63        11.52     12.42     9.20     13.71     30.39

   (1) Data provided for the nine months ended September 30, 2000, and 1999, shown on an annualized basis.

       NOTE: All share and per share data have been adjusted retroactively to reflect a 25% stock dividend in 1997.

             Selected Unaudited Pro Forma Combined Financial Data

     The following selected unaudited pro forma combined financial data gives effect to the merger as though the merger had occurred on September 30, 2000, in the case of balance sheet related data and on January 1, 1999, in the case of income statement related data. The pro forma adjustments are based upon available information and assumptions that management believes are reasonable. The selected unaudited pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the operating results or financial condition of the combined company that would have occurred had the merger occurred at the beginning of the periods presented, nor are the selected unaudited pro forma combined financial data necessarily indicative of future operating results or financial position of the combined company.

     The unaudited pro forma data in the tables assumes that the merger is accounted for using the purchase method of accounting (see "Accounting Treatment"). The data does not take into consideration any operating efficiencies that may be realized as a result of the merger.


     This selected unaudited pro forma combined financial data is based on, is qualified in its entirety by, and should be read in conjunction with the consolidated historical financial statements of FNB and CNB incorporated by reference in this proxy statement/prospectus, as well as the Unaudited Pro Forma Combined Condensed Financial Statements and notes thereto beginning on page ___. See "Available Information," and "Incorporation of Certain Information by Reference."

SELECTED PRO FORMA COMBINED                                                             As of
BALANCE SHEET DATA:                                                                 September 30
                                                                                         2000
                                                                                    ------------
(Dollars in thousands)
          Assets                                                                      $  578,880
          Loans, net                                                                     429,212
          Deposits                                                                       469,201
          Stockholders' equity                                                            56,286

                                                                                      Nine Months
SELECTED PRO FORMA COMBINED                                            Year Ended        Ended
INCOME STATEMENT DATA:                                                December 31,    September 30,
(Dollars in thousands except share data)                                  1999            2000
                                                                      ------------    -------------
          Interest income                                             $   41,209      $   33,842
          Interest expense                                                19,367          16,477
          Noninterest income                                               3,994           2,845
          Noninterest expense                                             16,066          12,464
          Net income                                                       6,338           5,089

          Weighted average common shares outstanding for:
             Basic earnings per share                                  4,254,920       4,272,497

             Fully diluted earnings per share                          4,271,277       4,288,909


                                                                                      Nine Months
                                                                       Year Ended        Ended
PRO FORMA COMBINED PER                                                December 31,    September 30,
COMMON SHARE DATA (1)                                                     1999            2000
                                                                      ------------    -------------

          Basic earnings per common share                             $     1.49      $     1.19
          Fully diluted earnings per common share                     $     1.48      $     1.19
          Cash dividends declared                                     $     0.63      $     0.52
          Book value at September 30, 2000                                            $    13.22

SELECTED PRO FORMA COMBINED
FINANCIAL RATIOS (1)
          Return on average assets (September 30, 2000 annualized)          1.16%           1.18%
          Return on average stockholders' equity (September 30,
          2000 annualized)                                                 12.37%          12.50%
          Average stockholders' equity to average total assets at
                   September 30, 2000                                                       9.47%

NOTE: The above proforma financial information reflects only the estimated effects of the proposed merger of FNB with CNB. An additional merger and a purchase of two branches are also planned which are not reflected in these pro forma amounts. The impact of all three of these transactions is detailed in the Unaudited Pro Forma Combined Condensed financial statements and notes thereto beginning on page________. That section details the estimated effects of those transactions under three separate assumptions regarding the potential market price of FNB common stock upon which the ultimate exchange ratios for the two mergers would be based. The Selected Proforma financial information above reflects the midpoint assumption of an $18 stock price.

(1) Per Common Share Data and Selected Financial Ratios are presented for the year and nine months ended December 31, 1999, and September 30, 2000, respectively, for data related to the pro forma combined income statement data. Such information is presented only as of September 30, 2000, for data related to the pro forma combined balance sheet.


                          Comparative Per Share Data


  The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the common stock of FNB and CNB. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented in the case of the book value data, and as if the merger had become effective January 1, 1999, in the case of the net income and dividends declared data presented. The pro forma data in the tables assumes that the merger is accounted for using the purchase method of accounting. See "Accounting Treatment." The information presented herein is based on, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of FNB and CNB incorporated by reference herein, and should be read in conjunction therewith. See "Available Information," and "Incorporation of Certain Information by Reference." The pro forma and equivalent pro forma per share data in the following table is presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the periods or as of the date for which such pro forma tables are presented.


  The ultimate exchange ratio for the merger will be based upon the average per share market price of FNB common stock over a 30 day trading period shortly before the closing of the merger. The table below reflects an $18 per share assumed market price of FNB common stock. Comparable information assuming two other potential stock prices is presented starting on page ____. The $18 per share assumption represents the mid-point of the range of the assumption presented.

  The data in the following table reflects only the proposed merger of FNB with CNB. An additional merger and a purchase of two branches are also planned which are not reflected in these amounts.

                           COMPARATIVE PER SHARE DATA


ASSUMES FNB STOCK PRICE OF $18.00/SHARE
---------------------------------------

                                                                                                                  PER
                                                  FNB                  CNB               PRO FORMA             EQUIVALENT
                                              HISTORICAL            HISTORICAL           COMBINED            CNB SHARE (1)
                                              ----------            ----------           ----------          -------------
NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1999
     Basic                                      $ 1.59               $0.03                $ 1.49 (2)               $0.88
     Fully diluted                                1.59                0.03                $ 1.48 (2)                0.87

NET INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
     Basic                                      $ 1.26               $0.36                $ 1.19 (2)               $0.70
     Fully diluted                                1.26                0.34                $ 1.19 (2)                0.70

CASH DIVIDENDS DECLARED PER SHARE
     For the year ended December 31,              0.63                --                    0.63 (3)                0.37
      1999:
     For the nine months ended                    0.52                --                    0.52 (3)                0.31
      September 30, 2000:

BOOK VALUE PER SHARE
     As of December 31, 1999                     11.93                6.25                    --                     --
     As of September 30, 2000                    12.80                6.73                 13.22 (4)                7.79

(1) Per equivalent CNB share amounts are calculated by multiplying the pro forma combined amounts by the Exchange Ratio of 0.5889, which assumes a market price of FNB stock of $18 per share.


(2) The pro forma net income per share amounts are calculated by totaling the historical net income of FNB and CNB, adjusting the result to give effect to the merger as though it had occurred on January 1, 1999, and dividing it by pro forma average basic and fully diluted shares. To arrive at pro forma shares, FNB's historical average shares outstanding were added to the incremental shares that would be issued, assuming a 0.5889 Exchange Ratio, in exchange for 50% of the historical CNB shares outstanding. The number of actual CNB shares outstanding did not change from January 1, 1999, to September 30, 2000. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

(3)  Pro forma cash dividends represents the FNB historical amounts.


(4) Pro forma book value per share amounts are calculated by dividing pro forma combined stockholders' equity by pro forma common shares outstanding at the end of the period. Pro forma stockholders' equity gives effect to the merger as though it had occurred on September 30, 2000. To arrive at pro forma shares outstanding, FNB's historical shares outstanding at September 30, 2000, were added to the incremental shares that would be issued assuming the merger occurred at September 30, 2000, using a 0.5889 Exchange Ratio, in exchange for 50% of the historical CNB shares outstanding at that date. Pro forma shares outstanding do not include unearned shares held by FNB's Employee Stock Ownership Plan.

                                  The Merger


  The following describes information pertaining to the merger. This description is qualified in its entirety by reference to the appendices hereto, including the Agreement and Plan of Merger, which is attached as Appendix A and is incorporated herein by reference. All shareholders are urged to read the appendices in their entirety.

Background of the Merger


  During the fall of 1999, CNB was contacted by a number of regional community banks to see if CNB was interested in a possible alliance. Although the board of CNB remained committed to the concept of community banking, these contacts led the board to consider a possible affiliation with another regional bank or bank holding company. The board concluded that such an affiliation might offer enhanced services to customers and a broader trading market, while retaining CNB's commitment to community banking. As a result, the board undertook to identify opportunities to affiliate with other financial institutions that could provide economies of scale and additional services and enhance the financial strength and market presence of CNB. The board determined that it should retain the services of an investment advisor to assist it in the process.

  In October 1999, the board retained Davenport & Company LLC to serve as CNB's financial advisor in this undertaking. Over the next several months Davenport contacted a comprehensive list of potential affiliation partners, including larger multi-state bank holding companies operating in the region as well as regional community banks and holding companies. This process resulted in proposals from three bank holding companies which owned community banks.

  The board of directors of CNB met on May 16, 2000, with its accountants, legal counsel and Davenport to evaluate and discuss the three proposals. The board first concluded that affiliation with a larger community focused banking organization would provide greater opportunities for its customers and shareholders. The board then reviewed the proposals before it and concluded that the value of FNB's offer was superior to the other proposals. The board concluded that the stock of FNB was more fairly valued in relation to its financial performance and, because it was traded on the NASDAQ National Market System, afforded greater liquidity than the stock of the other interested parties. Davenport was then requested to contact FNB and the institution with the next most attractive proposal seeking clarification and enhancement of their proposals. Davenport subsequently communicated the results of its inquiries to a special committee of the board, which deliberated and chose to pursue negotiations exclusively with FNB. Negotiations did ensue and resulted in an agreement in principle on the basic terms of a proposed merger transaction.

  On July 10, 2000, the board met and reviewed the projected financial benefits of the merger terms that had been negotiated with FNB. Davenport assisted this process by providing a review of comparable transactions for similarly situated financial institutions, an analysis of whether the proposed transaction would be accretive or dilutive to earnings in the future, and a pro forma analysis and valuation. At that time, Davenport also orally delivered its opinion that the transaction was fair, from a financial point of view, to the shareholders of CNB. After reviewing the information provided, the board of directors determined that the proposal for a merger with FNB was in the best interest of CNB and its shareholders, and voted to approve the transaction and the execution of an Agreement and Plan of Merger.

Reasons of CNB for the Merger

  In determining to approve the merger agreement and the transactions contemplated therein and to recommend its approval to the CNB shareholders, the CNB Board reviewed and considered a number of factors, including, without limitation, the following:


  . the financial condition, results of operations, cash flow, business and prospects of CNB and FNB and the accretive nature of the transaction to CNB's earnings per share and dividends;

  . the favorable tax treatment for the stock component of the merger consideration for which CNB shareholders will not recognize gain or loss;

  . the continued operation of the Community National Bank in the markets that it serves; the retention of the current board of directors, officers and employees of Community National Bank; and the planned inclusion of First National Bank's Dublin retail banking office under Community National Bank;


  . the operating environment for CNB, including, but not limited to, the continued consolidation and increasing competition in the banking and financial services industries and the prospect for further changes in the industry;


  . CNB's ability to achieve greater operational scale and increase its financial resources to enable enhanced investments in technology and increase CNB's return on equity, which are necessary to remain competitive in the long-term;

  . the CNB Board's belief that the terms of the merger agreement are attractive in that the merger agreement allows CNB shareholders to become shareholders of a large, more diversified institution;

  . while no assurances can be given, the anticipated cost savings, operating efficiencies and enhanced revenue opportunities available to the combined company from the merger, including, without limitation, revenue enhancements driven by a broader array of products and repricing initiatives;

  .  that FNB has consistently paid dividends to its shareholders;

  . the CNB Board's assessment that the combined company resulting from the merger would better serve the convenience and needs of its customers and the communities it serves as a result of being affiliated with a larger bank holding company (as compared to CNB remaining independent), thereby affording access to greater financial, managerial and technological resources and an ability to offer an expanded range of products and services;

  . the CNB Board's assessment that that FNB's stock is more liquid as it is traded on the NASDAQ National Market System, while CNB's stock is not traded on an exchange or system;


 . the financial presentation and opinion of Davenport rendered to the CNB Board as to the fairness, from a financial point of view, of the merger consideration to holders of CNB Common Stock (see " -- Opinion of CNB's Financial Adviser").

       In reaching its determination to approve and recommend the merger, the CNB Board did not assign any relative or specific weights to the various factors considered by it, and individual directors may have given differing weights to different factors. The foregoing discussion of the information and factors considered by the CNB Board is not intended to be exhaustive but is believed to include all material factors considered by the CNB Board.

       Based on the foregoing, the CNB Board believes that the merger is in the best interests of CNB and its shareholders and unanimously recommends that CNB shareholders vote "FOR" approval of the merger agreement.

Accounting Treatment

       The merger will be accounted for by FNB under the purchase method of accounting for financial reporting purposes in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," as amended. Under this method of accounting, the purchase price will be allocated to assets acquired and liabilities assumed based on their fair values at the date of the acquisition. Any excess of purchase price over the net fair values of assets acquired and liabilities assumed will be recorded as goodwill. The income statement of the combined company will not include the operations of CNB prior to the effective date of the merger.

Material Federal Income Tax Consequences of the Merger


       The following is a discussion of the material federal income tax consequences of the merger under the Internal Revenue Code of 1986, as amended (the "Code") and is a summary of the Mays & Valentine, LLP's tax opinion delivered to the Boards of FNB and CNB.

       CNB Shareholders Who Receive Solely FNB Common Stock. CNB shareholders who exchange their stock solely for shares of FNB common stock in the merger will not recognize any gain or loss on that exchange, except to the extent cash in lieu of fractional shares is received which should be treated as proceeds from the sale of fractional shares. The aggregate adjusted tax basis of FNB common stock received will equal the shareholder's aggregate adjusted tax basis in the CNB common stock surrendered. The holding period of the FNB common stock received pursuant to the merger will include the holding period of the shares of CNB common stock surrendered therefor.

       CNB Shareholders Who Receive Solely Cash. CNB shareholders who exchange their stock solely for cash consideration in the merger will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash consideration received and the shareholder's adjusted tax basis in the shares of CNB common stock surrendered therefor. The capital gain or loss recognized would be long-term capital gain or loss if the shareholder's holding period for the shares of CNB common stock so surrendered exceeds one year and, with respect to certain non-corporate shareholders, will be eligible for a maximum U.S. federal income tax rate of 20%.


       CNB Shareholders Who Receive Cash and FNB Common Stock. A holder of CNB common stock who exchanges that stock for both cash consideration (other than any cash received in lieu of a fractional share of FNB common stock) and FNB common stock in the merger will generally realize gain or loss in an amount equal to the difference between the sum of the cash and the fair market value of the FNB common stock received and the shareholder's adjusted tax basis in the CNB common stock surrendered. The shareholder's gain, if any, will be recognized, however, only to the extent of the amount of cash consideration received by the shareholder. Any loss will not be recognized. Complicated rules apply for purposes of determining the character of any gain recognized. However, any gain recognized by a shareholder that receives both cash and FNB common stock should, under most circumstances, be treated as capital gain.

       A shareholder who receives cash in lieu of fractional shares of FNB common stock will be treated as if he or she had received such fractional share and sold it for such cash.

       The aggregate adjusted tax basis of the FNB common stock received will equal the shareholder's adjusted tax basis in the CNB common stock surrendered, decreased by the amount of cash received by the shareholder and increased by the amount of gain, if any, recognized by the shareholder. The holding period of the FNB common stock received in the merger will include the holding period of the CNB common stock surrendered therefor.


       This discussion applies only to CNB shareholders who hold their CNB common stock as capital assets within the meaning of Code Section 1221 and does not deal with all aspects of federal taxation that may be relevant to particular CNB shareholders. The tax consequences of the merger may vary depending upon the particular circumstances of each CNB shareholder and other factors. You are urged to consult with your tax advisor to determine the particular tax consequences of the merger to you.

       This summary is based on current law. The advice in this summary is based on, among other things, the customary assumptions and representations relating to the facts and circumstances of, and the intentions of the parties, to the merger. Neither FNB nor CNB has requested a ruling from the Internal Revenue Service in connection with the merger. To meet a condition to consummation of the merger, FNB and CNB will receive from Mays & Valentine, L.L.P. an opinion as to the federal income tax consequences of the merger. Such opinion is not binding on the Internal Revenue Service.

Rights of Dissenting Shareholders


       A shareholder of CNB who objects to the merger and who complies with provisions of Article 15 of Title 13.1 of the Virginia Code may demand the right to receive a cash payment, if the merger is consummated, for the fair value of his or her stock immediately before the effective date of the merger, exclusive of any appreciation or depreciation in anticipation of the merger unless such exclusion would be inequitable. In order to receive payment, a dissenting shareholder must deliver to CNB prior to the special meeting a written notice of intent to demand payment for his or her shares if the merger is consummated and must not vote his or her shares in favor of the merger. The intent to demand payment should be addressed to Phillip M. Baker, President and Chief Executive Officer, Community National Bank, 900 Memorial Drive, Pulaski, Virginia 24301,
(540) 994-0831. A Vote Against the Merger Will Not In Itself Constitute Such Written Notice and a Failure To Vote Will Not Constitute a Timely Written Notice of Intent to Demand Payment.


       A CNB shareholder of record may assert dissenter's rights as to fewer than all the shares registered in his name only if the shareholder dissents with respect to all shares beneficially owned by any one person and notifies CNB in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of such a partial dissenter are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders. A beneficial shareholder may assert dissenter's rights as to shares held on his behalf by a shareholder of record only if (1) he submits to CNB, the record shareholder's written consent to the dissent not later than the time when the beneficial shareholder asserts dissenter's rights, and (2) he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote.

       Within 10 days after the effective date of the merger, CNB is required to deliver a notice in writing to each dissenting shareholder who has filed an intent to demand payment and who has not voted such shares in favor of the merger. The dissenter's notice shall (1) state where the demand for payment shall be sent and where and when stock certificates shall be deposited; (2) supply a form for demanding payment; (3) set a date by which CNB must receive the payment demand; and (4) be accompanied by a copy of Article
15. A dissenting shareholder who is sent a dissenter's notice must submit the payment demand and deposit his stock certificates in accordance with the terms of, and within the time frames set forth in, the dissenter's notice. As a part of the payment demand, the dissenting shareholder must certify whether he acquired beneficial ownership of the shares before or after the date of the first public announcement of the terms of the proposed merger, which was July 11, 2000. CNB will specify the announcement date in the dissenter's notice.


       Except with respect to shares acquired after the announcement date, CNB shall pay a dissenting shareholder the amount CNB estimates to be the fair value of his shares, plus accrued interest. Such payment shall be made within 30 days of receipt of the dissenting shareholder's payment demand. As to shares acquired after the announcement date, CNB is only obligated to estimate the fair market value of the shares, plus accrued interest, and to offer to pay this amount to the dissenting shareholder conditioned upon the dissenting shareholder's agreement to accept it in full satisfaction of his claim.


       If a dissenting shareholder believes that the amount paid or offered by CNB is less than the fair value of his shares, or that the interest due is incorrectly calculated, that dissenting shareholder may notify CNB of his own estimate of the fair value of his shares and amount of interest due and demand payment of such estimate (less any amount already received by the dissenting shareholder). The dissenting shareholder must notify CNB of the estimate and demand within 30 days after the date CNB makes or offers to make payment to the dissenting shareholder.

       Within 60 days after receiving the estimate and demand, CNB must either commence a proceeding in the appropriate circuit court to determine the fair value of the dissenting shareholder's shares and accrued interest, or CNB must pay each dissenting shareholder whose demand remains unsettled the amount demanded. If a proceeding is commenced, the court must determine all costs of the proceeding and must assess those costs against CNB, except that the court may assess costs against all or some of the dissenting shareholders to the extent the court finds that the dissenting shareholders did not act in good faith in demanding payment of the dissenting shareholder's estimates.


       The foregoing discussion is a summary of the material provisions of
Article 15. Shareholders are strongly encouraged to review carefully the full text of Article 15, which is included as Appendix E to this proxy statement/prospectus. The provisions of Article 15 are technical and complex, and a shareholder failing to comply strictly with them may forfeit his dissenting shareholder's rights. Any shareholder who intends to dissent from the merger should review the text of those provisions carefully and also should consult with his attorney. No further notice of the events giving rise to dissenter's rights or any steps associated therewith will be furnished to CNB shareholders, except as indicated above or otherwise required by law.

       Any dissenting shareholder who perfects his right to be paid the fair value of his shares will recognize gain or loss, if any, for federal income tax purposes upon the receipt of cash for his shares. The amount of gain or loss and its character as ordinary or capital gain or loss will be determined in accordance with applicable provisions of the Internal Revenue Code.

                      Opinion of CNB's Financial Advisor


       On October 25, 1999, CNB retained Davenport to act as its financial advisor in connection with its evaluation of potential merger partners. Davenport was also retained to render a written opinion to CNB's Board of Directors as to the fairness, from a financial point of view, of the consideration to be paid to the CNB's shareholders in accordance with the Agreement and Plan of Merger. In requesting Davenport's advice and opinion, no restrictions or limitations were imposed by CNB upon Davenport with respect to the investigations made or the procedures followed by Davenport in rendering its opinion. On July 10, 2000, Davenport delivered its opinion (the "Davenport Opinion") to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in such opinion, the consideration to be paid to the CNB shareholders pursuant to the Agreement and Plan of Merger was fair to the shareholders of CNB from a financial point of view. Davenport subsequently updated its opinion to the date of this Proxy Statement.

     The full text of the Davenport Opinion, which describes, among other things, the assumptions made, matters considered, and the limitations on the review undertaken, is attached to this document as Appendix D and is incorporated in this document by reference. The description of the Davenport Opinion set forth below is qualified in its entirety by reference to the full text of the Davenport Opinion in Appendix D. CNB shareholders are urged to read the Davenport Opinion carefully and in its entirety.


     The Davenport Opinion is directed only to the fairness of the merger consideration, from a financial point of view, to be paid to the CNB shareholders and is not a recommendation on the amount of consideration being paid by FNB. Further, the Davenport Opinion does not constitute a recommendation to any CNB shareholder as to how such shareholder should vote at the special meeting. Davenport was not retained as an advisor or agent to CNB shareholders or any other person, other than as an advisor to the CNB Board.

     Davenport is a regional investment banking firm. As part of its investment banking business, Davenport is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport was selected by CNB to act as its financial advisor because of Davenport's expertise in valuing and advising financial institutions in merger and acquisition transactions and because Davenport was familiar with CNB and its business.

     In arriving at its opinion, Davenport, among other things:

     .  Reviewed the Agreement and Plan of Merger;
     .  Reviewed this proxy statement/prospectus;
     . Reviewed certain publicly available financial statements and other information of CNB and FNB;
     . Reviewed certain internal financial statements and other information and operating data of CNB provided by its management;
     . Reviewed certain publicly available forward looking information for FNB; . Reviewed the reported prices and trading activity for CNB common stock and FNB common stock;
     . Held discussions with members of CNB's management regarding past and current business operations, financial condition, results of regulatory examinations, the merger and the business and future prospects of CNB;
     . Compared the results of operations and market value of CNB and FNB with similar information for certain other publicly traded companies which it deemed to be relevant;
     . Compared the financial terms of the merger with the financial terms of certain other mergers and acquisitions of financial institutions in recent years;
     . Took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuations and knowledge of the commercial banking industry generally; and

     . Conducted such other studies, analyses and investigations and considered such other information as it deemed appropriate.

     In rendering its opinion, Davenport assumed and relied upon the accuracy, completeness and fairness of all of the financial and other information that was available to it from public sources, that was provided to it by CNB or their representatives, FNB or their representatives, or that was otherwise reviewed by it. Davenport did not independently verify any of the information reviewed by it. Davenport is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of the companies, are in the aggregate, adequate to cover such losses. Davenport did not review any individual credit files nor made any independent evaluation, appraisal or physical inspection of the assets or individual properties of CNB or FNB, nor was Davenport furnished with such evaluation or appraisal. The Davenport Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to Davenport as of, the date of the Davenport Opinion.


     The Davenport Opinion is just one of the many factors taken into consideration by CNB's Board of Directors in determining to approve the Agreement and Plan of Merger. See " - Reasons of CNB for the Merger." The Davenport Opinion does not address the relative merits of the merger as compared to any alternative business strategies that might exist for CNB, nor does it address the effect of any other business combination in which CNB might engage.


     In connection with rendering its opinion, Davenport performed a variety of financial analyses. The following is a summary of the material analyses presented to the CNB board of directors at its July 10, 2000, meeting.


     Transaction Summary. Davenport reviewed the terms of the proposed merger
     --------------------
including the aggregate transaction value. As is more specifically set forth in the Agreement and Plan of Merger, upon consummation of the merger, each outstanding share of the common stock of CNB, except for any dissenting shares, will be entitled to receive consideration of $10.60 per share of CNB common stock, in the form of cash, stock of FNB or a combination of cash and stock, at each shareholder's election. Davenport further understands that in no event shall cash be more than 50% of the total consideration paid to all CNB shareholders. See " - Election and Allocation of Consideration." This per share value resulted in an implied total transaction value of approximately $9.8 million. Based on the implied total transaction value Davenport calculated the premium over CNB's closing price as of July 10, 2000 to be 32.5%, the price to last twelve months earnings per share to be 54.2x, the price to book value to be 1.65x, the price to deposits to be 22.0% and the price to assets to be 19.2%.



     Analysis of Certain Other Publicly Traded Companies.  To provide contextual
     ----------------------------------------------------
data and comparative market information, Davenport compared selected financial information for CNB to the corresponding information of certain other Virginia community banks whose securities are publicly traded. The comparable companies were chosen because they possess general business, operating and financial characteristics representative of companies in the region and the industry in which CNB and FNB operate. The comparable companies were: American National Bankshares, Inc., Benchmark Bankshares, Inc., Cardinal Bankshares, Inc., Central Virginia Bankshares, Inc., Chesapeake Financial Shares, Inc., National Bankshares, Inc., Salem Bank & Trust, N.A., Shore Financial Corporation and Valley Financial Corporation. Such data and ratios included each company's most recent Stock Price, Asset Size, Book Value, Price to Book Value, 1999 Earnings per Share, Last Twelve Months Earnings per Share, Price to Earnings ratios and Dividend Yield.

Market information used in the ratios provided below is as of July 7, 2000. "LTM" is the Last Twelve Months ended March 31, 2000. The following table summarizes the relevant data items.

                                 Comparable Companies
                         -------------------------------------

                          CNB       Low       High      Median
                          ---       ---       ----      ------
Asset Size (millions)   $   51      $  131    $  504     $ 193
Price to Book Value       1.25x       0.92x     1.80x     1.13x
Price to 1999 Earnings   266.7x        8.3x     18.6x      9.9x
Price to LTM Earnings     40.0x        8.2x     15.3x      9.1x
Dividend Yield             0.0%        0.0%      4.8%      3.5%


     Comparable Transaction Analysis.  Davenport analyzed the transaction
     --------------------------------
details of 15 community bank acquisition transactions announced from February, 1999, to June, 2000, in Virginia, Maryland, North Carolina and Tennessee with less than $300 million in assets. The deal sizes of the comparable transactions ranged from $8.5 million to $65.9 million. The data available from the comparable transactions provided a range of multiples and ratios including Price to LTM Earnings, Price to Book Value, Price to Assets and Premium to Market Price. The CNB market price is as of July 7, 2000. These multiples for the comparable transactions and the implied multiples for CNB based on the proposed merger are summarized in the table below.

                                   Comparable Transactions
                         ---------------------------------------

                          CNB         Low       High      Median
                          ---         ---       ----      ------
Price to LTM EPS          54.2x       14.6x     31.3x     23.0x
Price to Book Value       1.65x       1.01x     3.53x     2.24x
Price to Assets           19.2%       11.7%     35.8%     22.9%
Premium to Market Price   32.5%        2.9%     69.8%     23.6%

     Discounted Dividend Analysis.  Davenport performed a discounted dividend
     -----------------------------
analysis to estimate a range of present values per share of CNB stock assuming CNB continued to operate as a stand-alone entity. This range was determined by adding (1) the present value of the estimated future dividend stream that CNB could generate and (2) the present value of the "terminal value" of CNB stock at December 31, 2004.


     In conducting this analysis, Davenport used CNB's financial projections for 2000 and, in conjunction with CNB, generated financial projections for 2001 through 2004. The primary assumptions used in the projections were: total assets growing 5.0% in 2000 and 7.0% per year in 2001 through 2004; a net interest margin of 4.05% in 2000 growing 15 basis points each year to 4.65% in 2004; and an efficiency ratio of 76.0% in 2000, 72.0% in 2001 and 70.0% in 2002 through 2004. Dividends were assumed to be zero in 2000 and 2001 and 30% of net income in 2002 through 2004. Davenport calculated a terminal value at the end of the forecast period by applying price to earnings multiples ranging from 10.0x to 14.0x to the 2004 projected net income. To convert the projected dividends and terminal value to a current value, Davenport used discount rates ranging from 10.0% to 14.0%. Based upon the above assumptions, the stand-alone value of CNB common stock ranged from $3.57 to $5.82 per share, as shown in the following table.

Discount                    Terminal P/E Multiple
             -------------------------------------------------

Rate         10.0x       11.0x      12.0x     13.0x      14.0x
-----        -----       -----      -----     -----      -----
10%          $4.26       $4.65      $5.04     $5.43      $5.82
11%          $4.07       $4.45      $4.82     $5.19      $5.57
12%          $3.90       $4.25      $4.61     $4.97      $5.32
13%          $3.73       $4.07      $4.41     $4.75      $5.10
14%          $3.57       $3.90      $4.23     $4.55      $4.88

     Present Value Analysis.  Davenport performed a present value analysis on
     -----------------------
the per share stock price of CNB by making assumptions about CNB's future growth, profitability and stock price and discounting the future stock prices at the end of five years to the present. Davenport used a range of asset growth rates and future profitability ratios in excess of those used in the financial projection prepared in conjunction with the discounted dividend analysis in order evaluate the impact on the present value of the stock price should CNB's performance exceed the financial projection. The key assumptions used in the present value matrix were: an average asset growth rate ranging from 8.0% to 12.0%; a return on average assets ranging from 0.8% to 1.2%; a terminal P/E multiple ranging from 10.0x to 14.0x; and a discount rate ranging from 10.0% to 14.0%. The analysis provided a range of per share values for the stock from a low of $3.38 to a high of $10.17.

---------------------------------------------------------------------------------
Asset Growth Rate            8.0%       9.0%        10.0%      11.0%        12.0%
Average Assets - Year 5  $76,717    $80,335      $84,088    $87,980      $92,105
ROAA - Year 5                0.8%       0.9%         1.0%       1.1%         1.2%
P/E Multiple - Year 5       10.0x      11.0x        12.0x      13.0x        14.0x
Discount Rate               14.0%      13.0%        12.0%      11.0%        10.0%
---------------------------------------------------------------------------------
Present Value            $  3.38       4.57      $  6.07    $  7.91      $ 10.17
---------------------------------------------------------------------------------

     Contribution Analysis.  Davenport reviewed the relative contributions to be
     ----------------------
made by CNB and FNB to the combined institution based on data at and for the twelve months ended March 31, 2000. The market value data is as of July 7, 2000. Davenport compared such contributions to the ownership stake that CNB shareholders would have in the combined institution, assuming that the consideration to be received by CNB shareholders was all stock. This information is presented in the following table.

                                CNB                FNB
                                ---                ---
LTM Net Income:
    As Reported                  3%                97%
    Fully Taxed                  2%                98%
Calendar 2000 Net Income:
    As Reported                  6%                94%
    Fully Taxed                  4%                96%
Book Value                      11%                89%
Loans, net                       8%                92%
Deposits                        10%                90%
Total Assets                     9%                91%
Market Value                    10%                90%
Post-Merger Ownership           12%                88%

     The summary set forth above does not purport to be a complete description of the analyses performed by Davenport, but describes, in summary form, the principal elements of the presentation made by Davenport to the CNB board of directors on July 10, 2000. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Davenport was carried out in order to provide a different perspective on the transaction and add to the total mix of information available. Davenport did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, Davenport considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Davenport did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, Davenport believes that its analyses must be considered as a whole and that selecting portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinion. In performing its analyses, Davenport made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Davenport are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.


     Pursuant to the terms of an engagement letter dated October 25, 1999, between CNB and Davenport, CNB paid Davenport a fee of $10,000 upon the execution of the engagement letter and is obligated to pay an additional fee of approximately $150,000 upon consummation of the merger. CNB has also agreed to indemnify Davenport and certain related persons against certain liabilities in connection with its engagement, including liabilities under the federal securities laws. The terms of the fee arrangement with Davenport, which Davenport and CNB believe are customary in transactions of this nature, were negotiated at arm's length between CNB and Davenport and the CNB Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to Davenport is contingent upon consummation of the merger. In the past, Davenport has provided investment banking services to CNB for which services Davenport received customary fees.


                  Interests of Certain Persons in the Merger

     Certain members of CNB's management have interests in the merger in addition to their interests as shareholders of CNB. These interests are described below. In each case, the CNB board of directors was aware of these potential interests, and considered them, among other matters, in approving the Agreement and Plan of Merger and the transactions contemplated thereby.

Indemnification

     FNB has generally agreed to indemnify the officers and directors of CNB after the merger to the same extent and on the same conditions, as they are entitled to from CNB before the merger. FNB also has agreed to provide directors' and officers' liability insurance for the present officers and directors of CNB comparable to the coverage currently provided by CNB before the merger for a period of five years.

Management Following the Merger


     CNB will be merged into FNB. As a consequence, the directors and officers of CNB will no longer serve after the effective date of the merger. The officers and employees of Community National Bank will not change as a result of the merger. J. Daniel Hardy, Jr., will be appointed to the Board of Directors of Community National Bank. Mr. Hardy will receive no additional compensation for serving on the Board of Community National Bank.


         Also on the effective date of the merger, the number of Directors of FNB shall be increased by one member in Class III whose terms expire at the 2002 annual meeting of shareholders and Hiawatha Nicely, Jr., shall be appointed to fill the vacancy so created. At the next annual meeting of shareholders of FNB and at the annual meeting of FNB in 2002, management of FNB will recommend to shareholders that Mr. Nicely be elected as a member of Class III of directors whose terms expire at the 2002 and 2005, respectively, annual meeting of shareholders, provided that he has not resigned, died or otherwise been removed from office. As a member of the Board, Mr. Nicely will receive an annual directors' fee of $12,000, a grant of up to 300 shares and up to 3,500 stock options a year.

     In addition, under the merger agreement, all awards under CNB's stock option plans to officers and directors of CNB will be treated as follows: (1) 50% of the options held by a holder will be converted into and become options to acquire FNB common stock and (2) with respect to the remaining 50% of such options, the amount by which $10.60 exceeds the exercise price for such options, will be converted into cash or FNB stock in the merger in the same manner as provided for the holders of CNB common stock in the merger. The difference between $10.60 and the exercise price for CNB's stock options will result in officers and directors of CNB receiving, in the aggregate, approximately $249,429.

Change in Control Agreement


     On the effective date of the merger, FNB and Community National Bank will enter into a change of control agreement with Phillip Baker, President and Chief Executive Officer of Community National Bank. The agreement provides for twelve months of pay, presently $80,000, and benefits upon a change of control of FNB if the acquiring entity does not wish to continue to employ Mr. Baker. The agreement is similar to agreements between FNB and other similarly situated officers of FNB and First National Bank.

Employee Benefit Plan

     Upon consummation of the merger, FNB may either make available participation in its employee benefit plans and programs to CNB's employees or continue the plans and programs of CNB that it currently provides. If CNB's employees become eligible to participate in FNB's employee benefit plans and programs, they will do so on substantially the same basis as FNB's employees. Subject to restrictions and limitations that applicable law may impose, FNB will treat the service of a CNB employee with CNB as service with FNB for purposes of all employee benefit plans and programs (other than for benefit accrual, except where a CNB plan is continued). FNB will also honor CNB's obligations for all accrued and unused vacation, sick leave and personal leave and all deferred compensation contracts and agreements that CNB has previously disclosed to FNB.

                     Differences In Rights of Shareholders


     Both FNB and CNB are corporations subject to the provisions of the Virginia Stock Corporation Act. CNB's articles of incorporation and bylaws presently govern CNB's shareholders' rights. Upon consummation of the merger and for those CNB's shareholders who become shareholders of FNB, the articles of incorporation and bylaws of FNB will govern your shareholder's rights.

     There are a few material differences between the rights of a CNB shareholder under CNB's articles of incorporation and bylaws, on the one hand, and the rights of a FNB shareholder under the articles of incorporation and bylaws of FNB, on the other hand, which are disclosed in the section "Differences in the Rights of FNB Shareholders and CNB Shareholders" on page
___.

                   Terms of the Agreement and Plan of Merger

Conditions to the Merger

     The obligations of CNB and FNB to consummate the merger are subject to the satisfaction or written waiver of the following conditions:

     . approval of the Agreement and Plan of Merger by the requisite shareholder vote of the CNB shareholders;

     . receipt of all necessary regulatory approvals not conditioned or restricted in a manner that, in the judgment of the boards of directors of FNB or CNB, materially adversely affects the economic or business benefits of the merger so as to render inadvisable or unduly burdensome consummation of the merger;

     . the absence of actual or threatened proceedings before a court or other governmental body relating to the merger;

     . the receipt of an opinion of counsel as to the federal income tax consequences of the merger;

     . the Registration Statement of which this proxy statement/prospectus is a part shall have been declared effective by the SEC;

     . performance by the other company of its obligations under the Agreement and Plan of Merger;

     . the accuracy, in all material respects, of the representations and warranties of the other company contained in the Agreement and Plan of Merger; and

     .    the receipt of opinions and certificates from the other company.

Regulatory Approvals


     Federal Reserve Board. The merger is subject to prior approval by the Board of Governors of the Federal Reserve System under Section 3 of the Bank Holding Company Act and prior notice to the Federal Reserve Board under Section 4 of the BHC Act. The BHC Act requires the Federal Reserve Board, when considering a transaction such as the merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institution. FNB filed its application and notice regarding the merger with the Federal Reserve Board on September 13, 2000.

     The BHC Act also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     The Federal Reserve Board will furnish notice and a copy of the application for approval of the merger to the Office of Comptroller of the Currency. The OCC has 30 days to submit its views and recommendations to the Federal Reserve Board. The Federal Reserve Board is required to hold a public hearing in the event it receives a written recommendation of disapproval of the application from the OCC within such 30-day period. Furthermore, applicable Federal law provides for the publication of notice and opportunity for public comment on applications filed with the Federal Reserve Board and authorizes such agency to permit interested parties to participate in the proceedings. If an interested party is permitted to participate, such participation could delay the regulatory approvals required for consummation of the merger.

     Under Section 4 of the BHC Act and related regulations, the Federal Reserve Board must consider whether the performance of FNB's and CNB's nonbanking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of FNB and CNB and the effect of the proposed transaction on those resources.

     Assuming Federal Reserve Board approval, the merger may not be consummated until 30 days after such approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. FNB and CNB believe that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on FNB.


     State Authorities. Consummation of the merger is subject to the prior approval of the State Corporation Commission of Virginia. The Virginia Commission will consider: the safety and soundness of CNB and Community National Bank; the qualification and experience of FNB and its directors and officers; whether the merger would be prejudicial to depositors, creditors, beneficiaries of fiduciary accounts or shareholders of FNB, CNB or their banking subsidiaries; and whether the merger would be in the public interest. The merger may also be subject to the approval of, or notice to, other state authorities under various state bank, insurance and securities regulatory statutes.


     Status of Regulatory Approvals and Other Information. FNB and CNB have filed all applications and notices and have taken other appropriate action with respect to any other requisite approvals or other action of any governmental authority. The merger agreement provides that the obligation of each of FNB and CNB to consummate the merger is conditioned upon, among other things, (1) the receipt of all requisite regulatory approvals, including the approvals of the Federal Reserve Board and the Virginia Commission, (2) the termination or expiration of all statutory or regulatory waiting periods in respect thereof and
(3) no such approvals containing conditions, restrictions or requirements which the FNB Board reasonably determines in good faith would, after the effective date of the merger, have a material adverse effect on FNB and its subsidiaries taken as a whole or reduce the benefits of the transactions contemplated in the merger agreement to such a degree that FNB would not have entered into the merger agreement had such been known at the date of the merger agreement.

     The merger cannot proceed in the absence of the requisite regulatory approvals. There can be no assurances that all such regulatory approvals will be obtained or as to the dates of such approvals. There can also be no assurance that such approvals will not contain a condition, restriction or requirement that causes such approvals to fail to satisfy the conditions set forth in the merger agreement.

Waiver, Amendment and Termination

     At any time on or before the effective date of the merger, any term or condition of the merger may be waived by the party which is entitled to the benefits thereof and without shareholder approval. The Agreement and Plan of Merger may be amended at any time before the merger by agreement of the parties whether before or after the shareholder meetings. However, any material change in a material term of the Agreement and Plan of Merger would require a resolicitation of the CNB shareholders. Such a material change would include, but not be limited to, a change in the exchange ratio or a change in the tax consequences to the CNB shareholders.

     The Agreement and Plan of Merger may be terminated by FNB or CNB, whether before or after the approval of the merger by the shareholders of CNB:

     .    by mutual consent of FNB and CNB;


     . by either company if the closing does not occur on or before March 31, 2001;

     . by either company if the required CNB shareholder vote is not obtained;

     . by either company if other conditions to the merger have not been met or waived;

     .    by either company based on an uncured material breach of the other; or

     . by FNB due to the happening of a Termination Event (as described in "Termination Fees" below).

Conduct Of Business Pending the Merger

     CNB and FNB have agreed in the merger agreement, unless the prior written consent of the other party is obtained and except as otherwise contemplated by the merger agreement, not to, directly or through any subsidiaries:

     . make any change in its authorized capital stock, or issue or sell any additional shares;

     . make any changes in the composition, level of compensation or title of its officers, directors or other key management personnel, except in the ordinary course of business;

     . enter into any bonus, incentive compensation, stock option, deferred compensation or other benefit plan or employment or consulting agreement, except in the ordinary course of business;

     .    knowingly waive any right to substantial value;

     .    amend its bylaws or articles of incorporation;

     .    change its lending, investment or other material policies; or

     . incur any obligation or liability except in the ordinary course of its business.

Expenses

     The merger agreement provides that each party shall be responsible for all expenses incurred by it in connection with the negotiation and consummation of the transactions contemplated by the merger agreement.

Termination Fees


     CNB has agreed to pay FNB a termination fee of $500,000 in cash within five
(5) business days after written notice that FNB has terminated the merger agreement because:

     . CNB, without having received FNB's prior written consent, enters into an agreement with any person to be acquired through a merger, or purchase or similar transaction by someone other than FNB or such other person acquires from CNB securities representing ten percent (10%) or more of the common stock of CNB; or

     . another person acquires beneficial ownership or a right to acquire beneficial ownership of twenty percent (20%) or more of the outstanding common stock of CNB after July 10, 2000; or

     . another person makes a bona fide proposal to CNB by public announcement or written communication that becomes the subject of public disclosure to acquire CNB by merger, share exchange, purchase of all or substantially all of its assets or other similar transactions and following such a bona fide proposal the shareholders of CNB vote not to approve the merger agreement.

     However, CNB shall not be required to pay FNB the termination fee if the Boards of Directors of FNB and CNB mutually consent to terminate or if either party terminates the merger agreement because a condition of the merger can not be met or if the transaction does not close by January 10, 2001; so long as the failure to meet a condition of the merger or to close by January 10, 2001 was not due to one of the events listed above.

     In addition, if either FNB or CNB terminates the merger agreement because of a material breach or failure to comply with obligations under the merger agreement, such company will be required to reimburse the other for its costs and expenses. Finally, if the shareholders of CNB fail to approve the merger, CNB shall pay FNB $10,000 to help defray the costs of expenses of the transaction.

Resales of FNB Common Stock


     The shares of FNB common stock issued in connection with the merger will be freely transferable under the Securities Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" (generally including, without limitation, directors, some executive officers, and beneficial owners of 10% or more of any class of capital stock) of CNB for purposes of Rule 145 under the Securities Act as of the date of the special meeting. Such affiliates may not sell their shares of FNB common stock acquired in connection with the merger except pursuant to an effective registration statement under the Securities Act or other applicable exemption from the registration requirements of the Securities Act.

Election and Allocation of Consideration


     Election. Holders of shares of CNB common stock issued and outstanding immediately prior to the election deadline will be entitled to choose one of the consideration options listed below on their form of election:

     .    to receive cash consideration for each share;

     .    to receive FNB common stock for each share;

     . to exchange some of their shares for cash and some for FNB common stock; or

     .    to indicate no preference as to type of consideration.

     In the case of shareholders who do not indicate a preference for cash or FNB common stock or who do not make an election, FNB will determine whether to distribute cash or FNB common stock or a combination of cash and FNB common stock.

     A form of election and complete instructions for properly making an election to receive cash, FNB common stock or a combination of cash and FNB common stock will be mailed to shareholders not more than 60 days nor less than 30 days before the anticipated day of the closing of the merger.


     Limits on Cash and Stock Consideration. Under the merger agreement, a fixed amount of cash consideration will be paid to shareholders of CNB common stock in the merger. The cash amount is equal to $4,909,915, or approximately 50% of the total consideration received by CNB shareholders in the transaction. The number of common shares of CNB to be converted into the right to receive cash consideration under the merger agreement will be equal to $4,909,915 divided by $10.60 (the number of cash shares). The number of common shares of CNB to be converted into the right to receive FNB common stock shall equal the number of CNB shares eligible to receive consideration minus the number of CNB shares converted into cash.

     Allocation. If the aggregate number of shares of CNB common stock for which cash is elected exceeds the number of cash shares, then:

     . those shares with respect to which stock elections or no elections were made will be exchanged for FNB common stock except that cash, without interest, will be paid in place of fractional shares of FNB common stock; and

     . with respect to those shares for which cash elections were made, cash consideration will be prorated, by multiplying the number of shares each CNB shareholder has elected to exchange for cash by a fraction, the numerator of which is the number of cash shares and the denominator of which is the aggregate number of shares of CNB common stock for which a cash election has been made; and

     . All shares not converted into cash above will be converted into shares of FNB common stock, except that cash, without interest, will be paid in place of any fractional shares of FNB common stock.

     If the aggregate number of shares of CNB common stock for which stock consideration is elected exceeds 50% of the total consideration for the transaction, then:

     . all shares with respect to which a cash election or no election was made will be exchanged for cash;

     . with respect to those shares for which stock elections were made, cash will be prorated, by multiplying the number of shares each CNB shareholder has elected to exchange for stock by a fraction, the numerator of which is the number of cash shares, less the number of shares exchanged for cash above and the denominator of which is the aggregate number of shares of CNB common stock for which a stock election has been made; and

     . all shares for which stock was elected that are not exchanged for cash above will be converted into the right to receive shares of FNB common stock, except that cash, without interest, will be paid in place of fractional shares of FNB common stock.

     If the aggregate number of shares of CNB common stock for which cash was elected does not exceed the number of cash shares, and the number of shares of CNB common stock for which stock consideration was elected does not exceed the 50% of the total consideration for the transaction, then:

     . all shares for which a cash election was made will be exchanged for cash;

     . all shares for which a stock election was made will be exchanged for shares of FNB common stock;

     . all shares for which no election was made will receive cash or shares of FNB common stock, as determined by FNB; and

     . cash, without interest, will be paid in lieu of fractional shares of FNB common stock.

     As a result of the limitations described above, the amount of cash and shares of FNB common stock received by shareholders may differ from their actual elections. If the stock election is over-subscribed by the CNB shareholders, a shareholder who elected FNB common stock may receive part of his consideration in the form of cash. If the cash election is over-subscribed by the shareholders, a shareholder who elected cash may receive part of his consideration in the form of shares of FNB common stock.

Exchange of CNB Stock


     Exchange Agent. Registrar & Transfer Company will act as exchange agent in connection with the merger.

Exchange Procedures

     At least 30 and no more than 60 days before the anticipated day of the closing of the merger, the exchange agent will mail a form of election to each shareholder of record of CNB common stock. The exchange agent will use its best efforts to make a form of election available to all persons who become shareholders of CNB during the period between the voting record date and the closing of the merger. To be effective, a form of election must be:

     .    properly completed and signed by the shareholder of record; and

     . delivered to the exchange agent by no later than 5:00 p.m. on the fifth business day immediately preceding the closing of the merger.

     Holders may revoke their elections by filing a written revocation with the exchange agent before the deadline for submitting elections. All elections will be automatically revoked if the exchange agent receives written notice from FNB and CNB that the merger has been abandoned. FNB, and, at FNB's option, the exchange agent, will have the discretion to determine whether forms of election have been properly completed, signed and submitted or revoked, and to disregard immaterial defects in the forms of election.

     Promptly after the closing of the merger, the exchange agent will mail the following materials to each shareholder of record of CNB shares as of the closing of the merger:

     . a letter of transmittal for use in submitting such shares to the exchange agent for exchange; and

     . instructions explaining what the shareholder must do to effect the surrender of CNB certificates in exchange for consideration to be issued in the merger. Shareholders should complete and sign the letter of transmittal and return it to the exchange agent together with his or her certificates in accordance with the instructions.


     Lost, Stolen or Destroyed Certificates. If certificates for any CNB common stock have been lost, stolen or destroyed, the shareholder must submit an affidavit to that effect to the exchange agent. FNB may also require the shareholder to deliver a bond to the exchange agent in an amount reasonably required to indemnify the exchange agent against claims with respect to lost certificates.


     Transfer of Ownership. The exchange agent will issue a certificate for shares of FNB common stock in a name other than that in which the CNB certificate was registered only if the certificate surrendered is properly endorsed and otherwise in proper form for transfer. The person requesting the exchange must also have paid any required transfer or other taxes or established to the satisfaction of FNB or CNB that no tax is payable.


     Payments Following Surrender. Until they have surrendered their certificate, holders of certificates entitled to receive FNB common stock will not receive:

     . dividends and other distributions with respect to FNB common stock that they are entitled to receive from the merger and that are declared or made with a record date after the closing of the merger; or

     . cash, without interest, payment in place of fractional shares of FNB common stock.

At the time of surrender, shareholders will receive any cash due to them, including cash in lieu of fractional shares, dividends or other distributions paid with respect to whole FNB shares, if such distributions had a record date after the closing of the merger. Such shareholders will also be paid on the appropriate payment date the amount of dividends or other distributions with a record date after the closing of the merger, but prior to surrender, and a payment date subsequent to surrender.

     Shareholders should not forward their certificates to the exchange agent, FNB or CNB until they have received a letter of transmittal. Shareholders should not return certificates with the enclosed proxy. A form of election and complete instructions for properly making an election to receive cash, FNB common stock or a combination of cash and stock will be mailed to shareholders under separate cover not more than 60 days nor less than 30 days before the anticipated date of the closing of the merger.

                            Additional Acquisition

Merger with SWVA Bancshares, Inc.

     On August 7, 2000, FNB entered into a merger agreement with SWVA Bancshares, Inc. (SWVA), the parent of Southwest Virginia Savings Bank, F.S.B., pursuant to which SWVA will be merged with and into FNB.


     Under the terms of the merger agreement with SWVA, shareholders of SWVA will receive consideration valued at $20.25 for each share of SWVA common stock, in the form of cash, FNB common stock or a combination of cash and stock at each SWVA shareholder's election. The cash portion of the consideration, however, will be limited to 20% of the total consideration paid. For those shares of SWVA common stock which are converted into FNB common stock, the number of FNB shares issued will be determined by dividing $20.25 by the average closing price of FNB shares for the 30 trading days ending 10 days prior to the closing of the SWVA merger, but in no case will FNB be required to issue more than 1.324 shares or will SWVA be required to accept less than 1.083 shares for each share of SWVA common stock. The SWVA merger will be structured as a tax-free reorganization to the extent of the SWVA common stock exchanged for FNB common stock.


     Assuming the SWVA transaction closes and 80% of the shares are exchanged for FNB stock (and assuming no CNB dissenting shareholders), the percentage of FNB shares owned by former CNB shareholders would decrease from 6.7% to 6.2%.


     Both First National Bank and Southwest Virginia Savings Bank, FSB will continue operating under their respective managements with their current names as wholly-owned subsidiaries of FNB. Each bank will be managed by its own board of directors and each bank's customers will see no change in day to day operations.


     The SWVA merger is expected to be accounted for by the purchase-accounting method. The SWVA merger is subject to the approval of the shareholders of SWVA and appropriate regulatory agencies and other standard conditions for transactions of this nature and is expected to close in the first quarter of 2001.


     Additional information concerning the SWVA merger and financial information relating to SWVA are contained in FNB's Current Report on Form 8-K dated August 7, 2000, which is incorporated by reference herein. See "Available Information" and "Incorporation of Certain Information by Reference."

                                  The Meeting

General


     We are furnishing this proxy statement/prospectus in connection with the solicitation of proxies by the board of directors of CNB for use at the special meeting of CNB shareholders including any adjournments or postponements thereof, to be held at _______ _.m. on [January __], 2001, located at the __________________________________, ___________, Virginia.

     The purpose of the special meeting is to consider and vote upon the Agreement and Plan of Merger, dated July 10, 2000, by and between CNB and FNB and a related Plan of Merger. Copies are attached to this proxy statement/prospectus as Appendix A. For a description of the Agreement and Plan of Merger, see "Terms of the Agreement and Plan of Merger" on page __.

     The Agreement and Plan of Merger provides that CNB will merge into FNB with Community National Bank thereby becoming a wholly owned subsidiary of FNB. In the merger in exchange for each share of CNB common stock held, CNB shareholders will be given the option to receive either $10.60 in cash or shares of FNB common stock, whose aggregate market value equals $10.60, provided that in no event will FNB issue more than 0.642 shares or less than 0.544 shares for each outstanding share of CNB common stock. The ratio of shares of FNB's common stock that will be exchanged for each outstanding share of CNB common stock is the exchange ratio. In either case, this option is subject to the limitation that the aggregate amount of cash to be distributed to CNB shareholders in the merger shall be equal to $4,909,915 (plus any cash paid for fractional shares). FNB has the right to change this amount to more closely follow the actual elections of CNB shareholders as long as the change in the cash consideration does not affect the desired tax treatment of the merger.

Record Date; Voting Power


     Only holders of record of shares of CNB common stock at the close of business on [___________ __], 2000 are entitled to notice of and to vote at the special meeting. As of such date, there were ___________ issued and outstanding shares of CNB common stock held by approximately ____ holders of record.
Holders of record of CNB common stock on [___________ 20], 2000, are entitled to one vote per share on any matter that may properly come before the special meeting. Brokers who hold shares of CNB common stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Any such shares of CNB common stock for which a broker has submitted an executed proxy but for which the beneficial owner thereof has not given instructions on voting to such broker are referred to as "broker non-votes."

Vote Required


     The presence in person or by proxy of the holders of a majority of the shares of CNB common stock outstanding on the CNB record date will constitute a quorum for the transaction of business at the special meeting. Abstentions and broker non-votes will be counted for purposes of establishing the presence of a quorum at the special meeting. The approval of the proposal to approve the Agreement and Plan of Merger requires the affirmative vote of holders of two-thirds of the shares of CNB common stock outstanding on [___________ __], 2000. Broker non-votes and abstentions will be counted and will have the effect of a vote against the proposal to approve the Agreement and Plan of Merger.


     On September 8, 2000, the executive officers and directors of CNB, including their affiliates, had voting power with respect to an aggregate of 404,613 shares of CNB common stock or approximately 35% of the shares of CNB common stock then outstanding. CNB currently expects that such directors and officers will vote all of such shares in favor of the proposal to approve the Agreement and Plan of Merger. In addition, on September 8, 2000, the directors and executive officers of FNB did not beneficially own any shares of CNB common stock.

Recommendation of the Board of Directors of CNB

     The CNB board has unanimously approved and adopted the Agreement and Plan of Merger. The CNB board believes that the merger is fair to and in the best interests of CNB and the CNB shareholders and recommends that the CNB shareholders vote "FOR" approval of the Agreement and Plan of Merger and the transactions contemplated thereby. See "The Merger - Reasons of CNB for the Merger" on page ___.

Solicitation and Revocation of Proxies


     A form of proxy is enclosed with this document. All shares of CNB common stock represented by properly executed proxies (whether or not through the return of the enclosed proxy card) will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated on such proxies. If no instructions are indicated, such shares will be voted "FOR" approval of the Agreement and Plan of Merger and in the discretion of the proxy holder as to any other matter, which may properly come before the special meeting.

     You are requested to vote by completing, dating and signing the accompanying proxy card and returning it promptly to CNB in the enclosed, postage-paid envelope. You should not send stock certificates with your proxy card.


     Any CNB shareholder that has previously delivered a properly executed proxy may revoke such proxy at any time before its exercise. A proxy may be revoked either by (1) filing with the Secretary of CNB prior to the special meeting, at CNB's principal executive offices, either a written revocation of such proxy or a duly executed proxy bearing a later date or (2) attending the special meeting and voting in person. Presence at the special meeting will not revoke a shareholder's proxy unless such shareholder votes in person.

     The cost of soliciting proxies will be borne by CNB. Proxies may be solicited by personal interview, mail or telephone. In addition, CNB may reimburse brokerage firms and other persons representing beneficial owners of shares of CNB common stock for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by some of CNB's executive officers, directors and regular employees, without additional compensation, personally or by telephone or facsimile transmission.

Other Matters

     CNB is unaware of any matter to be presented at the CNB meeting other than the proposal to approve the Agreement and Plan of Merger. If other matters are properly presented at the special meeting, the persons named in the enclosed form of proxy will have authority to vote all properly executed proxies in accordance with their judgment on any such matter, including, without limitation, any proposal to adjourn or postpone the special meeting, provided that no proxy that has been designated to vote against approval of the Agreement and Plan of Merger will be voted in favor of any proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies to approve the Agreement and Plan of Merger.

                                 The Companies

CNB

     General. CNB was incorporated as a Virginia stock corporation on April 29, 1993, primarily to own and control all of the capital stock of Community National Bank. CNB presently engages in no business other than owning and managing the Bank. The Bank is a national banking association which engages in a commercial banking business from its main office in Pulaski, Virginia. The Bank's deposits are insured by the Federal Deposit Insurance Corporation, and it is a member of the Federal Reserve System.

     In July 1994, CNB completed its initial public offering of 437,225 shares of its common stock, $5.00 par value per share, at a price of $10.00 per share, pursuant to its Prospectus dated November 16,

1993. CNB received final approval of its application to charter the Bank from the Office of Comptroller of the Currency and final approval of its application for deposit insurance for the Bank from the Federal Deposit Insurance Corporation on August 29, 1994. On August 29, 1994, the Bank opened for business.


     Location and Service Area. The Bank's primary service area is Pulaski County and includes portions of Giles, Montgomery, Bland, and Wythe Counties and the City of Radford, Virginia. The Bank conducts a general commercial banking business in its service area, emphasizing the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank operates from its main office at 900 Memorial Drive, Pulaski, Virginia, which is at the corner of Memorial Drive and Lee Highway (U.S. Route 11). The Bank draws most of its customer deposits and conducts most of its lending transactions from within its primary service area. The Bank is the only locally owned and operated commercial bank in Pulaski County.

     Pulaski County is located in the New River Valley area of Southwest Virginia. Pulaski, the county seat, is approximately 53 miles southwest of Roanoke, 90 miles northeast of the Tri-Cities, Tennessee (Johnson City, Kingsport and Bristol), and 150 miles north of Charlotte, North Carolina. Pulaski County had a population of 34,500 in 1994 and a median family income of $28,057 in 1989. Virginia Polytechnic Institute and State University, a four-year, comprehensive land grant university with over 25,000 students, is located approximately 15 miles from Pulaski County.

     The principal components of the economy of Pulaski County are manufacturing (which accounts for the largest share of all economic activity), agriculture, and tourism. Manufacturing employment is concentrated in the automotive, furniture and textile industries. The largest industrial employers in the county include Volvo-GM Heavy Trucks (3,500 employees), Pulaski Furniture (1,500 employees), Renfro Corporation (a textile manufacturer with 1,000 employees) and Jefferson Mills, Inc. (350 employees). Agricultural production, consisting primarily of beef cattle and dairy farming contributes over $12 million per year to the county's economy. Claytor Lake State Park, located in the county, attracts over 800,000 visitors each year, offering swimming, boating, fishing, hiking and other outdoor sports.


     Banking Services. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered in the area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts. All deposit accounts are insured by the FDIC up to the maximum amount allowed by law (generally, $100,000 per depositor subject to aggregation rules). The Bank solicits these accounts from individuals, businesses, associations, organizations, and governmental entities.


     The Bank also offers a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also makes real estate construction and acquisition loans and originates and holds fixed and variable rate mortgage loans. The Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including borrower's relationship to the Bank), in general the Bank is subject to a loan-to-one borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus, or 25% of the unimpaired capital and surplus if the excess over 15% is approved by the board of directors of the Bank and is fully secured by readily marketable collateral.

     Other bank services include mortgage loan origination, cash management services, travelers checks, direct deposit of payroll and social security checks, and automated drafts for various accounts. The Bank is associated with Most Plus & VISA shared networks of automated teller machines and debit card retail locations that Bank customers may use throughout Virginia and other regions. The Bank also offers VISA credit card services.

     The banking business is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions and money market funds operating in Pulaski County and elsewhere, most of which are larger and have greater resources than the Bank. As of March 20, 2000, there were six commercial banks operating a total of eleven offices in Pulaski County, Virginia. The Bank is the only one of these institutions that is locally owned and operated. First Virginia Bank is an in-state bank with three offices in Pulaski County, but is headquartered in Northern Virginia. SunTrust Bank with one office in the county, is a regional bank based in Atlanta. First Union Bank, a Charlotte, North Carolina based regional bank operates one branch in the county. Bank of America, with two offices in Pulaski County, is an affiliate bank of a southeast regional bank holding company also headquartered in Charlotte, North Carolina. First Citizens Bank, a regional bank with offices in North Carolina and Virginia, headquartered in Raleigh, operates one branch in Pulaski County. First National Bank of Christiansburg, a community bank which is headquartered in nearby Montgomery County and owned by FNB, operates a branch in Pulaski County.


     In addition to the commercial banks described above, two credit unions also operate in the county. In addition, the Bank is subject to aggressive competition from a wide variety of financial service companies offering an expansive array of financial products and services.


     CNB believes that the community focus of the Bank, with its emphasis on service to small businesses, individuals, and professional concerns, gives it an advantage in some segments of this market.

FNB


     General. Subsequent to December 31, 1995, the Board of Directors of First National Bank approved a reorganization whereby a bank holding company (FNB Corporation) was incorporated under the laws of the Commonwealth of Virginia. On June 11, 1996, the shareholders of the Bank approved a plan for the holding company to exchange one share of its stock for each share of stock of the Bank. A registration statement was filed with the SEC to register the stock of the holding company, and such registration statement was subsequently declared effective by the SEC. On July 11, 1996, the OCC approved the plan, and the exchange was subsequently consummated. As a result, the Bank became a wholly owned subsidiary of the holding company during the third quarter of 1996, and the holding company began filing periodic reports under the Securities Exchange Act of 1934. Prior to the consummation of the exchange, the Bank filed periodic reports with the OCC.


     First National Bank. First National Bank, which was organized in 1905, does a general banking business, serving the commercial, agricultural, and personal banking needs of its trade territory, commonly referred to as the New River Valley, which consists of Montgomery County, Virginia and portions of surrounding counties. The Bank engages in and offers a full range of banking services, including trust services; demand, savings, and time deposits used to fund the loan demand in its trade area; commercial, farm, consumer installment, mortgage, credit card, FHA and SBA guaranteed loans.

     Under national banking law, nontraditional activities of a bank must be operated through a corporate subsidiary of the bank. During 1992, FNB formed a wholly-owned subsidiary in order to expand its business operations. FNB Financial Services, Inc. is a member of the Virginia Title Center, L.L.C. and acts as an agent in the issuance of title insurance policies. Additionally, this subsidiary has been licensed by the Commonwealth of Virginia to offer annuity products through First National's Trust Department.

     The local economy is tied primarily to the areas' three largest employers - Virginia Polytechnic Institute and State University, with a student population in excess of 25,000; Radford University, with a student population in excess of 8,000; and the Radford Arsenal, a large munitions plant operated under contract to the U.S. Army by the Hercules Corporation. Other industries include a wide variety of manufacturing concerns and agriculture-related enterprises. The Bank's main office is located in Christiansburg, the County Seat, with offices strategically located to take advantage of its trade area's population mix. Of the Bank's twelve full service offices, nine are located in Montgomery County, one in the City of Radford, one in the Town of Dublin and one in Wythe County. One paying and receiving office is located in Montgomery County.


     Competition. FNB is the largest bank in the area, with approximately 60% of those deposits held by independent banks. It is estimated that FNB holds 36% of total deposits in its primary trade area including the offices of those state-wide and multi-state bank holding companies located in its trade area. Competition in the trade area consists of state-wide and multi-state bank holding companies, independent banks, and credit unions.


     Loan Commitments. The portfolio is not concentrated within any single industry or group of related industries, nor is there any material risk other than that which is expected in the normal course of business of a bank in this location. FNB policy establishes lending limits for each officer. Loan requests for amounts exceeding loan officer lending authority are referred to the officer loan committee which can approve loans up to 80% of the Bank's legal lending limit. Loan requests exceeding this limit are referred to the Executive Committee of the Board of Directors.

                       Description of FNB Capital Stock


     The information below outlines some provisions of FNB's articles of incorporation and bylaws and the Virginia Business Corporation Act. The information is qualified in all respects by reference to the provisions of FNB's articles of incorporation and bylaws, which are incorporated by reference as exhibits to the registration statement, and the Virginia Stock Corporation Act. See "Available Information."

Common Stock

     FNB's articles of incorporation authorized the issuance of up to ten million shares of common stock, par value $5.00 per share.

Dividends

     The holders of FNB common stock are entitled to share ratably in dividends when and if declared by the FNB Board from funds legally available therefor.

Voting Rights

     Each holder of FNB Common Stock has one vote for each share held on matters presented for consideration by the shareholders.

Classification of Board of Directors

     The FNB Board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of FNB are elected at each annual meeting of the shareholders of FNB. Classification of the FNB Board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the FNB Board and thereby could impede a change in control of FNB.

Preemptive Rights

     The holders of FNB common stock have no preemptive rights to acquire any additional shares of FNB Common Stock.

Issuance of Stock


     FNB's articles of incorporation authorize the FNB Board to issue authorized shares of FNB common stock without shareholder approval. However, FNB common stock is listed on the NASDAQ National Market System, which requires shareholder approval of the issuance of additional shares of FNB common stock under some circumstances.

Liquidation Rights

     In the event of liquidation, dissolution or winding-up of FNB, whether voluntary or involuntary, the holders of FNB common stock will be entitled to share ratably in any of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities (or after adequate provision is made therefor).

Control Acquisitions

     The Federal Change in Bank Control Act of 1978, as amended, prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been given 60 days' prior written notice of such proposed acquisition and within that time period the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act would, under the circumstances set forth in the presumption, constitute the acquisition of control.

     In addition, any "company" would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the outstanding shares of FNB common stock, or such lesser number of shares as constitute control over FNB.

State Anti-Takeover Statutes


     The Virginia Stock Corporation Act restricts transactions between a corporation and its affiliates and potential acquirors. The summary below is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the statutory provisions contained in the Virginia Stock Corporation Act. Because both CNB and FNB are Virginia corporations, the provisions of the Virginia Stock Corporation Act described below apply to CNB and FNB and will continue to apply to FNB after the merger.

     Affiliated Transactions. The Virginia Stock Corporation Act contains provisions governing "Affiliated Transactions," found at Sections 13.1-725 -
727.1 of the Virginia Stock Corporation Act. Affiliated Transactions include certain affiliations and share exchanges, certain material dispositions of corporate assets not in the ordinary course of business, any dissolution of a corporation proposed by or on behalf of an Interested Shareholder (as defined below), and reclassifications, including reverse stock splits, recapitalizations or affiliations of a corporation with its subsidiaries, or distributions or other transactions which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Stock Corporation Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.


     Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, any Affiliated Transaction must be approved by the affirmative vote of holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the Disinterested Directors (as defined below). A "Disinterested Director" is defined in the Virginia Stock Corporation Act as a member of a corporation's board of directors who (1) was a member before the later of January 1, 1988, or the date on which a shareholder became an Interested Shareholder and (2) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period after a shareholder becomes an Interested Shareholder, these provisions require approval of the Affiliated Transaction by the affirmative vote of the holders of two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.


     The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three year period has expired and require either that the transaction be approved by a majority of the corporation's Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the higher of: the highest per share price for their shares as was paid by the Interested Shareholder for his or its shares, or the fair market value of the shares. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

     None of the foregoing limitations and special voting requirements applies to a transaction with an Interested Shareholder who has been an Interested Shareholder continuously since the effective date of the statute (January 26, 1988) or who became an Interested Shareholder by gift or inheritance from such a person or whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the Disinterested Directors of the corporation.

     These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the Virginia Stock Corporation Act provides that by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. Neither CNB nor FNB has adopted such an amendment. Currently, no shareholder of CNB owns or controls 10% or more of CNB common stock, and there are no Interested Shareholders of CNB or FNB as defined by the Virginia Stock Corporation Act.


     Control Share Acquisitions. The Virginia Control Share Acquisitions statute, found at Sections 13.1-728 - 728.8 of the Virginia Stock Corporation Act, also is designed to afford shareholders of a public company incorporated in Virginia protection against certain types of non-negotiated acquisitions in which a person, entity or group (Acquiring Person) seeks to gain voting control of that corporation. With certain enumerated exceptions, the statute applies to acquisitions of shares of a corporation which would result in an Acquiring Person's ownership of the corporation's shares entitled to vote in the election of directors falling within any one of the following ranges: 20% to 33-13%, 33-13% to 50% or 50% or more (a Control Share Acquisition). Shares that are the subject of a Control Share Acquisition (Control Shares) will not be entitled to voting rights unless the holders of a majority of the disinterested shares vote at an annual or special meeting of shareholders of the corporation to accord the Control Shares with voting rights. Disinterested shares do not include shares owned by the Acquiring Person or by officers and inside directors of the target company. Under certain circumstances, the statute permits an Acquiring Person to call a special shareholders' meeting for the purpose of considering granting voting rights to the holders of the Control Shares. As a condition to having this matter considered at either an annual or special meeting, the Acquiring Person must provide shareholders with detailed disclosures about his identity, the method and financing of the Control Share Acquisition and any plans to engage in certain transactions with, or to make fundamental changes to, the corporation, its management or business. Under certain circumstances, the statute grants dissenters' rights to shareholders who vote against granting voting rights to the Control Shares. The Virginia Control Share Acquisitions Statute also enables a corporation to make provisions for redemption of Control Shares with no voting rights. Among the acquisitions specifically excluded from the statute are acquisitions which are a part of certain negotiated transactions to which the corporation is a party and which, in the case of mergers or share exchanges, have been approved by the corporation's shareholders under other provisions of the Virginia Stock Corporation Act.

Listing of FNB Common Stock

     The FNB common stock is traded on the NASDAQ National Market System under the symbol "FNBP." FNB will obtain approval from NASDAQ for listing of additional shares of FNB common stock to be issued as a result of the merger.

                       Differences in the Rights of FNB
                       Shareholders and CNB Shareholders

                                    General


     At the effective time, CNB shareholders automatically will become shareholders of FNB, and their rights as shareholders will be determined by the articles of incorporation, bylaws of FNB and the Virginia Stock Corporation Act, instead of by the articles of incorporation and bylaws of CNB. The following summarizes the material differences in the rights of shareholders of FNB and CNB. This summary is necessarily general and does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Virginia Stock Corporation Act and the articles of incorporation and bylaws of each corporation.

                              Authorized Capital

                       FNB                                                  CNB
    Ten million (10,000,000) shares of common           Ten million (10,000,000) shares of common stock,
stock, par value five dollars ($5.00) per           par value five dollars ($5.00) per share and one
share.  As of September 6, 2000, there were         million (1,000,000) shares of special class of
4,086,987 shares of common stock issued and         stock, par value one dollar ($1.00) per share.
outstanding.

               Amendment of Articles of Incorporation and Bylaws


                       FNB                                                  CNB
     Approval of an amendment to the articles            Approval of an amendment to the articles requires a
requires a vote in favor by a majority of           vote in favor by a majority of shareholders, except for
shareholders, provided that the amendment has       an amendment to the articles concerning a staggered
been approved and recommended by two-thirds of      board, terms of office and removal of directors which
the directors.  If the amendment was not so         require a two-thirds vote.  The bylaws may be amended
approved and recommended, an 80% vote of            by either the Board or shareholders.
shareholders is needed to amend.  The bylaws
may be amended by either the Board or
shareholders.

                  Mergers, Consolidations and Sale of Assets

                    FNB                                       CNB


     Approval of a merger, consolidation and           No provisions.
sale of assets requires a vote in favor by a majority of shareholders, provided that the transaction has been approved and recommended by two-thirds of the Directors of FNB. If the transaction was not so approved and recommended, an 80% vote of shareholders is required to approve the transaction.

                 Size and Classification of Board of Directors

                    FNB                                   CNB


     For both FNB and CNB, the Board consists of not less than three and no more than fifteen directors. Directors are divided into three classes. Each class serves a three year term and the classes are as nearly equal in size as possible.


                      Vacancies and Removal of Directors


                    FNB                                                   CNB
     A director may be removed for cause by a           A director may be removed for cause by a majority
two-thirds vote of shareholders.  Vacancies        of shareholders at a shareholders' meeting called
are filled by the majority of the Board.           for that purpose.  Vacancies are filled by the
                                                   majority of the Board.

                    Director Liability and Indemnifications

               FNB                                          CNB

     Except for liability arising from willful misconduct or a knowing violation of criminal law, directors are indemnified to fullest extent permitted under the Virginia Stock Corporation Act.


                       Special Meetings of Shareholders

                    FNB                                                     CNB
     A special meeting of shareholders may                A special meeting will be called if shareholders
only be called by the Chairman of the Board, a       representing 35% of all votes eligible to vote,
majority of the Board of Directors, and those        sign and date a demand for a special meeting.  The
permitted by the Virginia Stock Corporation          Chairman of the Board, a majority of the Board of
Act.                                                 Directors and the President may also call a special
                                                     meeting.

                     Shareholder Nominations and Proposals


                       FNB                                                     CNB
     Shareholders may nominate directors at any             Shareholders may nominate directors at any annual
annual meeting.  In order to do so, a shareholder      meeting.  In order to do so, a shareholder must (1)
must (1) be a shareholder entitled to vote for         provide notice to the President 35 days prior to
election of directors, (2) provide notice to FNB       the meeting, (2) state the name, age and address of
not less than 14 days and no more than 50 days         the nominee, (3) state the nominee's business or
prior to the meeting and (3) provide in the            occupation, (4) state any affiliation or material
notice the nominee's name, address, occupation         interest of nominee to CNB, (5) state the name,
and number of shares held by the nominee.              address and number of shares owned by the
                                                       shareholder giving the notice, and (6) provide a
                                                       sworn or certified statement that the shareholder
                                                       is entitled to vote for the nominee at the meeting,
                                                       that the nominee consents to being nominated, and
                                                       will stand for election and will serve if elected.

                                  Regulation


     Set forth below is a brief description of some laws and regulations that relate to the regulation of FNB and CNB. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein is qualified in its entirety by reference to applicable laws and regulations.

General

     FNB and CNB are both bank holding companies within the meaning of the Bank Holding Company Act of 1956. As such, FNB and CNB are supervised by the Board of Governors of the Federal Reserve System and are required to file reports with the Federal Reserve and provide such additional information as the Federal Reserve may require. Community National Bank and First National Bank, the banking subsidiaries of CNB and FNB, respectively, are national banking associations and as such they are regulated by the Office of the Comptroller of the Currency. The OCC conducts regular examinations of national banks, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, national banks must furnish the OCC with periodic reports containing a full, accurate statement of their affairs. Supervision, regulation and examination of national banks by the OCC are intended primarily for the protection of depositors rather than shareholders. The various laws and regulations administered by the regulatory agencies affect corporate practices, expansion of business, and provisions of services. Also, monetary and fiscal policies of the United States directly affect bank loans and deposits and thus may affect FNB's and CNB's earnings.
The future impact of these policies and of the continuing regulatory changes in the financial services industry cannot be predicted.

     The BHC Act further provides that the Federal Reserve may not approve any acquisition, merger or consolidation that would result in a monopoly or would be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or the effect of which may be substantially to lessen competition or to tend to create a monopoly in any section of the country, or that in any other manner would be in restraint of trade, unless it finds the anti-competitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served. The Federal Reserve is also required to consider the financial and managerial resources and future prospects of the bank holding companies and banks concerned and the convenience and needs of the community to be served. Consideration of financial resources generally focuses on capital adequacy, which is discussed below.

     The BHC Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1995, which became effective on September 29, 1996, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies. As a result, FNB and any other bank holding company located in Virginia may now acquire a bank located in any other state, and any bank holding company located outside Virginia may lawfully acquire any Virginia-based bank, regardless of state law to the contrary, in either case subject to some deposit-percentage limitations, aging requirements, and other restrictions. The Act also generally provides that, after June 1, 1998, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state had the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. The State of Virginia enacted "opt in" legislation that permitted interstate branching in Virginia on a reciprocal basis through June 1, 1998, and on an unlimited basis thereafter. Accordingly, the banking subsidiaries of FNB and CNB are currently able to establish and operate branches in other states that have also enacted "opt in" legislation.

     Subject to certain amendments made by the recently enacted Gramm-Leach-Bliley Act of 1999 described below, the BHC Act generally prohibits FNB and CNB from engaging in activities other than banking or managing or controlling banks, savings banks or other permissible subsidiaries and from acquiring or retaining direct or indirect control of any company engaged in any activities other than those activities determined by the Federal Reserve to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity reasonably can be expected to produce benefits to the public, such as greater convenience, increased competition, or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest, or unsound banking practices.

     For example, factoring accounts receivable, acquiring or servicing loans, leasing personal property, conducting discount securities brokerage activities, performing some data processing services, acting as agent or broker in selling credit life insurance and other types of insurance in connection with credit transactions, and performing some insurance underwriting activities all have been determined by the Federal Reserve to be permissible activities of bank holding companies. Despite prior approval, the Federal Reserve has the power to order a holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it has reasonable cause to believe that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness, or stability of any bank subsidiary of that bank holding company and is inconsistent with sound banking principles.

The Gramm-Leach-Bliley Act of 1999

     The Gramm-Leach-Bliley Act of 1999 was enacted on November 12, 1999. The Act draws new lines between the types of activities that are permitted for banking organizations as financial in nature and those that are not permitted because they are commercial in nature. The Act imposes Community Reinvestment Act requirements on financial service organizations that seek to qualify for the expanded powers to engage in broader financial activities and affiliations with financial companies that the Act permits.

     The Act creates a new form of financial organization called a financial holding company that may own and control banks, insurance companies and securities firms. A financial holding company is authorized to engage in any activity that is financial in nature or incidental to an activity that is financial in nature or is a complementary activity. These activities include insurance, securities transactions, and traditional banking related activities. The Act establishes a consultative and cooperative procedure between the Federal Reserve Board and the Secretary of the Treasury for the designation of new activities that are financial in nature within the scope of the activities permitted by the Act for a financial holding company. A financial holding company must satisfy special criteria to qualify for the expanded financial powers authorized by the Act. Among those criteria are requirements that all of the depository institutions owned by the financial holding company be rated as well capitalized and well-managed and that all of its insured depository institutions have received a satisfactory rating for Community Reinvestment Act compliance during their last examination. A bank holding company that does not qualify as a financial holding company under the Act is generally limited in the types of activities in which it may engage to those that the Federal Reserve Board has recognized as permissible for bank holding companies prior to the date of enactment of the Act. These activities are described under the "General" heading found above. The Act also authorizes a state bank to have a financial subsidiary that engages as a principal in the same activities that are permitted for a financial subsidiary of a national bank if the state bank meets eligibility criteria and special conditions for maintaining the financial subsidiary.

     The Act repeals the prohibition in the Glass-Steagal Act on bank affiliations with companies that are engaged primarily in securities underwriting activities. The Act authorizes a financial holding company to engage in a wide range of securities activities, including underwriting, broker/dealer activities and investment company and investment advisory activities.

     Support of Subsidiary Banks. Under Federal Reserve policy, FNB and CNB are expected to act as a source of financial strength for, and to commit resources to support its subsidiary banks. This support may be required at times when, absent such Federal Reserve policy, FNB may not be inclined to provide it. In addition, any capital loans by a bank holding company to any of its banking subsidiaries are subordinate in right of payment to deposits and to certain other indebtedness of such banks. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a banking subsidiary will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     Restrictions on Repurchase of Stock. The BHC Act permits a bank holding company such as FNB and CNB to purchase shares of its capital stock in an amount up to 10% of its consolidated net worth within a twelve month period without prior approval from the Federal Reserve Board, provided, however, that purchases over 10% must receive prior Federal Reserve Board approval unless the bank holding company qualifies for an exception. The exception provides that a bank holding company is not required to obtain prior Federal Reserve Board approval for its repurchase if the following three conditions are met: (1) both before and immediately after the redemption, the bank holding company is well capitalized; (2) the bank holding company is well managed; and (3) the bank holding company is not the subject of any unresolved supervisory issues. The Federal Reserve Board construes the first test as requiring the holding company to have a consolidated total risk based capital ratio of 10% or greater, a consolidated tier-1 risk based capital ratio of 6% or more, and the holding company must not be subject to any written regulatory agreement regarding capital. At the present time, FNB would qualify for the exemption described above, and would continue to do so after the proposed merger.

FDIC Regulations

  The Federal Deposit Insurance Corporation Act of 1991, which became law in December 1991, requires each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of non-traditional activities. In addition, pursuant to FDICIA, each federal banking agency has promulgated regulations, specifying the levels at which a financial institution would be considered "well capitalized", "adequately capitalized", "under capitalized", "significantly under capitalized", or "critically under capitalized", and to take certain mandatory and discretionary supervisory actions based on the capital level of the institution.

  Under the regulations implementing the prompt corrective action provisions, an institution shall be deemed to be (1) "well capitalized" if it has total risk-based capital of 10% or more, has a Tier I risk-based capital ratio of 6% or more, has a leverage capital ratio of 5% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure, (2) "adequately capitalized" if it has a total risk-based capital ratio of 8% or more, a Tier I risk-based ratio of 4% or more and a leverage capital ratio of 4% or more (3% under certain circumstances) and does not meet the definition of "well capitalized", (3) "undercapitalized" if it has a total risk-based capital ratio that is less than 8%, a Tier I risk-based capital ratio that is less than 4% or a leverage capital ratio that is less than 4% (3% in certain circumstances), (4) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6%, a Tier I risk-based capital ratio that is less than 3% or a leverage capital ratio that is less than 3% and (5) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2%. In addition, under certain circumstances, a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). Immediately upon becoming undercapitalized, or upon failing to submit or implement a capital plan as required, an institution shall become subject to various regulatory restrictions.

  FDICIA also contained the Truth in Savings Act, which requires disclosures to be made in connection with deposit accounts offered to consumers. The regulations have been adopted implementing the provisions of the Truth in Savings Act.

  In addition, significant provisions of FDICIA required federal banking regulators to draft standards in a number of other important areas to assure bank safety and soundness, including internal controls, information systems and internal audit systems, credit underwriting, asset growth, compensation, loan documentation and interest rate exposure. FDICIA also required the regulators to establish maximum ratios of classified assets to capital, and minimum earnings sufficient to absorb losses without impairing capital. The legislation also contained other provisions which restricted the activities of state-chartered banks, amended various consumer banking laws, limited the ability of "under capitalized" banks to borrow from the Federal Reserve's discount window, and required federal banking regulators to perform annual onsite bank examinations and set standards for real estate lending.

Regulatory Capital Requirement

  All depository institutions are required to maintain minimum levels of regulatory capital. The federal bank regulatory agencies have established substantially similar risked based and leverage capital standards for financial institutions that they regulate. These regulatory agencies also may impose capital requirements in excess of these standards on a case-by-case basis for various reasons, including financial condition or actual or anticipated growth. Under the risk-based capital requirements of these regulatory agencies, the bank subsidiaries of FNB and CNB are each required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital," which consists principally of common and some qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder ("Tier 2 capital") consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. Based upon the applicable regulations, First National Bank and Community National Bank are "well capitalized."

  In addition, the federal regulatory agencies have established a minimum leverage capital ratio (Tier 1 capital to tangible assets). These guidelines provide for a minimum leverage capital ratio of 3% for banks and their respective holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above that minimum. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

Deposit Insurance

  The deposits of Community National Bank and First National Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC has implemented a risk-related assessment system for deposit insurance premiums. All depository institutions have been assigned to one of nine risk assessment classifications based on certain capital and supervisory measures. All deposits in FNB's and CNB's subsidiary banks are subject to the rates of the Bank Insurance Fund.

Federal Reserve System

  The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the earning assets of FNB's and CNB's subsidiary banks.


                         UNAUDITED PRO FORMA COMBINED
                        CONDENSED FINANCIAL STATEMENTS

  The following Unaudited Pro Forma Combined Condensed Balance Sheet combines the historical consolidated balance sheets of FNB Corporation and subsidiaries with the historical consolidated balance sheet of CNB Holdings and subsidiary, giving effect to the consummation of the merger as of September 30, 2000, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Statements. The following Unaudited Pro Forma Combined Condensed Statements of Income for the year ended December 31, 1999 and the nine months ended September 30, 2000, combine the historical Consolidated Statements of Income of FNB and subsidiaries and CNB and subsidiary, giving effect to the merger as if the merger had become effective on January 1, 1999, using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Combined Consolidated Financial Statements.

  The unaudited pro forma combined condensed financial statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the date or at the beginning of the period indicated or which may be obtained in the future. The unaudited pro forma combined condensed financial statements and accompanying notes should be read in conjunction with and are qualified in their entirety by reference to the historical financial statements and related notes thereto of FNB and subsidiaries and CNB and subsidiary, which are incorporated by reference in this proxy statement/prospectus. See "Incorporation of Certain Information by Reference."

FNB Corporation (FNB)
Unaudited Pro Forma Combined Condensed Balance Sheet
As of September 30, 2000

                                                                                     CNB                   SWVA         SWVA
                                                     FNB               CNB         Proforma              Bankshares    Proforma
                                               Corporation (FNB)  Holdings (CNB)  Adjustments   FNB+CNB    (SWVA)     Adjustments
                                               -----------------  --------------  -----------   -------  ----------   -----------
Assets
   Cash and due from banks                        $ 10,664         $ 3,311             -        13,975      1,917            -
   Interest-bearing deposits with banks                  -               -             -             -        298            -
   Federal funds sold and securities                 2,150               -             -         2,150          -            -
      purchased with resale agreements or
      similar arrangements                                                                           -
   Trading securities                                    -               -             -             -          -            -
   Securities available for sale                    60,946          13,749             -        74,695     21,489         (368) 8/
   Securities held to maturity                      30,244               -             -        30,244        815            -
   Loans and leases, net of unearned
       income                                      403,486          32,120          (342) 1/   435,264     55,361          129   1/
      Allowance for loan and lease losses            5,713             339             -         6,052        232            -
                                                  --------         -------        ------      --------    -------       ------
         Loans and leases, net                     397,773          31,781          (342)      429,212     55,129          129
                                                  --------         -------        ------      --------    -------       ------
   Premises and equipment, net                      13,498           1,937           250 1/     15,685      1,664        1,262   1/
   Other assets                                      7,527             430         4,962 2/     12,919      2,514          327   2/
                                                  --------         -------        ------      --------    -------       ------
      Total assets                                $522,802         $51,208        $4,870      $578,880    $83,826       $1,350
                                                  ========         =======        ======      ========    =======       ======
Liabilities and stockholders' equity:
   Deposits                                       $424,249         $44,541           411 1/    469,201     66,634         (583)  1/
   Short-term borrowed funds                         7,671             314             -         7,985         -             -
   Long-term debt                                   36,131               -         5,304 3/     41,435      9,450        1,594   9/
   Accounts payable and other liabilities            3,729             244             -         3,973        888          687  10/
                                                  --------         -------        ------      --------    -------       ------
      Total liabilities                            471,780          45,099         5,715       522,594     76,972        1,698

Stockholders' equity:
   Preferred Stock                                       -                                           -        -              -
   Common Stock                                     20,370           4,632        (3,268) 4/    21,734         42        1,771  11/
   Additional paid-in-capital                       25,355           2,804         1,096 5/     29,255      2,832        1,861  12/
   Retained earnings                                 6,938            (950)          950 6/      6,938      5,091       (5,091)  6/
   Unearned ESOP shares and
   Compensation                                     (1,458)              -             -        (1,458)      (381)         381  13/
   Treasury stock account                                -               -             -             -
   Net unrealized (depreciation)
    appreciation                                      (183)           (377)          377 7/       (183)      (730)         730   7/
    on securities available for sale                     -               -             -             -        -              -
                                                  --------         -------        ------      --------    -------       ------
         Total stockholders' equity                 51,022           6,109          (845)       56,286      6,854         (348)
                                                  --------         -------        ------      --------    -------       ------
         Total liabilities and stockholders'
         equity                                   $522,802         $51,208        $4,870      $578,880    $83,826       $1,350
                                                  ========         =======        ======      ========    =======       ======

                                                                                     (FTU)
                                                    FNB+CNB     First Union        Proforma       FNB+CNB+
                                                     +SWVA        (FTU)          Adjustments      SWVA+FTU
                                                    -------     -----------      -----------      --------
Assets:
   Cash and due from banks                          15,892         1,537              -             17,429
   Interest-bearing deposits with banks                298             -              -                298
   Federal funds sold and securities                 2,150             -              -              2,150
      purchased with resale agreements or
      similar arrangements                               -             -              -                  -
   Trading securities                                    -             -              -                  -
   Securities available for sale                    95,816        64,512         (5,313) 14/       155,015
   Securities held to maturity                      31,059             -              -             31,059
   Loans and leases, net of unearned
       income                                      490,754        16,746             95 1/         507,595
      Allowance for loan and lease losses            6,284             -              -              6,284
                                                  --------      --------        -------           --------
         Loans and leases, net                     484,470        16,746             95            501,311
                                                  --------      --------        -------           --------
   Premises and equipment, net                      18,611         1,683              -             20,294
   Other assets                                     15,760             -          4,211 2/          19,971
                                                  --------      --------        -------           --------
      Total assets                                $664,056       $84,478        ($1,007)          $747,527
                                                  ========      ========        =======           ========
Liabilities and stockholders' equity:
   Deposits                                        535,252        84,478         (1,007) 1/        618,723
   Short-term borrowed funds                         7,985             -              -              7,985
   Long-term debt                                   52,479             -              -             52,479
   Accounts payable and other liabilities            5,548             -              -              5,548
                                                  --------      --------        -------           --------
      Total liabilities                            601,264        84,478         (1,007)           684,735

Stockholders' equity:
   Preferred Stock                                       -             -              -                  -
   Common Stock                                     23,547             -              -             23,547
   Additional paid-in-capital                       33,948             -              -             33,948
   Retained earnings                                 6,938             -              -              6,938
   Unearned ESOP shares and
   Compensation                                     (1,458)            -              -             (1,458)
   Treasury stock account                                -             -              -                  -
   Net unrealized (depreciation)
    appreciation                                      (183)            -              -               (183)
    on securities available for sale                     -             -              -                  -
                                                  --------      --------        -------           --------
         Total stockholders' equity                 62,792             -              -             62,792
                                                  --------      --------        -------           --------
         Total liabilities and stockholders'
         equity                                   $664,056       $84,478        ($1,007)          $747,527
                                                  ========      ========        =======           ========

See accompanying notes to pro forma financial statements.

FNB Corporation
Notes to Unaudited Pro Forma Combined Condensed Balance Sheet
As of September 30, 2000
(Dollars in thousands)


N/A = not applicable
NM  = not meaningful

  1. Adjust to fair value under generally accepted accounting principles for purchase accounting.

  2. Record excess of cost over fair values of assets acquired (goodwill).

  3. Debt assumed to be incurred to finance the cash payments to shareholders holding 50% of CNB shares and for 50% of CNB stock options, plus estimated merger costs of $100. Calculated as follows:
     CNB shares x 50% x per share merger consideration (926,399 x 50% x $10.60 = $4,910) plus CNB options x 50% x value (consideration of $10.60 minus average exercise price of $8.06 = $2.54): 231,833 x 50% x $2.54 = $294 plus Estimated merger related costs of $100. Total = $4,910 + $294 + $100 = $5,304.

  4. Elimination of CNB common stock at par ($4,632) and replace with FNB common stock assumed to be issued in exchange for 50% of CNB shares. Calculated as follows:
     CNB shares x 50% stock x assumed exchange ratio based on $18 mid-point FNB stock price ($10.60 consideration / $18 = .5889) x $5 par value, or 926,399 x 50% x .5889 x $5 = $1,364 - 4,632 (CNB stock) = ($3,268)

  5. Elimination of CNB's additional paid-in-capital ($2,804) and replace with incremental FNB additional paid-in-capital from assumed stock issuance plus estimated fair value of assumed FNB stock options to be issued in exchange for 50% of CNB options. Calculated as follows:
     CNB shares x 50% x exchange ratio based on $18 mid-point stock price minus $5 par ($13) plus $354 present value of new FNB stock options, or 926,399 x 50% x .5889 x $13 = $3,546 + $354 - $2,804 = $1,096.

     Note: The amounts recorded in common stock and paid-in-capital above in notes 4 and 5 above will vary depending on the exchange ratio; however, the total amount of the two will be the same because the consideration of $10.60 remains constant under any scenario.

  6. Elimination of CNB's and SWVA's retained earnings.

  7. Elimination of CNB's and SWVA's net unrealized (depreciation) appreciation on securities available for sale. The securities were recorded at fair value in the allocation of the acquisition cost.

  8. FNB acquired 20,451 shares of SWVA common stock on August 24, 2000 for $368. This investment would be eliminated on the date of merger.

  9. Debt assumed to be incurred to finance the cash payments to shareholders holding 20% of SWVA shares, plus estimated merger costs of $100, less a $47 fair value adjustment related to existing borrowings from FHLB. Calculated as follows:

      SWVA shares x 20% x merger consideration (380,575 x 20% x $20.25 = $1,541) plus merger costs of $100, less $47 fair value adjustment
      $1,541 + $100 - $47 = $1,594.

  10. Record deferred tax liability resulting from the fair value adjustments related to SWVA, at effective tax rate of 34%. Because the tax bases of the assets will not change, deferred taxes will be recorded for purchase adjustments except goodwill, in accordance with Statement of Financial Accounting Standards (SFAS) No. 109. No deferred taxes are reflected for the CNB fair value adjustments because they are fully offset by a valuation reserve under SFAS 109.

  11. Elimination of SWVA common stock at par ($42) and replace with FNB common stock assumed to be issued in exchange for 80% of SWVA shares. Calculated as follows:
      SWVA shares x 80% stock x exchange ratio based on $17 mid-point FNB stock price ($20.25 consideration / $17 = 1.191) x $5 par value, or 380,575 x 80% x 1.191 x $5 = $1,813 - $42 = $1,771.

  12. Elimination of SWVA's additional paid-in-capital of $2,832 and replace with FNB's incremental additional paid-in-capital from assumed stock issuance plus $342 estimated fair value of assumed FNB stock options to be issued in exchange for 100% of SWVA options. Calculated as follows:
      SWVA shares x 80% x exchange ratio based on excess of $17 mid-point FNB stock price over $5 par ($12), or 380,575 x 80% x 1.191 x $12 = $4,351 + 342 -$2,832 = $1,861.

      Note: the amounts recorded in common stock and paid-in-capital above in footnotes 11 and 12 will vary depending on the exchange ratio; however, the total amount of the two will be the same because the consideration of $20.25 per share remains constant under any scenario.

  13. Elimination of SWVA's unearned ESOP and unearned compensation.

  14. Premium over book value of deposits reflected in the net proceeds from the acquisition of the two First Union branches. It is assumed that the net proceeds will be invested in investment securities.

FNB CORPORATION (FNB)
Unaudited Pro Forma Combined Condensed Statement of Income
Year Ending December 31, 1999
(Dollars in thousands except share & per share data)

                                                                                          CNB
                                                     FNB                 CNB          Proforma                     SWVA
                                               Corporation (FNB)   Holdings (CNB)    Adjustments     FNB+CNB    Bankshares (SWVA)
                                               -----------------   --------------    -----------     -------    -----------------
Interest income                                  $   37,563             3,647            (1) 1/       41,209          5,778
Interest expense                                     17,610             1,831           (74) 2/       19,367          3,193
                                                 ----------        ----------        ------          -------    -----------
   Net Interest Income                               19,953             1,816            73           21,842          2,585
Provision for loan losses                             1,445               173             -            1,618             13
Noninterest Income                                    3,729               265             -            3,994            492
Noninterest Expense                                  13,964             1,879           223  3/       16,066          2,513
                                                 ----------        ----------        ------          -------    -----------
Income Before Taxes                                   8,273                29          (150)           8,152            551
Income taxes                                          1,946                 -          (132) 4/        1,814            171
                                                 ----------        ----------        ------          -------    -----------
Net Income                                       $    6,327                29           (18)           6,338            380
                                                 ==========        ==========        ======          =======    ===========

Based on Stock Price Mid-Point ($18.00 for CNB/$17.00 For SWVA):
----------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                    3,982,147          926,399       272,773  5/    4,254,920         380,575
      Fully diluted earnings per share            3,982,147              N/A       289,130  6/    4,271,277             N/A

Per common share data:

   Basic earnings per common share               $     1.59              N/A            NM       $     1.49             N/A
   Fully diluted earnings per common share       $     1.59              N/A            NM       $     1.48             N/A

Based on Stock Price Ceiling ($19.50 for CNB/$18.70 For SWVA):
--------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                    3,982,147           926,399       251,790  5/    4,233,937         380,575
      Fully diluted earnings per share            3,982,147               N/A       266,889  6/    4,249,036             N/A

Per common share data:

   Basic earnings per common share                $    1.59               N/A            NM       $     1.50             N/A
   Fully diluted earnings per common share        $    1.59               N/A            NM       $     1.49             N/A

Based on Stock Price Floor ($16.50 for CNB/$15.30 For SWVA):
------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                    3,982,147           926,399       297,571  5/    4,279,718         380,575
      Fully diluted earnings per share            3,982,147               N/A       315,415  6/    4,297,562             N/A

Per common share data:

   Basic earnings per common share                $    1.59               N/A            NM       $     1.48             N/A
   Fully diluted earnings per common share        $    1.59               N/A            NM       $     1.47             N/A



                                                 SWVA                              FTU
                                                Proforma          FNB+CNB        Proforma              FNB+CNB+
                                              Adjustments          +SWVA      First Union (FTU)       Adjustments         SWVA+FTU
                                              -----------         -------     -----------------       -----------         --------
Interest income                                   (37) 7/         46,950           5,720                (414) 13/          52,256
Interest expense                                  680  8/         23,240           3,662                 652  14/          27,554
                                             --------         ----------      ----------              ------            ---------
   Net Interest Income                           (717)            23,710           2,058              (1,066)              24,702
Provision for loan losses                                          1,631              41                   -                1,672
Noninterest Income                                                 4,486             387                   -                4,873
Noninterest Expense                               100  9/         18,679             687                 421  15/          19,787
                                             --------         ----------      ----------              ------            ---------
Income Before Taxes                              (817)             7,886           1,717              (1,487)               8,116
Income taxes                                     (272) 10/         1,713             584                (506) 16/           1,791
                                             --------         ----------      ----------              ------            ---------
Net Income                                       (545)             6,173           1,133                (981)               6,325
                                             ========         ==========      ==========              ======            =========

Based on Stock Price Mid-Point ($18.00 for CNB/$17.00 For SWVA):
----------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                362,666  11/     4,617,586             N/A                 N/A            4,617,586
      Fully diluted earnings per share        375,664  12/     4,646,941             N/A                 N/A            4,646,941

Per common share data:

   Basic earnings per common share                 NM         $     1.34             N/A                 N/A           $     1.37
   Fully diluted earnings per common share         NM         $     1.33             N/A                 N/A           $     1.36

Based on Stock Price Ceiling ($19.50 for CNB/$18.70 For SWVA):
--------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                329,696  11/     4,563,633             N/A                 N/A            4,563,633
      Fully diluted earnings per share        341,513  12/     4,590,549             N/A                 N/A            4,590,549

Per common share data:

   Basic earnings per common share                 NM         $     1.35             N/A                 N/A           $     1.39
   Fully diluted earnings per common share         NM         $     1.34             N/A                 N/A           $     1.38

Based on Stock Price Floor ($16.50 for CNB/$15.30 For SWVA):
------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                402,962  11/     4,682,679             N/A                 N/A            4,682,679
      Fully diluted earnings per share        417,404  12/     4,714,966             N/A                 N/A            4,714,966

Per common share data:

   Basic earnings per common share                 NM         $     1.32             N/A                 N/A           $     1.35
   Fully diluted earnings per common share         NM         $     1.31             N/A                 N/A           $     1.34

See accompanying notes to pro forma financial statements.
 FNB Corporation

FNB Corporation
Notes to Unaudited Pro Forma Combined Condensed Statement of Income Year Ending December 31, 1999
(Dollars in thousands)

N/A = not applicable
NM = not meaningful

  1. Amortization of CNB's loan fair value adjustments. The amortization periods represent the average remaining expected life of the loans, and they vary from 1.3 years to 7 years depending on the type of loan.

  2. Interest on the cost of borrowing amounts to fund cash payments to CNB shareholders in exchange for stock ($388) less amortization of fair value adjustment made relating to CNB's deposits ($462). The assumed annual interest rate on the borrowings is 7.3%. The fair value adjustment is amortized over the expected remaining average life of the related deposits of 1.15 years.

  3. Amortization of excess of cost over fair value of assets acquired (goodwill) related to CNB ($217) plus amortization of premises and equipment fair value adjustment ($6). The goodwill is amortized over 20 years using the straight-line method. The premises and equipment adjustments are amortized on a straight-line basis over the 35 year estimated remaining life of the real estate to which it relates.

  4. Tax effect of interest on borrowings referred to in Note 2 above ($388 x 34% tax rate = $132).

  5. FNB shares to be issued in exchange for 50% of CNB shares outstanding (926,399). Following is the calculation assuming three scenarios regarding FNB's stock price ($18.00, $19.50, and $16.50):

     Mid-point: 926,399 x 50% x ($10.60/$18.00) = 272,773 incremental shares
     Ceiling:   926,399 x 50% x ($10.60/$19.50) = 251,790 incremental shares
     Floor:     926,399 x 50% x ($10.60/$16.50) = 297,571 incremental shares

  6. FNB shares/stock options to be issued in exchange for 50% of CNB shares and stock options outstanding, assuming all such options were then exercised to the extent the effect would be dilutive for earnings per share. The methodology is:
     Basic shares to be issued (Note 5) plus options x 50% x value (consideration of $10.60 less average exercise price of $8.06 = $2.54) divided by FNB share price under all three scenarios.

     Mid-point:  272,773 + (231,833 x 50% x $2.54/ $18.00 = 16,357) = 289,130
     incremental shares for fully diluted purposes
     Ceiling:    251,790  + (231,833 x 50% x $2.54/$19.50 = 15,098) = 266,889
     incremental shares for fully diluted purposes
     Floor:      297,571 + (231,833 x 50% x $2.54/$16.50 = 17,844) = 315,415
     incremental shares for fully diluted purposes

  7. Amortization of SWVA's loan fair value adjustment. The amortization period of 3.5 years represents the average remaining expected life of the loans.

  8. Interest on the cost of borrowing amounts to fund cash payments to SWVA shareholders in exchange for stock ($123) at assumed interest rate of 7.3%. Also includes amortization of fair value adjustment made relating to SWVA's deposits ($530) and FHLB borrowings ($27). The fair value adjustments are amortized over the remaining average life of the related deposits of 13.2 months and the remaining contractual term of the FHLB borrowings of 20.4 months.

  9. Amortization of excess of cost over fair value of assets acquired (goodwill) related to SWVA ($17) plus amortization of premises and equipment fair value adjustment ($83). The goodwill is amortized over 20 years using the straight-line method. The premises and equipment adjustments are amortized on a straight-line basis over the estimated remaining lives of the particular assets to which they relate, which vary depending on the age and condition of the asset .

 10. Tax effect of interest on borrowings referred to in Note 8 above at 34% tax rate. Also includes deferred tax benefit related to reversal of portion of deferred taxes related to fair value adjustments.

 11. FNB shares to be issued in exchange for 80% of SWVA shares outstanding (380,575). Following is the calculation assuming three scenarios regarding FNB's stock price ($17.00, $18.70, and $15.30):

     Mid-point:  380,575 x 80% x ($20.25/$17.00) = 362,666 incremental shares
     Ceiling:    380,575 x 80% x ($20.25/$18.70) = 329,696 incremental shares
     Floor:      380,575 x 80% x ($20.25/$15.30) = 402,962 incremental shares

 12. FNB shares/stock options to be issued in exchange for 80% of SWVA shares and 100% of SWVA stock options outstanding, assuming all such options were then exercised to the extent the effect would be dilutive for earnings per share. The methodology is:

     Basic shares to be issued (Note 11) plus options x 80% x value (consideration of $20.25 less average exercise price of $16.80 = $3.45) divided by FNB share price under all three scenarios.

     Mid-point:  362,666 + (64,049 x $3.45/$17.00 = 12,998) = 375,664 incremental shares for fully diluted purposes
     Ceiling:    329,696 + (64,049 x $3.45/$18.70 = 11,817) = 341,513
     incremental shares for fully diluted purposes
     Floor:      402,962 + (64,049 x $3.45/$15.30 = 14,442) = 417,404
     incremental shares for fully diluted purposes

 13. Interest income effect ($364) of deposit premium reflected in acquisition of First Union branches. The premium has the effect of reducing the amount available to invest in securities, and as such the rate used to calculate the effect is the average yield on FNB's securities portfolio of 6.85%.

     This item also includes amortization of the loan fair value adjustment ($50) related to the First Union purchase over the average remaining expected life of the loans of 1.9 years.

 14. Amortization of First Union deposit fair value adjustment over the expected remaining average life of each of the related categories of deposits. The weighted average life is 1.6 years.

 15. Amortization of excess of cost over fair value of assets acquired (goodwill) related to First Union. The goodwill is amortized over 10 years using the straight-line method. This term represents management's estimate of the estimated average remaining life of the customer deposit base being acquired in accordance with SFAS No. 72.

 16. Income tax benefit at a 34% tax rate is reflected on the net pre-tax adjustments. The tax benefit of goodwill amortization is included because the goodwill resulting from the First Union acquisition is expected to be deductible under the provisions of the Internal Revenue Code.

 17. Historical interest income and expense amounts for the First Union branches were not available. Amounts of interest income and expense were estimated based on the amounts of loans being purchased and deposits being assumed, respectively, using historical average yield percentages for FNB modified to the extent necessary to reflect characteristics of the particular loan portfolios and deposits being purchased/assumed. Historical noninterest income and expenses for the branches were available and were used in these proformas. Income taxes were recorded using a 34% rate.

FNB CORPORATION (FNB)
Unaudited Pro Forma Combined Condensed Statement of Income
Nine Months Ending September 30, 2000
(Dollars in thousands except share & per share data)

                                                      FNB                                  CNB                            SWVA
                                                 Corporation              CNB            Proforma                      Bankshares
                                                     (FNB)          Holdings (CNB)      Adjustments       FNB+CNB        (SWVA)
                                                 -----------        --------------      -----------     -----------    ----------
Interest income                                  $    31,042             2,808              (8) 1/      $    33,842        4,673
Interest expense                                      14,840             1,416             221  2/           16,477        2,639
                                                 -----------        ----------          ------          -----------    ---------
   Net Interest Income                                16,202             1,392            (229)              17,365        2,034
Provision for loan losses                                877                89               -                  966           21
Noninterest Income                                     2,600               245               -                2,845          320
Noninterest Expense                                   11,084             1,213             167  3/           12,464        1,920
                                                 -----------        ----------          ------          -----------    ---------
Income Before Taxes                                    6,841               335            (396)               6,780          413
Income taxes                                           1,790                 -             (99) 4/            1,691          129
                                                 -----------        ----------          ------          -----------    ---------
Net Income                                       $     5,051               335            (297)               5,089          284
                                                 ===========        ==========          ======          ===========    =========

Based on Stock Price Mid-Point ($18.00 for CNB/$17.00 For SWVA):
----------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                     3,999,724           926,399         272,773  5/        4,272,497      380,575
      Fully diluted earnings per share             3,999,779               N/A         289,130  6/        4,288,909          N/A

Per common share data:

   Basic earnings per common share               $      1.26               N/A              NM          $      1.19          N/A
   Fully diluted earnings per common share       $      1.26               N/A              NM          $      1.19          N/A

Based on Stock Price Ceiling ($19.50 for CNB/$18.70 For SWVA):
--------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                     3,999,724           926,399         251,790  5/        4,251,514      380,575
      Fully diluted earnings per share             3,999,779               N/A         266,889  6/        4,266,668          N/A

Per common share data:

   Basic earnings per common share               $      1.26               N/A              NM          $      1.20          N/A
   Fully diluted earnings per common share       $      1.26               N/A              NM          $      1.19          N/A

Based on Stock Price Floor ($16.50 for CNB/$15.30 For SWVA):
------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                     3,999,724           926,399         297,571  5/        4,297,295      380,575
      Fully diluted earnings per share             3,999,779               N/A         315,415  6/        4,315,194          N/A

Per common share data:

   Basic earnings per common share               $      1.26               N/A              NM          $      1.18          N/A
   Fully diluted earnings per common share       $      1.26               N/A              NM          $      1.18          N/A

                                                          SWVA                                              FTU
                                                        Proforma         FNB+CNB       First Union        Proforma        FNB+CNB+
                                                                                       -----------
                                                       Adjustments        +SWVA            FTU           Adjustments      SWVA+FTU
                                                       -----------       -------       -----------       -----------      --------
Interest income                                          (28) 7/          38,487           4,290           (311) 13/        42,466
Interest expense                                        (166) 8/          19,282           2,747            309  14/        22,338
                                                        ----              ------           -----           ----            -------
   Net Interest Income                                  (194)             19,205           1,544           (620)            20,129
Provision for loan losses                                  -                 987              31              -              1,018
Noninterest Income                                                         3,165             290              -              3,455
Noninterest Expense                                       75  9/          14,459             515            316  15/        15,290
                                                        ----              ------           -----           ----            -------
Income Before Taxes                                     (269)              6,924           1,288           (936)             7,276
Income taxes                                             (87) 10/          1,733             438           (318) 16/         1,852
                                                        ----              ------           -----           ----            -------
Net Income                                              (182)              5,191             850           (618)             5,424
                                                        ====              ======           =====           ====            =======

Based on Stock Price Mid-Point ($18.00 for CNB/$17.00 For SWVA):
----------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                       362,666  11/      4,635,163             N/A            N/A          4,635,163
      Fully diluted earnings per share               375,664  12/      4,664,573             N/A            N/A          4,664,573

Per common share data:

   Basic earnings per common share                        NM          $     1.12             N/A            N/A         $     1.17
   Fully diluted earnings per common share                NM          $     1.11             N/A            N/A         $     1.16

Based on Stock Price Ceiling ($19.50 for CNB/$18.70 For SWVA):
--------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                       329,696  11/      4,581,210             N/A            N/A          4,581,210
      Fully diluted earnings per share               341,513  12/      4,608,181             N/A            N/A          4,608,181

Per common share data:

   Basic earnings per common share                        NM          $     1.13             N/A            N/A         $     1.18
   Fully diluted earnings per common share                NM          $     1.13             N/A            N/A         $     1.18

Based on Stock Price Floor ($16.50 for CNB/$15.30 For SWVA):
------------------------------------------------------------
Weighted average common shares
   outstanding for:
      Basic earnings per share                       402,962  11/      4,700,256             N/A            N/A          4,700,256
      Fully diluted earnings per share               417,404  12/      4,732,598             N/A            N/A          4,732,598

Per common share data:

   Basic earnings per common share                        NM          $     1.10             N/A            N/A         $     1.15
   Fully diluted earnings per common share                NM          $     1.10             N/A            N/A         $     1.15

See accompanying notes to pro forma financial statements.

FNB Corporation
Notes to Unaudited Pro Forma Combined Condensed Statement of Income Nine Months Ending September 30, 2000
(Dollars in thousands)

N/A = not applicable
NM  = not meaningful


1. Amortization of CNB's loan fair value adjustments. The amortization periods represent the average remaining expected life of the loans, and they vary from 1.3 years to 7 years depending on the type of loan.

2. Interest on the cost of borrowing amounts to fund cash payments to CNB shareholders in exchange for stock ($291) less the amortization of the remaining portion of the fair value adjustment made relating to CNB's deposits ($70). The assumed annual interest rate on the borrowings is 7.3%.

3. Amortization of excess of cost over fair value of assets acquired (goodwill) related to CNB ($163) plus amortization of premises and equipment fair value adjustment ($4). The goodwill is amortized over 20 years using the straight-line method. The premises and equipment adjustments are amortized on a straight-line basis over the 35 year estimated remaining life of the real estate to which it relates.

4. Tax effect of interest on borrowings referred to in footnote 2 above ($291 x 34% tax rate = $99).

5. FNB shares to be issued in exchange for 50% of CNB shares outstanding (926,399). Following is the calculation assuming three scenarios regarding FNB's stock price ($18.00, $19.50, and $16.50):

   Mid-point:  926,399 x 50% x ($10.60/$18.00) = 272,773  incremental shares
   Ceiling:    926,399 x 50% x ($10.60/$19.50) = 251,790 incremental shares
   Floor:      926,399 x 50% x ($10.60/$16.50) = 297,571 incremental shares

6. FNB shares/stock options to be issued in exchange for 50% of CNB shares and stock options outstanding, assuming all such options were then exercised to the extent the effect would be dilutive for earnings per share. The methodology is:
   Basic shares to be issued (Note 5) plus options x 50% x value (consideration of $10.60 less average exercise price of $8.06 = $2.54) divided by FNB share price under all three scenarios.

   Mid-point: 272,773 + (231,833 x 50% x $2.54/$18.00 = 16,357) = 289,130
   incremental shares for fully diluted purposes
   Ceiling:   251,790 + (231,833 x 50% x $2.54/$19.50 = 15,098) = 266,889
   incremental shares for fully diluted purposes
   Floor:     297,571 + (231,833 x 50% x $2.54/$16.50 = 17,844) = 315,415
   incremental shares for fully diluted purposes

7. Amortization of SWVA's loan fair value adjustment. The amortization period of
   3.5 years represents the average remaining expected life of the loans.

8. Interest on the cost of borrowing amounts to fund cash payments to SWVA shareholders in exchange for stock ($92) at assumed interest rate of 7.3%. Also includes amortization of fair value adjustment made relating to FHLB borrowings ($21) and the remaining portion of the fair value adjustment for SWVA's deposits ($53). The fair value adjustments are amortized over the remaining average life of the related deposits of 13.2 months and the remaining contractual term of the FHLB borrowings of 20.4 months.

9. Amortization of excess of cost over fair value of assets acquired (goodwill) related to SWVA ($12) plus amortization of premises and equipment fair value adjustment ($63). The goodwill is amortized over 20 years using the straight-line method. The premises and equipment adjustments are amortized on a straight-line basis over the estimated remaining lives of the particular assets to which they relate, which vary depending on the age and condition of the asset.

10. Tax effect of interest on borrowings referred to in Note 8 above at 34% tax rate. Also includes deferred tax benefit related to reversal of portion of deferred taxes related to fair value adjustments.

11. FNB shares to be issued in exchange for 80% of SWVA shares outstanding (380,575). Following is the calculation assuming three scenarios regarding FNB's stock price ($17.00, $18.70, and $15.30):

    Mid-point: 380,575 x 80% x ($20.25/$17.00) = 362,666 incremental shares
    Ceiling:   380,575 x 80% x ($20.25/$18.70) = 329,696 incremental shares
    Floor:     380,575 x 80% x ($20.25/$15.30) = 402,962 incremental shares

12. FNB shares/stock options to be issued in exchange for 80% of SWVA shares and 100% of SWVA stock options outstanding, assuming all such options were then exercised to the extent the effect would be dilutive for earnings per share. The methodology is:

    Basic shares to be issued (Note 11) plus options x 80% x value (consideration of $20.25 less average exercise price of $16.80 = $3.45) divided by FNB share price under all three scenarios.

    Mid-point: 362,666 + (64,049 x $3.45/$17.00 = 12,998) = 375,664 incremental shares for fully diluted purposes
    Ceiling:   329,696 + (64,049 x $3.45/$18.70 = 11,817) = 341,513 incremental shares for fully diluted purposes
    Floor:     402,962 + (64,049 x $3.45/$15.30 = 14,442) = 417,404 incremental shares for fully diluted purposes

13. Interest income effect ($273) of deposit premium reflected in acquisition of First Union branches. The premium has the effect of reducing the amount available to invest in securities, and as such the rate used to calculate the effect is the average yield on FNB's securities portfolio of 6.85%.

    This item also includes amortization of the loan fair value adjustment ($38) related to the First Union purchase over the average remaining expected life of the loans of 1.9 years.

14. Amortization of First Union deposit fair value adjustment over the expected remaining average life of each of the related categories of deposits. The weighted average life is 1.6 years.

15. Amortization of excess of cost over fair value of assets acquired (goodwill) related to First Union. The goodwill is amortized over 10 years using the straight-line method. This term represents management's estimate of the estimated average remaining life of the customer deposit base being acquired in accordance with SFAS No. 72.

16. Income tax benefit at a 34% tax rate is reflected on the net pre-tax adjustments. The tax benefit of goodwill amortization is included because the goodwill resulting from the First Union acquisition is expected to be deductible under the provisions of the Internal Revenue Code.

17. Excluded from the SWVA historical amounts for the nine months ended September 30, 2000, are $150 of nonrecurring costs ($98 after tax) directly related to the merger. These costs are primarily comprised of professional fees. CNB had not incurred significant merger related costs as of September 30, 2000. Most merger related costs for FNB had been capitalized under generally accepted accounting principles.

18. Historical interest income and expense amounts for the First Union branches were not available. Amounts of interest income and expense were estimated based on the amounts of loans being purchased and deposits being assumed, respectively, using historical average yield percentages for FNB modified to the extent necessary to reflect characteristics of the particular loan portfolios and deposits being purchased/assumed. Historical noninterest income and expenses for the branches were available and were used in these proformas. Income taxes were recorded using a 34% rate.

                          Comparative Per Share Data

     The following table sets forth certain historical, pro forma and pro forma equivalent per share financial information for the common stock of FNB and CNB. The pro forma and pro forma equivalent per share information gives effect to the merger as if the merger had been effective on the dates presented in the case of the book value data, and as if the merger had become effective January 1, 1999, in the case of the net income and dividends declared data presented. The pro forma data in the tables assumes that the merger is accounted for using the purchase method of accounting. See "Accounting Treatment." The information presented herein is based on, and is qualified in its entirety by, the historical financial statements, including the notes thereto, of FNB and CNB incorporated by reference herein, and should be read in conjunction therewith. See "Available Information," and "Incorporation of Certain Information by Reference." The pro forma and equivalent pro forma per share data in the following tables are presented for comparative purposes only and are not necessarily indicative of what the combined financial position or results of operations would have been had the merger been consummated during the periods or as of the date for which such pro forma tables are presented.

     The ultimate exchange ratio for the merger will be based upon the average per share market price of FNB common stock over a 30 day trading period shortly before the closing of the merger. The tables below reflect three potential per share market prices of FNB common stock: $18, $19.50, and $16.50.

     The data in the following table reflects only the proposed merger of FNB with CNB. An additional merger and a purchase of two branches are also planned which are not reflected in these amounts.

                          COMPARATIVE PER SHARE DATA

ASSUMES FNB STOCK PRICE OF $18.00/SHARE                                                                         PER
-----------------------------------------------------------
                                                                  FNB           CNB        PRO FORMA        EQUIVALENT
                                                               HISTORICAL    HISTORICAL    COMBINED        CNB SHARE (1)
                                                               ----------    ----------    ---------       ------------
NET INCOME FOR THE YEAR ENDED DECEMBER 31, 1999
           Basic                                                   $ 1.59         $0.03       $ 1.49  (2)         $0.88
           Fully diluted                                             1.59          0.03         1.48  (2)          0.87

NET INCOME FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
           Basic                                                     1.26          0.36         1.19  (2)          0.70
           Fully diluted                                             1.26          0.34         1.19  (2)          0.70

CASH DIVIDENDS DECLARED PER SHARE
           For the year ended December 31, 1999:                     0.63            --         0.63  (3)          0.37
           For the nine months ended September 30, 2000:             0.52            --         0.52  (3)          0.31

BOOK VALUE PER SHARE
           As of December 31, 1999                                  11.93          6.25           --                 --
           As of September 30, 2000                                 12.80          6.73        13.22  (4)          7.79

                          COMPARATIVE PER SHARE DATA

ASSUMES FNB STOCK PRICE OF $19.50/SHARE                                                                                  PER
----------------------------------------
                                                              FNB                 CNB               PRO FORMA         EQUIVALENT
                                                          HISTORICAL           HISTORICAL            COMBINED         CNB SHARE (1)
                                                          -------------------------------            --------         -------------
NET INCOME FOR YEAR ENDED DECEMBER 31, 1999
       Basic                                                $ 1.59                $0.03             $ 1.50(2)            $ 0.82
       Fully diluted                                          1.59                 0.03               1.49(2)              0.81

NET INCOME FOR NINE MONTHS ENDED SEPTEMBER 30, 2000
       Basic                                                  1.26                 0.36               1.20(2)              0.65
       Fully diluted                                          1.26                 0.34               1.19(2)              0.65

CASH DIVIDENDS DECLARED PER SHARE
       For the year ended December 31, 1999:                  0.63                   --               0.63(3)              0.34
       For the nine months ended September 30, 2000:          0.52                   --               0.52(3)              0.28

BOOK VALUE PER SHARE
       As of December 31, 1999                               11.93                 6.25                 --                   --
       As of September 30, 2000                              12.80                 6.73              13.28(4)              7.22


ASSUMES FNB STOCK PRICE OF $16.50/SHARE                                                                              PER
---------------------------------------
                                                           FNB                 CNB              PRO FORMA         EQUIVALENT
                                                        HISTORICAL          HISTORICAL          COMBINED          CNB SHARE(1)
                                                        ------------------------------          --------          -------------
NET INCOME FOR YEAR ENDED DECEMBER 31, 1999
       Basic                                               $ 1.59                $0.03         $ 1.50(2)             $0.96
       Fully diluted                                         1.59                 0.03           1.49(2)              0.96

NET INCOME FOR NINE MONTHS ENDED SEPTEMBER 30, 2000
       Basic                                                 1.26                 0.36           1.20(2)              0.77
       Fully diluted                                         1.26                 0.34           1.19(2)              0.76

CASH DIVIDENDS DECLARED PER SHARE
       For the year ended December 31, 1999:                 0.63                   --           0.63(3)              0.40
       For the nine months ended September 30, 2000:         0.52                   --           0.52(3)              0.33

BOOK VALUE PER SHARE
       As of December 31, 1999                              11.93                 6.25             --                   --
       As of September 30, 2000                             12.80                 6.73          13.14(4)              8.44

(1) Per equivalent CNB share amounts are calculated by multiplying the pro forma combined amounts by the Exchange Ratio of 0.5889 for the $18 per FNB share market price scenario, an Exchange Ratio of 0.5436 for the $19.50 per FNB share market price scenario, and an Exchange Ratio of 0.6424 for the $16.50 per FNB share market price scenario.

(2) The pro forma net income per share amounts are calculated by totaling the historical net income of FNB and CNB, adjusting the result to give effect to the merger as though it had occurred on January 1, 1999, and dividing it by pro forma average basic and fully diluted shares. To arrive at pro forma shares, FNB's historical average shares outstanding were added to the incremental shares that would be issued, assuming the Exchange Ratio applicable to the particular scenario, in exchange for 50% of the historical CNB shares outstanding. The number of actual CNB shares outstanding did not change from January 1, 1999, to September 30, 2000. The pro forma net income per share amounts do not take into consideration any operating efficiencies that may be realized as a result of the merger.

(3)  Pro forma cash dividends represents the FNB historical amounts.

(4) Pro forma book value per share amounts are calculated by dividing pro forma combined stockholders' equity by pro forma common shares outstanding at the end of the period. Pro forma stockholders' equity gives effect to the merger as though it had occurred on September 30, 2000. To arrive at pro forma shares outstanding, FNB's historical shares outstanding at September 30, 2000, were added to the incremental shares that would be issued assuming the merger occurred at September 30, 2000, assuming the Exchange Ratio applicable to the particular scenario, in exchange for 50% of the historical CNB shares outstanding at that date. Pro forma shares outstanding do not include unearned shares held by FNB's Employee Stock Ownership Plan.


                                    Experts

          The consolidated financial statements of FNB as of December 31, 1999, and 1998, and for each of the years in the three-year period ended December 31, 1999, included in FNB's 1999 Annual Report on Form 10-K have been incorporated by reference herein in reliance upon the report of McLeod & Company, independent certified public accountants, which has been given upon the authority of that firm as experts in accounting and auditing. McLeod & Company's report is included in FNB's Annual Report on Form 10-K, which is incorporated by reference herein.

          The consolidated financial statements of CNB incorporated by reference from CNB's Annual Report (Form 10-KSB) for the year ended December 31, 1999, have been audited by Larrowe & Company, PLC, independent auditors, as set forth in their report thereon incorporated by reference therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                         Validity of FNB Common Stock

          The validity of the shares of FNB Common Stock being offered hereby will be passed upon for FNB by Mays & Valentine, L.L.P.

                                 Other Matters

          As of the date of this proxy statement/prospectus, the CNB Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, if any other matter shall come before the special meeting or any adjournments or postponements thereof and shall be voted upon, the proposed proxy will confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any such matters that fall within the purposes set forth in the Notice of Special Meeting, provided, however, that no proxy which is voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement.


                             Shareholder Proposals


          If the merger is not consummated, CNB expects to hold its next annual meeting of shareholders during May, 2001. In the event that such a meeting is held, any proposals of shareholders intended to be presented at such meeting must be received at CNB's principal executive offices at 900 Memorial Drive, Pulaski, Virginia 24301, Attn: Secretary, not less than 120 days prior to April 13, 2001, in order for such proposals to be included in CNB's proxy statement and form of proxy related to such meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (1) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on CNB's books, of the shareholder proposing such business, (3) the class and number of shares of common stock of CNB that are beneficially owned by the shareholder, and (4) any material interest of the shareholder in such business.

                                                                      Appendix A



                         AGREEMENT AND PLAN OF MERGER

                                    BETWEEN

                              CNB HOLDINGS, INC.

                                      AND

                                FNB CORPORATION

                                  __________

                                 July 10, 2000

                               TABLE OF CONTENTS


                                   ARTICLE 1
                        The Merger and Related Matters

                                                                 Page
1.1       Definitions..........................................   2
1.2       The Merger...........................................   2
1.3       Name and Continuing Operations.......................   2
1.4       Management of Surviving Corporation..................   3
1.5       The Closing and Effective Date.......................   3


                                   ARTICLE 2
                        Basis and Manner of Conversion

2.5       Allocation of Stock Election Shares..................   5
2.2       Allocation...........................................   4
2.3       Election.............................................   4
2.4       Allocation of Cash Election Shares...................   4
2.5       Allocation of Stock Election Shares..................   5
2.6       No Allocation........................................   5
2.7       Computations.........................................   6
2.8       Cancellation of Shares...............................   6
2.9       Outstanding Options for CNB Common Stock.............   6

                                   ARTICLE 3
                              Manner of Exchange

3.1       Exchange Procedures..................................   6
3.2       Distribution with Respect to Unexchanged Shares......   7
3.3       No Fractional Securities.............................   8
3.4       Certain Adjustments..................................   8
3.5       Rights of Dissenting Shareholders....................   8

                                   ARTICLE 4
                        Representations and Warranties

4.1       Representations and Warranties of CNB................   8
          (a)    Organization, Standing and Power..............   8
          (b)    Authority.....................................   9
          (c)    Capital Structure.............................   9

          (d)    Ownership Capital Structure and
                 Organization of Community National............  10
          (e)    Financial Statements..........................  11
          (f)    Absence of Undisclosed Liabilities............  11
          (g)    Legal Proceedings; Compliance with Laws.......  11
          (h)    Regulatory Approvals..........................  12
          (i)    Labor Relations...............................  12
          (j)    Tax Matters...................................  12
          (k)    Property......................................  12
          (l)    Reports.......................................  12
          (m)    Employee Benefit Plans........................  13
          (n)    Investment Securities.........................  13
          (o)    Certain Contacts..............................  13
          (p)    Insurance.....................................  14
          (q)    Loans, OREO and Allowance for Loan Losses.....  14
          (r)    Absence of Material Changes and Events........  15
          (s)    Statements True and Correct...................  16
          (t)    Brokers and Finders...........................  16
          (u)    Repurchase Agreements.........................  16
          (v)    Trust Accounts................................  16
          (w)    Environmental Matters.........................  16

4.2       Representations and Warranties of FNB................  18
          (a)    Organization, Standing and Power..............  18
          (b)    Authority.....................................  18
          (c)    Capital Structure.............................  19
          (d)    Ownership of the FNB Subsidiaries; Capital
                 Structure of the FNB Subsidiaries; and
                 Organization of the FNB Subsidiaries..........  19
          (e)    Financial Statements..........................  20
          (f)    Absence of Undisclosed Liabilities............  20
          (g)    Legal Proceedings; Compliance with Laws.......  20
          (h)    Regulatory Approvals..........................  21
          (i)    Labor Relations...............................  21
          (j)    Tax Matters...................................  21
          (k)    Property......................................  22
          (l)    Reports.......................................  22
          (m)    Employee Benefit Plans........................  22
          (n)    Investment Securities.........................  23
          (o)    Certain Contacts..............................  23
          (p)    Insurance.....................................  23
          (q)    Loans, OREO, and Allowance for Loan Losses....  24
          (r)    Absence of Material Changes and Events........  25
          (s)    Statements True and Correct...................  25
          (t)    Brokers and Finders...........................  25
          (u)    Repurchase Agreements.........................  26

         (v)    Administration of Trust Accounts..............   26
         (w)    Environmental Matters.........................   26

                                   ARTICLE 5
                      Conduct Prior to the Effective Date

5.1      Access to Records and Properties......................  27
5.2      Confidentiality.......................................  28
5.3      Registration Statement, Proxy Statement and
         Shareholder Approval.................................   28
5.4      Operation of the Business of FNB and CNB..............  29
5.5      Dividends.............................................  30
5.6      No Solicitation.......................................  30
5.7      Regulatory Filings....................................  30
5.8      Public Announcements..................................  30
5.9      Notice of Breach......................................  31
5.10     Accounting Treatment..................................  31
5.11     Merger Consummation...................................  31
5.12     FNB Acquisition Transaction...........................  31


                                   ARTICLE 6
                             Additional Agreements

6.1      Conversion of Stock Options...........................  31
6.2      Benefit Plans.........................................  32
6.3      Indemnification.......................................  33

                                   ARTICLE 7
                           Conditions to the Merger

7.1      Conditions to Each Party's Obligations to Effect the
                               Merger         33
                               -----------------
         (a)    Shareholder Approval...........................  33
         (b)    Regulatory Approvals...........................  33
         (c)    Registration Statement.........................  34
         (d)    Tax Opinion....................................  34
         (e)    Opinions of Counsel............................  34
         (f)    Legal Proceedings..............................  34

7.2      Conditions to Obligations of FNB......................  34
         (a)    Representations and Warranties.................  34
         (b)    Performance of Obligations.....................  34
         (c)    Affiliate Letters..............................  35

         (d)    Investment Banking Letter...........................  35

7.3      Conditions to Obligations of CNB...........................  35
         (a)    Representations and Warranties......................  35
         (b)    Performance of Obligations..........................  35
         (c)    Investment Banking Letter...........................  35

                                   ARTICLE 8
                                  Termination

8.1      Termination................................................  36
8.2      Effect of Termination......................................  36
8.3      Non-Survival of Representations, Warranties and Covenants..  36
8.4      Expenses...................................................  37

                                   ARTICLE 9
                               General Provisions

9.1      Entire Agreement...........................................  38
9.2      Waiver and Amendment.......................................  38
9.3      Descriptive Headings.......................................  38
9.4      Governing Law..............................................  38
9.5      Notices....................................................  39
9.6      Counterparts...............................................  40
9.7      Severability...............................................  40
9.8      Subsidiaries...............................................  40

Exhibit A - Plan of Merger between CNB Holdings, Inc. and
            FNB Corporation
Exhibit B - Employment Contract with Phillip Baker

                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of July 10, 2000 by and between FNB Corporation, a Virginia
                        --
corporation with its principal office located in Christiansburg, Virginia ("FNB"), and CNB Holdings, Inc., a Virginia corporation with its principal office located in Pulaski, Virginia ("CNB").

                                  WITNESSETH:

          WHEREAS, FNB and CNB (the "Companies") desire to affiliate, so that First National Bank ("First National") and Community National Bank ("Community National") (together, the "Banks") will be under common control; and

          WHEREAS, FNB and CNB have agreed to the affiliation of their two companies through a merger under Virginia law, as a result of which CNB would merge with and into FNB and the shareholders of CNB would become shareholders of FNB Corporation, all as more specifically provided in this Agreement and the Plan of Merger in the form attached hereto as Exhibit A (the "Plan"); and

          WHEREAS, the Boards of Directors of FNB and CNB each believe it is in the best interests of their respective corporations and their shareholders to affiliate as provided herein and not in a transaction structured as an acquisition of one by the other, and that the respective shareholder values of FNB and CNB can be maximized over time through this affiliation; and

          WHEREAS, the Boards of Directors of the Companies each believe that the transaction contemplated in this Agreement is in the best interests of the communities they serve and of their respective employees; and

          WHEREAS, the Boards of Directors of FNB and CNB each believe that after the affiliation the holding company structure should provide management and technical assistance and support for recruitment, training and retention of skilled officers and employees to the Banks in order to enable the combined organization to operate more efficiently; and

          WHEREAS, the respective Boards of Directors of FNB and CNB have resolved that the transactions described herein are in the best interests of the parties and their respective shareholders and have authorized and approved the execution and delivery of this Agreement.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereby agree as follows:

                                   ARTICLE 1
                        The Merger and Related Matters

          1.1 Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for all purposes of this Agreement (unless expressly noted to the contrary). In addition:

               (a) the term "knowledge" when used with respect to a party shall mean the knowledge, after due inquiry, of any "Executive Officer" of such party, as such term is defined in Regulation O, (12 C.F.R. 215);

               (b) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including without limitation
(i) the making of any provisions for possible loan and lease losses, write-downs or other real estate and taxes and (ii) any breach of a representation or warranty by such party) which (a) has or is reasonably likely to have a material adverse effect on the financial position, results of operations or business of the party and its subsidiaries, taken as a whole, or (b) would materially impair the party's ability to perform its obligations under this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that solely for purposes of measuring whether an event, occurrence or circumstance has a material adverse effect on such party's results of operations, the term "results of operations" shall mean net interest income plus non-interest income (less securities gains) less gross expenses (excluding provisions for possible loan and lease losses, write-downs of other real estate and taxes); and provided further, that material adverse effect and material impairment shall not be deemed to include the impact of (i) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (ii) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, and (iii) the Merger on the operating performance of the parties to this Agreement; and

               (c) the term "Previously Disclosed" by a party shall mean information set forth in a written disclosure letter that is delivered by that party to the other party prior to or contemporaneously with the execution of this Agreement and specifically designated as information "Previously Disclosed" pursuant to this Agreement.

          1.2 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Date as defined in Section 1.5 hereof, CNB will be merged with and into FNB (the "Merger"). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

          1.3 Name and Continuing Operations. The respective names and banking offices of the Banks will not change as a result of the Merger. After the Effective Date, the surviving corporation shall be headquartered in Christiansburg, Virginia.

          1.4 Management of Surviving Corporation. The directors, officers and employees of the Banks will not change as a result of the Merger except that Hiawatha Nicely, Jr. shall resign from the Board of Directors of Community National Bank and Julian D. Hardy, Jr. shall be appointed to fill the vacancy so created. FNB's Board of Directors presently has nine (9) members. On the Effective Date, the number of Directors of FNB shall be increased by one member in Class III whose terms expire at the 2002 annual meeting of shareholders and Hiawatha Nicely, Jr. shall be appointed to fill the vacancy so created. At the next annual meeting of shareholders of FNB and at the annual meeting in 2002, management of FNB will recommend to shareholders that Mr. Nicely be elected as a member of Class III of directors whose terms expire at the 2002 and 2005, respectively, annual meetings of shareholders, provided that he has not resigned, died or otherwise been removed from office. In addition, on the Effective Date, FNB agrees to enter into a change of control agreement with Phillip Baker, President and Chief Executive Officer of Community National, in the form attached hereto as Exhibit B.

          1.5 The Closing and Effective Date. The closing of the transactions contemplated by this Agreement and the Plan of Merger shall take place at the offices of FNB in Christiansburg, Virginia or at such other place as may be mutually agreed upon by the parties. The Merger shall become effective on the date shown on the Certificate of Merger issued by the State Corporation Commission of Virginia effecting the Merger (the "Effective Date"). Unless otherwise agreed upon in writing by the chief executive officers of FNB and CNB, subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article 6, the parties shall use their best efforts to cause the Effective Date to occur on the first day of the month following the month in which the conditions set forth in Sections 6.1(a) and 6.1(b) are satisfied. All documents required by the terms of this Agreement to be delivered at or prior to consummation of the Merger will be exchanged by the parties at the closing of the Merger (the "Merger Closing"), which shall be held on or before the Effective Date. FNB and CNB shall execute and deliver to the Virginia State Corporation Commission Articles of Merger containing a Plan of Merger in substantially the form of Exhibit A hereto.

                                   ARTICLE 2
                        Basis and Manner of Conversion

          2.1 Conversion of CNB Stock and Stock Options. At the Effective Date, by virtue of the Merger, each share of the common stock, par value $5.00 per share, of CNB ("CNB Common Stock") issued and outstanding immediately prior to the Effective Date will be converted into either (i) $10.60 in cash ("Cash Consideration") or (ii) shares of common stock, par value $5.00 per share, of FNB ("FNB Common Stock") whose aggregate market value equals $10.60 ("Stock Consideration"), provided that in no event shall FNB issue more than 0.642 shares or less than 0.544 shares for each outstanding share of CNB Common Stock, which Stock Consideration together with the Cash Consideration (the "Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected in accordance with Section 2.3. The market value of FNB Common Stock will be the average of the closing sales prices per share of FNB Common Stock as reported on the NASDAQ Exchange Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, another
            -----------------------
authoritative source as chosen by FNB) for the thirty consecutive full trading days on such exchange (even if FNB Common Stock does not trade in each such day) ending at the close of trading on the tenth day before the Effective Date (the "Market Value"). The ratio of shares of FNB's common stock that will be exchanged for each outstanding share of CNB Common Stock shall be referred to herein as the "Exchange Ratio" and shall be rounded to the nearest third decimal point.

          2.2 Allocation. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be issued to shareholders of CNB in the Merger shall be equal to $4,909,915 (the "Cash Amount"); provided that the Cash Amount may be changed by FNB to accommodate the exercise by FNB of its option to change the Cash Number and the Stock Number pursuant to the last sentence of this Section 2.2. As used in this Agreement, the Cash Number shall mean the aggregate number of shares of CNB Common Stock to be converted into the right to receive the Cash Consideration in the Merger, which shall be equal to the Cash Amount divided by $10.60. The number of shares of CNB Common Stock to be converted into the right to receive Stock Consideration (the "Stock Number") will be equal to (i) the number of shares of CNB Common Stock issued and outstanding immediately prior to the Effective Date of the Merger less (ii) the sum of (A) the Cash Number and (B) the aggregate number of shares of CNB Common Stock to be exchanged for cash pursuant to Section 3.3. FNB shall have the option to change the Cash Number and the Stock Number to more closely follow the actual elections of CNB shareholders pursuant to this Article 2, so long as such modification to the Cash Number and the Stock Number does not prevent the condition set forth in Section 7.1(d) from being satisfied.

     2.3 Election. Subject to allocation in accordance with the provisions of this Article, each record holder of shares of CNB Common Stock issued and outstanding immediately prior to the Election Deadline (as defined in Section 3.1(i)) will be entitled, in accordance with Section 3.1, (i) to elect to receive in respect of each such share (A) Cash Consideration (a "Cash Election") or (B) Stock Consideration (a "Stock Election") or (ii) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for all such shares held by such holder (a "Non-Election"). Shares of CNB Common Stock in respect of which a Non-Election is made or as to which no election is made (collectively, "Non-Election Shares") shall be deemed by FNB to be shares in respect of which Cash Elections or Stock Elections have been made, as FNB shall determine.

     2.4 Allocation of Cash Election Shares. In the event that the aggregate number of shares in respect of which Cash Elections have been made (the "Cash Election Shares") exceeds the Cash Number, all shares of CNB Common Stock in respect of which Stock Elections have been made (the "Stock Election Shares") and all Non-Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3), and Cash Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

          (i) the number of Cash Election Shares covered by each Form of Election (as defined in Section 3.1(i)) to be converted into Cash Consideration will be determined by multiplying the number of Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number and (B) the denominator of which is the aggregate number of Cash Election Shares rounded down to the nearest whole number; and

          (ii) all Cash Election Shares not converted into Cash Consideration in accordance with Section 2.4(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

     2.5 Allocation of Stock Election Shares. In the event that the aggregate number of Stock Election Shares exceeds the Stock Number, all Cash Election Shares and all Non-Election Shares (together, the "Cash Shares") will be converted into the right to receive Cash Consideration, and all Stock Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

          (i) the number of Stock Election Shares covered by each Form of Election to be converted into Cash Consideration will be determined by multiplying the number of Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number less the number of Cash Shares and (B) the denominator of which is the aggregate number of Stock Election Shares, rounded down to the nearest whole number; and

          (ii) all Stock Election Shares not converted into Cash Consideration in accordance with Section 2.5(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

     2.6 No Allocation. In the event that neither Section 2.4 nor Section 2.5 is applicable, all Cash Election Shares will be converted into the right to receive Cash Consideration, all Stock Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) and Non-Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) as FNB shall determine.

     2.7 Computations. The Exchange Agent (as defined in Section 3.1(i)) will make all computations to give effect to this Article 2.

     2.8 Cancellation of Shares. As of the Effective Date of the Merger, all such shares of CNB Common Stock will no longer be outstanding and automatically be cancelled and retired and will cease to exist and each holder of a certificate formerly representing any such shares of CNB Common Stock (a "CNB Certificate") will cease to have any rights with respect thereto, except the right to receive Merger Consideration and any additional cash in lieu of fractional shares of FNB Common Stock to be issued or paid in consideration therefor upon surrender of such CNB Certificate in accordance with Article 3, without interest.

     2.9 Outstanding Options for CNB Common Stock. At the Effective Date, all rights with respect to CNB Common Stock pursuant to stock options ("CNB Options") granted by CNB under a CNB stock option plan which are outstanding on the Effective Date shall be treated as follows: (i) fifty percent (50%) of the CNB Options held by a holder thereof shall be converted into and become rights with respect to FNB Common Stock as provided in Section 6.1 and (ii) with respect to the remaining fifty percent (50%) of such CNB Options held by such holder, the amount by which $10.60 exceeds the exercise price for such options will be converted into Cash Consideration or Stock Consideration as provided in Sections
2.1 through 2.8 of this Article 2 so long as such conversion does not prevent the condition set forth in Section 7.1(d) from being satisfied.

                                   ARTICLE 3
                              Manner of Exchange

     3.1  Exchange Procedures.

          (i) Not more than 60 days nor fewer than 30 days prior to the Effective Date, FNB, acting as the exchange agent ("Exchange Agent"), will mail a form of election (the "Form of Election") to each shareholder of record of CNB as of a record date as close as practicable to the date of mailing and mutually agreed to by CNB and FNB. In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons who become shareholders of CNB during the period between such record date and the Effective Date. Any election to receive Merger Consideration will have been properly made only if the Exchange Agent shall have received on the fifth business day immediately preceding the Effective Date (the "Election Deadline"), a Form of Election properly completed and accompanied by a CNB Certificate ("Certificate(s)") for the shares to which such Form of Election relates, acceptable for transfer on the books of CNB (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m. on the Election Deadline. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person submitting the same to the Exchange Agent.

          (ii) As soon as reasonably practicable after the Effective Date, the Exchange Agent will mail to each holder of record of a Certificate, whose shares of CNB Common Stock were converted into the right to receive Merger Consideration and those who failed to return a properly completed Form of Election, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as the Exchange Agent may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

          (iii) With respect to properly made elections in accordance with
          Section 3.1(i), and upon surrender in accordance with Section 3.1(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Article 2, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of CNB, as the case may be, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of FNB that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1, each Certificate will be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of Article 2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of Article 2.

     3.2 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the shares of CNB Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CNB Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.3. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of CNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CNB Common Stock to which such holder is entitled pursuant to Section 3.3, and (ii) the amount of dividends or other distributions, if any, with a record date after the Effective Date.

     3.3 No Fractional Securities. No FNB Certificates or scrip representing fractional shares of FNB Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of FNB Common Stock. A holder of Shares converted in the Merger who would otherwise have been entitled to a fractional share of FNB Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Market Value of FNB Common Stock.

     3.4 Certain Adjustments. If, after the date hereof and on or prior to the Closing Date, the outstanding shares of CNB Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of CNB Common Stock, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

     3.5 Rights of Dissenting Shareholders. Shareholders of CNB who object to the Merger will be entitled to the rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.

                                   ARTICLE 4
                         Representation and Warranties

    4.1 Representations and Warranties of CNB. CNB represents and warrants to FNB as follows:

           (a) Organization, Standing and Power. (1) CNB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and CNB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Merger. CNB is duly registered as a bank holding company under the Bank Holding Company Act of 1956. Community National Bank is the only subsidiary of CNB and is wholly-owned by it, and is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, and its deposits are insured to the fullest extent allowed by law by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

               (2) Neither CNB nor Community National (collectively with CNB, the "CNB Companies") owns any equity securities of any other corporation or entity.

           (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of CNB, except the approval of shareholders. The Agreement represents the legal, valid, and binding obligation of CNB, enforceable against CNB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, merger, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

               (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by CNB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of CNB, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the CNB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the CNB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the CNB Companies or any of their properties or assets.

          (c) Capital Structure. The authorized capital stock of CNB consists of 10,000,000 shares of common stock, par value $5.00 per share ("CNB Common Stock), of which 926,399 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which CNB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws and outstanding options to purchase 231,833 shares of CNB Common Stock; 1,000,000 shares of preferred stock, par value $1.00 per share ("CNB Preferred Stock"), none of which shares are issued and outstanding. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which CNB and any of the CNB Companies could be required or expected to issue shares of capital stock.

          (d) Ownership, Capital Structure, and Organization of Community National. (1) CNB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except Community National. The outstanding shares of capital stock of Community National have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are owned by CNB free and clear of all liens, claims and encumbrances and were not issued in violation of any agreement or of any regulation or qualification provisions of federal or state securities laws. No rights are authorized, issued or outstanding with respect to the capital stock of Community National and there are no agreements, understandings or commitments relating to the right of CNB to vote or to dispose of said shares. None of the shares of capital stock of Community National has been issued in violation of the preemptive rights of any person.

              (2) Community National is a duly organized association, validly existing and in good standing under applicable laws. Community National (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of CNB on a consolidated basis, and
(ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of CNB on a consolidated basis. Community National has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on its business.

          (e) Financial Statements. CNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and all other documents filed or to be filed subsequent to December 31, 1999 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "CNB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material face required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the CNB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the CNB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

          (f) Absence of Undisclosed Liabilities. At December 31, 1999, and at any subsequent date reflected in such Financial Statements, none of the CNB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the CNB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

          (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of CNB's management, threatened or probable of assertion against any of the CNB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of CNB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the CNB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of CNB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the CNB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the CNB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of CNB, the CNB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

          (h) Regulatory Approvals. CNB knows of no reason why the regulatory approvals referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 7.1(b).

          (i) Labor Relations. None of the CNB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (j) Tax Matters. The CNB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the CNB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the CNB Financial Statements, there are no federal, state or local tax liabilities of the CNB Companies other than liabilities that have arisen since December 31, 1999, all of which have been properly accrued or otherwise provided for on the books and records of the CNB Companies. Except as Previously Disclosed, no tax return or report of any of the CNB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the CNB Companies by any taxing authority.

          (k) Property. Except as disclosed or reserved against in the CNB Financial Statements, all of the CNB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the CNB Financial Statements as being owned by the CNB Companies as of the dates thereof. To the best knowledge of CNB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the CNB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, merger, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the CNB Companies are, to the best knowledge of CNB, in good operating condition, in a state of good maintenance and repair and
(i) comply with applicable zoning and other municipal laws and regulations, and
(ii) there are no defects therein.

          (l) Reports. Since January 1, 1998, the CNB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

          (m) Employee Benefit Plans. (1) CNB will deliver for FNB's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all cafeteria or flexible benefits plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans and any related trust or other funding instrument, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by CNB or Community National for the benefit of current or former employees, retirees or other beneficiaries eligible to participate (collectively, the "CNB Benefit Plans"). No CNB Benefit Plan is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA. No CNB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA or a plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Internal Revenue Code of 1986, as amended (the "IRC").

              (2) Except as Previously Disclosed, all CNB Benefit Plans are in compliance with the applicable terms of ERISA, the IRC and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to CNB on a consolidated basis. In the case of any plan intended to be qualified under IRC Section 401, compliance with such qualification requirements shall mean the receipt of a current, favorable determination letter from the Internal Revenue Service based on laws changes effective through 1994 and operation of the plan in accordance with its terms or in accordance with any subsequently enacted law for which the remedial amendment period has not yet ended.

          (n) Investment Securities. Except as Previously Disclosed and except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the CNB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the CNB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

          (o) Certain Contracts. (1) Except as Previously Disclosed, neither CNB nor any CNB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by CNB or Community National or the guarantee by CNB or Community National of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between CNB or Community National and any director or officer of CNB or Community National, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between CNB or Community National and any 5% or more shareholder of CNB; in each case other than agreements entered into in the ordinary course of the banking business of CNB or Community National consistent with past practice.

              (2) Neither CNB or Community National, nor to the knowledge of CNB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from CNB or Community National in the ordinary course of its business.

          (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the CNB Companies has previously been furnished to FNB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by CNB. The CNB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the CNB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the CNB Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the CNB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

          (q) Loans, OREO, and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Merger or the financial condition of CNB, to CNB's best knowledge each loan reflected as an asset in the CNB Financial Statements or the financial statements of Community National (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by CNB and Community National comply therewith.

              (2) The classification on the books and records of CNB and Community National of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

              (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the CNB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither CNB nor Community National has been received any notice of denial of any such claim.

               (4) CNB and Community National are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and CNB and/or Community National are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of CNB and Community National, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

               (5) Except as Previously Disclosed, all loans made by any of the CNB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

               (6) The allowance for possible loan losses shown on the CNB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of CNB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the CNB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by CNB.

          (r) Absence of Material Changes and Events. Since December 31, 1999, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or CNB, and CNB has conducted its business only in the ordinary course consistent with past practice.

          (s) Statements True and Correct. None of the information supplied or to be supplied by CNB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to CNB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the CNB Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CNB Shareholders' Meeting. All documents that CNB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

          (t) Brokers and Finders. Neither CNB nor Community National, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for Davenport & Company, LLC.

          (u) Repurchase Agreements. With respect to all agreements pursuant to which CNB or Community National has purchased securities subject to an agreement to resell, if any, CNB or Community National, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (v) Trust Accounts. Community National does not provide trust services.

          (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of CNB's knowledge, neither CNB nor Community National owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of CNB and Community National is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of CNB and Community National, the premises on which the leasehold is situated. Neither CNB nor Community National has received any Communication alleging that CNB or Community National is not in such compliance and, to the best knowledge of CNB and Community National, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

                (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on CNB and Community National of any liability arising under any Environmental Laws pending or, to the best knowledge of CNB and Community National, threatened against (A) CNB or Community National, (B) any person or entity whose liability for any Environmental Claim, CNB or Community National has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which CNB or Community National owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of CNB. CNB and Community National are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

                (3) To the best knowledge of CNB and Community National, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on CNB or Community National of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which CNB or Community National holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of CNB. CNB and Community National are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

             (4) With respect to all real and personal property owned or leased by CNB or Community National, other than OREO, CNB has made available to FNB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by CNB or Community National and all real or personal property which CNB or Community National has been or is judged to have managed or to have supervised or participated in the management of, CNB has made available to FNB the information relating to such OREO available to CNB. CNB and Community National are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

             (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against CNB or Community National or against any person or entity whose liability for any Environmental Claim CNB or Community National has or may have retained or assumed either contractually or by operation of law.

    4.2 Representations and Warranties of FNB. FNB represents and warrants to CNB as follows:

         (a) Organization, Standing and Power. (1) FNB is a corporation duly organized, validly existing and in good standing under the laws of Virginia. It has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, and FNB has the corporate power and authority to execute and deliver this Agreement and perform the respective terms of this Agreement and Plan of Merger. FNB is duly registered as a bank holding company under the Bank Holding Company Act of 1956. First National Bank, a wholly owned subsidiary of FNB, is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, is in compliance in all material respects with all rules and regulations promulgated by any relevant regulatory authority, it has all requisite corporate power and authority to carry on its business as now being conducted and to own and operate its assets, properties and business, is an "insured bank" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and its deposits are insured to the fullest extent allowed by law by the Bank Insurance Fund of the Federal Deposit Insurance Corporation.

             (2) FNB has Previously Disclosed its subsidiary corporations (and the subsidiaries thereof) (the "FNB Subsidiaries" and, collectively with FNB, the "FNB Companies"). Except as Previously Disclosed, none of the FNB Companies owns any equity securities of any other corporation or entity.

         (b) Authority. (1) The execution and delivery of this Agreement and the Plan of Merger and the consummation of the Merger have been duly and validly authorized by all necessary corporate action on the part of FNB, except the approval of shareholders. The

Agreement represents the legal, valid, and binding obligation of FNB, enforceable against FNB in accordance with its terms (except in all such cases as enforceability may be limited by applicable bankruptcy, insolvency, merger, moratorium or similar laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

          (2) Neither the execution and delivery of the Agreement, the consummation of the transactions contemplated therein, nor the compliance by FNB with any of the provisions thereof will (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of FNB, (ii) except as Previously Disclosed, constitute or result in the breach of any term, condition or provision of, or constitute default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation of any lien, charge or encumbrance upon, any property or assets of the FNB Companies pursuant to (A) any note, bond, mortgage, indenture, or (B) any material license, agreement, lease or other instrument or obligation, to which any of the FNB Companies is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to the receipt of the requisite approvals referred to in Section 4.7, violate any order, writ, injunction, decree, statute, rule or regulation applicable to any of the FNB Companies or any of their properties or assets.

     (c)  Capital Structure.  The authorized capital stock of FNB consists of:
10,000,000 shares of common stock, par value $5.00 per share ("FNB Common Stock), of which 4,097,266 shares are issued and outstanding, fully paid and nonassessable, not subject to shareholder preemptive rights, and not issued in violation of any agreement to which FNB is a party or otherwise bound, or of any registration or qualification provisions of any federal or state securities laws. The shares of FNB Common Stock to be issued in exchange for shares of CNB Common Stock upon consummation of the Merger will have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and subject to no preemptive rights. Except as Previously Disclosed, there are no outstanding understandings or commitments of any character pursuant to which FNB and any of the FNB Companies could be required or expected to issue shares of capital stock.

     (d) Ownership of the FNB Subsidiaries; Capital Structure of FNB Subsidiaries; and Organization of the FNB Subsidiaries. (1) FNB does not own, directly or indirectly, 5% or more of the outstanding capital stock or other voting securities of any corporation, bank or other organization actively engaged in business except as Previously Disclosed. The outstanding shares of capital stock of each FNB Subsidiary have been duly authorized and are validly issued, and are fully paid and nonassessable and all such shares are owned by FNB or an FNB Subsidiary free and clear of all liens, claims and encumbrances and were not issued in violation of any agreement or of any regulation or qualification provisions of federal or state securities laws. No rights are authorized, issued or outstanding with respect to the capital stock of any FNB Subsidiary and there are no agreements, understandings or commitments relating to the right of FNB to vote or to dispose of said shares. None of the shares of capital stock of any FNB Subsidiary has been issued in violation of the preemptive rights of any person.

              (2) Each FNB Subsidiary is a duly organized corporation or association, validly existing and in good standing under applicable laws. Each FNB Subsidiary (i) has full corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted except where the absence of such power or authority would not have a material adverse effect on the financial condition, results of operations or business of FNB on a consolidated basis, and (ii) is duly qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification and where failure to do qualify would have a material adverse effect on the financial condition, results of operations or business of FNB on a consolidated basis. Each FNB Subsidiary has all federal, state, local and foreign governmental authorizations and licenses necessary for it to own or lease its properties and assets and to carry on its business as it is now being conducted, except where failure to obtain such authorization or license would not have a material adverse effect on the business of such FNB Subsidiary.


      (e) Financial Statements. FNB's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, and all other documents filed or to be filed subsequent to December 31, 1999 under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed with the SEC (in each such case, the "FNB Financial Statements") did not and will not contain any untrue statement of a material fact or omit to state a material face required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the FNB Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the FNB Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

      (f) Absence of Undisclosed Liabilities. At December 31, 1999, and at any subsequent date reflected in such Financial Statements, none of the FNB Companies had any obligation or liability (contingent or otherwise) of any nature which were not reflected in the FNB Financial Statements, except for those which in the aggregate are immaterial or have been Previously Disclosed.

      (g) Legal Proceedings; Compliance with Laws. Except as Previously Disclosed, there are no actions, suits or proceedings instituted or pending or, to the best knowledge of FNB's management, threatened or probable of assertion against any of the FNB Companies, or against any property, asset, interest or right of any of them, that are reasonably expected to have, either individually or in the aggregate, a material adverse effect on the financial condition of FNB on a consolidated basis or that are reasonably expected to threaten or impede the consummation of the transactions contemplated by this Agreement. None of the

FNB Companies is a party to any agreement or instrument or subject to any judgment, order, writ, injunction, decree or rule that might reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business or prospects of FNB on a consolidated basis. Except as Previously Disclosed, as of the date of this Agreement, none of the FNB Companies nor any of their properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of depository institutions or mortgage lenders or engaged in the insurance of deposits which restricts or purports to restrict in any material respect the conduct of the business of it or any of its subsidiaries or properties, or in any manner relates to the capital, liquidity, credit policies or management of it; and except as Previously Disclosed, none of the FNB Companies has been advised by any such regulatory authority that such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. To the best knowledge of FNB, the FNB Companies have complied in all material respects with all laws, ordinances, requirements, regulations or orders applicable to its business (including environmental laws, ordinances, requirements, regulations or orders).

          (h) Regulatory Approvals. FNB knows of no reason why the regulatory approvals referred to in Section 7.1(b) should not be obtained without the imposition of any condition of the type referred to in Section 7.1(b).

          (i) Labor Relations. None of the FNB Companies is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of a proceeding asserting that is has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

          (j) Tax Matters. The FNB Companies have filed all federal, state, and local tax returns and reports required to be filed, and all taxes shown by such returns to be due and payable have been paid or are reflected as a liability in the FNB Financial Statements or are being contested in good faith and have been Previously Disclosed. Except to the extent that liabilities therefor are specifically reflected in the FNB Financial Statements, there are no federal, state or local tax liabilities of the FNB Companies other than liabilities that have arisen since December 31, 1999, all of which have been properly accrued or otherwise provided for on the books and records of the FNB Companies. Except as Previously Disclosed, no tax return or report of any of the FNB Companies is under examination by any taxing authority or the subject of any administrative or judicial proceeding, and no unpaid tax deficiency has been asserted against any of the FNB Companies by any taxing authority.

          (k) Property. Except as disclosed or reserved against in the FNB Financial Statements, all of the FNB Companies have good and marketable title free and clear of all material liens, encumbrances, charges, defaults or equities of whatever character to all of the material properties and assets, tangible or intangible, reflected in the FNB Financial Statements as being owned by the FNB Companies as of the dates thereof. To the best knowledge of FNB, all buildings, and all fixtures, equipment, and other property and assets which are material to its business on a consolidated basis, held under leases or subleases by the FNB Companies are held under valid instruments enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, merger, moratorium and similar laws. The buildings, structures, and appurtenances owned, leased, or occupied by the FNB Companies are, to the best knowledge of FNB, in good operating condition, in a state of good maintenance and repair and (i) comply with applicable zoning and other municipal laws and regulations, and (ii) there are no latent defects therein.

          (l) Reports. Since January 1, 1998, the FNB Companies have filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with the SEC, the Federal Reserve, the SCC, and any other governmental or regulatory authority or agency having jurisdiction over their operations.

          (m) Employee Benefit Plans. (1) FNB will deliver for CNB's review, as soon as practicable, true and complete copies of all material pension, retirement, profit-sharing, deferred compensation, stock option, bonus, vacation or other material incentive plans or agreements, all material medical, dental or other health plans, all cafeteria or flexible benefits plans, all life insurance plans and all other material employee benefit plans or fringe benefit plans and any related trust or other funding instrument, including, without limitation, all "employee benefit plans" as that term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FNB or any FNB Subsidiary for the benefit of current or former employees, retirees or other beneficiaries eligible to participate (collectively, the "FNB Benefit Plans"). Any of the FNB Benefit Plans which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "FNB ERISA Plan." No FNB Benefit Plan is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA.

              (2) Except as Previously Disclosed, all FNB Benefit Plans are in compliance with the applicable terms of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC") and any other applicable laws, rules and regulations the breach or violation of which could result in a material liability to FNB on a consolidated basis. In the case of any plan intended to be qualified under IRC Section 401, compliance with such qualification requirements shall mean the receipt of a current, favorable determination letter from the Internal Revenue Service based on laws changes effective through 1994 and operation of the plan in accordance with its terms or in accordance with any subsequently enacted law for which the remedial amendment period has not yet ended.

              (3) No FNB ERISA Plan which is a defined benefit pension plan has any "unfunded current liability," as that term is defined in Section 302(d)(8)(A) of ERISA, and the present fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as that term is defined in
Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan was terminated in accordance with all applicable legal requirements.

          (n) Investment Securities. Except for pledges to secure public and trust deposits and obligations under agreements pursuant to which any of the FNB Companies has sold securities subject to an obligation to repurchase, none of the investment securities reflected in the FNB Financial Statements is subject to any restriction, contractual, statutory, or otherwise, which would impair materially the ability of the holder of such investment to dispose freely of any such investment at any time.

          (o) Certain Contracts. (1) Except as Previously Disclosed, neither FNB nor any FNB subsidiary is a party to, or is bound by, (i) any material agreement, arrangement or commitment, (ii) any agreement, indenture or other instrument relating to the borrowing of money by FNB or any FNB Subsidiary or the guarantee by FNB or any FNB Subsidiary of any such obligation, (iii) any agreement, arrangement or commitment relating to the employment of a consultant or the employment, election, retention in office or severance of any present or former director or officer, (iv) any agreement to make loans or for the provision, purchase or sale of goods, services or property between FNB or any FNB Subsidiary and any director or officer of FNB or any FNB Subsidiary, or any member of the immediate family or affiliate of any of the foregoing, or (v) any agreement between FNB or any FNB Subsidiary and any 5% or more shareholder of FNB; in each case other than agreements entered into in the ordinary course of the banking business of FNB or a FNB Subsidiary consistent with past practice.

              (2) Neither FNB or any FNB Subsidiary, nor to the knowledge of FNB, the other party thereto, is in default under any material agreement, commitment, arrangement, lease, insurance policy or other instrument whether entered into in the ordinary course of business or otherwise, nor has there occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than defaults of loan agreements by borrowers from FNB or a FNB Subsidiary in the ordinary course of its business.

          (p) Insurance. A complete list of all policies or binders of fire, liability, product liability, workmen's compensation, vehicular and other insurance held by or on behalf of the FNB Companies has previously been furnished to CNB and all such policies or binders are valid and enforceable in accordance with their terms, are in full force and effect, and insure against risks and liabilities to the extent and in the manner customary for the industry and are deemed appropriate and sufficient by FNB. The FNB Companies are not in default with respect to any provision contained in any such policy or binder and have not failed to give any notice or present any claim under any such policy or binder in due and timely fashion. None of the FNB Companies has received notice of cancellation or non-renewal of any such policy or binder. None of the FNB Companies has knowledge of any inaccuracy in any application for such policies or binders, any failure to pay premiums when due or any similar state of facts or the occurrence of any event that is reasonably likely to form the basis for any material claim against it not fully covered (except to the extent of any applicable deductible) by the policies or binders referred to above. None of the FNB Companies has received notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any such insurance coverage will not be available in the future on substantially the same terms as now in effect.

          (q) Loans, OREO, and Allowance for Loan Losses. (1) Except as Previously Disclosed, and except for matters which individually or in the aggregate, do not materially adversely affect the Merger or the financial condition of FNB, to FNB's best knowledge each loan reflected as an asset in the FNB Financial Statements or the financial statements of any FNB Subsidiary (i) is evidenced by notes, agreements, or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors' rights and to general equity principles. All loans and extensions of credit which are subject to regulation of the Federal Reserve which have been made by FNB and the FNB Subsidiaries comply therewith.

              (2) The classification on the books and records of FNB and each FNB Subsidiary of loans and/or non-performing assets as nonaccrual, troubled debt restructuring, OREO or other similar classification, complies in all material respects with generally accepted accounting principles and applicable regulatory accounting principles.

              (3) Except for liens, security interests, claims, charges, or such other encumbrances as have been appropriately reserved for in the FNB Financial Statements or are not material, title to the OREO is good and marketable, and there are no adverse claims or encumbrances on the OREO. All title, hazard and other insurance claims and mortgage guaranty claims with respect to the OREO have been timely filed and neither FNB nor any FNB Subsidiary has been received any notice of denial of any such claim.

              (4) FNB and each FNB Subsidiary are in possession of all of the OREO or, if any of the OREO remains occupied by the mortgagor, eviction or summary proceedings have been commenced or rental arrangements providing for market rental rates have been agreed upon and FNB and/or each FNB Subsidiary are diligently pursuing such eviction of summary proceedings or such rental arrangements. Except as Previously Disclosed, no legal proceeding or quasi-legal proceeding is pending or, to the knowledge of FNB and each FNB Subsidiary, threatened concerning any OREO or any servicing activity or omission to provide a servicing activity with respect to any of the OREO.

              (5) Except as Previously Disclosed, all loans made by any of the FNB Companies to facilitate the disposition of OREO are performing in accordance with their terms.

              (6) The allowance for possible loan losses shown on the FNB Financial Statements was, and the allowance for possible loan losses shown on the financial statements of FNB as of dates subsequent to the execution of this Agreement will be, in each case as of the dates thereof, adequate in all material respects to provide for possible losses, net of recoveries relating to loans previously charged off, on loans outstanding (including accrued interest receivable) of the FNB Companies and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by FNB.

          (r) Absence of Material Changes and Events. Since December 31, 1999, there has not been any material adverse change in the condition (financial or otherwise), aggregate assets or liabilities, cash flow, earnings or business or FNB, and FNB has conducted its business only in the ordinary course consistent with past practice.

          (s) Statements True and Correct. None of the information supplied or to be supplied by FNB for inclusion in the Registration Statement, the Proxy Statement/Prospectus or any other document to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will, at the respective time such documents are filed, and, in the case of the Registration Statement, when it becomes effective and with respect to the Proxy Statement/Prospectus, when first mailed to CNB shareholders, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement/Prospectus or any supplement thereto, at the time of the CNB Shareholders' Meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for the CNB Shareholders' Meeting. All documents that FNB is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law, including applicable provisions of federal and state securities law.

          (t) Brokers and Finders. Neither FNB nor any FNB Subsidiary, nor any of their respective officers, directors or employees, has employed any broker, finder or financial advisor or incurred any liability for any fees or commissions in connection with the transactions contemplated herein, except for The Carson Medlin Company.

          (u) Repurchase Agreements. With respect to all agreements pursuant to which FNB or any FNB Subsidiary has purchased securities subject to an agreement to resell, if any, FNB or such FNB Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          (v) Administration of Trust Accounts. FNB and FNB Subsidiaries have properly administered, in all respects material and which could reasonably be expected to be material to the business, operations or financial condition of FNB and FNB Subsidiaries, taken as a whole, all accounts for which they act as fiduciaries including but not limited to accounts for which they serve as trustees, agents, custodians, personal representatives, guardians, conservators or investment advisors, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither FNB nor a FNB Subsidiary, nor any director, officer or employee of FNB or a FNB Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the business, operations or financial condition of FNB, or a FNB Subsidiary, taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

          (w) Environmental Matters. (1) Except as Previously Disclosed, to the best of FNB's knowledge, neither FNB nor any FNB Subsidiary owns or leases any properties affected by toxic waste, radon gas or other hazardous conditions or constructed in part with the use of asbestos. Each of FNB and the FNB Subsidiaries is in substantial compliance with all Environmental Laws applicable to real or personal properties in which it has a direct fee ownership or, with respect to a direct interest as lessee, applicable to the leasehold premises or, to the best knowledge of FNB and the FNB Subsidiaries, the premises on which the leasehold is situated. Neither FNB nor any FNB Subsidiary has received any Communication alleging that FNB or such FNB Subsidiary is not in such compliance and, to the best knowledge of FNB and the FNB Subsidiaries, there are no present circumstances (including Environmental Laws that have been adopted but are not yet effective) that would prevent or interfere with the continuation of such compliance.

              (2) There are no legal, administrative, arbitral or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FNB and the FNB Subsidiaries of any liability arising under any Environmental Laws pending or, to the best knowledge of FNB and the FNB Subsidiaries, threatened against (A) FNB or any FNB Subsidiary, (B) any person or entity whose liability for any Environmental Claim, FNB or any FNB Subsidiary has or may have retained or assumed either contractually or by operation of law, or (C)any real or personal property which FNB or any FNB Subsidiary owns or leases, or has been or is judged to have managed or to have supervised or participated in the management of, which liability might have a material adverse effect on the business, financial condition or results of operations of FNB. FNB and the FNB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

              (3) To the best knowledge of FNB and the FNB Subsidiaries, there are no legal, administrative, arbitral or other proceedings, or Environmental Claims or other claims, causes of action or governmental investigations of any nature, seeking to impose, or that could result in the imposition, on FNB or any FNB Subsidiary of any liability arising under any Environmental Laws pending or threatened against any real or personal property in which FNB or any FNB Subsidiary holds a security interest in connection with a loan or a loan participation which liability might have a material adverse effect on the business, financial condition or results of operations of FNB. FNB and the FNB Subsidiaries are not subject to any agreement, order, judgment, decree or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any such liability.

              (4) With respect to all real and personal property owned or leased by FNB or any FNB Subsidiary, other than OREO, FNB has made available to CNB copies of any environmental audits, analyses and surveys that have been prepared relating to such properties. With respect to all OREO held by FNB or any FNB Subsidiary and all real or personal property which FNB or any FNB Subsidiary has been or is judged to have managed or to have supervised or participated in the management of, FNB has made available to CNB the information relating to such OREO available to FNB. FNB and the FNB Subsidiaries are in compliance in all material respects with all recommendations contained in any environmental audits, analyses and surveys relating to any of the properties, real or personal, described in this subsection (4).

          (5) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of any Materials of Environmental Concern, that could reasonably form the basis of any Environmental Claim or other claim or action or governmental investigation that could result in the imposition of any liability arising under any Environmental Laws currently in effect or adopted but not yet effective against FNB or any FNB Subsidiary or against any person or entity whose liability for any Environmental Claim FNB or any FNB Subsidiary has or may have retained or assumed either contractually or by operation of law.

                                   ARTICLE 5
                      Conduct Prior to the Effective Date

       5.1 Access to Records and Properties. CNB will keep FNB, and FNB will keep CNB advised of all material developments relevant to their respective businesses prior to consummation of the Merger. Prior to the Effective Date, FNB, on the one hand, and CNB on the other, agree to give to the other party reasonable access to all the premises and books and records (including tax returns filed and those in preparation) of it and its subsidiaries and to cause its officers to furnish the other with such financial and operating data and other information with respect to the business and properties as the other shall from time to time request for the purposes of verifying the warranties and representations set forth herein; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective business of the other.

       5.2 Confidentiality. Between the date of this Agreement and the Effective Date, FNB and CNB each will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of the other party, any written, oral or other information obtained in confidence from the other party or a third party in connection with this Agreement or the transactions contemplated hereby unless such information is already known to such party or to others not bound by a duty of confidentiality or unless such information becomes publicly available through no fault of such party, unless use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby or unless the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. If the Merger is not consummated, each party will return or destroy as much of such written information as may reasonably be requested.

       5.3 Registration Statement, Proxy Statement and Shareholder Approval. The Board of Directors of CNB will duly call and will hold a meeting of its shareholders as soon as practicable for the purpose of approving the Merger (the "CNB Shareholders' Meeting") and, subject to the fiduciary duties of the Board of Directors of CNB (as advised in writing by its counsel), CNB shall use its best efforts to solicit and obtain votes of the holders of its Common

Stock in favor of the Merger and will comply with the provisions in its Articles of Incorporation and Bylaws relating to the call and holding of a meeting of shareholders for such purpose; each member of the Board of Directors of CNB shall vote all shares of CNB Common Stock under his or her control (and not held in a fiduciary capacity) in favor of the Merger; and CNB shall, at FNB's request, recess or adjourn the meeting if such recess or adjournment is deemed by the other to be necessary or desirable. FNB and CNB will jointly prepare the proxy statement/prospectus to be used in connection with the CNB Shareholders' Meeting (the "Proxy Statement"). FNB and CNB will jointly prepare and file with the SEC the Registration Statement, of which such Proxy Statement shall be a part and will use its best efforts to have the Registration Statement declared effective as promptly as possible. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all times subsequent to such effectiveness, up to and including the date of the CNB Shareholders' Meeting, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by CNB relating to the CNB Companies and by FNB relating to the FNB Companies, (i) will comply in all material respects with the provisions of the Securities Act of 1933 and any other applicable statutory or regulatory requirements, including applicable state blue-sky and securities laws, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; provided, however, in no event shall any party hereto be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement made in reliance upon, and in conformity with, written information concerning another party furnished by such other party specifically for use in the Registration Statement.

          5.4 Operation of the Business of FNB and CNB. From the date hereof to the Effective Date, FNB and CNB will operate their respective businesses substantially as presently operated and only in the ordinary course, and, consistent with such operation, they will use their best efforts to preserve intact their relationships with persons having business dealings with them. Without limiting the generality of the foregoing, and except as provided in
Section 5.12, neither FNB nor CNB will, without the prior written consent of the other:

               (a) Make any change in its authorized capital stock, or issue or sell any additional shares of, securities convertible into or exchangeable for, or options (excluding those options provided for in the 2000 FNB Corporation Incentive Stock Compensation Plan, but the number of such options to be issued shall not exceed 50,000), warrants or rights to purchase, its capital stock, nor shall it purchase, redeem or otherwise acquire any of its outstanding shares of capital stock, provided that FNB or CNB may issue shares of common stock pursuant to options granted or issued prior to the date hereof:

               (b) Voluntarily make any changes in the composition of its officers, directors or other key management personnel;

               (c) Make any change in the compensation or title of any officer, director or key management employee or make any change in the compensation or title of any other employee, other than permitted by current employment policies in the ordinary course of business, any of which changes shall be reported promptly to the other party;

               (d) Enter into any bonus, incentive compensation, stock option, deferred compensation, profit sharing, thrift, retirement, pension, group insurance or other benefit plan or any employment or consulting agreement;

               (e) Incur any obligation or liability (whether absolute or contingent, excluding suits instituted against it), make any pledge, or encumber any of its assets, nor dispose of any of its assets in any other manner, except in the ordinary course of its business and for adequate value, or as otherwise specifically permitted in this Agreement;

               (f) Except as permitted by Section 5.4(a) hereof, issue or contract to issue any shares of its Common Stock, options for shares of its Common Stock, or securities exchangeable for or convertible into such shares;

               (g) Knowingly waive any right to substantial value:

               (h) Enter into material transactions otherwise than in the ordinary course of its business;

               (i) Alter, amend or repeal its Bylaws or Articles of Incorporation; or

               (j) Propose or take any other action which would make any representation or warranty in Section 4.1 or Section 4.2 hereof untrue.

          5.5 Dividends. FNB and CNB may declare and pay only regular periodic cash dividends in the ordinary course of business and consistent with past practice from the date of this Agreement through the Effective Date. Any dividend increase by CNB or FNB in excess of $.01 per share must be approved by the other.

          5.6 No Solicitation. Without the prior written consent of FNB, CNB shall not, and shall cause its officers, directors, agents, advisors and affiliates not to, solicit or encourage inquires or proposals with respect to, furnish any information relating to, or participate in any negotiations or discussions concerning, an Acquisition Transaction (as hereinafter defined); provided, however, that nothing contained in this Section 5.6 shall prohibit the Board of Directors of CNB from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, written bona fide proposal regarding an Acquisition Transaction if, and only to the extent that (A) the Board of Directors of CNB concludes in good faith, after consultation with and consideration of the written advice of outside counsel, that the failure to furnish such information or enter into such discussions or negotiations would constitute a breach of its fiduciary duties to shareholders under applicable law, (B) prior to taking such action, CNB receives from such person or entity an executed confidentiality agreement, and (C) the Board of Directors of CNB concludes in good faith that the proposal regarding the Acquisition Transaction contains an offer of consideration that is superior to the consideration set forth herein. CNB shall immediately notify FNB orally and in writing of its receipt of any such proposal or inquiry, of the material terms and conditions thereof, and of the identity of the person making such proposal or inquiry. For purposes of this Agreement,

"Acquisition Transaction" means any merger, consolidation, share exchange, joint venture, business combination or similar transaction or any purchase of all or any material portion of the assets of an entity.

     5.7 Regulatory Filings. FNB and CNB shall prepare jointly all regulatory filings required to consummate the transactions contemplated by the Agreement and the Plan of Merger and submit the filings for approval with the Federal Reserve Board and the SCC, and any other governing regulatory authority, as soon as practicable after the date hereof. FNB and CNB shall use their best efforts to obtain approvals of such filings.

     5.8 Public Announcements. Each party will consult with the other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultations except as may be required by law.

     5.9 Notice of Breach. FNB and CNB will give written notice to the other promptly upon becoming aware of the impending or threatened occurrence of any event which would cause or constitute a breach of any of the representations, warranties or covenants made to the other party in this Agreement and will use its best efforts to prevent or promptly remedy the same.

     5.10 Accounting Treatment. FNB and CNB acknowledge that the Merger shall be accounted for as a purchase under generally accepted accounting principles.

     5.11 Merger Consummation. Subject to the terms and conditions of this Agreement, each party shall use its best efforts in good faith to take, or cause to be taken, all actions, and to do or cause to be done all things necessary, proper or desirable, or advisable under applicable laws, as promptly as practicable so as to permit consummation of the Merger at the earliest possible date, consistent with Section 1.3 herein, and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end, and each of FNB and CNB shall use, and shall cause each of their respective subsidiaries to use, its best efforts to obtain all consents (governmental or other) necessary or desirable for the consummation of the transactions contemplated by this Agreement.

     5.12 FNB Acquisition Transaction. Nothing contained in this Agreement shall prevent FNB from entering into an Acquisition Transaction with a third party so long as (i) FNB is the "acquiring" and surviving entity and (ii) FNB complies with the terms of the Merger with CNB.

                                   ARTICLE 6
                             Additional Agreements

     6.1 Conversion of Stock Options. (a) On the Effective Date, all CNB Options governed by Section 2.9(i), whether or not they are exercisable, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each CNB Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each CNB Option assumed by FNB may be excised solely for shares of FNB Common Stock, (ii) the number of shares of FNB Common Stock subject to each CNB Option shall be equal to the number of shares of CNB Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and (iii) the per share exercise price under each such CNB Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each CNB Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option."

     6.2  Benefit Plans.

          (a) After consummation of the Merger, at the option of FNB (which may be applied on a plan or program by plan or program basis) and subject to FNB's best efforts, employees of CNB and Community National shall be entitled to participate either (x) in one or more combined plans or programs of FNB and CNB on substantially the same basis as similarly situated employees (taking into account all applicable factors, including but not limited to position, employment classification, age, length of service, pay, part time or full time status, and the like, as well as changes made in such plans and programs in the future), or (y) in plans and programs which, subject to changes required by applicable laws or by limitations imposed by insurance companies providing plan benefits, are comparable to (or a continuation of), and provide for participation on substantially the same basis, as CNB's employee benefit plans and programs currently in effect. If and to the extent option (x) is effectuated:

               (1) (A) Coverage under FNB's plans and programs shall be available to each employee of CNB and Community National and his or her dependents without regard to any waiting period, evidence or requirement of insurability, actively at work requirement or preexisting condition exclusion or limitation (except to the extent and in the manner any such waiting period, evidence or requirement of insurability, actively at work requirement or exclusion or limitation applies immediately prior to the effectuation of option
(x)) and (B) amounts paid or payable by employees for health care expenses for the portion of the annual benefit period prior to the date as of which option
(x) becomes effective shall be credited in satisfaction of any deductible requirement and any out-of-pocket limit for the balance of the annual benefit period which includes such date.

               (2) FNB's welfare plans and programs (including cafeteria plans) generally shall offer coverage options and costs to employees not less favorable in the aggregate (but including reasonable cost sharing for premium or other cost changes due to experience or other factors) than the most favorable welfare benefits package provided to employees of either CNB or FNB immediately before the consummation of the Merger.

               (3) FNB shall treat service with CNB and Community National before the consummation of the Merger as service with FNB for purposes of eligibility to begin participation and vesting (but not benefit accruals, except in the case of a continuation of any plan maintained by CNB or Community National) for purposes of all employee benefit and seniority based plans and programs, including but not limited to annual, sick and personal leave accruing following the consummation of the Merger.

          (b) Except to extent individually negotiated replacement contracts or settlement agreements are entered into, FNB shall honor all employment severance, consulting and other compensation contracts and agreements Previously Disclosed and executed in writing by CNB on the one hand and any individual current or former director, officer or employee thereof on the other hand, copies of which have been previously delivered by CNB to FNB.

     6.3 Indemnification. Following the Effective Date, FNB shall indemnify and hold harmless any person who has rights to indemnification from CNB, to the same extent and on the same conditions as such person is entitled to indemnification pursuant to Virginia law and CNB's Articles of Incorporation or Bylaws, as in effect on the date of this Agreement, to the extent legally permitted to do so, with respect to matters occurring on or prior to the Effective Date. FNB further agrees that any such person who has rights to indemnification pursuant to this
Section 5.4 is expressly made a third party beneficiary of this Section 5.4 and may directly, in such person's personal capacity, enforce such rights through an action at law or in equity or through any other manner or means of redress allowable under Virginia law to the same extent as if such person were a party hereto. Without limiting the foregoing, in any case in which corporate approval may be required to effectuate any indemnification, FNB shall direct, at the election of the party to be indemnified, that the determination of permissibility of indemnification shall be made by independent counsel mutually agreed upon between FNB and the indemnified party. FNB shall use its reasonable best efforts to maintain CNB's existing directors' and officers' liability policy, or some other policy, including FNB's existing policy, providing at least comparable coverage, covering persons who are currently covered by such insurance of CNB for a period of five years after the Effective Date on terms no less favorable than those in effect on the date hereof.

                                   ARTICLE 7
                           Conditions to the Merger

     7.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each of FNB and CNB to effect the Merger and the other transactions contemplated by this Agreement shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following conditions:

          (a) Shareholder Approval. Shareholders of CNB shall have approved all matters relating to this Agreement and the Merger required to be approved by such shareholders in accordance with Virginia law.

          (b) Regulatory Approvals. This Agreement and the Plan of Merger shall have been approved by the Federal Reserve, the SCC, and any other regulatory authority whose approval is required for consummation of the transactions contemplated hereby, and such approvals shall not have imposed any condition or requirement which would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement as to render inadvisable the consummation of the Merger in the reasonable opinion of the Board of Directors of FNB or CNB.

          (c) Registration Statement. The Registration Statement shall have been declared effective and shall not be subject to a stop order or any threatened stop order.

          (d) Tax Opinion. FNB and CNB shall have received an opinion of Mays & Valentine, L.L.P., or other counsel reasonably satisfactory to FNB and CNB, to the effect that the Merger will constitute a merger within the meaning of
Section 368 of the Internal Revenue Code and that no gain or loss will be recognized by the shareholders of CNB to the extent they receive FNB Common Stock solely in exchange for their CNB Common Stock in the Merger.

          (e) Opinions of Counsel. CNB shall have delivered to FNB and FNB shall have delivered to CNB opinions of counsel, dated as of the Effective Date, as to such matters as they may each reasonably request with respect to the transactions contemplated by this Agreement and in a form reasonably acceptable to each of them.

          (f) Legal Proceedings. Neither FNB nor CNB shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     7.2 Conditions to Obligations of FNB. The obligations of FNB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties contained herein of CNB shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except
(i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and FNB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of CNB dated the Effective Date, to such effect.

          (b) Performance of Obligations. CNB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and FNB shall have received a certificate signed by the Chief Executive Officer of CNB to that effect.

          (c) Affiliate Letters. Each director and shareholder of CNB who may be deemed by counsel for FNB to be an "affiliate" of CNB within the meaning of Rule 145 under the Securities Act of 1933 shall have executed and delivered a commitment and undertaking to the effect that (1) such shareholder will dispose of the shares of FNB Common Stock received by him in connection with the Merger only in accordance with the provisions of paragraph (d) of Rule 145; (2) such shareholders will not dispose of any such shares until FNB has received an opinion of counsel acceptable to it that such proposed disposition will not violate the provisions of any applicable security laws; and (3) the certificates representing said shares may bear a conspicuous legend referring to the forgoing restrictions.

          (d) Investment Banking Letter. FNB shall have received a written opinion in form and substance satisfactory to FNB from The Carson Medlin Company addressed to FNB and dated the date the Proxy Statement/Prospectus is mailed to shareholders of CNB, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to FNB.

     7.3 Conditions to Obligations of CNB. The obligations of CNB to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the following additional conditions:

          (a) Representations and Warranties. Each of the representations and warranties contained herein of FNB shall be true and correct as of the date of this Agreement and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective date, except
(i) for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, (ii) as expressly contemplated by this Agreement, or (iii) for representations and warranties the inaccuracies of which relate to matters that, individually or in the aggregate, do not materially adversely affect the Merger and the other transactions contemplated by this Agreement and CNB shall have received a certificate or certificates signed by the Chief Executive Officer and Chief Financial Officer of FNB dated the Effective Date, to such effect.

          (b) Performance of Obligations. FNB shall have performed in all material respects all obligations required to be performed by it under this Agreement prior to the Effective Date, and CNB shall have received a certificate signed by Chief Executive Officer of FNB to that effect.

          (c) Investment Banking Letter. CNB shall have received a written opinion in form and substance satisfactory to CNB from Davenport & Company LLC addressed to CNB and dated the date the Proxy Statement/Prospectus is mailed to shareholders of CNB, to the effect that the terms of the Merger, including the Exchange Ratio, are fair, from a financial point of view, to CNB.

                                   ARTICLE 8
                                  Termination

     8.1 Termination. Notwithstanding any other provision of this Agreement, and notwithstanding the approval of this Agreement and the Plan of Merger by the shareholders of CNB, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Date:

          (a) By the mutual consent of the Board of Directors of each of FNB and CNB;

          (b) By the respective Boards of Directors of FNB or CNB if the conditions set forth in Section 7.1 have not been met or waived by FNB and CNB;

          (c) By the Board of Directors of FNB if the conditions set forth in
Section 7.2 have not been met or waived by FNB;

          (d) By the Board of Directors of CNB if the conditions set forth in
Section 7.3 have not been met or waived by CNB;

          (e) By the respective Boards of Directors FNB or CNB if the Merger is not consummated by January 10, 2001.

          (f) By the Board of Directors of FNB if the Board of Directors of CNB receives a subsequent offer to acquire CNB and does not within fourteen (14) days after receipt of such subsequent offer confirm in writing to FNB that each member of the Board of Directors of CNB supports the Merger, will vote his shares of CNB Common Stock in favor of the Merger, and will recommend to the shareholders of CNB that they approve the Merger.

     8.2 Effect of Termination. In the event of the termination and abandonment of this agreement and the Merger pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (i) the last sentence of Section 5.2 and all of Sections 5.8 and 8.4 shall survive any such termination and abandonment and (ii) no party shall be relieved or released from any liability arising out of an intentional breach of any provision of this Agreement.

     8.3 Non-Survival of Representations, Warranties and Covenants. Except for Sections 1.2, 1.4, 2.1, 2.2, 2.3, 2.4, 6.2, 6.3 and 8.4 of this Agreement, none of the respective representations and warranties, obligations, covenants and agreements of the parties shall survive the Effective Date, provided that no such representations, warranties, obligations, covenants and agreements shall be deemed to be terminated or extinguished so as to deprive FNB or CNB (or any director, officer, or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including without limitation any shareholder or former shareholder of either FNB or CNB.

     8.4  Expenses. The parties provide for the payment of expenses as follows:

          (a) Except as provided below, each of the parties shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated herein, including fees and expenses of its own financial consultants, accountants and counsel, except that printing expenses shall be shared equally between FNB and CNB.

          (b) In the event FNB terminates this Agreement based on the occurrence of a Termination Event (as defined below), CNB shall pay to FNB a termination fee of Five Hundred Thousand Dollars ($500,000.00) in cash within five business days after written notice of such termination. For the purposes of this Agreement, a "Termination Event" shall mean any of the following events or transactions occurring after the date hereof:

               (i) CNB, without having received FNB's prior written consent, shall have entered into an agreement with any person to (A) acquire, merger or consolidate, or enter into any similar transaction, with CNB, (B) purchase, lease or otherwise acquire all or substantially all of the assets of CNB, or (C) purchase or otherwise acquire directly from CNB securities representing 10% or more of the voting power of CNB;

               (ii) any person shall have acquired beneficial ownership or the right to acquire beneficial ownership of 20% or more of the outstanding shares of CNB Common Stock after the date hereof (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the Exchange Act, and the regulations promulgated thereunder); or

               (iii) any person shall have made a bona fide proposal to CNB by public announcement or written communication that is or becomes the subject of public disclosure to acquire CNB by merger, shares exchange, consolidation, purchase of all or substantially all of its assets or any other similar transaction, and following such bona fide proposal the shareholders of CNB vote not to approve the Agreement.

Notwithstanding the foregoing, CNB shall not be obligated to pay to FNB the termination fee described in this Section 8.4(b) in the event that at or prior to such time as such fee becomes payable (i) FNB and CNB validly terminate this Agreement pursuant to Section 8.1(a), (ii) FNB or CNB validly terminates this Agreement pursuant to Sections 8.1(b) [other than as a result of such Termination Event], 8.1(c) [other than as a result of such Termination Event], 8.1(d) [other than as a result of such Termination Event] or 8.1(e) [other than as a result of such Termination Event]. Upon payment of the termination fee and any other amounts that may be due by CNB to FNB hereunder, this Agreement shall terminated as provided in Section 8.2.

          (c) Notwithstanding the provisions of Section 8.4(a) hereof, if for any reason the Merger is not approved by the shareholders of CNB as required, CNB shall bear and pay 50% of the costs and expenses incurred by FNB with respect to the fees and expenses of accountants, counsel, printers and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Proxy Statement not to exceed $10,000.

          (d) If this Agreement is terminated by FNB or CNB because of a willful and material breach by the other of any representation, warranty, covenant, undertaking or restriction set forth herein, and provided that the terminating party shall not have been in breach (in any material respect) of any representation and warranty, covenant, undertaking or restriction contained herein, then the breaching party shall bear and pay all such costs and expenses of the other party, including fees and expenses of consultants, investment bankers, accountants, counsel, printers, and persons involved in the transactions contemplated by this Agreement, including the preparation of the Registration Statement and the Joint Proxy Statement.

               (e) Final settlement with respect to the payment of such fees and expenses by the parties shall be made within thirty (30) days after the termination of this Agreement.

                                   ARTICLE 9
                              General Provisions

          9.1 Entire Agreement. This Agreement contains the entire agreement among FNB and CNB with respect to the Merger and the related transactions and supersedes all prior arrangements or understandings with respect thereto.

          9.2 Waiver and Amendment. Any term or provision of this Agreement may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof, and this Agreement may be amended or supplemented by written instructions duly executed by the parties hereto at any time, whether before or after the meetings of CNB shareholders referred to in
Section 7.1(a) hereof, except statutory requirements and requisite approvals of shareholders and regulatory authorities.

          9.3 Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning and construction of any provisions of this Agreement.

          9.4 Governing Law. Except as required otherwise or otherwise indicated herein, this Agreement shall be construed and enforced according to the laws of the Commonwealth of Virginia.

          9.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, telecopied or sent by recognized overnight courier service or registered or certified mail, postage prepaid, addressed as follows:

          If to FNB:

          J. Daniel Hardy, Jr., President
          FNB Corporation
          105 Arbor Drive
          P.O.Box 600
          Christiansburg, Virginia 24068
          (Tel. 540-382-6041)
          (Fax: 540-381-6768)

          Copies to:

          Peter A. Seitz, Esquire
          First National Bank
          P.O.Box 600

          Christiansburg, Virginia 24073
          (Tel. 540-382-4951)
          (Fax: 540-381-6768)

          Fred W. Palmore, III, Esquire
          Mays & Valentine, L.L.P.
          1111 East Main Street, 23rd Floor (23219)
          P.O.Box 1122
          Richmond, Virginia 23218-1122
          (Tel. 804-697-1396)
          (Fax: 804-697-1339)

          If to CNB:

          Hiawatha Nicely, Jr.
          CNB Holdings, Inc.
          900 Memorial Drive
          P.O.Box 1060
          Pulaski, Virginia 24301
          (Tel. 540-994-0831)
          (Fax: 540-994-0847)

          Copy to:

          Eugene E. Derryberry
          Gentry Locke Rakes & Moore
          800 SunTrust Plaza
          P.O.Box 40013
          Roanoke, Virginia 24022
          (Tel. 540-983-9310)
          (Fax: 540-983-9400)

     9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts together shall constitute one and the same agreement.

     9.7 Severability. In the event any provisions of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable. Further, the parties agree that a court of competent jurisdiction may reform any provision of this Agreement held invalid or unenforceable so as to reflect the intended agreement of the parties hereto.

     9.8 Subsidiaries. All representations, warranties, and covenants herein, where pertinent, include and shall apply to the Subsidiaries of the party making such representations, warranties, and covenants.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers and their corporate seals to be affixed hereto, all as of the dates first written above.

                                   FNB Corporation



                                   By: /s/ J. Daniel Hardy, Jr.
                                   ----------------------------
                                   J. Daniel Hardy, Jr.
                                   President and Chief Executive Officer

ATTEST:



/s/ Peter Seitz
---------------
Secretary

                                   CNB Holdings, Inc.



                                   By: /s/ Hiawatha Nicely, Jr.
                                   ----------------------------
                                   ____________________________
                                   ____________________________

ATTEST:



/s/
-------------------------
Secretary

                              CNB HOLDINGS, INC.
                              BOARD OF DIRECTORS

     Each of the undersigned members of the Board of Directors of CNB Holdings, Inc. agrees to be bound by his personal obligations as provided in Section 5.3 and 5.6 of this Agreement.

/s/ Nathaniel R. Tuck                    /s/ Randolph V. Chrisley
-----------------------------            ----------------------------

/s/ Sybil S. Atkinson                    /s/ Jackson M. Bruce
-----------------------------            ----------------------------

/s/ A. Carole Pratt
-----------------------------            ____________________________

/s/ Jack W. Bowling                      /s/ Hiawatha Nicely, Jr.
-----------------------------            ----------------------------

/s/ David W. Ratcliff, Jr.
-----------------------------

                                                            EXHIBIT A
                                                            to the
                                                            Agreement and Plan
                                                            of Merger

                                PLAN OF MERGER
                                    BETWEEN
                               CNB HOLDINGS, INC.
                                      AND
                                FNB CORPORATION



     Pursuant to this Plan of Merger ("Plan of Merger"), CNB Holdings, Inc. ("CNB"), a Virginia corporation, shall merge with and into FNB Corporation ("FNB"), a Virginia corporation in a merger under Section 13.1-716 of the Virginia Stock Corporation Act.

                                   ARTICLE 1

                              Terms of the Merger

     1.1 The Merger. Subject to the terms and conditions of the Agreement and Plan of Merger, dated as of July 10, 2000 between FNB and CNB, at the Effective Date, CNB shall merge with and into FNB , which shall be the surviving corporation. Each outstanding share of common stock of CNB shall be converted into and exchanged for shares of the common stock of FNB and/or cash in accordance with Article 2 of this Plan of Merger pursuant to a merger under
Section 13.1-716 of the Virginia Stock Corporation Act (the "Merger"). At the Effective Date, the Merger shall have the effect as provided in Section 13.1-721 of the Virginia Stock Corporation Act.

     1.2 Articles of Incorporation and Bylaws. The Articles of Incorporation of FNB shall be the Articles of Incorporation of the surviving corporation following the Effective Date until amended or repealed. The Bylaws of FNB shall be the Bylaws of the surviving corporation following the Effective Date until amended or repealed in accordance with the terms of such Bylaws.

     1.3 Management of Surviving Corporation. On the Effective Date, the number of Directors of FNB shall be increased by one member in Class III whose terms expire at the 2002 annual meeting of shareholders and Hiawatha Nicely, Jr. shall be appointed to fill the vacancy so created. At the next annual meeting of shareholders of FNB and at the annual meeting in 2002, management of FNB will recommend to shareholders that Mr. Nicely be elected as a member of Class III of directors whose terms expire at the 2002 and 2005, respectively, annual meetings of shareholders, provided that he has not resigned, died or otherwise been removed from office. In addition, on the Effective Date, FNB agrees to enter into a change of control agreement with

Phillip Baker, President and Chief Executive Officer of Community National, in the form attached as Exhibit B to the Agreement and Plan of Merger.


                                    ARTICLE 2

                          Manner of Converting Shares

     2.1 Conversion of CNB Stock and Stock Options. At the Effective Date, by virtue of the Merger, each share of the common stock, par value $5.00 per share, of CNB ("CNB Common Stock") issued and outstanding immediately prior to the Effective Date will be converted into either (i) $10.60 in cash ("Cash Consideration") or (ii) shares of common stock, par value $5.00 per share, of FNB ("FNB Common Stock") whose aggregate market value equals $10.60 ("Stock Consideration"), provided that in no event shall FNB issue more than 0.642 shares or less than 0.544 shares for each outstanding share of CNB Common Stock, which Stock Consideration together with the Cash Consideration (the "Merger Consideration"), in each case as the holder thereof shall have elected or be deemed to have elected in accordance with Section 2.3. The market value of FNB Common Stock will be the average of the closing sales prices per share of FNB Common Stock as reported on the NASDAQ Exchange Composite Transactions Tape (as reported in The Wall Street Journal, or, if not reported thereby, another
            -----------------------
authoritative source as chosen by FNB) for the thirty consecutive full trading days on such exchange (even if FNB Common Stock does not trade in each such day) ending at the close of trading on the tenth day before the Effective Date (the "Market Value"). The ratio of shares of FNB's common stock that will be exchanged for each outstanding share of CNB Common Stock shall be referred to herein as the "Exchange Ratio" and shall be rounded to the nearest third decimal point.

     2.2 Allocation. Notwithstanding anything in this Agreement to the contrary, the aggregate amount of cash to be issued to shareholders of CNB in the Merger shall be equal to $4,909,915 (the "Cash Amount"); provided that the Cash Amount may be changed by FNB to accommodate the exercise by FNB of its option to change the Cash Number and the Stock Number pursuant to the last sentence of this Section 2.2. As used in this Agreement, the Cash Number shall mean the aggregate number of shares of CNB Common Stock to be converted into the right to receive the Cash Consideration in the Merger, which shall be equal to the Cash Amount divided by $10.60. The number of shares of CNB Common Stock to be converted into the right to receive Stock Consideration (the "Stock Number") will be equal to (i) the number of shares of CNB Common Stock issued and outstanding immediately prior to the Effective Date of the Merger less (ii) the sum of (A) the Cash Number and (B) the aggregate number of shares of CNB Common Stock to be exchanged for cash pursuant to Section 3.3. FNB shall have the option to change the Cash Number and the Stock Number to more closely follow the actual elections of CNB shareholders pursuant to this Article 2, so long as such modification to the Cash Number and the Stock Number does not prevent the condition set forth in Section 7.1(d) of the Agreement and Plan of Merger from being satisfied.

     2.3 Election. Subject to allocation in accordance with the provisions of this Article, each record holder of shares of CNB Common Stock issued and outstanding immediately prior to the Election Deadline (as defined in Section 3.1(i)) will be entitled, in accordance with Section 3.1, (i) to elect to receive in respect of each such share (A) Cash Consideration (a "Cash Election") or (B) Stock Consideration (a "Stock Election") or (ii) to indicate that such record holder has no preference as to the receipt of Cash Consideration or Stock Consideration for all such shares held by such holder (a "Non-Election"). Shares of CNB Common Stock in respect of which a Non-Election is made or as to which no election is made (collectively, "Non-Election Shares") shall be deemed by FNB to be shares in respect of which Cash Elections or Stock Elections have been made, as FNB shall determine.

     2.4 Allocation of Cash Election Shares. In the event that the aggregate number of shares in respect of which Cash Elections have been made (the "Cash Election Shares") exceeds the Cash Number, all shares of CNB Common Stock in respect of which Stock Elections have been made (the "Stock Election Shares") and all Non-Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3), and Cash Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

          (i) the number of Cash Election Shares covered by each Form of Election (as defined in Section 3.1(i)) to be converted into Cash Consideration will be determined by multiplying the number of Cash Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number and (B) the denominator of which is the aggregate number of Cash Election Shares rounded down to the nearest whole number; and

          (ii) all Cash Election Shares not converted into Cash Consideration in accordance with Section 2.4(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

     2.5 Allocation of Stock Election Shares. In the event that the aggregate number of Stock Election Shares exceeds the Stock Number, all Cash Election Shares and all Non-Election Shares (together, the " Cash Shares") will be converted into the right to receive Cash Consideration, and all Stock Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration in the following manner:

          (i) the number of Stock Election Shares covered by each Form of Election to be converted into Cash Consideration will be determined by multiplying the number of Stock Election Shares covered by such Form of Election by a fraction, (A) the numerator of which is the Cash Number less the number of Cash Shares and (B) the denominator of which is the aggregate number of Stock Election Shares, rounded down to the nearest whole number; and

          (ii) all Stock Election Shares not converted into Cash Consideration in accordance with Section 2.5(i) will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3).

     2.6 No Allocation. In the event that neither Section 2.4 nor Section 2.5 is applicable, all Cash Election Shares will be converted into the right to receive Cash Consideration, all

Stock Election Shares will be converted into the right to receive Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) and Non-Election Shares will be converted into the right to receive Cash Consideration or Stock Consideration (and cash in lieu of fractional interests in accordance with Section 3.3) as FNB shall determine.

     2.7 Computations. The Exchange Agent (as defined in Section 3.1(i)) will make all computations to give effect to this Article 2.

     2.8 Cancellation of Shares. As of the Effective Date of the Merger, all such shares of CNB Common Stock will no longer be outstanding and automatically be cancelled and retired and will cease to exist and each holder of a certificate formerly representing any such shares of CNB Common Stock (a "CNB Certificate") will cease to have any rights with respect thereto, except the right to receive Merger Consideration and any additional cash in lieu of fractional shares of FNB Common Stock to be issued or paid in consideration therefor upon surrender of such CNB Certificate in accordance with Article 3, without interest.

     2.9 Outstanding Options for CNB Common Stock. At the Effective Date, all rights with respect to CNB Common Stock pursuant to stock options ("CNB Options") granted by CNB under a CNB stock option plan which are outstanding on the Effective Date shall be treated as follows: (i) fifty percent (50%) of the CNB Options held by a holder thereof shall be converted into and become rights with respect to FNB Common Stock as provided in Article 4 of this Plan of Merger and (ii) with respect to the remaining fifty percent (50%) of such CNB Options held by such holder, the amount by which $10.60 exceeds the exercise price for such options will be converted into Cash Consideration or Stock Consideration as provided in Sections 2.1 through 2.8 of this Article 2.

                                   ARTICLE 3
                              Manner of Exchange

     3.1  Exchange Procedures.

          (i) Not more than 60 days nor fewer than 30 days prior to the Effective Date, FNB, acting as the exchange agent ("Exchange Agent"), will mail a form of election (the "Form of Election") to each shareholder of record of CNB as of a record date as close as practicable to the date of mailing and mutually agreed to by CNB and FNB. In addition, the Exchange Agent will use its best efforts to make the Form of Election available to the persons who become shareholders of CNB during the period between such record date and the Effective Date. Any election to receive Merger Consideration will have been properly made only if the Exchange Agent shall have received on the fifth business day immediately preceding the Effective Date (the "Election Deadline"), a Form of Election properly completed and accompanied by a CNB Certificate ("Certificate(s)") for the shares to which such Form of Election relates, acceptable for transfer on the books of CNB (or an appropriate guarantee of delivery), as set forth in such Form of Election. An election may be revoked only by written notice received by the Exchange Agent prior to 5:00 p.m. on the Election Deadline. If an election is so revoked, the Certificate(s) (or guarantee of delivery, as appropriate) to which such election relates will be promptly returned to the person submitting the same to the Exchange Agent.

          (ii) As soon as reasonably practicable after the Effective Date, the Exchange Agent will mail to each holder of record of a Certificate, whose shares of CNB Common Stock were converted into the right to receive Merger Consideration and those who failed to return a properly completed Form of Election, (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates to the Exchange Agent and will be in such form and have such other provisions as the Exchange Agent may specify consistent with this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

          (iii) With respect to properly made elections in accordance with
     Section 3.1(i), and upon surrender in accordance with Section 3.1(ii) of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of Article 2, and the Certificate so surrendered will forthwith be canceled. In the event of a transfer of ownership of Shares that are not registered in the transfer records of CNB, as the case may be, payment may be issued to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such issuance pays any transfer or other taxes required by reason of such payment to a person other than the registered holder of such Certificate or establishes to the satisfaction of FNB that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.1, each Certificate will be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate pursuant to the provisions of Article 2. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of Article 2.

     3.2 Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to the shares of CNB Common Stock with a record date after the Effective Date shall be paid to the holder of any unsurrendered Certificate with respect to the shares of CNB Common Stock represented thereby, and no cash payment in lieu of any fractional shares shall be paid to any such holder pursuant to Section 3.3. Subject to the effect of unclaimed property, escheat and other applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of CNB Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of CNB Common Stock to which such holder is entitled pursuant to Section 3.3, and the amount of dividends or other distributions with a record date after the Effective Date theretofore paid with respect to such whole shares of CNB Common Stock

     3.3 No Fractional Securities. No FNB Certificates or scrip representing fractional shares of FNB Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a holder of FNB Common Stock. A holder of Shares converted in the Merger who would otherwise have been entitled to a fractional share of FNB Common Stock shall be entitled to receive a cash payment (without interest) in lieu of such fractional share in an amount determined by multiplying (i) the fractional share interest to which such holder would otherwise be entitled by (ii) the Marked Value of FNB Common Stock.

     3.4 Certain Adjustments. If, after the date hereof and on or prior to the Closing Date, the outstanding shares of CNB Common Stock shall be changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination or exchange of shares, or any dividend payable in stock or other securities is declared thereon with a record date within such period, or any similar event shall occur, the Merger Consideration will be adjusted accordingly to provide to the holders of CNB Common Stock, respectively, the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange or dividend or similar event.

     3.5 Rights of Dissenting Shareholders. Shareholders of CNB who object to the Merger will be entitled to the rights and remedies set forth in sections 13.1-729 through 13.1-741 of the Virginia Stock Corporation Act.


                                   ARTICLE 4
                          Treatment of Stock Options

     4.1 Conversion of Stock Options. (a) On the Effective Date, all CNB Options governed by Section 2.9(i) of this Plan of Merger, whether or not they are exercisable, shall be converted into and become rights with respect to FNB Common Stock, and FNB shall assume each CNB Option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From the Effective Date forward, (i) each CNB Option assumed by FNB may be excised solely for shares of FNB Common Stock,
(ii) the number of shares of FNB Common Stock subject to each CNB Option shall be equal to the number of shares of CNB Common Stock subject to such option immediately prior to the Effective Date multiplied by the Exchange Ratio and
(iii) the per share exercise price under each such CNB Option shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding down to the nearest cent; provided, however, that the terms of each CNB Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction after the Effective Date. It is intended that the foregoing assumption shall be undertaken in a manner that will not constitute a "modification" as defined in Section 425 of the Code, as to any stock option which is an "incentive stock option."

                                   ARTICLE 5
                                  Termination

     5.1 Termination. This Plan of Merger may be amended or terminated prior to the Effective Time as provided in the Merger Agreement, subject to the provisions of the Virginia Stock Corporation Act.

                                                                      APPENDIX B

                    U.S. Securities And Exchange Commission
                            Washington, D.C. 20549

                                  Form 10-KSB
(Mark One)
 X  Annual Report under Section 13 or 15(d) of the Securities Exchange Act of
---
    1934 (Fee required) For the fiscal year ended December 31, 1999
                                      or
___ Transition Report under Section 13 or 15(d) of the Securities Exchange
    Act of 1934 (No fee required) For the transition period from ________ to _______

                         Commission file no. 33-69326

                              CNB HOLDINGS, INC.
                           --------------------------
                (Name of small business issuer in its charter)

                Virginia                             54-1663340
                --------                             ----------
 (State or other jurisdiction                     (IRS Employer
of incorporation or organization)              Identification No.)

    900 Memorial Drive
    Pulaski, Virginia                                 24301
    -----------------                                 -----

(Address of principal executive offices)            (Zip Code)

                                (540) 994-0831
                         ------------------------------
                Issuer's telephone number, including area code

Securities registered pursuant to Section 12(b) of the Act:  None

          Securities registered pursuant to Section 12(g) of the Act:
                    Common Stock, par value $5.00 per share
                           --------------------------
Title of Class

Check whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for past 90 days. Yes __X__ No_____

Check if there is no disclosure of delinquent filers in response to Item 405 of regulation S-B is not contained in this form, and no disclosure will be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB. [X]

The issuer's revenues for its most recent fiscal year were $3,912,801.

The aggregate market value of the voting stock as of March 20, 2000, held by non-affiliates of the registrant computed by reference to the price at which the stock was sold, or the average bid and asked prices of such stock, as of a specified date within the last 60 days was $7,411,192.

926,399 shares of the Issuer's common stock were issued and outstanding as of March 20, 2000.

Transitional Small Business Disclosure Format. (Check one): Yes___ No X
                                                                     ---

                      DOCUMENTS INCORPORATED BY REFERENCE

The annual report to security holders for fiscal year ended December 31, 1999 is incorporated by reference into Form 10-KSB Part II, Items 7 and 8, and Part III,
Item 13. The issuer's Proxy Statement dated March 10, 2000 is incorporated by reference into Form 10-KSB Part III, Items 9, 10, 11 and 12.

                                    PART I
                                    ------

ITEM 1. DESCRIPTION OF BUSINESS
-------------------------------

GENERAL

CNB Holdings, Inc. (the "Company") was incorporated as a Virginia stock corporation on April 29, 1993, primarily to own and control all of the capital stock of Community National Bank (the "Bank"). The Company presently engages in no business other than owning and managing the Bank. The Bank is a national banking association which engages in a commercial banking business from its main office in Pulaski, Virginia. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"), and it is a member of the Federal Reserve System.

In July 1994, the Company completed its initial public offering of 437,225 shares of its common stock, $5.00 par value per share (the "Common Stock"), at a price of $10.00 per share, pursuant to its Prospectus dated November 16, 1993. The Company received final approval of its application to charter the Bank from the Office of Comptroller of the Currency (the "OCC") and final approval of its application for deposit insurance for the bank from the Federal Deposit Insurance Corporation ("FDIC") on August 29, 1994. On August 29, 1994, the Bank opened for business.

During 1997, the Board of Directors approved a 25% stock dividend for shareholders of record as of May 1, 1997. Also during 1997, the Company filed for and received approval from the SEC for a secondary stock offering of up to 380,000 shares of its common stock, $5.00 par value per share (the "Common Stock"), at a price of $9.00 per share, pursuant to its Prospectus dated December 11, 1997. All 380,000 shares were sold during the first quarter of 1998. Net proceeds were approximately $3.1 million and were used for general banking purposes.

LOCATION AND SERVICE AREA

The Bank's primary service area is Pulaski County and includes portions of Giles, Montgomery, Bland, and Wythe Counties and the City of Radford, Virginia. The Bank conducts a general commercial banking business in its service area, emphasizing the banking needs of small-to-medium sized businesses, professional concerns and individuals. The Bank operates from its main office at 900 Memorial Drive, Pulaski, Virginia, which is at the corner of Memorial Drive and Lee Highway (U.S. Route 11). See "Item 2. Description of Property" below. The

Bank draws most of its customer deposits and conducts most of its lending transactions from within its primary service area. The Bank is the only locally owned and operated commercial bank in Pulaski County.

Pulaski County is located in the New River Valley area of Southwest Virginia. Pulaski, the county seat, is approximately 53 miles southwest of Roanoke, 90 miles northeast of the Tri-Cities, Tennessee (Johnson City, Kingsport and Bristol), and 150 miles north of Charlotte, North Carolina. Pulaski County had a population of 34,500 in 1994 and a median family income of $28,057 in 1989. Virginia Polytechnic Institute and State University ("Virginia Tech"), a four-year, comprehensive land grant university with over 22,000 students, is located approximately 15 miles from Pulaski County.

The principal components of the economy of Pulaski County are manufacturing (which accounts for the largest share of all economic activity), agriculture, and tourism. Manufacturing employment is concentrated in the automotive, furniture and textile industries. The largest industrial employers in the county include Volvo-GM Heavy Trucks (3,500 employees), Pulaski Furniture (1,500 employees), Renfro Corporation (a textile manufacturer with 1,000 employees) and Jefferson Mills, Inc. (350 employees). Agricultural production, consisting primarily of beef cattle and dairy farming contributes over $12 million per year to the county's economy. Claytor Lake State Park, located in the county, attracts over 800,000 visitors each year, offering swimming, boating, fishing, hiking and other outdoor sports.

BANKING SERVICES

The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. The transaction accounts and time certificates are tailored to the Bank's principal market area at rates competitive to those offered in the area. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts (IRAs). All deposits accounts are insured by the FDIC up to the maximum amount allowed by law (generally, $100,000 per depositor subject to aggregation rules). The Bank solicits these accounts from individuals, businesses, associations, organizations, and governmental entities.

The Bank also offers a full range of short-to-medium term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. Consumer loans include secured and unsecured loans for financing automobiles, home improvements, education and personal investments. The Bank also makes real estate construction and acquisition loans and originates and holds fixed and variable rate mortgage loans. The Bank's lending activities are subject to a variety of lending limits imposed by federal law. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including borrowers' relationship to the Bank), in general the Bank is subject to a loan-to-one borrower limit of an amount equal to 15% of the Bank's unimpaired capital and surplus, or 25% of the unimpaired capital and surplus if the excess over 15% is approved by the board of directors of the Bank and is fully secured by readily marketable collateral. The Bank may not make loans to any director, officer, employee or 10% shareholder of the Company or the Bank unless the loan is approved by the Board of Directors of the Bank and is made on terms not more favorable than would be available to a person not affiliated with the Bank.

Other bank services include mortgage loan origination, cash management services, travelers checks, direct deposit of payroll and social security checks, and automated drafts for various accounts. The Bank is associated with Most Plus & VISA shared networks of automated teller machines and debit card retail locations that Bank customers may use throughout Virginia and other regions. The Bank also offers VISA credit card services.

The Bank does not plan to exercise trust powers during its initial years of operation. The Bank may in the future offer a full-service trust department, but cannot do so without the prior approval of the OCC.

COMPETITION

The banking business is highly competitive. The Bank competes as a financial intermediary with other commercial banks, savings and loan associations, credit unions and money market funds operating in Pulaski County and else-where, most of which are larger and have greater resources than the Bank.

As of March 20, 2000, there were six commercial banks operating a total of eleven offices in Pulaski County, Virginia. The Bank is the only one of these institutions that is locally owned and operated. First Virginia Bank is an in-state bank with three offices in Pulaski County, but is headquartered in Northern Virginia. Crestar Bank with one office in the county, is a statewide bank based in Richmond. First Union Bank, a Charlotte, North Carolina based regional bank operates one branch in the county. Bank of America, with two offices in Pulaski County, is an affiliate bank of southeast regional bank holding company also headquartered in Charlotte, North Carolina. First Citizens Bank, a regional bank with offices in North Carolina and Virginia, headquartered in Raleigh, operates one branch in Pulaski County. First National Bank of Christiansburg, a community bank which is headquartered in nearby Montgomery County, operates a branch in Pulaski County.

In addition to the commercial banks described above, First American Bank, a federally chartered savings association, operates two branches in Pulaski County. Two credit unions also operate in the county. In addition, the Bank is subject to aggressive competition from a wide variety of financial service companies offering an expansive array of financial products and services.

The Company believes that the community focus of the Bank, with its emphasis on service to small businesses, individuals, and professional concerns, gives it an advantage in some segments of this market.

EMPLOYEES

The Bank presently has 21 full-time employees and 8 part-time employees for a total of 25 full-time equivalents. The Company does not have any employees other than its officers, none of whom receive any remuneration for their services to the Company.

SUPERVISION AND REGULATION

The Company and the Bank are subject to state and federal banking laws and regulations. These impose specific requirements and restrictions and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act ("FDICIA"), enacted in 1991, numerous additional regulator requirements have been placed on the banking industry in the past five years, and additional changes have been proposed. The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

Federal Bank Holding Company Regulation

The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956 (the "BHCA"), Under the BHCA, the Company is subject to periodic examination by the Board of Governors of the Federal Reserve System (the "Federal Reserve") and is required to file periodic reports of it operations and such information as the Federal Reserve may require. Company and Bank activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such an acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. In the case of the Company, under Federal Reserve regulations control will be rebuttably presumed to exist if a person acquires at least 10% of the outstanding shares of any class of voting securities once the Company's Common Stock is registered under the Securities Exchange Act of 1934 (the "Exchange Act"). The Company registered the Common Stock under the Exchange Act by April 30, 1995. The regulations provide a procedure for challenge of the rebuttable control presumption.

Under the BHCA, the Company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, nonbanking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

Source of Strength; Cross-Guarantee. In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. The Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank which the Company controls, which in effect makes the Company's equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary of the Company.

Virginia Bank Holding Company Regulation


All Virginia bank holding companies must register with the Virginia State Corporation Commission (the "Virginia Commission") under Title 6.1 of the Code of Virginia (the "Virginia Act"). A registered bank holding company must provide the Virginia Commission with information with respect to the financial condition, operations, management, and intercompany relationships of the holding company and its subsidiaries. The Virginia Commission may also require such other information as is necessary to keep itself informed about whether the provisions of Virginia law and the regulations and orders issued thereunder by the Virginia Commission have been complied with, and may make examinations of any bank holding company and its subsidiaries.

Under the Virginia Act, it is unlawful without prior approval of the Virginia Commission for any company to acquire 25% or more of the voting securities of any bank and for any Virginia bank holding company to acquire direct to indirect ownership or control of more than 5% of the voting securities of any bank or other bank holding company. In addition, the Virginia Act allows regional interstate banking by permitting banking organizations in certain Southeastern states to acquire Virginia banking organizations if Virginia banking associations are allowed to acquire banking organizations in their states and the Virginia banking organization to be acquired has been in existence and continuously operated as a bank for a period of two years. As a result of this reciprocal banking provisions, banking organizations in other states, most significantly North Carolina, have entered the Virginia market through acquisitions of Virginia institutions. Those acquisitions are subject to federal and Virginia approval. Recent legislation has broadened these statutes to permit nationwide reciprocal bank acquisitions. See "The Bank-Branching" below.

THE BANK

General. The Company is the holding company for the bank, which is a national banking association. Substantially all company revenues are earned through the operations of the bank. The Office of Comptroller of the Currency (the "OCC") is the primary regulator for the Bank. The OCC regulates or monitors all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The Bank must maintain certain capital ratios and is subject to limitations on aggregate investments in real estate, bank premises, and furniture and fixtures.

Under FDICIA, all insured institutions must undergo regular on-site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the Federal Deposit Insurance Corporation ("FDIC") and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the Federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems and audit systems; (ii) loan documentation; (iii) credit underwriting; (iv) interest rate risk exposure; and (v) asset quality.

Transactions With Affiliates and Insiders. The Bank is subject to the provisions on Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act that, amoung other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

Branching. The Bank is permitted to branch freely within the state of Virginia. The Virginia Act permits statewide branching for Virginia state banks. As a national bank located in Virginia, these state branch banking laws also apply to the Bank. On September 29, 1994, the federal Interstate Banking Efficiency Act (the "Interstate Act), which expands the ability of banks to compete interstate, was enacted. The Interstate Act permits nation-wide interstate acquisitions of banks by bank holding companies beginning September 29, 1995, and permits nationwide interstate mergers of banks beginning June 1, 1997. States can legislatively opt not to permit inter-state banks mergers or can legislatively opt to permit interstate bank merges before the June 1, 1997, effective date. The Virginia General Assembly has adopted legislation which opts to permit nationwide inter-state bank mergers effective July 1, 1995.

Community Reinvestment Act. The Community Reinvestment Act (the "CRA") requires that, in connection with examinations of financial institutions within their respective jurisdictions, the federal regulators of financial institutions to evaluate the record of the financial institutions in meeting the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. The Bank has not yet received a CRA evaluation.

Other Regulations. Interest and certain other charges collected or contracted by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowed, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed, or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to Truth-In-Savings Act, which requires detailed disclosure of the yield and terms of deposit products, the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoena of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

Deposit Insurance

The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Separate insurance funds (BIF and SAIF) are maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the lower rate of failures in recent years, the fees Banks and thrifts pay BIF and SAIF have decreased. The FDIC has adopted a risk-based deposit insurance premium system for all insured depository institutions, including the Bank, which requires that a depository institution pay to BIF or SAIF from $.00 to $.27 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. The current assessment rate per $100 of insured deposits of the Bank is $.00, or a minimum of $2,000 annually.

Dividends

The principal source of the Company's cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal law, regulations and policies. As a national bank, the Bank may not pay dividends from its paid-in-capital. All dividends must be paid out of undivided profits then on hand, after de-

ducting expenses, including reserves from losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total if its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus. Under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "Capital Regulations" below.

Capital Regulations

The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all federally regulated banks and bank holding companies to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50% or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury of United States Government agencies, which have a 0% rating.

The federal bank regulator authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank or bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

These guidelines apply on a consolidated basis to bank holding companies with total consolidated assets of $150 million or more. For bank holding companies with less than $150 million in total consolidated assets (such as the Company), the guidelines will be applied on a bank only basis unless the bank holding company is engaged in a nonbanking activity involving significant leverage or has a significant amount of debt outstanding that is held by the general public.

FDICIA established a new capital-based regulatory scheme designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The new capital based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as "well capitalized" institution, a bank must have a leverage ratio of no less the 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of December 31, 1996, the Bank qualified as "well-capitalized." See "Item 6. Management's Discussion and Analysis or Plan of Operation."

Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category of the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the other three undercapitalized categories may be required to (i)submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities;(iv) improve their management; (v) eliminate management fees; or (vi) divest themselves of all or part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

These capital guidelines can affect the Company in several ways. Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making additional capital infusion necessary.

FDICIA requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. It is uncertain what affect these regulations, when implemented, would have on the Company and the Bank.

Recent Legislative Developments

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

YEAR 2000 READINESS

A detailed discussion of the Company's and Bank's year 2000 readiness and compliance program in included in "Management's Discussion and Analysis", on page 29 and is hereby incorporated by reference.

ITEM 2. DESCRIPTION OF PROPERTY.

Company and Bank main offices are located on a 4.9 acre plot at 900 Memorial Drive in Pulaski. The Bank opened for business on August 29, 1994, in a temporary modular building on the site and utilized the temporary facility for 16 months while the permanent Bank facility was constructed. The Bank began construction on the permanent facility on March 28, 1995. Construction was completed on December 1, 1995. The cost of the building was $933,000. The furniture, fixtures and equipment for the facility cost $143,000. The permanent facility is a two-story brick building and contains approximately 10,500 square feet. It features five inside teller windows, three drive-up lanes, a drive-up night depository and a drive up automated teller machine.

The main office site was purchased from a partnership 100% owned by Jack W. Bowling, a director of the Company, and five members of his immediate family in an exchange transaction for 25,000 shares of common stock. See "Item 12. Certain Relationships and Related Transactions."

The second branch office of the Bank, which opened October 4, 1997, is located at 202 N. Washington Ave, Pulaski, Virginia in CNB Center at the site of a regional bank's former branch office. It is a full-service branch, with three inside teller windows, a drive-up lane, a night depository, an automated teller machine, and safety deposit boxes. The Bank also recently installed a stand-alone automated teller machine on the campus of the New River Community College in Dublin, Virginia.

CNB Center was purchased in 1997 from NationsBank for $187,000. This three story building has approximately 20,000 square feet. In addition to the branch, the building houses the Bank's operations department. The second and third floors are leased to unrelated third parties and is available for future expansion.

In the normal course of business, the Bank invests in debt securities collateralized by real estate mortgages on residential properties. The Bank's policies regarding investment in mortgage-backed securities are subject to change by the Board of Directors with out a vote of stockholders. The Bank also originates and holds real estate mortgages. These are secured by first and second deeds of trust on residential and commercial properties.

ITEM 3.  LEGAL PRCEEDINGS.

Neither the Company nor the Bank is a party to, nor is any of their property the subject of, any material pending legal proceedings incidental to the business of the Company or the Bank.

ITEM 4.  SUBMISSION OF MATTER TO A VOTE OF SECURITY HOLDERS.

No matter was submitted to a vote of security holders during the fourth quarter of the fiscal year covered by this report.

                                    PART II
                                    -------

ITEM 5. MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

The Company's articles of incorporation authorize it to issue up to 10,000,000 shares of common stock, par value $5.00 per share (the "Common Stock"), of which 926,399 were issued and outstanding as of March 20, 2000. There is no established public trading market in the common stock, and one is not expected to develop in the near future. The Company's common stock trades thinly, primarily on the local market. However, three stock brokerage firms, Davenport & Company, Scott & Stringfellow and Wheat First Securities, have been approved by the Company as market makers. As of March 20, 2000, there are approximately 654 stockholders of record.

The Company has never paid a dividend. It is anticipated that earnings will be retained for several years to expand the Bank's capital base to support deposit growth and that no dividends will be paid on the Company's stock for the next five years. Dividends might not be paid for several years thereafter even though the Company has achieved profitable operations.

Moreover, the National Banking Act limits dividend payments by national banks, such as the Bank, which in turn could limit the Company's ability to pay dividends. The Bank may only pay dividends out of its net profits then on hand, after deducting expenses, including losses and bad debts. In addition, the Bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to this surplus no less than one-tenth of the Bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC will be required if the total of all dividends declared in any calendar year by the Bank exceeds the Banks' net profits to date, as defined, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus. At December 31, 1999, the Bank was not yet cumulatively. The OCC also has the authority under federal law to enjoin a national bank engaging in what in its opinion constitutes an unsafe or unsound practice in conducing its business, including the payment of a dividend under certain circumstances.

ITEM 6. MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

Management's Discussion and Analysis is herein incorporated by reference to the Company's 1999 Annual Report to Stockholders, pages 24 through 39.

ITEM 7. FINANCIAL STATEMENTS.

The following consolidated financial statements of the registrant and the Independent Auditors' Report set forth on pages 3 through 23 of the Company's 1999 Annual Reports to Stockholders are incorporated herein by reference:

     1. Independent Auditor's Report
     2. Consolidated Balance Sheets as of December 31, 1999 and 1998
     3. Consolidated Statements of Operations for the years ended December 31, 1999, 1998, and 1997
     4. Consolidated Statements of Stockholders' Equity for the years and period ended December 31, 1999, 1998, and 1997
     5. Consolidated Statements of Cash Flows for the years ended December 31, 1999, 1998, and 1997
     6. Notes to Consolidated Financial Statements

ITEM 8. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

There were no changes in accountants during the year and there were no disagreements on accounting and financial disclosure.

                                   PART III
                                   --------

ITEM 9. DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS; COMPLIANCE WITH SECTION 16 (a) OF EXCHANGE ACT.

Executive Officers of the Company as of December 31, 1999 are listed on page 5 of the Company's Proxy statement dated March 10, 2000 and is incorporated herein by reference. Information with respect to the directors of the Company is set out under the caption "Election of Directors" on page 2 of The Company's Proxy statement dated March 10, 2000 which information is incorporated herein by reference.

The disclosure required by item 405 of regulation S-K is set out under the caption "Compliance with Section 16 of the Securities Exchange Act" on page 7 of the Company's Proxy Statement dated March 10, 2000, which information is incorporated herein by reference.

ITEM 10.  EXECUTIVE COMPENSATION.

The information set forth under "Executive and Board Compensation" on pages 5 through 6 of the Company's Proxy Statement dated March 10, 2000, is incorporated herein by reference.

ITEM 11. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The information set forth under "Voting" on page 1, "Security Ownership of Certain Beneficial Owners and Management" on pages 2 and 3 and under "Election of Directors" on pages 3 and 4 of the Company's Proxy Statement dated March 10, 2000, is incorporated herein by reference.

ITEM 12.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The information contained under "Certain Relationships and Related Trans-actions" on page 4 of the Company's Proxy statement dated March 10, 2000, is incorporated herein by reference.

                                    PART IV
                                    -------

ITEM 13.  EXHIBITS AND REPORTS ON FORM 8-K.

The following documents are filed as part of the report:

1. Financial Statements:

The following financial statements are incorporated in this report by reference to the indicated pages of the 1998 Annual Report to Stockholder

                                                    1999 Annual Report to
                                                  Stockholders page number
                                                  ------------------------

Independent Auditor's Report                                 2
Consolidated Balance Sheets-December 31, 1999 and 1998       3
Consolidated Statements of Operations - Years ended
   December 31, 1999, 1998 and 1997                          4
Consolidated Statements of Stockholders' Equity - Years
   ended December 31, 1999, 1998 and 1997                    5
Consolidated Statements of Cash Flows - Years ended
   December  31, 1999, 1998 and 1997                         6
Notes to Consolidated Financial Statements                7-23
Management's Discussion and Analysis                     24-39

2. Financial Statement Schedules

All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or related notes.

3. Exhibits:

The exhibits filed as part of this report and exhibits incorporated herein by reference to other documents are listed in the Index to Exhibits to this Annual Report on Form 10-K.

3.1 Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration Statement No. 33-69326 on Form S-1).

3.2 By-laws (incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-69326 on Form S-1).

4.1 Provisions in the Company's Articles of Incorporation and By-laws defining the rights of holders of the Company's Common Stock

      (incorporated by reference to Exhibit 4.1 to the Company's
      Registration Statement No. 33-69326 on Form S-1).

10.1 Employment Agreement dated June 21, 1993, by and between Wayne L. Carpenter and the Company incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-69326 on Form S-1).

10.2 Construction Agreement dated February 2, 1995, by and between the Bank and Turn-Key Financial Builders, Inc. (incorporated by reference to Exhibit
     10.2 to the Company's 1995 Form 10-KSB).

10.3 Security Equipment Purchase Agreement dated February 15, 1995, by and between the Bank and Security Corporation (incorporated by reference to Exhibit 10.3 to the Company's 1995 Form 10-KSB).

10.4 CNB Holdings, Inc. 1995 Stock Option Plan (incorporated by reference to
     Exhibit 10.4 to the Company's 1995 Form 10-KSB).

12.1 1999 Report to Stockholders.

21.1 Subsidiaries of the Company (incorporated by reference to Exhibit 10.4 to the Company's 1995 Form 10-KSB).

22.1 2000 Proxy Statement.

                                  SIGNATURES
                                  ----------

In accordance with Section 13 or 15(d) of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             CNB HOLDINGS, INC.


Date:   March 24, 2000                       By: /s/ Hiawatha Nicely, Jr.
                                             -----------------------------
                                             Hiawatha Nicely, Jr.
                                             Chief Executive Officer

In accordance with the Exchange Act, this report has to be signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

   Signature                      Title                 Date
   ---------                      -----                 ----


/s/ Sybil S. Atkinson         Director            March 24, 2000
-------------------------
Sybil S. Atkinson

/s/ Jack W. Bowling           Director            March 24, 2000
-------------------------
Jack W. Bowling

/s/ Jackson M. Bruce          Director            March 24, 2000
-------------------------
Jackson M. Bruce

/s/ Randolph V. Chrisley      Director            March 24, 2000
-------------------------
Randolph V. Chrisley

                              Chairman,
                              President and
                              Chief Executive
/s/ Hiawatha Nicely, Jr.      Officer             March 24, 2000
-------------------------
Hiawatha Nicely, Jr.

/s/ A. Carole Pratt           Director            March 24, 2000
-------------------------
A. Carole Pratt

/s/ David W. Ratcliff, Jr.    Director            March 24, 2000
-------------------------
David W. Ratcliff, Jr.


/s/ Nathanial R. Tuck         Director            March 24, 2000
-------------------------
Nathaniel R. Tuck

/s/ J. David Wine             Director            March 24, 2000
-------------------------
J. David Wine

                               INDEX TO EXHIBITS
                               -----------------

                           PAGE NO. IN
EXHIBIT NO.                DESCRIPTION                      EQUENTIAL SYSTEM
-----------                -----------                      ----------------

  3.1          Amended and Restated Articles of
               Incorporation (incorporated by reference to Exhibit 3.1 to the Company's Registration
               Statement No. 33-69326 on Form S-1).


  3.2          By-laws (incorporated by reference to Exhibit
               3.2 to the Company's Registration Statement No.
               33-69326 on Form S-1).

  4.1 Provisions in the Company's Articles of Incorporation and By-laws defining the rights of holders of the Company's Common Stock (incorporated by reference to Exhibit 4.1 to the Company's Registration Statement No. 33-69326 on Form S-1).

 10.1 Employment Agreement dated June 21, 1993, by and between Wayne L. Carpenter and the Company incorporated by reference to Exhibit 3.2 to the Company's Registration Statement No. 33-69326 on Form S-1).

 10.2 Construction Agreement dated February 2, 1995, by and between the Bank and Turn-Key Financial Builders, Inc. (incorporated by reference to Exhibit 10.2 to the Company's 1995 Form 10-KSB).

 10.3          Security Equipment Purchase Agreement dated
               February 15, 1995, by and between the Bank and Security Corporation (incorporated by reference to Exhibit 10.3 to the Company's 1995 Form 10-KSB).

 10.4          CNB Holdings, Inc. 1995 Stock Option Plan
               (incorporated by reference to Exhibit 10.4 to the Company's 1995 Form 10-KSB).

 12.1          1999 Report to Stockholders.

 21.1 Subsidiaries of the Company (incorporated by reference to Exhibit 10.4 to the Company's 1995
               Form 10-KSB).

 22.1          2000 Proxy Statement.

                                                                         EX-12.1
                                 ANNUAL REPORT

================================================================================
1999 Annual Report
--------------------------------------------------------------------------------

Table of Contents

Letter to Stockholders.................................................  1

Independent Auditor's Report...........................................  2

Consolidated Balance Sheets............................................  3

Consolidated Statements of Operations..................................  4

Consolidated Statements of Stockholders' Equity........................  5

Consolidated Statements of Cash Flows..................................  6

Notes to Consolidated Financial Statements.............................  7

Management's Discussion and Analysis................................... 24

Board of Directors and Officers........................................ 40

Stockholder Information................................................ 41

                           CNB HOLDINGS, INC. LOGO]


February 28, 2000


CNB Holdings, Inc.
Shareholders

Dear Shareholder:


You are cordially invited to attend the annual shareholders meeting of CNB Holdings, Inc., to be held Thursday, April 13, 2000 at 10:00 a.m., local time at Community National Bank's training facilities, 900 Memorial Drive, Pulaski, Virginia. You will be asked to consider and vote on the nominees for election as directors to serve until 2003. Additionally we will review the results of 1999 and the future growth plans for CNB Holdings, Inc., and Community National Bank along with other business as may properly come before the meeting.

Community National Bank and CNB Holdings, Inc., successfully navigated the issues of Y2K bringing the bank and its clients into the new millennium prepared to increase owner equity and profitability.

Community National Bank, its management and board of directors are committed to achieving the highest level of growth while maintaining profitability. The company is positioned to move forward effectively in both of these areas.

The board of directors join me in thanking you for your continued support over the years and we look forward to continued growth in the value of our investment.



Hiawatha Nicely, Jr.

/s/ Hiawatha Nicely, Jr.

Chairman, President, and CEO

CNB


900 Memorial Drive o Post Office Box 1060 o Pulaski, Virginia 24301 o (540) 994-0831

           202 N. Washington Avenue    o    Pulaski, Virginia 24301

                         Independent Auditor's Report


Board of Directors and Stockholders
CNB Holdings, Inc.
Pulaski, Virginia

We have audited the consolidated balance sheets of CNB Holdings, Inc. and subsidiary (Community National Bank) as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CNB Holdings, Inc. and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.



Pulaski, Virginia
January 7, 2000

================================================================================
Consolidated Balance Sheets
December 31, 1999 and 1998
--------------------------------------------------------------------------------


                                                         1999          1998
                                                     ------------  ------------
Assets
  Cash and due from banks                            $ 2,896,627   $ 2,925,106
  Federal funds sold                                     760,000       495,000
  Investment securities available for sale            14,188,398    16,427,685
  Loans, net of allowance for loan losses
    of $321,574 in 1999 and $372,574 in 1998          31,570,674    31,108,102
  Property and equipment, net                          1,994,281     1,952,346
  Accrued income                                         307,451       425,640
  Other assets                                            60,900        94,836
                                                     -----------   -----------
          Total assets                               $51,778,331   $53,428,715
                                                     ===========   ===========

Liabilities
  Demand deposits                                    $ 6,300,356   $ 7,107,894
  Interest-bearing demand deposits                    13,130,924    10,723,459
  Savings deposits                                     6,805,463     6,629,166
  Large denomination time deposits                     4,041,584     4,456,768
  Other time deposits                                 15,491,406    17,200,180
                                                     -----------   -----------
          Total deposits                              45,769,733    46,117,467

  Federal funds purchased                                      -       851,000
  Other borrowed funds                                   126,570       132,590
  Accrued interest payable                                61,095        72,786
  Other liabilities                                       27,954        15,140
                                                     -----------   -----------
          Total liabilities                           45,985,352    47,188,983
                                                     -----------   -----------

  Commitments and contingencies

Stockholders' equity:
  Preferred stock, $1 par value; 1,000,000 shares
    authorized; none outstanding                               -             -
  Common stock, $5 par value; 10,000,000 shares
    authorized; 926,399 shares outstanding
    in 1999 and 1998                                   4,631,995     4,631,995
  Surplus                                              2,803,782     2,803,782
  Retained deficit                                    (1,156,366)   (1,185,804)
  Unrealized depreciation on investment
    securities available for sale                       (486,432)      (10,241)
                                                     -----------   -----------
          Total stockholders' equity                   5,792,979     6,239,732
                                                     -----------   -----------
          Total liabilities and stockholders' equity $51,778,331   $53,428,715
                                                     ===========   ===========

See Notes to Consolidated Financial Statements

================================================================================
Consolidated Statements of Operations
Years ended December 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------

                                                             1999         1998        1997
                                                          -----------  ----------  ----------
Interest income:
    Loans and fees on loans                               $2,759,294   $2,322,271  $1,668,116
    Federal funds sold                                        57,161      218,361      40,131
    Taxable investment securities                            831,176      800,268     745,596
                                                          ----------   ----------  ----------
          Total interest income                            3,647,631    3,340,900   2,453,843
                                                          ----------   ----------  ----------

Interest expense:
  Deposits                                                 1,812,721    1,809,944   1,353,521
  Federal funds purchased                                     11,059          120      17,166
  Other borrowed funds                                         7,363        3,467           -
                                                          ----------   ----------  ----------
          Total interest expense                           1,831,143    1,813,531   1,370,687
                                                          ----------   ----------  ----------
          Net interest income                              1,816,488    1,527,369   1,083,156

Provision for loan losses                                    173,292      165,551     185,943
                                                          ----------   ----------  ----------
          Net interest income after provision
            for loan losses                                1,643,196    1,361,818     897,213
                                                          ----------   ----------  ----------

Noninterest income:
    Service charges on deposit accounts                      172,063      169,108     112,405
    Net realized gains (losses) on sales of securities          (950)           -       2,662
    Other income                                              94,057      105,649      37,532
                                                          ----------   ----------  ----------
          Total noninterest income                           265,170      274,757     152,599
                                                          ----------   ----------  ----------

Noninterest expense:
    Salaries and employee benefits                           793,405      748,068     584,633
    Occupancy expense                                        139,366      120,536      79,983
    Equipment expense                                        113,165      123,607      92,028
    Other expense                                            832,992      620,195     540,418
                                                          ----------   ----------  ----------
          Total noninterest expense                        1,878,928    1,612,406   1,297,062
                                                          ----------   ----------  ----------

          Net income (loss)                               $   29,438   $   24,169  $ (247,250)
                                                          ==========   ==========  ==========

Basic earnings per share                                  $      .03   $      .03  $     (.45)
                                                          ==========   ==========  ==========
Diluted earnings per share                                $      .03   $      .03  $     (.45)
                                                          ==========   ==========  ==========
Weighted average shares outstanding                          926,399      892,786     546,453
                                                          ==========   ==========  ==========

See Notes to Consolidated Financial Statements

================================================================================
Consolidated Statements of Stockholders' Equity
Years ended December 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------

                                                                                     Accumulated
                                                                       Retained         Other
                                     Common Stock                      Earnings     Comprehensive
                                 ---------------------
                                  Shares     Amount       Surplus      (Deficit)    Income (Loss)      Total
                                 --------  -----------  -----------  -------------  --------------  -----------
December 31, 1996                437,225   $2,186,125   $2,156,782    $  (962,723)      $ (56,663)  $3,323,521

Comprehensive income
Net loss                               -            -            -       (247,250)              -     (247,250)
Net change in unrealized
  depreciation on investment
  securities available for sale        -            -            -              -          38,174       38,174
Reclassification adjustment                                                                (2,662)      (2,662)
                                                                                                    ----------
Total comprehensive income                                                                            (211,738)

Stock dividend                   109,306      546,530     (546,530)             -               -            -
Redemption of fractional
  shares                            (132)        (660)        (504)             -               -       (1,164)
                                 -------   ----------   ----------   ------------   -------------   ----------
December 31, 1997                546,399    2,731,995    1,609,748     (1,209,973)        (21,151)   3,110,619

Comprehensive income
Net income                             -            -            -         24,169               -       24,169
Net change in unrealized
  depreciation on investment
  securities available for sale        -            -            -              -          10,910       10,910
                                                                                                    ----------
Total comprehensive income                                                                              35,079

Proceeds from sale of
  common stock                   380,000    1,900,000    1,520,000              -               -    3,420,000
Costs related to sale of
  common stock                         -            -     (325,966)             -               -     (325,966)
                                 -------   ----------   ----------   ------------   -------------   ----------
December 31, 1998                926,399    4,631,995    2,803,782     (1,185,804)        (10,241)   6,239,732

Comprehensive income
Net income                             -            -            -         29,438               -       29,438
Net change in unrealized
  depreciation on investment
  securities available for sale        -            -            -              -        (476,191)    (476,191)
                                                                                                    ----------
Total comprehensive income                                                                            (446,753)
                                 -------   ----------   ----------   ------------   -------------   ----------
December 31, 1999                926,399   $4,631,995   $2,803,782    $(1,156,366)      $(486,432)  $5,792,979
                                 =======   ==========   ==========   ============   =============   ==========

See Notes to Consolidated Financial Statements
================================================================================

Consolidated Statements of Cash Flows
Years ended December 31, 1999, 1998 and 1997
--------------------------------------------------------------------------------

                                                                 1999           1998           1997
                                                             -------------  -------------  -------------

Cash flows from operating activities:
 Net income (loss                                            $     29,438   $     24,169   $   (247,250)
 Adjustments to reconcile net income (loss)
  to net cash used by operations:
   Loss on disposal of equipment                                        -          9,966              -
   Depreciation and amortization                                  144,458        141,789        105,660
   Provision for loan losses                                      173,292        165,551        185,943
   Net realized (gains) losses on securities                          950              -         (2,662)
   Accretion of discount on securities, net                        29,146         20,964        (44,809)
   Changes in assets and liabilities:
    Accrued income                                                118,189       (184,322)        20,230
    Other assets                                                   15,218         51,904        (19,739)
    Accrued interest payable                                      (11,691)        17,338         18,836
    Other liabilities                                              12,814         (7,971)         6,623
                                                             ------------   ------------   ------------
     Net cash flows from operating activities                     511,814        239,388         22,832
                                                             ------------   ------------   ------------

Cash flows from investing activities:
 Net (increase) decrease in federal funds sold                   (265,000)       526,000       (619,000)
 Purchases of investment securities                           (18,224,787)   (29,693,672)   (16,010,481)
 Sales of available for sale securities                         4,495,138              -      4,276,997
 Maturities of investment securities                           15,462,649     24,992,670     11,392,494
 Net increase in loans                                           (635,864)    (8,878,426)    (9,916,792)
 Purchases of property and equipment                             (167,675)      (220,365)      (528,763)
                                                             ------------   ------------   ------------
     Net cash provided by (used in) investing activities          664,461    (13,273,793)   (11,405,545)
                                                             ------------   ------------   ------------

Cash flows from financing activities:
 Net increase in demand, NOW, and savings deposits              1,776,224      5,916,535      5,309,304
 Net increase (decrease) in time deposits                      (2,123,958)     3,607,044      7,243,882
 Net increase in federal funds purchased                         (851,000)       851,000              -
 Proceeds from borrowed funds                                           -        135,000              -
 Repayment of borrowed funds                                       (6,020)        (2,410)             -
 Issuance of common stock                                               -      3,420,000              -
 Stock issuance costs                                                   -       (258,498)       (67,468)
 Redemption of fractional shares                                        -              -         (1,164)
                                                             ------------   ------------   ------------
     Net cash provided by (used in) financing activities       (1,204,754)    13,668,671     12,484,554
                                                             ------------   ------------   ------------
     Net increase (decrease) in cash and cash equivalents         (28,479)       634,266      1,101,841

Cash and cash equivalents, beginning                            2,925,106      2,290,840      1,188,999
                                                             ------------   ------------   ------------
Cash and cash equivalents, ending                            $  2,896,627   $  2,925,106   $  2,290,840
                                                             ============   ============   ============

Supplemental disclosure of cash flow information:
 Interest paid                                               $  1,842,834   $  1,796,193   $  1,351,851
                                                             ============   ============   ============
 Income taxes paid                                           $          -   $          -   $          -
                                                             ============   ============   ============

Supplemental disclosure of noncash investing activities:
 Other real estate acquired in settlement of loans           $          -   $          -   $     58,487
                                                             ============   ============   ============

See Notes to Consolidated Financial Statements

================================================================================
Notes to Consolidated Financial Statements

--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies

Organization

CNB Holdings, Inc. (the Company) is a bank holding company incorporated under the laws of Virginia on April 29, 1993. On August 29, 1994, the Company's wholly owned subsidiary, Community National Bank (the Bank), was chartered under the laws of the United States and the Bank opened for business in Pulaski, Virginia. As an FDIC insured National Banking Association, the Bank operates two banking offices and is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management obtains independent appraisals for significant properties.

Substantially all of the Bank's loan portfolio consists of loans in the New River Valley area of Southwest Virginia. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. The regional economy is diverse, but influenced to an extent by the manufacturing segment.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank's allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and cash equivalents

For purposes presenting in the consolidated statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption "cash and due from banks".

Trading securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities held to maturity

Bonds, notes and debentures for which the Bank has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. Currently the Bank has no securities held to maturity.

Securities available for sale

Available-for-sale securities are reported at fair value and consist of bonds, notes, debentures, and certain equity securities not classified as trading securities or as held-to-maturity securities.

Unrealized holding gains and losses on available-for-sale securities are reported as a net amount in a separate component of stockholders' equity. Realized gains and losses on the sale of available-for-sale securities are determined using the specific-identification method. Premiums and discounts are recognized in interest income using the interest method over the period to maturity or to call dates.

Declines in the fair value of individual held-to-maturity and available-for-sale securities below cost that are other than temporary are reflected as write-downs of the individual securities to fair value. Related write-downs are included in earnings as realized losses.

Loans receivable and allowance for loan losses

Loans are reported at their outstanding balance principal reduced by an allowance for loan losses and adjusted for net unamortized origination fees and costs.

Loan origination fees and certain direct origination costs are capitalized and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management's opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received.

The allowance for loan losses is increased by charges to income and decreased by charge-offs, net of recoveries. Management's periodic evaluation of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions.

Property and equipment

Land is carried at cost. Bank premises, furniture and equipment are carried at cost, less accumulated depreciation computed by the straight-line method over the following estimated useful lives:

                                             Years
                                             -----
  Buildings and land improvements           20 to 40
  Furniture and equipment                    5 to 10

Foreclosed properties

Real estate properties acquired through or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value less anticipated cost to sell at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is less than 12 months.

Stock-based compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under SFAS No. 123, Accounting for Stock-Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting has been applied.

Income taxes

Provision for income tax is based on amounts reported in the statements of operations (after exclusion for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Deferred tax assets, net of a valuation allowance if deemed appropriate, are recognized for operating losses that are available to offset future taxable income.

Earnings per share

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if potential dilutive common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Business segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Comprehensive income

Annual comprehensive income reflects the change in the Company's equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders' equity rather than as income or expense.

Financial instruments

Any derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received. The Bank does not utilize interest-rate exchange agreements or interest rate futures contracts.

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company. The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents: The carrying amounts reported in the balance sheet for cash and cash equivalents approximate those assets' fair values.

Available-for-sale and held-to-maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: The carrying amounts of short-term debt funds approximate their fair values.

Long-term debt: The fair values of the Company's long-term debt are estimated using discounted cash flow analysis based on the Company's current incremental borrowing rates for similar types of borrowings.

Other liabilities: For fixed-rate loan commitments, fair value considers the difference between current levels of interest rates and the committed rates. The carrying amount of other liabilities approximates fair value.

Impacts of New Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board issued Statement No. 133,

Accounting for Derivative Instruments and Hedging Activities. This Statement (effective for fiscal quarters beginning after June 15, 2000) establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. While the Company has not completed its analysis of all impacts of Statement No. 133, Management does not believe that implementation of the Statement will be material to the financial statements.

Reclassification

Certain reclassifications have been made to the prior years' financial statements to place them on a comparable basis with the current presentation. Net income (loss) and stockholders' equity previously reported were not affected by these reclassifications.

Note 2.   Restricted Cash

To comply with banking regulations, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $323,000 and $416,000 for the periods including December 31, 1999 and 1998, respectively.

Note 3.   Securities

Debt and equity securities have been classified in the consolidated balance sheets according to management's intent. The carrying amount of securities and their approximate fair values (all available for sale) at December 31, follow:

                                                 Amortized     Unrealized    Unrealized      Fair
                                                    Cost          Gains        Losses       Value
                                                -----------    ----------    ----------   -----------
1999
 U. S. Treasury securities                      $    97,666    $        -    $        -   $    97,666
 U. S. Government agency securities              11,931,756             -       417,843    11,513,913
 State and local government securities              199,732             -           626       199,106
 Mortgage-backed securities                       2,127,226           696        68,659     2,059,263
 Restricted equity securities                       318,450             -             -       318,450
                                                -----------    ----------    ----------   -----------
                                                $14,674,830    $      696    $  487,128   $14,188,398
                                                ===========    ==========    ==========   ===========

1998
 U. S. Treasury securities                      $   696,433    $    3,510    $        -   $   699,943
 U. S. Government agency securities              14,061,220        28,654        36,294    14,053,580
 State and local government securities              198,846         1,730             -       200,576
 Mortgage-backed securities                       1,320,977             -         7,841     1,313,136
 Restricted equity securities                       160,450             -             -       160,450
                                                -----------    ----------    ----------   -----------
                                                $16,437,926    $   33,894    $   44,135   $16,427,685
                                                ===========    ==========    ==========   ===========

Investment securities with amortized costs of $7,740,746 and $1 3,004,764 and market values of $7,405,204 and $13,004,862 at December 31, 1999 and 1998,
respectively, were pledged as collateral on public deposits or for other banking purposes.

Gross realized gains and losses for the years ended December 31, 1999, 1998 and 1997 are as follows:

                                 1999        1998        1997
                               --------    --------    --------
Realized gains                 $    490    $      -    $  8,593
Realized losses                  (1,440)          -      (5,931)
                               --------    --------    --------
                                   (950)   $      -    $  2,662
                               ========    ========    ========

The amortized cost and approximate market value at December 31, 1999 of investment securities by scheduled maturity are shown below.

                                                Available for Sale
                                              ------------------------
                                               Amortized     Fair
                                                  Cost       Value
                                              -----------  -----------
Due in one year or less                       $ 4,952,724  $ 4,946,606
Due in one year through five years              1,002,855      982,263
Due after five years                            8,400,801    7,941,079
Restricted equity securities                      318,450      318,450
                                              -----------  -----------
                                              $14,674,830  $14,188,398
                                              ===========  ===========

Note 4.  Loans Receivable

The major components of loans in the consolidated balance sheets at December 31, 1999 and 1998 are as follows:

                                                     1999          1998
                                                  -----------   -----------
Commercial                                        $12,562,064   $13,557,653
Real estate:
 Construction and land development                    567,520       732,493
 Farmland                                              76,300        50,974
 Residential, 1-4 families                         13,581,963    12,006,354
 Residential, multifamily                                   -             -
 Nonfarm, nonresidential                              627,614       253,900
Agricultural                                           73,573       105,323
Consumer:
 Credit cards and other revolving credit              458,225       458,541
 Other consumer                                     3,969,530     4,229,703
States and political subdivisions                      69,409       170,556
Other                                                   5,340         3,707
                                                  -----------   -----------
                                                   31,991,538    31,569,204

Net deferred loan fees                                (99,290)      (88,528)
Allowance for loan losses                            (321,574)     (372,574)
                                                  -----------   -----------
                                                  $31,570,674   $31,108,102
                                                  ===========   ===========

Nonperforming assets at December 31, 1999 and 1998 are detailed as follows:

                                                        1999          1998
                                                     -----------  -----------
Nonaccrual loans                                       $ 126,534    $ 330,048
Restructured loans                                             -            -
Loans past due 90 days or more                                 -       86,122
                                                       ---------    ---------

 Total nonperforming loans                               126,534      416,170

Foreclosed, repossessed and idled properties              23,580        1,335
                                                       ---------    ---------
 Total nonperforming assets                            $ 150,114    $ 417,505
                                                       =========    =========

Gross interest income that would have been recognized for each year if the nonaccrual loans and restructured loans had been current in accordance with their original terms and had been outstanding throughout the period or since origination, or if held part of the period, is detailed below. Applicable interest income that was actually collected and included in net income for each year is summarized below:

                                                  1999     1998     1997
                                                 -------  -------  ------
Nonaccrual loans:
 Interest income, original terms                 $14,815  $35,671  $    -
                                                 =======  =======  ======
 Interest income, recognized                     $   320  $17,113  $    -
                                                 =======  =======  ======

The Bank has no restructured loans during the years ended December 31, 1999, 1998 or 1997.

An allowance determined in accordance with SFAS No. 114 and No. 118 is provided for all impaired loans. The total recorded investment in impaired loans and the related allowance for loan losses at December 31, the average annual recorded investment in impaired loans and interest income recognized on impaired loans for the year (all approximate) are summarized below:

                                                        1999         1998       1997
                                                      ----------  ---------   --------
Recorded investment at December 31,                   $ 212,601   $ 642,035   $      -
                                                      =========   =========   ========
Allowance for loan losses                             $  43,500   $ 102,757   $      -
                                                      =========   =========  =========
Average recorded investment for the year              $ 234,231   $ 409,174   $      -
                                                      =========   =========  =========
Interest income recognized for the year               $   8,602   $  38,516   $      -
                                                      =========   =========  =========

The Bank is not committed to lend additional funds to debtors whose loans have been modified.

Note 5.  Allowance for Loan Losses

An analysis of the changes in the allowance for loan losses are as follows:

                                     1999            1998         1997
                                  ---------       ---------     ---------
Balance, beginning                $ 372,574        $270,000      $155,000
                                  ---------        --------      --------

Loans charged off                     (224,292)    (64,193)     (82,476)
Recoveries                                   -       1,216       11,533
                                     ---------   ---------   ----------
Net loans charged off                 (224,292)    (62,977)     (70,943)

Provision for loan losses              173,292     165,551      185,943
                                     ---------   ---------   ----------
Balance, ending                      $ 321,574   $ 372,574   $  270,000
                                     =========   =========   ==========

Note 6.  Property and Equipment

Components of property and equipment and total accumulated depreciation at December 31, 1999 and 1998, are as follows:

                                              1999        1998
                                           ----------   ----------
Land                                       $  280,000   $  280,000
Land improvements                              51,492       51,492
Buildings                                   1,326,430    1,299,655
Furniture and equipment                       749,281      608,382
                                           ----------   ----------
                                            2,407,203    2,239,529
Less accumulated depreciation                (412,922)    (287,183)
                                           ----------   ----------
                                           $1,994,281   $1,952,346
                                           ==========   ==========

The Company leased a branch office under an agreement accounted for as an operating lease. This agreement expired during 1998. Rental expense relative to this lease was approximately $11,500 and $8,477 in 1998 and 1997, respectively.

Note 7.  Short-term Debt

Short-term debt consists of federal funds purchased, which generally mature within one to four days from the transaction date, and other short-term borrowings. Additional information at December 31, 1999 and 1998 and for the years then ended is summarized below:

                                                           1999         1998
                                                        ----------   ---------
Outstanding balance at December 31                      $        -    $851,000
                                                        ==========    ========
Year-end weighted averaged rate                                  -       5.123%
                                                        ==========    ========
Daily average outstanding during the year               $  146,179    $  2,332
                                                        ==========    ========
Average rate for the year                                     6.46%      5.123%
                                                        ==========    ========
Maximum outstanding at any month-end during the year    $1,115,000    $851,000
                                                        ==========    ========

At December 31, 1999, the Bank had established lines of credit totaling $2,000,000 with various correspondent banks to provide additional liquidity if, and as needed. In addition, the company has the ability to borrow up to ten percent of bank assets from the Federal House Loan Bank of Atlanta, subject to the pledging of specific collateral. $851,000 was outstanding at December 31,1998 under these agreements. There were no amounts outstanding at December 31, 1999.

Note 8.  Other Borrowed Funds

Other borrowed funds consist of a mortgage note payable in monthly installments of $1,115 including interest at 5.67%. This note is secured by certain real estate. Annual requirements to repay this debt are as follows:

          2000             $  6,371
          2001                6,741
          2002                7,134
          2003                7,549
          2004                7,988
          After              90,787
                           --------
                           $126,570
                           ========

Note 9.  Fair Value of Financial Instruments

The estimated fair values of the Company's financial instruments are as follows (dollars in thousands):

                                            December 31, 1999  December 31, 1998
                                            -----------------  -----------------
                                            Carrying   Fair    Carrying   Fair
                                             Amount    Value    Amount    Value
                                            --------  -------  --------  -------
Financial assets
 Cash and cash equivalents                   $ 2,897  $ 2,897   $ 2,925  $ 2,925
 Federal funds sold                              760      760       495      495
 Securities, available-for-sale               14,188   14,188    16,428   16,428
 Loans, net of allowance for loan losses      31,571   31,343    31,108   31,835

Financial liabilities
 Deposits                                     45,777   46,188    46,117   46,650
 Federal funds purchased                           -        -       851      851
 Other borrowed funds                            127      114       133      126

Off-balance-sheet assets (liabilities)
 Commitments to extend credit and
  standby letters of credit                        -        -         -        -

Note 10. Earnings Per Share

The following table details the computation of basic and diluted earnings per share for each year ended December 31.

                                                1999      1998       1997
                                              --------  --------  ---------
Net income (loss) (income available
 to common shareholders)                      $ 29,438  $ 24,169  $(247,250)
                                              ========  ========  =========

Weighted average common shares outstanding     926,399   892,786    546,453
Effect of diluted securities, options           22,277    24,319          -
                                              --------  --------  ---------

Weighted average common shares
 outstanding, diluted                          948,676   917,105    546,453
                                              ========  ========  =========

Basic earnings per share                      $    .03  $    .03  $    (.45)
                                              ========  ========  =========
Diluted earning per share                     $    .03  $    .03  $    (.45)
                                              ========  ========  =========

At December 31, 1997, exercisable options were outstanding (see Note 12) with an exercise price below the market value of the Bank's stock at that date. This condition placed those options "in the money" at December 31, 1997. However, exercise of those options is not assumed in computing diluted earnings per share for 1997 because their exercise would reduce the annual reported diluted loss per share for that year.

Note 11.  Employee Benefit Plans

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees who have completed one year of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. In addition, the Bank may make additional contributions at the discretion of Board of Directors. The Bank made no contributions during the years ended December 31, 1999, 1998 or 1997.

Note 12.  Common Stock

During 1995 the Company adopted a stock option plan under which up to 344,375 shares of stock may be issued. Shares subject to the plan may be issued in any combination of incentive stock options, non-incentive stock options, or restricted stock, provided that the total number of shares issuable pursuant to incentive stock options may not be more than 62,500 without shareholder approval. Termination of restrictions on any restricted stock granted and expiration of any non-incentive stock options granted are controlled by the terms of each individual grant. Incentive stock options expire no more than 10 years from the date of grant. Exercise prices of all options are determined by each individual grant except that incentive stock options may not be granted at less than fair market value and non-incentive stock options may not be granted at less than 80% of fair market value on each option's respective date of grant. Vesting of options, if not immediately exercisable, is determined in accordance with the terms of each option granted.

Activity under the plan during the years ended December 31, 1999, 1998 and 1997 is summarized below (adjusted for the May 30, 1997 five-for-four stock split):

                                          Granted and Outstanding
                                --------------------------------------------------
                                Available   Incentive   Non-incentive
                                   for        Stock         Stock       Restricted
                                  Grant      Options       Options        Stock
                                ----------  ----------  --------------  ----------

Balance December 31, 1996         131,591           -         212,784            -

Granted                            (6,470)          -           6,470            -
Exercised                               -           -               -            -
                                 --------    --------       ---------   ----------
Balance December 31, 1997         125,121           -         219,254            -
                                 --------    --------       ---------   ----------

Granted                            (6,379)          -           6,379            -
Exercised                               -           -               -            -
                                 --------    --------       ---------   ----------
Balance December 31, 1998         118,742           -         225,633            -
                                 --------    --------       ---------   ----------

Granted                            (5,660)          -           5,660            -
Exercised                               -           -               -            -
                                 --------    --------       ---------   ----------
Balance December 31, 1999         113,082           -         231,293            -
                                 ========    ========       =========   ==========


Additional information relating to the plan is listed below (adjusted for the May 30, 1997 five-for-four stock split):

                                                         1999        1998           1997
                                                       --------    --------       ---------
Outstanding options at December 31:
  Exercise price, beginning of the year/(1)/            $   8.03    $   8.00       $    8.00
  Exercise price, end of the year/(1)/                  $   8.06    $   8.03       $    8.00
  Range of exercise prices:
   From                                                 $   8.00    $   8.00       $    8.00
   To                                                   $   9.13    $   9.00       $    8.00
  Remaining contractual life in months/(1)/                   70          81              90

Exercisable options outstanding at December 31:
  Number                                                 213,293     225,633         219,254
  Exercise price/(1)/                                   $   8.06    $   8.03       $    8.00

Weighted average exercise price of options:
  Granted during the year                               $   9.13    $   9.00       $    8.00
  Exercised during the year                             $      -    $      -       $       -
  Forfeited during the year                             $      -    $      -       $       -
  Expired during the year                               $      -    $      -       $       -

Significant assumptions used in determining fair value:
  Risk-free interest rate                                    6.0%       6.00%            6.5%
  Expected life in years                                      10          10              10
  Expected dividends                                         0.0%        0.0%            0.0%
  Expected volatility                                        5.0%        5.0%            7.6%

Grant-date fair value:
  Options granted during the year                       $ 28,612    $ 31,787       $  27,302
  Restricted stock awards granted during the year       $      -    $      -       $       -

Results of operations:
  Compensation cost recognized in income for
   all stock-based compensation awards                  $      -    $      -       $       -
                                                        ========    ========       =========
  Pro forma net income/(2)/                             $    826    $ (7,618)      $(274,552)
                                                        ========    ========       =========
  Pro forma earnings per common share/(2)/              $    .00    $   (.01)      $    (.50)
                                                        ========    ========       =========

_________________________
/(1)/  Weighted average
/(2)/ As if the fair value based method prescribed by SFAS No. 123 has been applied.

Note 13.  Income Taxes

Operating loss and carryforwards

The Company has loss carryforwards of approximately $1,105,000 for Federal income tax purposes that may be used to offset future taxable income. If not previously utilized, the Federal loss carryforwards will expire between 2008 and 2012.

Current and deferred income tax components

The components of income tax expense (all Federal) are as follows:

                                                             1999       1998        1997
                                                          ----------  ---------  ----------
Current                                                   $       -   $      -   $       -
Deferred                                                     13,794      2,222     (82,364)
Deferred tax asset valuation allowance change               (13,794)    (2,222)     82,364
                                                          ---------   --------   ---------
                                                          $       -   $      -   $       -
                                                          =========   ========   =========

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal income tax rate expense included in the consolidated statement of operations follows:

                                                     1999       1998        1997
                                                   --------   --------   ---------
Tax at statutory federal rate                      $ 10,009   $  8,217   $ (84,065)
Other                                                 3,785     (5,995)      1,701
Deferred tax asset valuation allowance change       (13,794)    (2,222)     82,364
                                                   --------   --------   ---------
                                                   $      -   $      -   $       -
                                                   ========   ========   =========

Deferred tax analysis

The components of net deferred tax assets (all Federal) at December 31, 1999 and 1998 are summarized as follows:

                                                                                      1999       1998
                                                                                   ---------   --------

Deferred tax assets                                                                $ 477,039   $ 473,294
Deferred tax liabilities                                                             (81,435)    (63,896)
Deferred tax asset valuation allowance                                              (395,604)   (409,398)
                                                                                   ----------  ---------
                                                                                   $       -   $       -
                                                                                   ==========  =========

Tax effects of each significant item creating deferred taxes are summarized below:

                                                  1999        1998
                                                --------    --------
Allowance for loan losses                       $ 65,508    $ 92,157
Pre-operating expenses                                 -      10,542
Net operating losses                             375,647     338,862
Deferred fee income                               33,762      30,133
Contributions                                      2,122       1,600
Accretion of discount on investment securities    (1,598)     (1,116)
Depreciation                                     (79,837)    (62,780)
                                                --------    --------
                                                $395,604    $409,398
                                                ========    ========

Note 14.  Commitments and Contingencies

Financial instruments with off-balance-sheet risk

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments.

A summary of the Bank's commitments at December 31, 1999 and 1998 are as follows:

                                   1999        1998
                                ----------  ----------
Commitments to extend credit    $4,137,705  $6,340,116
Standby letters of credit                -           -
                                ----------  ----------
                                $4,137,705  $6,340,116
                                ==========  ==========

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of credit risk

Substantially all of the Bank's loans, commitments to extend credit and standby letters of credit have been granted to customers in the Bank's market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. Standby letters of credit were granted primarily to commercial borrowers. The Bank's primary focus is toward consumer oriented and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $500,000. The Bank has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

Note 15.   Regulatory Restrictions

Capital requirements

The Bank is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in regulations. Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1999, the most recent notification from the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

Dividends

The Company's dividend payments (when available) will be made primarily from dividends received from the Bank. Under applicable federal law, the Comptroller of the Currency restricts national bank total dividend payments in any calendar year to net profits of that year, as defined, combined with retained net profits for the two preceding years. At December 31, 1999, there were no retained net profits free of such restriction. The Comptroller also has authority under the Financial Institutions Supervisory Act to prohibit a national bank from engaging in an unsafe or unsound practice in conducting its business. It is possible, under certain circumstances, the Comptroller could assert that dividends or other payments would be an unsafe or unsound practice.


Note 15.   Regulatory Restrictions, continued

The Bank's actual capital amounts and ratios are also presented in the table.



                                                                                To Be Well
                                                           Required          Capitalized Under
                                                          For Capital        Prompt Corrective
                                      Actual           Adequacy Purposes     Action Provisions
                               -------------------  ---------------------  ---------------------
                                 Amount     Ratio      Amount      Ratio     Amount      Ratio
                               ----------  -------  ------------  -------  ------------ --------
December 31, 1999
 Total Capital
  (to Risk-Weighted Assets)    $4,274,766    14.1%  * $2,426,843   * 8.0%  * $3,033,553  * 10.0%
 Tier I Capital
  (to Risk-Weighted Assets)    $3,960,766    13.1%  * $1,213,421   * 4.0%  * $1,820,132  *  6.0%
 Tier I Capital
  (to Average Assets)          $3,960,766     7.9%  * $2,008,367   * 4.0%  * $2,510,458  *  5.0%

December 31, 1998
 Total Capital
  (to Risk-Weighted Assets)    $3,545,948    11.3%  * $2,512,294   * 8.0%  * $3,140,367  * 10.0%
 Tier I Capital
  (to Risk-Weighted Assets)    $3,180,948    10.1%  * $1,256,147   * 4.0%  * $1,844,220  *  6.0%
 Tier I Capital
  (to Average Assets)          $3,180,948     6.2%  * $2,066,828   * 4.0%  * $2,583,535  *  5.0%

* greater than or equal to

Intercompany transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers' acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $397,000 at December 31, 1999. One 23A transaction existed between the Bank and the Company during the year ended December 31, 1998.

On October 31, 1997, the Company acquired a future banking site at public auction. The Company borrowed $158,179 from the Bank to complete the purchase. This loan was repaid to the bank on July 7, 1998.

Note 16.   Transactions with Related Parties

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features.

Aggregate loan transactions with related parties were as follows:

                                           1999         1998
                                        -----------  -----------
Balance, beginning                      $1,534,518   $1,424,644

Change in relationship                    (346,815)           -
New loans and advances                   1,143,300      486,879
Repayments                                (658,562)    (377,005)
                                        ----------   ----------
Balance, ending                         $1,672,441   $1,534,518
                                        ==========   ==========

During 1997 and part of 1998 the Company leased office space which was used as a branch location under the terms of an agreement accounted for as an operating lease. The lessor is a partnership in which one of the Company's former directors is a partner. Rent expense recognized under this lease in 1998 and 1997 was $11,500 and $8,477, respectively.

Note 17.   Parent Company Financial Information

Condensed financial information of CNB Holdings, Inc. is presented as follows:

                                Balance Sheets
                          December 31, 1999 and 1998

                                                              1999          1998
                                                          ------------  ------------
Assets
    Cash and due from banks                               $ 1,730,122   $ 2,308,786
    Loans, net of allowance of $7,574                         569,661       749,818
    Investment in subsidiary bank at equity                 3,486,719     3,170,595
Other assets                                                    6,477        18,533
                                                          -----------   -----------
          Total assets                                    $ 5,792,979   $ 6,247,732
                                                          ===========   ===========

Liabilities
  Accounts payable and other liabilities                            -         8,000
                                                          -----------   -----------

Stockholders' equity:
    Common stock                                            4,631,995     4,631,995
    Surplus                                                 2,803,782     2,803,782
    Retained deficit                                       (1,156,366)   (1,185,804)
    Unrealized depreciation on subsidiary's investment
     securities available for sale                           (486,432)      (10,241)
                                                          -----------   -----------
          Total stockholders' equity                        5,792,979     6,239,732
                                                          -----------   -----------
    Total liabilities and stockholders' equity            $ 5,792,979   $ 6,247,732
                                                          ===========   ===========

                           Statements of Operations
                 Years ended December 31, 1999, 1998 and 1997

                                                                   1999      1998        1997
                                                                 --------  ---------  ----------
Income:
  Interest on loans                                              $56,501   $ 16,928   $       -
  Interest on deposits with banks                                      -          -       6,118
  Other income                                                         -      5,544         110
                                                                 -------   --------   ---------
                                                                  56,501     22,472       6,228
                                                                 -------   --------   ---------
Expenses:
    Professional fees                                             19,006     20,715      44,199
  Interest                                                             -      6,723           -
    Other expenses                                                43,373     45,136      14,783
                                                                 -------   --------   ---------
          Total expenses                                          62,379     72,574      58,982
                                                                 -------   --------   ---------
          Loss before tax benefit and equity in undistributed
             income of subsidiary                                 (5,878)   (50,102)    (52,754)
Federal income tax benefit                                             -          -           -
                                                                 -------   --------   ---------
          Loss before equity in undistributed income of
             subsidiary                                           (5,878)   (50,102)    (52,754)
Equity in undistributed income (loss) of subsidiary               35,316     74,271    (194,496)
                                                                 -------   --------   ---------
          Net income (loss)                                      $29,438   $ 24,169   $(247,250)
                                                                 =======   ========   =========

                           Statements of Cash Flows
                 Years ended December 31, 1999, 1998 and 1997

                                                                      1999         1998         1997
                                                                   -----------  -----------  ----------
Cash flows from operating activities:
    Net income (loss)                                              $   29,438   $   24,169   $(247,250)
    Adjustments:
         Loan loss provision                                                -        7,574           -
         Depreciation and amortization                                 10,299       18,249       7,724
         Increase in equity in undistributed loss of subsidiary       (35,316)     (74,271)    194,496
         Increase in other assets                                       1,757       (8,024)        467
         Increase (decrease) in other liabilities                      (8,000)       3,104      (6,769)
                                                                   ----------   ----------   ---------
            Net cash provided (used) by operating activities           (1,822)     (29,199)    (51,332)
                                                                   ----------   ----------   ---------
Cash flows from investing activities:
  Investment in subsidiary                                           (757,000)           -           -
  Purchase of property and equipment                                        -      (94,961)   (190,420)
  Net (increase) decrease in loans                                    180,158     (757,392)          -
                                                                   ----------   ----------   ---------
          Net cash provided (used) by investing activities            576,842     (852,353)   (190,420)
                                                                   ----------   ----------   ---------
Cash flows from financing activities:
  Issuance of common stock                                                  -    3,420,000           -
  Net intercompany borrowings                                               -            -     158,178
  Stock issuance costs                                                      -     (258,498)    (67,468)
  Redemption of fractional shares                                           -            -      (1,164)
                                                                   ----------   ----------   ---------
            Net cash provided by financing activities                       -    3,161,502      89,546
                                                                   ----------   ----------   ---------
            Increase (decrease) in cash and due from banks           (578,664)   2,279,950    (152,206)

Cash and cash equivalents, beginning                                2,308,786       28,836     181,042
                                                                   ----------   ----------   ---------
Cash and cash equivalents, ending                                  $1,730,122   $2,308,786   $  28,836
                                                                   ==========   ==========   =========

MANAGEMENT'S DISCUSSION AND ANALYSIS

--------------------------------------------------------------------------------

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following presents management's discussion and analysis of the consolidated financial condition and results of operations of the Company as of the dates and for the periods indicated. This discussion should be read in conjunction with the Company's Consolidated Financial Statements and the Notes thereto.

The Consolidated Financial Statements include the financial information of the Company and the Bank. As the Bank represents substantially all of the Company's activities, comparative discussions of consolidated versus non-consolidated financial statements are unnecessary.

The Company is not aware of any current recommendations by regulatory authorities which, if implemented, would have a material effect on its liquidity, capital resources or results of operations. There are no agreements between the Company and either the OCC or the Federal Reserve Board, nor has either regulatory agency made any recommendations concerning the operations of the Company that could have a material effect on its liquidity, capital resources or results of operations.

Overview

The Company commenced operations on March 8, 1993, while the Bank began operations on August 29, 1994. The Company's sole subsidiary, the Bank, operates by attracting deposits from the general public and using such deposit funds to make commercial, consumer, and residential construction and permanent mortgage real estate loans. Revenues are derived principally from interest on loans and investments. Changes in the volume and mix of these assets and liabilities, as well as changes in the yields earned and rates paid, determine changes in net interest income.

The size of the Company remained relatively constant in 1999 as assets decreased 3%. The Company's assets increased over 34% in 1998 and over 45% in 1997.
Total assets decreased to $51.8 million as compared to $53.4 million at December 31, 1998. Total deposits were $45.7 million at December 31, 1999 compared to $46.1 million at December 31, 1998. The Bank's net loans remained constant in 1999. Loans increased over 39% in 1998, and over 75% in 1997.

During 1997 the Company filed for, and received approval from the SEC for a secondary stock offering of up to 380,000 shares of common stock at a price of $9 per share. The stock sale was closed February 10, 1998 after the sale of 380,000 shares for net proceeds of approximately $3.1 million. Other significant events that occurred during 1997 were the opening of Community National Bank's first branch in downtown Pulaski in October and the purchase of a building for a future site to house the branch and to provide for anticipated growth.

During 1998 the Company dedicated CNB Center, a 19,000 square foot, three story building in downtown Pulaski. CNB Center contains a full service branch and the operations center for the Bank. Excess space on the second and third floors is currently leased and will provide the Company with an option for future expansion without a significant amount of capital expenditures.

--------------------------------------------------------------------------------

           Net Interest Income and Average Balances (thousands)/(1)/

                                                                       Years Ended December 31,
                                       ----------------------------------------------------------------------------------
                                             1999                            1998                         1997
                                       ------------------------  ---------------------------  ---------------------------
                                           Interest                        Interest                     Interest
                                       Average  Income/  Yield/  Average   Income/   Yield/   Average   Income/   Yield/
                                       Balance  Expense   Cost   Balance   Expense    Cost    Balance   Expense    Cost
                                       ----------------  ------  --------  --------  -------  --------  --------  -------
Interest-earning assets:
 Investment securities                 $13,515  $  831     6.15%   $13,563   $  800     5.90%   $12,242   $  746    6.09%
 Federal funds sold                      1,080      57     5.28      4,112      218     5.30        691       40    5.79
 Loans, net                             31,950   2,760     8.64     25,454    2,323     9.13     17,652    1,668    9.45
                                       -------  ------  -------   --------  -------  -------   --------  -------    ----
 Total                                  46,545   3,648              43,129    3,341              30,585    2,454
                                                                                               --------  -------
 Yield on average
 interest-earning assets                                   7.83%                        7.75%                       8.02%
                                                        =======                      =======                        ====
Noninterest-earning assets:
 Cash and due from banks                 3,294                       2,447                        2,106
 Premises and equipment                  1,957                       1,897                        1,556
 Interest receivable and other             416                         431                          430
                                       -------                    --------                     --------
  Total
  noninterest-earning assets             5,667                       4,775                        4,092
                                       -------                    --------                     --------
  Total assets                         $52,212                    $ 47,904                      $34,677
                                       =======                    ========                     ========

Interest-bearing liabilities:
 Demand deposits                       $11,052     465     4.21%   $12,890      506     3.93%   $ 8,094      327    4.04%
 Savings deposits                        7,414     239     3.22      5,818      209     3.59      3,501      123    3.51
 Time deposits                          21,370   1,109     5.20     19,887    1,095     5.51     16,553      904    5.46
 Federal funds purchased                   146      11     7.53          -        -        -          -        -       -
 Other borrowed funds                      129       7     5.43         74        4     5.41        308       17    5.52
                                       -------  ------  -------   --------  -------  -------   --------  -------    ----
 Total interest-bearing liabilities     40,111   1,831              38,669    1,814              28,456    1,371
                                       -------  ------            --------  -------            --------  -------
  Cost of average
   interest-bearing liabilities                            4.56%                        4.69%                       4.82%
                                                        =======                      =======                        ====
Noninterest-bearing liabilities:
 Demand deposits                         5,711                       3,117                        2,909
 Interest payable and other                374                         167                          122
                                       -------                    --------                     --------
  Total
  noninterest-bearing
   liabilities                           6,085                      3,284                         3,031
                                       -------                    -------                      --------
  Total liabilities                     46,196                     41,953                        31,487

Stockholders' equity                     6,016                       5,951                        3,190
                                       -------                    --------                     --------
 Total liabilities and
  stockholders' equity                 $52,212                     $47,904                      $34,677
                                       =======                    ========                     ========
  Net interest income                           $1,817                       $1,527                       $1,083
                                                ======                      =======                      =======
 Net yield on
  interest-earning assets                                  3.90%                        3.54%                       3.54%
                                                        =======                      =======                        ====

________________
(1)   Income and yields are computed on a tax equivalent basis.

Net Interest Income

Net interest income, the principal source of income for the Company and the Bank, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The preceding table presents the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and stockholders' equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of this table and other statistical disclosures were calculated by using the daily average balances.

During 1999 interest income increased $306,000, or 9.2% over 1998. Interest income for 1998 increased to $3.3 million, a 36.1% increase over the 1997 amount of $2.5 million. The increases in interest income during 1999, 1998 and 1997 are due to increases in average interest-earning assets in both years while yields on these assets remained relatively constant. Average earning assets were $46.5 million during 1999. This was an increase of 7.9%. Average earning assets were $43.1 million during 1998, an increase of $12.5 million over the 1997 average of $30.6 million. Yields on interest-earning assets during 1999, 1998 and 1997 were within a range of 27 basis points. Those yields were 7.83%, 7.75% and 8.02%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 8.64% in 1999 compared to 9.13% in 1998 compared to 9.45% in 1997, reflecting an increase in 1-4 family residential mortgage loans as a percentage of the overall loan portfolio.

Interest expense was $1.8 million in 1999, unchanged from 1998. Interest expense increased by 32.3% in 1998 to $1.8 million from $1.4 million in 1997. Interest expense increased by $517,000 in 1997 to $1.4 million. These increases were due to increases in average interest-bearing liabilities during 1999, 1998 and 1997. During 1999 the average rate paid on interest-bearing liabilities was 4.56%. The rate paid on interest-bearing liabilities decreased 13 basis points during 1998 to 4.69%. This decrease was due in part to the Bank utilizing Federal funds to provide short-term liquidity to a lesser extent in 1999 and 1998. The rate paid on interest-bearing liabilities increased 15 basis points during 1997, as the bank paid higher rates on large demand deposit accounts.

Net interest income increased $290,000 to $1.8 million in 1999. Net interest income increased 41% in 1998 and over 50% in 1997. Net interest income was $1.5 million and $1.1 million in 1998 and 1997 respectively. These increases were due to increases in the volume of net average earning assets in all three years. Net interest margin increased to 3.90% in 1999 from 3.63% in 1998 and 1997. Net interest margin declined in 1997 and held constant in 1998 even though net interest income increased. This is because of increases in the percentage of average interest-bearing liabilities to average interest-earning assets. The effects of changes in volumes and rates on net interest income for various periods are shown in the following table.

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

                                                              Rate/Volume Variance Analysis (thousands)

                                                  1999 Compared to 1998                     1998 Compared to 1997
                                         --------------------------------------    --------------------------------------
                                        Interest                                   Interest
                                         Income/      Variance Attributable To      Income/      Variance Attributable To
                                         Expense     --------------------------     Expense     --------------------------
                                        Variance      Rate            Volume       Variance      Rate            Volume
                                        --------      ----            ------       --------      ----            ------
Interest-earning assets:
     Taxable investment securities         $  31     $  34            $   (3)      $ 54         $ (26)           $   80
     Federal funds sold                     (161)        -              (161)       178           (20)              198
     Loans                                   437      (156)              593        655           (82)              737
                                        --------     -----            ------       ----         -----            ------
       Total                                 307      (122)              429        887          (128)            1,015
                                        --------     -----            ------       ----         -----            ------

Interest-bearing liabilities:
     Demand deposits                         (41)       31               (72)       179           (15)              194
     Savings deposits                         30       (27)               57         86             5                81
     Time deposits                            14       (68)               82        191             9               182
     Short-term borrowings                    14         3                11        (13)            -               (13)
                                        --------     -----            ------        ----        -----            ------
       Total                                  17       (61)               78        443            (1)              444
                                        --------     -----            ------       ----         -----            ------
       Net interest income                 $ 290     $ (61)           $  351       $444         $(127)           $  571
                                        ========     =====            ======       ====         =====            ======

                                          1997 Compared to 1996
                                  ------------------------------------
                                  Interest
                                   Income/    Variance Attributable To
                                   Expense   -------------------------
                                  Variance       Rate         Volume
                                  --------   ------------  -----------
Interest-earning assets:
 Taxable investment securities        $168         $ (44)         $212
 Federal funds sold                    (31)           (2)          (29)
 Loans                                 742           (18)          760
                                      ----         -----          ----
   Total                               879           (64)          943
                                      ====         =====          ====

Interest-bearing liabilities:
 Demand deposits                       136            36           100
 Savings deposits                       35           (13)           48
 Time deposits                         329            17           312
 Short-term borrowings                  17            17             -
                                      ----         -----          ----
   Total                               517            57           460

    Net interest income               $362         $(121)         $483
                                      ====         =====          ====

Provision for Loan Losses

The provision for loan losses is charged to income in an amount necessary to maintain an allowance for loan losses adequate to provide for expected losses in the Bank's loan portfolio. The level of the allowance for loan losses is determined by management's assessment of a variety of factors, including the collectibility of past due loans, volume of new loans, composition of the loan portfolio, and general economic outlook. Loan losses and recoveries are charged or credited directly to the allowance for loan losses.

Management increased the provision for loan losses to $173,000 in 1999 from $166,000 in 1998. The provision was and $186,000 in 1997. The increase in the loan loss provision was made because of increased charge-offs in the loan portfolio during 1999. The Bank's allowance for loan losses as a percentage of gross loans was 1.0% at the end of 1999 and 1.2% at the end of 1998 and 1997. Additional information regarding loan loss provisions is discussed in "Nonperforming and Problem Assets."

Noninterest Income

Noninterest income consists of revenues generated from a variety of financial services and activities. The majority of noninterest income is a result of service charges on deposit accounts including charges for insufficient funds, checks and fees charged for non-deposit services. Noninterest income also includes fees charged for various bank services such as safe deposit box rental fees and letter of credit fees and secondary market mortgage loan origination fees. A portion of noninterest income is gains on the sale of investment securities. Although the Bank generally follows a buy and hold philosophy with respect to investment securities, occasionally the need to sell some investment securities is created by changes in market rate conditions or by efforts to restructure the portfolio to improve the Bank's liquidity or interest rate risk positions.

Noninterest income decreased 3.6% to $265,000 during 1999. Noninterest income totaled $275,000 in 1998, a increase of 80.1% from the $153,000 recorded in 1997. Noninterest income in 1997 increased 20.5%. The majority of the increase in noninterest income in 1998 and 1999 was due to increased service charges on deposit accounts because of the increased number of accounts and new products. Also, in 1998 the bank began originating home mortgages for placement in the secondary market and received $28,000 and $27,000 in fee income in 1999 and 1998, respectively.

The Bank's fee structure is reviewed annually to determine if adjustments to fees are warranted. The last fee adjustment was made in the fourth quarter of 1999. Management believes that the current fee structure is competitive in the Bank's market.

The sources of noninterest income for the past three years are summarized in the table below.

                   Sources of Noninterest Income (thousands)

                                                                     Years Ended December 31,
                                                                    --------------------------
                                                                     1999      1998      1997
                                                                    ------    ------    ------

Service charges in deposit accounts                                 $ 167     $ 169     $ 112
Gain on sale of investment securities                                  (1)        -         3
Mortgage loan origination fees                                         28        27         -
Administration fees                                                    13        13         -
Other                                                                  58        66        38
                                                                    -----     -----     -----
 Total noninterest income                                           $ 265     $ 275     $ 153
                                                                    =====     =====     =====

Noninterest Expense

Noninterest expense increased $267,000, or 16.6% to $1.9 million in 1999. Noninterest expense for 1998 rose 315,000 or 24.3% to $1.6 million. Noninterest expense in 1997 was $1.3 million. The overhead ratio of noninterest expense to adjusted total revenues (net interest income plus noninterest income excluding securities transactions) was 90% in 1999 and 1998 and 105% in 1997.

Total personnel expenses, the largest component of noninterest expense,
increased 45,000 or 6.0% during 1999.   During 1998 personnel expenses increased
$163,000 to $748,000. Personnel expenses for 1997 were $585,000, These increases were attributable to the increased number of full time equivalent employees required due to the high growth rate the Bank has experienced in 1998 and 1997. Total full time equivalent employees were 25, 30 and 25 at December 31, 1999, 1998 and 1997. Management expects the number of full-time equivalent employees to remain constant through 2000.

Combined occupancy and furniture and equipment expense remained relatively constant at $252,000 during 1999 and increased $72,000 or 42.0% to $244,000 in 1998. Those expenses increased $33,000 in 1997. The increase in 1998 was due primarily to the opening of CNB Center, a 19,900 square foot facility that is used as a branch and office space that is leased to various unrelated entities. The reason for the increase in 1997 was the completion of the second floor of the main Bank building to provide additional operations space.

Professional services expense, fees paid to attorneys, independent auditors, consultants and bank examiners increased to $80,000 during 1999. During 1998 these expenses decreased to $39,000 or 55.2% under the 1997 amount. The increase in 1999 is due to the decision to outsource certain functions that were performed in-house in 1998 and increased bank examiner's fees. The increase in 1997 is due primarily to the loss of the Company's senior vice president of operations late in 1996, forcing the Company to outsource portions of the responsibilities formerly performed by that position in 1997.

Data processing services consisting primarily of account processing, credit card processing fees, and product licensing fees increased $44,000 or 27.3% during 1999 due to the addition of new products. These expenses increased $13,000 or 8.8% during 1998 to $161,000. These expenses increased $49,000 to $148,000 in 1997. These fees relate directly to the number of accounts serviced and transactions processed. Management expects these expenses to continue to increase as the Bank grows.

Noninterest expense has increased over the past two years and will most likely continue to increase as the Bank grows. However, as the Bank becomes more mature, growth in net interest income will outpace growth in noninterest expense. Accordingly, management believes the Bank's overhead ratio will continue to improve. The primary elements of noninterest expense for the past three years are as summarized in the following table.

                  Sources of Noninterest Expense (thousands)

                                       Years Ended December 31,
                                       --------------------------
                                        1999        1998    1997
                                       ---------------------------
Salaries and wages                      $  686   $   652    $ 515
Employee benefits                          107        96       70
                                        ------   -------     ----
 Total personnel expense                   793       748      585

Occupancy expense                          139       121       80
Furniture and equipment                    113       124       92
Printing and supplies                      132        95       72
Professional services                       80        39       87
Postage                                     44        41       31
Telephone                                   23        22       15
Dues and subscriptions                      12        19       18
Education and seminars                      17        21       13
Advertising and public relations            46        56       40
Insurance expense                           78        31       26
Bank franchise tax                           6         9       13
Data processing                            205       161      148
Stock transfer agent fees                    7         8        9
Amortization of organizational cost         18        29       22
Year 2000 testing                           28        23        -
Other operating expense                    138        65       46
                                        ------   -------   ------
 Total other expenses                   $1,879   $1,612    $1,297
                                        ======   ======    ======

Year 2000 Compliance

Like most financial service providers, the Company and the operations of the Bank had the potential to be significantly affected by the Y2K issue due to its dependence on technology and sensitive data. Computer software, hardware and other equipment, both within and outside the Bank's direct control, and third parties with whom the Bank electronically or operationally interfaces (including without limitation its customers and third party vendors) were likely to be affected. If computer systems were not modified in order to be able to identify the year 2000, many computer applications could have failed or could adversely affect the viability of the Bank's suppliers and creditors and the creditworthiness of its borrowers. Thus, if not adequately addressed, the Y2K issue could have resulted in a significant adverse impact of the Bank's operations and, in turn, the financial condition and results of operations of the Company.

Management formulated a Y2K Team, a significant part of the team's efforts were monitoring the Bank's data processor's Y2K project closely. The data processor had substantially completed renovating and testing its mission-critical mainframe and PC-based applications by year-end 1998. The Bank actively participated in testing the significant loan and deposit systems.

Y2K related expense was $28,000 in 1999 and $23,000 in 1998. Management believes that future Y2K expenses will not be material to operations in the future.

Income Taxes

Income tax expense is based on amounts reported in the statements of income (after adjustments for non-taxable income and non-deductible expenses) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. The deferred tax assets and liabilities represent the future Federal income tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

The Company's deferred income tax benefits and liabilities are the result of temporary differences in loss carryforwards, provisions for loan losses, valuation reserves, depreciation, deferred income, and investment security discount accretion.

Net deferred income tax assets of $395,000, $409,000 and $411,000 at December 31, 1999, 1998, and 1997, respectively, are offset by a valuation allowance. Accordingly, no income tax expense or benefit was reported during 1999, 1998 or 1997.

Earning Assets

Average earning assets were $46.5 million during 1999, an increase of 7.9% over 1998. Average earning assets increased $12.5 million, or 41.0%, during 1998 to $43.1 million. Average earning assets increased $10.8 million to $30.6 million during 1997. Total average earning assets represented 89.2% of total average assets in 1999. This decreased from 90.0% of total average assets in 1998. The mix of average earning assets changed during 1999, 1998 and 1997 with a larger portion of the Bank's funds being invested in higher yielding loans. For 1999, average net loans represented 61.2% of average assets. This is a significant increase from 53.1% in 1998. Average investment securities decreased to 25.9% of total average assets during 1999. This number was down from 28.3% in 1998 and 35.3% in 1997. Average noninterest earning assets increased to $5.7 million from $4.8 million in 1998 and $4.1 million in 1997.

A summary of average assets is shown in the following table.

                         Average Asset Mix (thousands)

                                         Years Ended December 31,
                          -------------------------------------------------------
                                 1999               1998              1997
                          -----------------  -----------------  -----------------
                          Average            Average            Average
                          Balance  Percent   Balance  Percent   Balance  Percent
                          -------- --------  -------- --------  -------  --------
Earnings assets:
 Loans, net                $31,950    61.19%  $25,454   53.14%  $17,652    50.90%
 Investment securities      13,515    25.88    13,563   28.31    12,242    35.30
 Federal funds sold          1,080     2.08     4,112    8.58       691     1.99
                           -------   ------   -------   -----   -------   ------
 Total earning assets       46,545    89.15    43,129   90.03    30,585    88.19
                           -------   ------   -------   -----   -------   ------

Nonearning assets:
Cash and due from banks      3,294     6.31     2,447    5.11     2,106     6.07
Premises and equipment       1,957     3.75     1,897    3.96     1,556     4.49
Other assets                   416      .79       431     .90       430     1.25
                           -------   ------   -------   -----   -------   ------
Total nonearning assets      5,667    10.85     4,775    9.97     4,092    11.81
                           -------   ------   -------   -----   -------   ------
Total assets               $52,212   100.00%  $47,904   100.00% $34,677   100.00%
                           =======   ======   =======   ======   ======= ======

Loans

The Bank makes both consumer and commercial loans to borrowers in all neighborhoods within its market area, including the low- and moderate-income areas. The Bank's market area is generally defined to be all or portions of the Pulaski, Giles, Wythe, Montgomery and Bland Counties of Virginia and the City of Radford, Virginia. The Bank emphasizes consumer based installment loans, commercial loans to small and medium sized businesses and real estate loans.

Net loans consist of total loans less unearned income and the allowance for loan losses. Average net loans increased 25.5% to $32.0 million in 1999 and 44.2% to $25.5 million during 1998. This was the fifth consecutive year of loan growth. Average net loans increased to $17.7 million during 1997. The increase in average net loans outstanding during the past years is due to the efforts of the Bank's management, increases in loan demand and to the Bank's growing reputation in the community.

A significant portion of the loan portfolio, $14.9 million or 46.3%, is made up of loans secured by various types of real estate. Total loans secured by one to four family residential properties represented 42.5% and 38.0% of total loans at the end of 1999 and 1998, respectively. During 1999, the Bank experienced a decline in loans for commercial and business purposes. These loans decreased 7.3% during 1999 to a total of $12.6 million, or 39.2% of total loans outstanding compared to a total of $13.6 million or 43.0% at the end of 1998.

The amounts of loans outstanding by type at December 31, 1999 and 1998 are shown in the following table.

                      Loan Portfolio Summary (thousands)

                                                               December 31,
                                                                   1999        December 31, 1998
                                                               ----------- --------------------------
                                                                  Amount      %      Amount      %
                                                               ----------  -------  --------  -------
Construction and
development                                                       $   567     1.77%  $   732     2.32%
Farmland                                                               76      .25        51      .16
1-4 family residential                                             13,582    42.45    12,006    38.03
Multifamily residential                                                 -                  -

Nonfarm, nonresidential                                               628    1.96        254     .80
                                                                  -------  ------    -------   -----
 Total real estate                                                 14,853   46.43     13,043   41.31
Agricultural                                                           74     .23        105     .33
Commercial and industrial                                          12,562   39.27     13,558   42.92
Credit cards and other revolving credit                               458    1.43        459    1.45
Other consumer                                                      3,970   12.41      4,230   13.40
State and political subdivisions                                       69     .21        170     .54
Other                                                                   6     .02          4     .02
                                                                  -------  ------    -------  ------
 Total                                                            $31,992  100.00%   $31,569  100.00%
                                                                  =======  ======    =======  ======

================================================================================

Management's Discussion and Analysis

--------------------------------------------------------------------------------

The maturity distribution of variable and fixed rate loans as of December 31, 1999 are set forth in the following table.

                    Maturity Schedule of Loans (thousands)

                                                     December 31, 1999
                                      ------------------------------------------------
                                       Commercial
                                      Financial and   Real             Total
                                      -------------  -------          -------
                                       Agriculture   Estate   Others  Amount      %
                                      -------------  -------  ---------------  -------
Fixed rate loans:
Three months or less                        $   395  $    59  $  274  $   728    2.27%
Over three months to twelve months              584      726     674    1,984    6.20
Over one year to five years                   1,612    1,075   3,074    5,761   18.01
Over five years                                 337      126     323      786    2.46
                                            -------  -------  ------  -------  ------
 Total fixed rate loans                       2,928    1,986   4,345    9,259   28.94
                                            -------  -------  ------  -------  ------

Variable rate loans:
Three months or less                          2,765      813      78    3,656   11.43
Over three months to twelve months              382      675      70    1,127    3.52
Over one year to five years                   6,561   11,379      10   17,950   56.11
Over five years                                   -        -       -        -       -
                                            -------  -------  ------  -------  ------
Total variable rate loans                     9,708   12,867     158   22,733   71.06
                                            -------  -------  ------  -------  ------

Total loans:
Three months or less                          3,160      872     352    4,384   13.70
Over three months to twelve months              966    1,401     744    3,111    9.72
Over one to five years                        8,173   12,454   3,084   23,711   74.12
Over five years                                 337      126     323      786    2.46
                                            -------  -------  ------  -------  ------
 Total loans                                $12,636  $14,853  $4,503  $31,992  100.00%
                                            =======  =======  ======  =======  ======

Investment Securities

The Bank uses its investment portfolio to provide liquidity for unexpected deposit decreases, to fund loans, to meet the Bank's interest rate sensitivity goals, and to generate income.

Securities are classified as securities held to maturity when management has the intent and the Company has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization or premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in shareholders' equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The entire securities portfolio is classified as available for sale.

Management of the investment portfolio has always been conservative with virtually all investments taking the form of purchases of U.S. Treasury, U.S. Government agency and State and local bond issues. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

The table on the following page presents the investment portfolio at December 31, 1999 by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

                       Investment Securities (thousands)

                               December 31, 1999
                 --------------------------------------------

                     Management's Discussion and Analysis

--------------------------------------------------------------------------------

                                                 Amortized Cost Due
                                    --------------------------------------
                                                After One After Five After
                                    In One Yr.   Through   Through    Ten     Equity              Fair
                                     or Less    Five Yrs.  Ten Yrs.  Years  Securities   Total    Value
                                    ----------  --------- ---------  -----  ----------  -------  -------
U.S. Treasury                           $   98  $       - $       -  $   -    $      -  $    98  $    98
U. S. Government agencies                4,655      1,003     6,274      -           -   11,932   11,514
State and political subdivisions           200          -         -      -           -      200      199
Mortgage-backed securities                   -          -        993   1,134         -    2,127    2,059
Equity securities                           -          -          -       -        318      318      318
                                        ------  ---------     ------  ------  --------  -------  -------
 Total                                  $4,953  $   1,003     $7,267  $1,134  $    318  $14,675  $14,188
                                        ======  =========     ======  ======  ========  =======  =======

Weighted average yields:

U.S. Treasury                             5.28%         -%         -%      -%              5.28%
U.S. Government agencies                  5.70        5.89      5.90       -               5.83
State and political subdivisions          6.38           -         -       -               6.38
Mortgage-backed                              -           -      6.28    6.01               6.14
                                        ------   ---------    ------  ------             ------
 Consolidated                             5.72%       5.89%     5.95%   6.01%              5.88%
                                        ======   =========    ======  ======             ======

The rising interest rate environment in 1999 caused the average yield on the investment portfolio to increase to 6.2% from 5.9% in 1998. At December 31, 1999, the market value of the investment portfolio was $14.2 million, representing depreciation of $486,000 below amortized cost. This compared to a market value of $16.4 million and a depreciation of $10,000 below amortized cost a year earlier.

Federal Funds Sold

Federal funds represent the most liquid portion of the Bank's invested funds and generally the lowest yielding portion of earning assets. Management has made an effort to maintain Federal funds at the lowest level possible consistent with prudent interest rate risk management strategies and liquidity needs.

Average Federal funds sold were $1.1 million in 1999, a decrease of $3.0 million or 73.7% from 1998. Average Federal funds sold were $4.1 million in 1998, an increase of $3.4 million over the 1997 average. Average Federal funds sold totaled $691,000 in 1997. Average Federal funds sold were 2.1%, 5.3% and 2.0% of total average interest-earning assets in 1999, 1998 and 1997, respectively.

Deposits

The Bank relies on deposits generated in its market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less time deposits in denominations of $100,000 or more) are the primary funding source.

The Bank's balance sheet growth is largely determined by the availability of deposits in its markets, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. An increased customer awareness of interest rates adds to the importance of rate management. The Bank's management must continuously monitor market pricing, competitor's rates, and internal interest rate spreads to maintain the Bank's growth and profitability. The Bank attempts to structure rates so as to promote deposit and asset growth while at the same time increasing the overall profitability of the Bank.

Average total deposits were $45.6 million in 1999 which represents an increase of 9.2% over 1998. Average total deposits were $41.7 million during 1998, an increase of 34.3% over 1997. Average total deposits for the year ended December 31, 1997 amounted to $31.1 million which was an increase of $11.3 million, or 56.9%. Average core deposits totaled $41.3 million in 1999 and $37.2 million in 1998, an increase of $4.1 million, or 11.0%. The percentage of the Bank's average deposits that are interest-bearing decreased to 87.5% from 92.5% in 1998. Average demand deposits which earn no interest increased $2.6 million to $5.7 million in 1999 as compared to 1998.

The average certificates of deposit issued in denominations of $100,000 or more decreased to $4.2 million in 1999 from $4.5 million in 1998. Average certificates of deposit issued in denominations of $100,000 or more as a percentage of total average deposits were 9.3%, 10.8% and 18.5% for the years ended December 31, 1999, 1998 and 1997, respectively.

Large municipal deposits from local governments were $13.4 million and $12.5 million at December 31, 1999 and 1998, respectively. Management believes that the Bank is paying market rates for these deposits. Management's strategy has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Large denomination certificates of deposit and large municipal deposits are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and invests these funds in order to minimize liquidity and interest rate risks.

Average deposits for the three years ended December 31, 1999, 1998 and 1997 are summarized in the following table.

                            Deposit Mix (thousands)

                                                    Years Ended December 31,
                                     -------------------------------------------------------
                                           1999               1998               1997
                                     ----------------- ------------------ ------------------
                                     Average           Average            Average
                                     Balance  Percent  Balance   Percent  Balance   Percent
                                     -------- -------- --------  -------- --------  --------
Interest-bearing deposits:
 Now accounts                         $11,052   24.27%  $12,890    30.90%  $ 8,094    26.06%
 Money market                           4,543    9.97     3,393     8.13     1,805     5.81
 Savings                                2,871    6.30     2,425     5.81     1,696     5.46
 Small denomination certificates       17,140   37.63    15,379    36.88    10,817    34.83
 Large denomination certificates        4,230    9.29     4,508    10.81     5,736    18.47
                                      -------  ------   -------   ------   -------   ------
  Total interest bearing deposits      39,836   87.46    38,595    92.53    28,148    90.63

Noninterest bearing deposits:
Demand deposits                         5,711   12.54     3,117     7.47     2,909     9.37
                                      -------  ------   -------   ------   -------   ------
  Total deposits                      $45,547  100.00%  $41,712   100.00%  $31,057   100.00%
                                      =======  ======   =======   ======   =======   ======

The following table provides maturity information relating to time deposits of $100,000 or more at December 31, 1999 and 1998.

                  Large Time Deposit Maturities, (thousands)

                                                         1999      1998
                                                       --------  --------
Remaining maturity of three months or less              $1,821   $2,054
Remaining maturity over three through twelve months      1,017    1,241
Remaining maturity over twelve months                    1,203    1,788
                                                        ------   ------
 Total time deposits of $100,000 or more                $4,041   $5,083
                                                        ======   ======

Other Borrowed Funds

Other borrowed funds consist of a mortgage loan of $127,000 and $133,000 at December 31, 1999 and 1998, respectively. The average balance for 1999 was $129,000. Interest expense was $7,000 for a cost of funds of 5.4% in both years.

The Bank had no short-term debt at December 31, 1999. The average balance of Federal funds purchased was $146,000 in 1999. There were no Federal funds purchased in 1998. The related interest expense on these borrowings was $11,000 for a cost of funds of 6.5% in 1999.

Capital Adequacy

Regulatory guidelines relating to capital adequacy provide minimum risk-based ratios which assess capital adequacy while encompassing all credit risks, including those related to off-balance sheet activities. Capital ratios under these guidelines are computed by weighing the relative risk of each asset category to derive risk-adjusted assets. The risk-based capital guidelines require minimum ratios of core (Tier I) capital (common stockholders' equity and qualifying preferred stockholders' equity, less intangible assets) to risk-weighted assets of 4.0% and total regulatory capital (core capital plus allowance for loan losses up to 1.25% of risk-weighted assets and qualifying subordinated debt) to risk-weighted assets of 8.0%. See "Supervision and Regulation."

In addition, a minimum leverage ratio of average Tier I capital to average total assets for the previous quarter, ranging from 3% to 5%, is required by federal bank regulators subject to the regulator's evaluation of the Bank's overall safety and soundness. As of December 31, 1999, the Bank had a ratio of year-end Tier I capital to average total assets for the fourth quarter of 7.9%. The Bank exceeds all required regulatory capital ratios and is considered well capitalized.

Shareholders' equity was $5.8 million at year-end 1999 which was a decrease of $447,000 from 1998. This decrease was due to a decline in the market value of investment securities. Equity was $6.2 million at December 31, 1998, a 100% increase from the 1997 year-end total of $3.1 million. The increase in 1998 was a result of the sale of 380,000 shares of common stock at $9 per share. Average shareholders' equity as a percentage of average total assets was 11.5% in 1999 and 12.4% in 1998.

At December 31, 1999 the Bank had a ratio of Tier I capital to risk-weighted assets of 13.1% and a ratio of total regulatory capital to risk-weighted assets of 14.1%, well above the regulatory minimum of 4.0% and 8.0%, respectively.

The Bank's analysis of capital for the quarters December 31, 1999 and 1998 is presented in the following table.

                        Risk-Based Capital, (thousands)

                                                                1999      1998
                                                              --------  --------
Tier I capital                                                $ 3,961   $ 3,181
Qualifying allowance for loan losses/1/                           314       365
                                                              -------   -------
     Total regulatory capital                                 $ 4,275   $ 3,546
                                                              =======   =======

      Total risk-weighted assets                              $30,336   $31,404
                                                              =======   =======
Tier I as a percent of risk-weighted assets                     13.06%    10.13%
Total Tier II capital as a percent of risk-weighted assets      14.09%    11.29%
Leverage ratio/2/                                                7.89%     6.14%

_____________________
/1/ Limited to 1.25% of risk-weighted assets.
/2/ Period end Tier I capital to adjusted average assets per quarter.


===============================================================================

Management's Discussion and Analysis

-------------------------------------------------------------------------------

Common Stock Outstanding

At December 31, 1997 the Company had 546,399 shares of common stock outstanding. During 1997 the Company filed for, and received approval from the SEC for a secondary stock offering of common stock at a price of $9 per share. The stock sale began on December 10, 1997 and closed February 10, 1998 after the sale of 380,000 shares for net proceeds of approximately $3.1 million. Management used the proceeds for general purposes and to finance growth. There were 926,399 common shares outstanding at December 31, 1999 and 1998. These shares are held by approximately 1,000 shareholders of record.

Nonperforming and Problem Assets

Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. The Bank also attempts to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that the Bank serves. Bank regulators also periodically review the Bank's loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

The provision for loan losses, net charge-offs and the activity in the allowance for loan losses is detailed in the following table.

                     Allowance for Loan Losses (thousands)

                                                   December 31,
                                              ----------------------
                                               1999    1998    1997
                                              ------  ------  ------
Allowance for loan losses, beginning          $ 373   $ 270   $ 155
Provision for loan losses, added                173     166     186
                                              -----   -----   -----
                                                546     436     341

Loans charged off                              (224)    (64)    (83)
Recoveries of loans previously charged off        -       1      12
                                              -----   -----   -----
 Net charge-offs                               (224)    (63)    (71)
                                              -----   -----   -----
 Allowance for loan losses, ending            $ 322   $ 373   $ 270
                                              =====   =====   =====

The loan portfolio also included loans to various borrowers (watch loans) at period-end for which management had concerns about the ability of the borrowers to continue to comply with present loan repayment terms, and which could result in some or all of these loans being uncollectible. Management monitors these loans carefully and has provided for these loans in the allowance for loan losses.

Management realizes that general economic trends greatly affect loan losses and no assurances can be made about future losses. Management does, however, consider the allowance for loan losses to be adequate at December 31, 1999 and
1998.   The allocation of the reserve for loan losses is shown in the following table.

            Allocation of the Allowance for Loan Losses (thousands)

===============================================================================

Management's Discussion and Analysis

-------------------------------------------------------------------------------

                                                                   December 31,
                                           ------------------------------------------------------------
                                            1999                 1998                       1997
                                           ------               ------               ------------------

Balance at end of period applicable to:    Amount  Percent/1/   Amount  Percent/1/   Amount  Percent/1/
--------------------------------------     ------  ----------   ------  ----------   ------  ----------
Commercial, financial and agricultural      $ 168      $ 39.50%   $ 222       43.28%    $ 80      37.43
Real estate, construction                       -         1.77        -        2.32        -       2.79
Real estate, mortgage                          71        44.66       63       38.03      103      36.87
Installment loans to individuals, other        83        14.07       88       16.37       87      22.91
                                            -----      -------    -----      ------     ----     ------
 Total                                      $ 322      $100.00%   $ 373      100.00%    $270     100.00%
                                            =====      =======    =====      ======     ====     ======

________________
  1 Percent of loans in each category to total loans.

Nonperforming Assets at December 31, 1999 and 1998 are analyzed in the table below.

                       Nonperforming Assets (thousands)

                                                          December 31,
                                                     -------------------------
                                                      1999      1998    1997
                                                     -------  -------  -------
Nonaccrual loans                                        $127     $330    $   -
Restructured loans                                         -        -        -
Foreclosed and in-substance foreclosed properties         24        1       36
                                                        ----     ----    -----
                                                        $151     $331    $  36
                                                        ====     ====    =====

Nonperforming assets were .5% and 1.1% of gross loans outstanding at year-end 1999 and 1998, respectively. In addition to the nonperforming assets, loans which were past due 90 days or more amounted to $86,000 at December 31, 1998. There were no loans past due 90 days or more at December 31, 1999 or 1997. Net loan charge-offs as a percentage of average loans were .7%, .2%, and .4% in 1999, 1998 and 1997, respectively. The allowance for loan losses was $322,000, $373,000 and $270,000 at December 31, 1999, 1998 and 1997, respectively, or 1.0%
of gross loans at December 31, 1999 and 1.2% for December 31, 1998 and 1997.

Liquidity and Sensitivity

The principal goals of the Bank's asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors' withdrawals or borrowers' loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect the Bank from wide fluctuations in its net interest income which could result from interest rate changes.

Management must insure that adequate funds are available at all times to meet the needs of its customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, Federal funds lines from correspondent banks, borrowings from the Federal Reserve Bank, as well as the ability to generate funds through the issuance of long-term debt and equity.

================================================================================

Managements's Discussion and Analysis

--------------------------------------------------------------------------------

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.

The table below shows the sensitivity of the Bank's balance sheet at the dates indicated, but is not necessarily indicative of the position on other dates.

                                                Interest Rate Sensitivity

                                                    December 31, 1999
                                                  Maturities/Repricing
                                       -------------------------------------------------
                                            1-3       4-12     13-60   Over 60
                                        Months     Months    Months    Months     Total
                                       --------   --------   -------   -------   -------
Earning assets:
 Loans                                 $  4,384   $  3,111   $23,711   $   786   $31,992
 Investments                              4,722        549     1,003     8,401    14,675
 Federal Funds Sold                         760          -         -         -       760
                                       --------   --------   -------   -------   -------
 Total                                    9,866      3,660    24,714     9,187    47,427
                                       --------   --------   -------   -------   -------

Interest-bearing liabilities:
 Now accounts                            13,131          -         -         -    19,533
 Money market                             6,805          -         -         -     6,805
 Certificates of deposit                  4,973      7,807     6,753         -    19,533
 Other borrowed funds                         2          4        30        91       127
                                       --------   --------   -------   -------   -------
  Total                                  24,911      7,811     6,783        91    39,596
                                       --------   --------   -------   -------   -------
Interest rate gap                      $(15,045)  $ (4,151)  $17,931   $ 9,096   $ 7,831
                                       ========   ========   =======   =======   =======

Cumulative interest sensitivity gap    $(15,045)  $(19,196)  $(1,265)  $ 7,831

Ratio of sensitivity gap to total
 earnings assets                        (31.72)%    (8.75)%    37.81%    19.18%    16.51%
Cumulative ratio of sensitivity gap
 to total earnings assets               (31.72)%   (40.47)%   (2.66)%    16.51%

At December 31, 1999, the Company was cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). NOW, savings and money market account repricing within three months were $19.9 million, which historically have not been as interest-sensitive as other types of interest-bearing deposits. Removing the impact of NOW and money market accounts, the Bank is asset sensitive in the three month or less time period, with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

Certificates of deposit in denominations of $100,000 or more and large municipal deposits are especially susceptible to interest rate changes. These deposits are matched with short-term investments. Matching sensitive positions alone does not ensure that the Bank has no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

================================================================================

Managements's Discussion and Analysis

--------------------------------------------------------------------------------

Effects of Inflation

Interest rates are affected by inflation, but the timing and magnitude of the changes may not coincide with changes in the consumer price index. Management actively monitors the Bank's interest rate sensitivity in order to minimize the effects of inflationary trends on the Bank's operations. Other areas of non-interest expenses may be more directly affected by inflation.

Selected Financial Data

The following table summarizes selected financial data considered to be significant indicators of the Bank's operating results and financial condition for the periods indicated.


                                        Selected Financial Data
                                        1999      1998      1997
                                      --------  --------  --------
Summary of Operations

 Interest income                      $ 3,648   $ 3,341   $ 2,454
 Interest expense                       1,831     1,813     1,371
                                      -------   -------   -------
   Net interest income                  1,817     1,528     1,083

 Provision for credit losses              173       166       186
 Other income                             265       275       153
 Other expense                          1,880     1,613     1,297
 Income taxes                               -         -         -
                                      -------   -------   -------
   Net income                         $    29   $    24   $  (247)
                                      =======   =======   =======

Per Share Data

 Basic earnings per share             $   .03   $   .03   $  (.45)
 Diluted earnings per share               .03       .03      (.45)
 Book value                              6.25      6.74      5.69

Average Balance Sheet Summary

  Loans, net                          $31,950   $25,454   $17,652
  Securities                           13,515    13,563    12,242
  Total assets                         52,212    47,904    34,677
  Deposits                             45,547    41,712    31,057
  Shareholders' equity                  6,016     5,951     3,190

Selected Ratios

  Average equity to average assets      11.52%    12.42%     9.20%
  Return on average assets                .06%      .06%     (.71)%
  Return on average equity                .48%      .40%    (7.75)%

================================================================================

Board of Directors and Officers

--------------------------------------------------------------------------------

                              Board of Directors
                              ------------------

Sybil S. Atkinson................................  Mediaid of America, Inc.

Jack W. Bowling..................................  H.T. Bowling, Incorporated

Jackson M. Bruce.................................  Gilmer, Sadler, Ingram,
                                                   Sutherland & Hutton

Randolph V. Chrisley.............................  Pulaski Furniture
                                                   Corporation

Hiawatha Nicely, Jr..............................  New Century Consultants, Inc.

A. Carole Pratt..................................  Pratt & Mansell, DDS

David W. Ratcliff, Jr............................  Alliant TechSystems, Inc.

Nathaniel R. Tuck................................  Tuck Clinic of Chiropractic,
                                                   P.C.

J. David Wine....................................  Advanced Health Services,
                                                   Inc.

                                   Officers
                                   --------

Phillip M. Baker.................................  Acting President & CEO

Deborah Boyd.....................................  Loan Officer

Layne E. Burcham.................................  Loan Officer

Michael D. Ware..................................  Loan/Compliance Officer

Jackie Reichner..................................  Chief Operating Officer

================================================================================

Stockholder Information

Annual Meeting
--------------

The annual meeting of stockholders will be held at 10:00 a.m. on April 13, 2000 in the Training Room at Community National Bank, 900 Memorial Drive, Pulaski, Virginia.

                            ______________________

Requests for Information
------------------------

Requests for information should be directed to Phillip Baker, Acting President & CEO, at Community National Bank, Post Office Box 1060, Pulaski, Virginia, 24301; Telephone (540) 994-0831. A copy of the Company's Form 10-KSB for 1999 will be furnished, without charge, after March 31, 2000 upon written request and is available on the internet at http://www.sec.gov.

                            ______________________


Common Stock Market Information               Stock Transfer Agent
-------------------------------               --------------------

Davenport & Company, LLC                      First Citizens Bank & Trust
101 South Jefferson Street                    Post Office Box 29522
Roanoke, Virginia 24011                       Raleigh, North Carolina 27626

                            ______________________


Independent Auditors                                   Legal Counsel
--------------------                                   -------------

Larrowe & Company, PLC                                 Mays & Valentine
 Certified Public Accountants and Consultants          NationsBank Center
Post Office Box 2108                                   Post Office Box 1122
Galax, Virginia  24333                                 Richmond, Virginia
                                                       23208-1122

                            _______________________


Main Office              Downtown Office          ATM
-----------              ---------------          ---

900 Memorial Drive       202 N. Washington Ave.   New River Community College
Pulaski, Virginia        Pulaski, Virginia        Martin Hall
                                                  Dublin, Virginia

                                                  Pulaski Community Hospital
                                                  Pulaski, Virginia

                                                                         EX-22.1
                              2000 PROXY STATEMENT

                              CNB HOLDINGS, INC.
                                 P.O. Box 1060
                              900 Memorial Drive
                            Pulaski, Virginia 24301

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the "Annual Meeting") of CNB Holdings, Inc., (the "Company") will be held on Thursday, April 13, 2000, at 10:00 a.m., local time in the Training Room at Community National Bank, 900 Memorial Drive, Pulaski, Virginia, for the purpose of considering and voting upon:

     1. The election of three directors of the Company to serve until the 2003 Annual Meeting of Shareholders.

     2. Such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     Only shareholders of record at the close of business on Monday, February 28, 2000, are entitled to notice of and to vote at the meeting or any adjournment thereof.

     A Proxy Statement and a proxy solicited by the Board of Directors are enclosed herewith. To ensure a quorum for the meeting, please sign, date and return the proxy promptly in the enclosed envelope. If you attend the meeting, you may revoke your proxy and vote in person. The Company's 1999 Annual Report to Shareholders is enclosed for your information.

                                             By Order of the Board of Directors


                                             A. Carole Pratt
                                             Secretary
March 10, 2000

     Please complete and return the enclosed proxy promptly. If you attend the meeting in person, you may withdraw your proxy and vote your own shares.

                              CNB HOLDINGS, INC.

                                 P.O. Box 1060
                              900 Memorial Drive
                            Pulaski, Virginia 24301
                          ___________________________

                                PROXY STATEMENT
                          ___________________________

                      2000 ANNUAL MEETING OF SHAREHOLDERS
                           To Be Held April 13, 2000

     This Proxy Statement is furnished to the shareholders of CNB Holdings, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 2000 Annual Meeting of Shareholders of the Company (the "Annual Meeting") and any adjournment thereof. The Annual Meeting will be held on Thursday, April 13, 2000 at 10:00 a.m., local time at Community National Bank, 900 Memorial Drive, Pulaski, Virginia. This Proxy Statement and the accompanying proxy are being mailed to shareholders on or about March 10, 2000.

                                    VOTING

General

     The securities that can be voted at the Annual Meeting consist of the common stock of the Company (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record of shareholders entitled to vote at the Annual Meeting was taken as of the close of business on Monday February 28, 2000. On that date the company had outstanding and entitled to vote 926,399 shares of Common Stock, with each share entitled to one vote.

Proxies

     All properly executed proxy cards delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Shareholders should specify their choices with regard to the election of directors on the accompanying proxy card. If no specific instructions are given with regard to the matters to be voted upon, then the shares represented by a signed proxy card will be voted "FOR" the election of all director nominees. If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

     All proxy cards delivered pursuant to this solicitation are revocable at any time at the option of the persons executing them by giving written notice to the Secretary of the Company at P.O. Box 1060, 900 Memorial Drive, Pulaski, Virginia 24301, or by executing and delivering to the Secretary a later dated proxy, or by voting in person at the Annual Meeting.

     All expenses incurred in connection with the solicitation of proxies will be borne by the Company. Such costs include charges by brokers, fiduciaries and custodians for forwarding proxy materials to beneficial owners of stock held in their names. Solicitation may be undertaken by mail, telephone and personal contact by directors, officers and employees of the Company without additional compensation.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth the beneficial ownership of the Common Stock by the directors, executive officers and holders of 5% or more of the outstanding shares of the Common Stock and all directors and executive officers of the Company as a group as of February 28, 2000.

                                                 Principal Occupation           Shares         Percentage of
Name, Age & Address           Director                During the             Beneficially         Shares
of Beneficial Owner            Since                Past Five Years              Owned        Outstanding(1)
--------------------------  -------------    -----------------------------  ----------------  ---------------
                                        DIRECTORS TO SERVE UNTIL 2002

Hiawatha Nicely, Jr., 50               1993  Chairman, President and CEO              57,001              4.9%
Dublin, Virginia                             of the Company, COO of the
                                             Bank 1997-1999, Chairman of
                                             the Bank 1993-1997

A. Carole Pratt, D.D.S., 48            1993  Secretary of the Company;                29,901(2)           2.6%
Pulaski, Virginia                            General Dentistry

David W. Ratcliff, Jr., 55             1993  Business Manager, Defense                27,706(3)           2.4%
Pulaski, Virginia                            Reconversion and Development
                                             - Alliant Techsystems, Inc.

                                         DIRECTORS TO SERVE UNTIL 2001

Sybil S. Atkinson, 53                  1993  Mediaid of America, Inc.;                30,204(4)            2.7%
Virginia                                     Parish Administrator of
                                             Christ Episcopal Church

Randolph V. Chrisley, 52               1993  Vice President of Sales,                 54,596               4.7%
Draper, Virginia                             Pulaski Furniture
                                             Corporation

J. David Wine, 51                      1993  Founder of  Advance                      55,970(5)            4.8%
Pulaski, Virginia                            Health-Care Services, Inc.;
                                             and Advanced Health
                                             Services, Inc.; cofounder of
                                             Bay State Medical, Inc., and
                                             Home Care Solutions, Inc.

                                                 Principal Occupation           Shares         Percentage of
Name, Age & Address           Director                During the             Beneficially         Shares
of Beneficial Owner            Since                Past Five Years              Owned        Outstanding(1)
--------------------------  -------------    -----------------------------  ----------------  ---------------
                                           NOMINEES FOR ELECTION AS
                                         DIRECTORS TO SERVE UNTIL 2003

Jack W. Bowling, 53                  1993    President, H. T. Bowling,                60,721(6)            5.2%
Dublin, Virginia                             Inc.

Jackson M. Bruce, 57                 1993    Partner, law firm of Gilmer,             54,876               4.7%
Dublin, Virginia                             Sadler, Ingram,
                                             Sutherland & Hutton
                                             Chairman of the Bank 1999 -
                                             present

Nathaniel R. Tuck, D.C., 47          1993    President and Owner,                     33,638               2.9%
Pulaski, Virginia                            Tuck Clinic of
                                             Chiropractic, P.C.

All Directors and                                                                    404,613              34.9%
Executive Officers
as a Group (9 Persons)

-
(1) For purposed of this table, beneficial ownership has been determined in accordance with the provision of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days. Percentage is determined on the basis of 926,399 shares of Common Stock issued and outstanding, plus in each case shares subject to currently exercisable options. The option ownership of the directors reflected in this column is as follows: Mr. Nicely - 27,376; Dr. Pratt - 14,876; Mr. Ratcliff - 14,876; Ms. Atkinson - 14,876; Mr. Chrisley -27,096; Mr. Wine - 27,220; Mr. Bowling - 27,344; Mr. Bruce - 27,376; and Dr. Tuck - 14,876.

(2)  Includes 380 shares held by Ms. Pratt's minor children.
(3)  Includes 374 shares held jointly with Mr. Ratcliff's children.
(4)  Includes 1,263 shares owned by Ms. Atkinson's minor children.
(5) Includes 3,143 shares owned by an individual retirement account for the benefit of Mr. Wine's wife.
(6)  Includes 32,625 shares held by an investment company affiliate of Mr.
     Bowling.

                             ELECTION OF DIRECTORS

Nominees

     By resolution of the Board of Directors, the Board shall consist of nine directors. The terms of the directors are staggered so that each year approximately one-third of the Board of Directors is elected and each director serves until the third Annual Meeting following his or her election and thereafter until a successor has been elected and has qualified. This year, the terms of three directors are expiring and thus three directors will be elected.

     Certain information concerning the nominees for election of directors at this Annual Meeting who will serve until the 2003 Annual Meeting of Shareholders is set forth above, as is certain information about the other classes of directors whose terms will expire at the 2001 and 2002 Annual Meetings of Shareholders. All of the nominees are currently directors of the Company and Community National Bank, the Company's subsidiary bank (the "Bank").

     In the event that any nominee withdraws or for any reason is not able to serve as a director, the proxy will be voted for such other person as may be designated by the Board of Directors as substitute nominee, but in no event will the proxy be voted for more than three nominees. The Board of Directors has no reason to believe that any nominee will not serve if elected.

Director Compensation

     Neither the Company nor the Bank paid directors' fees during the last fiscal year. Directors of the Company participate in the Company's stock option plan. See "Stock Option Plan."

Company Board and Committee Meetings and Attendance

     The Board of Directors of the Company held five meetings during the fiscal year. All directors attended at least 75% of all meetings of the Board. The Company's only standing committee is the Stock Option Committee. See "Stock Option Plan".

Certain Relationships and Related Transactions

     The Company has purchased two insurance policies (a general business policy and a worker's compensation policy) through James L. Webb, Jr., a former director of the Company and the Bank (Mr. Webb resigned from the Board in May
1999).  The premiums for these policies totaled approximately $25,000 in 1999.

     The Company and the Bank have had and expect to have banking and other transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families or corporations, partnerships or other organizations in which such directors or officers have a controlling interest, on substantially the same terms (including price, interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features to the Company and the Bank. The Bank is subject to a limit on the aggregate amount it may lend to its and the Company's directors and officers as a group equal to its unimpaired capital and surplus (or, under a regulatory exemption available to banks with less than $100 million in deposits, twice that amount). Loans to individual directors and officers must also comply with the Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of such loan application.

     The executive officers of the Company are elected by the Board of Directors and serve at the pleasure of the Board. There are no family relationships among any of the directors or executive officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO ELECT THE THREE NOMINEES LISTED ABOVE AS DIRECTORS OF THE COMPANY.

Executive Compensation

     The following table shows the cash compensation paid by the Company to the Company's Chief Executive Officer for the last three fiscal years.

                          Summary Compensation Table

                                                                            Other Annual
Name and Principal Position                                Year  Salary(1) Compensation(2)
------------------------------------------------------     ----  ---------  --------------
   Hiawatha Nicely, Jr.                                    1999    $12,187            ---
   Chairman, President and Chief Executive Officer         1998    $53,950         $   62
                                                           1997    $22,232

   Wayne L. Carpenter                                      1999    $62,893            ---
   Chief Financial Officer                                 1998    $61,700         $2,790
   Bank Chairman, President and Chief Executive Officer    1997    $62,096         $2,878

   Phillip M. Baker                                        1999    $18,333         $2,000
   Chief Financial Officer

   Acting President and Chief Executive Officer of Bank

_______________________
(1) Mr. Carpenter served as President and Chief Executive Officer of the Company until August 1997. In August 1997, Hiawatha Nicely, Jr. was appointed as President and Chief Executive Officer of the Company. Mr. Nicely served as Chief Operations Officer of the Bank from 1997 until February 1999. Mr. Carpenter served as President and Chief Executive Officer of the Bank through August 1999. In September 1999 Phillip M. Baker was named as Acting President and Chief Executive Officer. In November 1999 Mr. Baker was appointed Chief Financial Officer and Chief Accounting Officer of the Company.

(2) Includes payments by the Company of health insurance premiums and 401(k) contributions for Mr. Carpenter and Mr. Nicely.

      The following table lists the stock options granted during fiscal year 1999 to Hiawatha Nicely, Jr., elected President and Chief Executive Officer of the Company in August 1997, and Wayne L. Carpenter, the President and Chief Executive Officer of the Company from 1993 through August 1997 and President and Chief Executive Officer of the Bank through August 1999. The options listed below were granted under the CNB Holdings, Inc. 1995 Stock Option Plan, pursuant to which directors, executive officers and certain other key employees of the Company and the Bank can receive options to purchase shares of the Company's Common Stock. See "Stock Option Plan."

Name                    Granted   in Fiscal Year(1)   Base Price      Date
----------------------  -------  -------------------  -----------  ----------
Hiawatha Nicely, Jr.        594               9.5%          $9.13  April 2009
Wayne L. Carpenter          594               9.5%          $9.13  April 2009

-----------------------
(1) Options for a total of 5,660 shares of Company Common Stock were granted under the Stock Option Plan. Each director of the Company received shares under the plan.

Employment Agreements

     Mr. Carpenter was a party to an Employment Agreement with the Bank pursuant to which he was employed as President and Chief Executive Officer of the Bank. The Employment Agreement provided for the initial term to expire five years after the Bank opened for business (August 28, 1999). Mr. Carpenter's Employment Agreement was not renewed upon expiration on August 28, 1999. The Employment Agreement provided that following termination of his employment with the Bank, Mr. Carpenter may not be employed in the banking business in Pulaski County, any county that borders Pulaski County, or the cities of Radford or Galax for a period of two years following termination.

No other employee of the Company or the Bank has an employment agreement.

Stock Option Plan

     The Company's Stock Option Plan (the "Plan") was approved by shareholders at the 1995 Annual Meeting. The provides for the issuance of stock options and restricted stock covering an aggregate of 344,375 shares (adjusted for the May 30, 1997 five-for four stock split) to directors, officers and certain key employees of the Company and the Bank and other participants designated under the Plan (collectively, the "Participants"). The Plan provides for the issuance of incentive stock options to officers and key employees of the Company and the Bank and nonqualified stock options and restricted stock to all Plan Participants. The Plan is administered by the Stock Option Committee of the Board of Directors, which consists of Messrs. Bruce, Chrisley, Nicely and Wine and Dr. Pratt.

     Incentive Stock Options. The Plan provides for the issuance of incentive stock options covering a maximum of 62,500 shares of the Common Stock (as adjusted for the May 30, 1997 five-for four stock split), subject to future adjustment for any stock splits, stock dividends, combinations or exchanges, or other changes which affect the Common Stock. As discussed below, incentive stock options afford certain tax benefits to the recipients. In general, to qualify as an incentive stock option, the option must be granted only to employees of the Company, be granted within ten years of the earlier of the date the Plan is adopted by the Board or the date of approval of the Plan by the Company's shareholders, not be exercisable more than ten years after the date of grant, have an exercise price of not less than the fair market value of the Common Stock at the time of grant, not be transferable other than by will or the laws of descent and distribution, and be granted to a person who does not own more than 10% of the total combined voting power of all classes of stock of the Company or its subsidiaries at the time of grant. In addition, the Internal Revenue Code limits the value of shares that can be exercised for the first time by an employee in any one year under an incentive stock option plan to $100,000.

     Nonqualified Stock Options. The Plan provides for automatic annual grants of nonqualified stock options beginning in 1996 to the directors of the Company on the day following the annual meeting of shareholders based on a formula that reflects his or her performance during the year as judged by certain objective criteria (the "Annual Director Grants"). The formula provides that the number of shares of Common Stock covered by each Annual Director Grant is 625 shares, subject to adjustment (i) downward by 31 shares if the director has missed more than one meeting of the Board of Directors since the last annual meeting, (ii) downward by 31 shares if the director has failed to complete a director education seminar since the last annual meeting, and (iii) upward or downward by not more than 31 shares based on the percentage by which the Bank exceeds or fails to exceed its performance goals. The exercise price is the estimated market price on the grant date.

     In 1995, the Company provided a one-time grant of options to the directors based on performance criteria relating to their participation as directors in the success of the Company and the Bank, including the number of shares purchased in the initial offering, service in leadership positions on committees of the Bank's Board of Directors, and other contributions. The aggregate amount of shares covered by such options was 206,250, as adjusted for the May 30, 1997 five-for-four stock split, exercisable until 2005. The exercise price of those options, as adjusted for the May 30, 1997 stock split, is $8.00 per share.

     All of the nonqualified options issuable to directors described above provide that the options are forfeited should the Company or the Bank be required to increase its equity capital pursuant to a capital directive issued by the Office of Comptroller of the Currency and the holder does not exercise the options with certain time frames.

     Restricted Stock. The Plan permits the issuance of shares of Common Stock to Participants subject to vesting requirements based on continued service to the Company or the Bank, the Company's or the Bank's performance, the individual performance of the grantee, and other conditions deemed appropriate by the Stock Option Committee. Shares of restricted stock are not transferable until vested. Assuming the maximum option grants described above are made based on the Company's current management structure, there will be no shares of restricted stock available for issuance under the Plan. There are no present plans to issue any shares of restricted stock.

Compliance with Section 16 of the Securities Exchange Act of 1934

     Based on a review of the reports of changes in beneficial ownership of Company Common Stock furnished to the Company, the Company believes that its officers and directors filed on a timely basis the reports required to be filed under Section 16 of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 1999.


                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Larrowe & Company, PLC, Galax, Virginia, acted as the Company's principal independent certified public accountants for the fiscal years ended December 31, 1993 through 1999 and has been selected by the Board of Directors to act as the Company's independent certified public accountants for the current fiscal year. Representatives of Larrowe & Company, PLC are expected to be present at the shareholders' meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions.


                OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

     The Board of Directors knows of no matters other than those stated above which are to be brought before the meeting. However, if any other matter should be presented for consideration and voting, it is the intention of the persons named in the enclosed form of Proxy to vote the Proxy in accordance with their judgment of what is in the best interest of the Company.


                 Information Relating to Shareholder Proposals

     Proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders of the Company must be received by the Company no later than October 31, 2000 in order for such proposals to be included in the Company's proxy statement and form of proxy relating to such meeting.

                         Availability of Form 10-KSB

     On or about March 31, 2000, the Company will file with the Securities and Exchange Commission an annual report (Form 10-KSB) for the year ended December 31, 1999. A copy of the Company's Form 10-KSB can be obtained without charge by writing to the Corporate Secretary at P.O. Box 1060, 900 Memorial Drive, Pulaski, Virginia 24301.

                             By order of the Board of Directors



                             A. CAROLE PRATT
                             Secretary
Pulaski, Virginia
March 10, 2000

                             CNB HOLDINGS, INC.
                             P. O. Box 1060
                             900 Memorial Drive
                             Pulaski, Virginia 24301

     This Proxy is solicited by the Board of Directors of CNB Holdings, Inc. (the "Company") for the 2000 Annual Meeting of Shareholders to be held on April 13, 2000 (the "Annual Meeting").

     The undersigned hereby appoints David W. Ratcliff, Jr. and A. Carole Pratt and each of them, with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company which the undersigned may be entitled to vote at the Annual Meeting, and at any adjournments thereof, on the following matters in the following manner:

1. Election of three directors of the Company to serve until the 2003 Annual Meeting of Shareholders.


[_] FOR all nominees listed below (except       [_]  WITHHOLD AUTHORITY to vote
    as marked to the                                 for all nominees listed
    contrary below)                                  below

     Jack W. Bowling, Jackson M. Bruce, and Nathaniel R. Tuck, D.C.


(Instruction: To withhold authority to vote for any individual nominee, write that nominee's name below.)


-------------------------------------------------------------------------------

2. In accordance with their judgment, upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

     When this Proxy is properly executed and returned, and not revoked, the shares it represents will be noted at the meeting in accordance with the choices specified above. If no choice is specified, it will be voted for the election of the nominees listed above.

     PLEASE DATE AND SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS BELOW.


Date: ___________________ , 2000        ____________________________________
                                             (Signature of Shareholder)


                                        ____________________________________
                                             (Signature of Shareholder)

NOTE: When signing as attorney, trustee, administrator, executor or guardian, please give your full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. In the case of joint tenants, each joint owner must sign.

ARTICLE 9
LEGEND
THIS SCHEDULE CONTAINS SUMMARY FINANCIAL INFORMATION EXTRACTED FROM THE CNB HOLDINGS, INC. AND SUBSIDIARY CONSOLIDATED BALANCE SHEET AT DECEMBER 31, 1000 AND THE CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 1999 AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS. LEGEND


PERIOD-TYPE                   12-MOS
FISCAL-YEAR-END                          DEC-31-1999
PERIOD-END                               DEC-31-1999
CASH                                       2,896,627
INT-BEARING-DEPOSITS                               0
FED-FUNDS-SOLD                               760,000
TRADING-ASSETS                                     0
INVESTMENTS-HELD-FOR-SALE                 14,188,398
INVESTMENTS-CARRYING                               0
INVESTMENTS-MARKET                                 0
LOANS                                     31,892,248
ALLOWANCE                                    321,574
TOTAL-ASSETS                              51,778,331
DEPOSITS                                  45,769,733
SHORT-TERM                                         0
LIABILITIES-OTHER                             89,049
LONG-TERM                                    126,570
PREFERRED-MANDATORY                                0
PREFERRED                                          0
COMMON                                     4,631,995
OTHER-SE                                   1,160,984
TOTAL-LIABILITIES-AND-EQUITY              51,778,331
INTEREST-LOAN                              2,759,294
INTEREST-INVEST                              831,176
INTEREST-OTHER                                57,161
INTEREST-TOTAL                             3,647,631
INTEREST-DEPOSIT                           1,812,721
INTEREST-EXPENSE                           1,831,143
INTEREST-INCOME-NET                        1,816,488
LOAN-LOSSES                                  173,292
SECURITIES-GAINS                                   0
EXPENSE-OTHER                              1,878,928
INCOME-PRETAX                                 29,438
INCOME-PRE-EXTRAORDINARY                      29,438
EXTRAORDINARY                                      0
CHANGES                                            0
NET-INCOME                                    29,438
EPS-BASIC                                        .03
EPS-DILUTED                                      .03
YIELD-ACTUAL                                    3.90
LOANS-NON                                          0
LOANS-PAST                                   126,534
LOANS-TROUBLED                                     0
LOANS-PROBLEM                                126,534
ALLOWANCE-OPEN                               372,574
CHARGE-OFFS                                  224,292
RECOVERIES                                         0

ALLOWANCE-CLOSE                              321,574
ALLOWANCE-DOMESTIC                           321,574
ALLOWANCE-FOREIGN                                  0
ALLOWANCE-UNALLOCATED                              0

                                                                     APPENDIX C

                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                  FORM 10-QSB


(Mark One)
 X  Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of
---
1934 for the quarterly period ended September 30, 2000.

Or

    Transition Report under Section 13 or 15 (d) of the Securities Exchange Act
---
of 1934 for the transition period from                    to                   .
                                       ------------------    ------------------

                          Commission File No. 33-69326

                               CNB HOLDINGS, INC.
           (Exact name of the registrant as specified in its charter)

               Virginia                           54-1663340
       (State of Incorporation)      (I.R.S. Employer Identification No.)

           P.O. Box 1060, 900 Memorial Drive, Pulaski, Virginia 24301

                    (Address of principal executive offices)

                                 (540) 994-0831
                (Issuer's telephone number, including area code)
  ---------------------------------------------------------------------------
             (Former name, former address, and former fiscal year,
                         if changed since last report)

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15 (d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been
subject to such filing requirements for the past 90 days.  Yes  X   No
                                                              -----    -----

                      APPLICABLE ONLY TO CORPORATE ISSUERS

State the number of shares outstanding of each of the issuer's classes of common equity, as of the latest practicable date:

926,399 shares of common stock, $5.00 par value per share (the "Common Stock"), issued and outstanding as of November 9, 2000.

Transitional Small Business Disclosure Format (check one): Yes       No   X
                                                               -----    -----

                               CNB Holdings, Inc.
                                  Form 10-QSB

                                     INDEX

--------------------------------------------------------------------------------

PART I.   FINANCIAL INFORMATION

Item 1.   CONSOLIDATED FINANCIAL STATEMENTS

The financial statements of CNB Holdings, Inc. (the "Company") are set forth in the following pages.

Consolidated Balance Sheets as of September 30, 2000 and
   December 31,1999........................................................    3

Consolidated Statements of Operations for the Nine Months
   Ended September 30, 2000 and 1999.......................................    4

Consolidated Statements of Operations for the Three Months
   Ended September 30, 2000 and 1999.......................................    5

Consolidated Statements of Cash Flows for the Nine Months
   Ended September 30, 2000 and 1999.......................................    6

Consolidated Statements of Cash Flows for the Three Months
   Ended September 30, 2000 and 1999.......................................    7

Notes to Consolidated Financial Statements.................................    8


Item 2.   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
             RESULTS OF OPERATIONS.........................................    9

PART II.  OTHER INFORMATION

Item 1.   Legal Proceedings................................................   10

Item 2.   Changes in Securities............................................   10

Item 3.   Defaults Upon Senior Securities..................................   10

Item 4.   Submission of Matters to a Vote of Security Holders..............   10

Item 5.   Other Information................................................   10

Item 6.   Exhibits and Reports on Form 8-K.................................   10

SIGNATURES.................................................................   10

All schedules have been omitted because they are inapplicable or the required information is provided in the financial statements, including the notes thereto.

================================================================================
CNB Holdings, Inc. and Subsidiary
Consolidated Balance Sheets
September 30, 2000 and December 31, 1999
--------------------------------------------------------------------------------

                                                         September 30,   December 31,
                                                             2000            1999
                                                         -------------   ------------
Assets
  Cash and due from banks                                 $ 3,311,034    $ 2,896,627
  Federal funds sold                                                -        760,000
  Investment securities available for sale                 13,749,102     14,188,398
  Loans, net of allowance for loan losses
    of $379,682 in 2000 and $321,574 in 1999               31,780,625     31,570,674
  Property and equipment, net                               1,936,686      1,994,281
  Accrued income                                              333,594        307,451
  Other assets                                                 96,485         60,900
                                                          -----------    -----------
          Total assets                                    $51,207,526    $51,778,331
                                                          ===========    ===========

Liabilities
  Demand deposits                                         $ 4,354,836    $ 3,507,508
  Interest-bearing demand deposits                         11,511,402     15,923,772
  Savings deposits                                          9,894,088      6,805,463
  Large denomination time deposits                          4,133,723      4,041,584
  Other time deposits                                      14,646,640     15,491,406
                                                          -----------    -----------
          Total deposits                                   44,540,689     45,769,733

  Federal funds purchased                                     192,000              -
  Other borrowed funds                                        121,826        126,570
  Accrued interest payable                                     83,841         61,095
  Other liabilities                                            31,367         27,954
                                                          -----------    -----------
          Total liabilities                                44,969,723     45,985,352
                                                          -----------    -----------

  Commitments and contingencies

Stockholders' equity:
  Preferred stock, $1 par value; 1,000,000 shares
    authorized; none outstanding                                    -              -
  Common stock, $5 par value; 10,000,000 shares
    authorized; 926,399 shares outstanding
    in 2000 and 1999                                        4,631,995      4,631,995
  Surplus                                                   2,803,782      2,803,782
  Retained deficit                                           (821,468)    (1,156,366)
  Unrealized depreciation on investment
    securities available for sale                            (376,506)      (486,432)
                                                          -----------    -----------
          Total stockholders' equity                        6,237,803      5,792,979
                                                          -----------    -----------
          Total liabilities and stockholders' equity      $51,207,526    $51,778,331
                                                          ===========    ===========

See Notes to Consolidated Financial Statements

================================================================================
CNB Holdings, Inc. and Subsidiary
Consolidated Statements of Operations
Nine months ended September 30, 2000 and 1999
--------------------------------------------------------------------------------

                                                                      Nine Months Ended
                                                                         September 30,
                                                                    ----------------------
                                                                       2000        1999
                                                                    ----------  ----------
Interest income:
    Loans and fees on loans                                         $2,085,218  $2,116,199
    Federal funds sold                                                  18,255      46,995
    Taxable investment securities                                      704,327     576,937
                                                                    ----------  ----------
          Total interest income                                      2,807,800   2,740,131
                                                                    ----------  ----------

Interest expense:
  Deposits                                                           1,400,892   1,379,072
  Federal funds purchased                                                9,496       5,624
  Other borrowed funds                                                   5,293       5,554
                                                                    ----------  ----------
  Total interest expense                                             1,415,681   1,390,250
                                                                    ----------  ----------
          Net interest income                                        1,392,119   1,349,881

Provision for loan losses                                               88,750     166,638
                                                                    ----------  ----------
          Net interest income after provision for loan losses        1,303,369   1,183,243
                                                                    ----------  ----------

Noninterest income:
    Service charges on deposit accounts                                136,553     121,462
    Net realized gains on sales of securities                                -           -
    Other income                                                       108,346      76,713
                                                                    ----------  ----------
          Total noninterest income                                     244,899     198,175
                                                                    ----------  ----------

Noninterest expense:
    Salaries and employee benefits                                     554,696     598,610
    Occupancy expense                                                  102,233     109,825
    Equipment expense                                                   74,534      82,555
    Other expense                                                      481,907     609,384
                                                                    ----------  ----------
          Total noninterest expense                                  1,213,370   1,400,374
                                                                    ----------  ----------

          Net income (loss)                                         $  334,898  $  (18,956)
                                                                    ==========  ==========

Basic earnings per share                                            $      .36  $     (.02)
                                                                    ==========  ==========
Weighted average shares outstanding                                 $  926,399     926,399
                                                                    ==========  ==========

See Notes to Consolidated Financial Statements

================================================================================
CNB Holdings, Inc. and Subsidiary
Consolidated Statements of Operations
Three months ended September 30, 2000 and 1999
--------------------------------------------------------------------------------

                                                                     Three Months Ended
                                                                        September 30,
                                                                    --------------------
                                                                      2000        1999
                                                                    --------    --------
Interest income:
    Loans and fees on loans                                         $714,299    $711,640
    Federal funds sold                                                 9,429       7,621
    Taxable investment securities                                    247,019     196,162
                                                                    --------    --------
          Total interest income                                      970,747     915,423
                                                                    --------    --------

Interest expense:
  Deposits                                                           492,746     444,961
  Federal funds purchased                                              2,573       2,493
  Other borrowed funds                                                 1,742       1,830
                                                                    --------    --------
          Total interest expense                                     497,061     449,284
                                                                    --------    --------
          Net interest income                                        473,686     466,139

Provision for loan losses                                             60,000     141,149
                                                                    --------    --------
          Net interest income after provision for loan losses        413,686     324,990
                                                                    --------    --------

Noninterest income:
    Service charges on deposit accounts                               42,172      39,186
    Net realized gains on sales of securities                              -           -
    Other income                                                      21,448      13,870
                                                                    --------    --------
          Total noninterest income                                    63,620      53,056
                                                                    --------    --------

Noninterest expense:
    Salaries and employee benefits                                   189,918     166,947
    Occupancy expense                                                 37,383      38,559
    Equipment expense                                                 22,837      25,580
    Other expense                                                    146,292     229,036
                                                                    --------    --------
          Total noninterest expense                                  396,430     460,122
                                                                    --------    --------

          Net income                                                $ 80,876    $(82,076)
                                                                    ========    ========

Basic earnings per share                                            $    .09    $   .(09)
                                                                    ========    ========
Weighted average shares outstanding                                 $926,399     926,399
                                                                    ========    ========

See Notes to Consolidated Financial Statements

================================================================================
CNB Holdings, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Nine months ended September 30, 2000 and 1999
--------------------------------------------------------------------------------

                                                                     Nine Months Ended
                                                                        September 30,
                                                                 --------------------------
                                                                     2000           1999
                                                                 ------------   -----------
Cash flows from operating activities:
  Net income (loss)                                              $    334,898   $   (18,956)
  Adjustments to reconcile net income (loss)
   to net cash used by operations:
    Depreciation and amortization                                      91,276       100,728
    Provision for loan losses                                          88,750       166,638
    Accretion of discount on securities, net                           15,124        50,700
    Changes in assets and liabilities:
     Accrued income                                                   (26,143)       96,573
     Other assets                                                     (35,585)      (54,119)
     Accrued interest payable                                          22,746        21,138
     Other liabilities                                                  3,413        24,568
                                                                 ------------   -----------
      Net cash flows provided by operating activities                 494,479       387,270
                                                                 ------------   -----------

Cash flows from investing activities:
  Net (increase) decrease in federal funds sold                       760,000    (1,011,000)
  Purchases of investment securities                              (18,107,508)   (7,005,397)
  Sales of available for sale securities                                    -     3,499,463
  Maturities of investment securities                              18,641,606     8,081,996
  Net (increase) decrease in loans                                   (298,701)     (789,322)
  Purchases of property and equipment                                 (33,681)     (130,092)
                                                                 ------------   -----------
      Net cash flows provided by investing activities                 961,716     2,645,648
                                                                 ------------   -----------

Cash flows from financing activities:
  Net decrease in demand, NOW, and savings deposits                  (476,417)     (604,343)
  Net increase (decrease) in time deposits                           (752,627)     (834,031)
  Net increase (decrease) in federal funds purchased                  192,000      (851,000)
  Repayment of borrowed funds                                          (4,744)       (4,483)
                                                                 ------------   -----------
      Net cash flows used by financing activities                  (1,041,788)   (2,293,857)
                                                                 ------------   -----------
      Net increase in cash and cash equivalents                       414,407       739,061

Cash and cash equivalents, beginning                                2,896,627     2,925,106
                                                                 ------------   -----------
Cash and cash equivalents, ending                                $  3,311,034   $ 3,664,167
                                                                 ============   ===========

Supplemental disclosure of cash flow information:
  Interest paid                                                  $  1,392,935   $ 1,369,112
                                                                 ============   ===========
  Income taxes paid                                              $          -   $         -
                                                                 ============   ===========

Supplemental disclosure of noncash investing activities:
  Other real estate acquired in settlement of loans              $          -   $         -
                                                                 ============   ===========

See Notes to Consolidated Financial Statements

================================================================================
CNB Holdings, Inc. and Subsidiary
Consolidated Statements of Cash Flows
Three months ended September 30, 2000 and 1999
--------------------------------------------------------------------------------

                                                                 Three Months Ended
                                                                    September 30,
                                                              -------------------------
                                                                  2000          1999
                                                              -----------   -----------
Cash flows from operating activities:
  Net income (loss)                                           $    80,876   $   (82,076)
  Adjustments to reconcile net income (loss)
   to net cash used by operations:
    Depreciation and amortization                                  30,425        34,684
    Provision for loan losses                                      60,000       141,149
    Accretion of discount on securities, net                        3,786        15,755
    Changes in assets and liabilities:
     Accrued income                                               (17,049)       32,518
     Other assets                                                 (40,776)      (28,438)
     Accrued interest payable                                      23,919        10,488
     Other liabilities                                             12,720        26,113
                                                              -----------   -----------
      Net cash flows provided by operating activities             153,901       150,193
                                                              -----------   -----------

Cash flows from investing activities:
  Net (increase) decrease in federal funds sold                         -      (695,000)
  Purchases of investment securities                           (2,120,174)     (100,000)
  Sales of available for sale securities                                -     1,000,747
  Maturities of investment securities                           5,258,097     3,493,566
  Net (increase) decrease in loans                               (293,928)      402,189
  Purchases of property and equipment                                   -      (111,299)
                                                              -----------   -----------
      Net cash flows provided by investing activities           2,843,995     3,990,203
                                                              -----------   -----------

Cash flows from financing activities:
  Net increase in demand, NOW, and savings deposits            (3,713,991)     (713,146)
  Net increase (decrease) in time deposits                        265,573    (2,146,992)
  Net increase (decrease) in federal funds purchased               97,000             -
 Repayment of borrowed funds                                       (1,604)       (1,516)
                                                              -----------   -----------
      Net cash flows used by financing activities              (3,353,022)   (2,861,654)
                                                              -----------   -----------
      Net increase (decrease) in cash and cash equivalents       (355,126)    1,278,742

Cash and cash equivalents, beginning                            3,666,160     2,385,425
                                                              -----------   -----------
Cash and cash equivalents, ending                             $ 3,311,034   $ 3,664,167
                                                              ===========   ===========

Supplemental disclosure of cash flow information:
  Interest paid                                               $   473,142   $   428,146
                                                              ===========   ===========
  Income taxes paid                                           $         -   $         -
                                                              ===========   ===========

Supplemental disclosure of noncash investing activities:
  Other real estate acquired in settlement of loans           $             $         -
                                                              ===========   ===========

See Notes to Consolidated Financial Statements

Notes to Consolidated Financial Statements
--------------------------------------------------------------------------------

Note 1.   Organization and Summary of Significant Accounting Policies

Organization

CNB Holdings, Inc. (the Company) is a bank holding company incorporated under the laws of Virginia on April 29, 1993. On August 29, 1994, the Company's wholly owned subsidiary, Community National Bank (the Bank), was chartered as an FDIC insured National Banking Association under the laws of the United States and the Bank opened for business in Pulaski, Virginia. As an FDIC insured National Banking Association, the Bank operates two banking offices and is subject to regulation by the Comptroller of the Currency. The Company is regulated by the Federal Reserve.

Basis of Presentation

The consolidated financial statements as of September 30, 2000 and for the periods ended September 30, 2000 and 1999 included herein, have been prepared by CNB holdings, Inc., without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the information furnished in the interim consolidated financial statements reflects all adjustments necessary to present fairly the Company's consolidated financial position, results of operations, changes in stockholders' equity and cash flows for such interim periods. Management believes that all interim period
adjustments are of a normal recurring nature.   These consolidated financial
statements should be read in conjunction with the Company's audited financial statements and the notes thereto as of December 31, 1999, included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999.

The accounting and reporting policies of the Company and the Bank follow generally accepted accounting principles and general practices within the financial services industry. All significant inter-company accounts have been eliminated during consolidation.

Note 2.   Commitments and Contingencies

Financial Instruments with Off-Balance-Sheet Risk

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Merger Related Expenses

On July 11, 2000, the Company announced plans to affiliate with FNB, Corporation, a Bank Holding Company headquartered in Christiansburg, Virginia. The proposed affiliation must be approved by the shareholders of CNB Holdings, Inc. The Bank retained the services of an investment firm to advise on matters related to the merger. The investment firm is to receive a fee, contingent on shareholder approval of the affiliation, of approximately $168,000.

In addition, if the proposed affiliation is approved, management expects to cancel a data processing contract. Under terms of the contract, there is an early cancellation fee based on when the contract is cancelled. It is not known exactly when the cancellation will occur, but management expects the fee to be between $80,000 and $100,000. Due to uncertainty regarding these two items, neither is recorded in the financial statements as of September 30, 2000.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANACIAL CONDITION AND RESULTS OF OPERATIONS.

Discussion of Operations

The Company had net income of $335,000 (or $.36 per share, based on 926,399 weighted average shares of common stock outstanding during the period) for the nine months ended September 30, 2000, compared with a loss of $19,000 (or $.02 per share) for the nine months ended September 30, 1999.

At September 30, 2000, the Company had total assets of approximately $51.2 million compared to $51.8 million at December 31, 1999. Total assets had a decrease of $571,000, or 1.1% since year end 1999. At September 30, 2000, assets were comprised principally of loans and investment securities. Loans increased slightly, to $31.9 million at September 30, 2000. Loans were $31.6 million at December 31, 1999. Investment securities decreased $439,000, or 3.1%. As quality loan demand continues to develop, the bank will be in a position to invest more of its excess funds into higher yielding loans instead of investment securities.

The Company's liabilities at September 30, 2000 were $45.0 million compared to $46.0 million at December 31, 1999. These liabilities consisted almost entirely of deposits for both periods. Demand and saving deposits decreased by $476,000, or 1.8% to $26.3 million, and time deposits decreased $753,000, or 3.4%, to $19.5 million. At September 30, 2000, $4.4 million, or 9.8%, of total deposits were non interest-bearing compared to $3.5 million, or 7.7%, at December 31, 1999. The Bank offers competitive interest rates in its local market and has been successful at attracting depositors.

At September 30, 2000 and December 31, 1999, the Company had stockholders' equity of approximately $6.2 million and $5.8 million, respectively. Stock-holders' equity was affected by the Company's first nine months of 2000 income of $335,000, and a $110,000 increase in the market value of investment securities available for sale.

Management of the Company believes that the Bank has sufficient capital to fund its operations until the Bank begins to generate profits on a more consistent basis, but there can be no assurance that this will be the case. During the first quarter of 1999 the Bank became a member of the Federal Home Loan Bank system which would provide the Bank with borrowing capacity to meet liquidity or loan needs, however, management has not identified other sources of capital for the Company or the Bank should they be needed.

At September 30, 2000, the Bank was in compliance with all regulatory capital requirements. Management believes that the Bank has sufficient liquidity on a short-term basis to meet any funding needs it may have, and expects that its long-term liquidity needs can be achieved through deposit growth, however there can be no assurance that such growth will develop.

Year 2000 Compliance

The Company experienced no problems related to Y2K. The Company incurred no Y2K related expenses in the nine months ended September 30, 2000 and no future Y2K expenses are anticipated. Y2K related expense was $28,000 in the first nine months of 1999.

PART II.  OTHER INFORMATION

Item 1.   Legal Proceedings.

          There are no matters pending legal proceedings to which the Company or any of its subsidiaries is a party or of which any of their property is subject.

Item 2.   Changes in Securities

          (a)  Not applicable.
          (b)  Not applicable.

Item 3.   Defaults Upon Senior Securities

          Not applicable

Item 4.   Submission of Matters to a Vote of Security Holders

          None

Item 5.   Other Information

          None

Item 6.   Exhibits and Reports on Form 8-K

          (a)  Exhibits
               27.  Financial Data Schedule.
          (b)  Reports on 8-K
               None.

                                   SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNB HOLDINGS, INC.

Date: November 9, 2000       By: /s/ Phillip M. Baker

                             ______________________________
                             Phillip M. Baker
                             Chief Financial Officer

PERIOD-TYPE                                                       9-MOS
FISCAL-YEAR-END                                             DEC-31-2000
PERIOD-START                                                JAN-01-2000
PERIOD-END                                                  SEP-30-2000
CASH                                                              3,311
INT-BEARING-DEPOSITS                                                  0
FED-FUNDS-SOLD                                                        0
TRADING-ASSETS                                                        0
INVESTMENTS-HELD-FOR-SALE                                        13,749
INVESTMENTS-CARRYING                                                  0
INVESTMENTS-MARKET                                                    0
LOANS                                                            31,781
ALLOWANCE                                                           380
TOTAL-ASSETS                                                     51,208
DEPOSITS                                                         44,541
SHORT-TERM                                                          192
LIABILITIES-OTHER                                               115,208
LONG-TERM                                                           122
PREFERRED-MANDATORY                                                   0
PREFERRED                                                             0
COMMON                                                            4,632
OTHER-SE                                                          1,606
TOTAL-LIABILITIES-AND-EQUITY                                     51,208
INTEREST-LOAN                                                     2,085
INTEREST-INVEST                                                     704
INTEREST-OTHER                                                       18
INTEREST-TOTAL                                                    2,808
INTEREST-DEPOSIT                                                  1,401
INTEREST-EXPENSE                                                  1,416
INTEREST-INCOME-NET                                               1,392
LOAN-LOSSES                                                          89
SECURITIES-GAINS                                                      0
EXPENSE-OTHER                                                     1,213
INCOME-PRETAX                                                       335
INCOME-PRE-EXTRAORDINARY                                            335
EXTRAORDINARY                                                         0
CHANGES                                                               0
NET-INCOME                                                          335
EPS-PRIMARY                                                        0.36
EPS-DILUTED                                                        0.36
YIELD-ACTUAL                                                       3.97
LOANS-NON                                                           132
LOANS-PAST                                                            0
LOANS-TROUBLED                                                      165
LOANS-PROBLEM                                                        50
ALLOWANCE-OPEN                                                      323
CHARGE-OFFS                                                          32
RECOVERIES                                                            0
ALLOWANCE-CLOSE                                                     380
ALLOWANCE-DOMESTIC                                                  380
ALLOWANCE-FOREIGN                                                     0
ALLOWANCE-UNALLOCATED                                               380

                                                                      APPENDIX D

                          DAVENPORT FAIRNESS OPINION


                                [Date of Proxy]



The Board of Directors
CNB Holdings, Inc.
900 Memorial Drive
Pulaski, Virginia 24301

Members of the Board:

          You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of CNB Holdings, Inc. ("CNB") of the consideration to be received by the CNB shareholders in the merger of FNB Corporation ("FNB") with CNB (the "Merger"), pursuant to the Agreement and Plan of Merger dated July 10, 2000 (the "Agreement"). As is more specifically set forth in the Agreement, upon consummation of the Merger, each outstanding share of the common stock of CNB, except for any dissenting shares, will be entitled to receive consideration of $10.60 per share of CNB common stock, in the form of cash, stock of FNB or a combination of cash and stock, at each shareholder's election, subject to certain adjustments.

          Davenport & Company LLC, as part of its investment banking business is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Davenport has acted as financial advisor to the Board of Directors of CNB in connection with the transaction described above. We are familiar with CNB having provided certain investment banking services to CNB in the past.

          In arriving at our opinion, we have, among other things: (i) reviewed the Agreement and Plan of Merger; (ii) reviewed the proxy statement/prospectus;
(iii) reviewed certain publicly available financial statements and other information of CNB and FNB; (iv) reviewed certain internal financial statements and other information and operating data of CNB provided by its management; (v) reviewed certain publicly available forward looking information for FNB; (vi) reviewed the reported prices and trading activity for CNB common stock and FNB common stock; (vii) held discussions with members of CNB's management regarding past and current business operations, financial condition, results of regulatory examinations, the Merger and the business and future prospects of CNB; (viii) compared the results of operations and market value of CNB and FNB with similar information for certain other publicly traded companies which we deemed to be relevant; (ix) compared the financial terms of the merger with the financial terms of certain other mergers and acquisitions of financial institutions in recent years; (x) taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuations and knowledge of the commercial banking industry generally; and (xi) conducted such other studies, analysis and investigations and considered such other information as we deemed appropriate.

          In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We are not experts in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of the companies, are in the aggregate, adequate to cover such losses. Davenport did not review any individual credit files nor make any independent evaluation, appraisal or physical inspection of the assets or individual properties of CNB or FNB, nor was Davenport furnished with such evaluation or appraisal. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

          Our opinion expressed herein was prepared solely for the Board of Directors of CNB in connection with and for the purposes of its evaluation of the Merger. This opinion does not address the merits of the underlying decision by CNB to engage in the Merger, and does not constitute a recommendation to any shareholder of CNB as to how such shareholder should vote with respect to the Merger.

          Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the shareholders of CNB pursuant to the Agreement is fair, from a financial point of view, to the shareholders of CNB.

                                             Sincerely,

                                             DAVENPORT & COMPANY LLC


                                             By:_____________________________
                                                    Robert F. Mizell, CFA
                                                      Senior Vice President

                                                                      Appendix E


                          ARTICLE 15 - CODE OF VIRGINIA

                                   ARTICLE 15.

                               DISSENTERS' RIGHTS


         ss.13.1-729.  Definitions.--In this article:

         "Corporation" means the issuer of the shares held by a dissenter before the corporate action, except that (i) with respect to a merger, "corporation" means the surviving domestic or foreign corporation or limited liability company by merger of that issuer, and (ii) with respect to a share exchange, "corporation" means the acquiring corporation by share exchange, rather than the issuer, if the plan of share exchange places the responsibility for dissenters' rights on the acquiring corporation.

         "Dissenter" means a shareholder who is entitled to dissent from corporate action under ss. 13.1-730 and who exercises that right when and in the manner required by ss.13.1-732 through ss.13.1-739.

         "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

                                CODE OF VIRGINIA
ss 13.1-730


         "Shareholder" means the record shareholder or the beneficial shareholder. (1985, C. 522; 1992,C. 575.)

         Law Review.--For article, "Dissenting Stockholders' Rights in Virginia:
Exclusivity of the Cash-Out Remedy and Determination of 'Fair Value,'" see 12 U. Rich. L. Rev. 505 (1978). For article, "The New Virginia Stock Corporation Act:
A Primer," see 20 U. Rich. L. Rev. 67 (1985). For article, "Virginia's Affiliated Transactions' Statute: Indulging Form Over Substance in Second Generation Takeover Legislation," see 21 U. Rich. L. Rev. 489 (1987).

         Editor's note.--The cases below were decided under prior law.

         "Fair value" defined.--The term "fair value" of the stock of a stockholder who dissents from a sale means the intrinsic worth of teh dissenter's stock, which is to be arrived at after an appraisal of all the elements of value. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147
(1964).

         Elements of "fair value."--Among the elements to be considered in arriving at the "fair value" or "fair cash value" of a dissenter's stock are its market value, net asset value, investment value, and earning capacity. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147 (1964).

         The book value, or net asset value, of the stock is only one of the factors to be considered. Mere book value alone is not determinative. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147 (1964).

         Excessive salary payments to officers and directors of a corporation are assets of the corporation to be considered along with other assets in fixing the value of the stock. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147
(1964).

         "Fair cash value" means actual value.--Actual value of the shares of a stockholder dissenting to a consolidation or merger of a corporation is practically synonymous with "fair cash value" as those words were used in repealed ss 13-47. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014 (1946).

         The term "fair cash value" means the intrinsic worth of the dissenter's stock, which is to be arrived at after an appraisal of all the elements of value. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014 (1946).

         And not contractual value.--Dissenters may not recover the "contractual value" of their shares, the par value plus accrued cumulative dividends, as distinguished from the "fair cash value" or the "actual value." Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014 (1946).

         Determination of fair value of dissenters' stock upon conflicting evidence is for the trial court. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147 (1964).

         Amount of allowance of interest is left to discretion of trial court. Lucas v. Pembroke Water Co., 205 Va. 84, 135 S.E.2d 147 (1964).

         ss.13.1-730. Right to Dissent.--A. A shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

         1. Consummation of a plan of merger to which the corporation is a party
(i) if shareholder approval is required for the merger by ss.13.1-718 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under ss.13.1-719;

         2. Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

         3. Consummation of a sale or exchange of all, or substantially all, of the property of the corporation if the shareholder was entitled to vote on the sale or exchange or if the sale or exchange was in furtherance of a dissolution on which the shareholder was entitled to vote, provided that such dissenter's rights shall not apply in the case of (i) a sale or exchange pursuant to court order, or (ii) a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

         4. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors
ss.13.1-730                     CORPORATIONS                         ss.13.1-730

provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         B. A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

         C. Notwithstanding any other provision of this article, with respect to a plan of merger or share exchange or a sale or exchange of property there shall be no right of dissent in favor of holders of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or on the National Association of Securities Dealers Automated Securities System (NASDAQ) or (ii) held by at least 2,000 record shareholders, unless in either case:

         1. The articles of incorporation of the corporation issuing such shares provide otherwise;

         2. In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for such shares anything except:

                a. Cash;

                b. Shares or membership interests, or shares or membership interests and cash in lieu of fractional shares (i) of the surviving or acquiring corporation or limited liability company or (ii) of any other corporation or limited liability company which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or held of record by at least 2,000 record shareholders or members; or

                  c. A combination of cash and shares or membership interests as set forth in subdivisions 2a and 2b of this subsection; or

         3. The transaction to be voted on is an "affiliated transaction" and is not approved by a majority of "disinterested directors" as such terms are defined in ss.13.1-725.

         D. The right of a dissenting shareholder to obtain payment of the fair value of his shares shall terminate upon the occurrence of any one of the following events:

         1. The proposed corporate action is abandoned or rescinded;

         2. A court having jurisdiction permanently enjoins or sets aside the corporate action; or

         3. His demand for payment is withdrawn with the written consent of the corporation.

         E. Notwithstanding any other provision of this article, no shareholder of a corporation located in a county having a county manager form of government and which is exempt from income taxation under ss.501 (c) or ss.528 of the Internal Revenue Code and no part of whose income inures or may inure to the benefit of any private shareholder or individual shall be entitled to dissent and obtain payment for his shares under this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984,
c. 613; 1985, c. 522; 1986, c. 540; 1988, c. 442; 1990, c. 229; 1992, c. 575;
1996, c. 246; 1999, c. 288.)

         The 1999 amendment added subsection E.

         Law Review.--For article discussing shareholder approval of mergers, see 56 Va. L. Rev. 755 (1970). For survey of Virginia law on business associations for the year 1971-1972, see 58 Va. L. Rev. 1172 (1972). For survey of Virginia administrative law for the year 1974-1975, see 61 Va. L. Rev. 1632
(1975). For survey of Virginia law on business associations for the year 1974-1975, see 61 Va. L. Rev. 1650 (1975).

ss.13.1-731                    CODE OF VIRGINIA                      ss.13.1-732

For article, "Virginia's Affiliated Transactions' Statute: Indulging Form Over Substance in Second Generation Takeover Legislation," see 21 U. Rich. L. Rev. 489 (1987).

         Editor's note.--The cases below were decided under prior law.

         Purpose of statutes.--The design of the statutes relating to the rights of a dissenting stockholder is to assure him that he will be fully compensated for the value of that of which he has been deprived by the merger, and no more. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014 (1946).

         Stockholder has election as to dissent.--Every stockholder of a merging corporation has an election either to dissent and secure in the prescribed manner the fair cash value of his stock or, if he fails to dissent, to be bound by the terms of the merger. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed. 1014
(1946); Pittston Co. v. O'Hara, 191 Va. 886, 63 S.E.2d 34, appeal dismissed, 342 U.S. 803, 72 S. Ct. 38, 96 L. Ed. 608 (1951).

         Exclusiveness of statutory remedy.--Unless a corporate merger be tainted with fraud or illegality, the dissenting stockholder must pursue the remedy prescribed by statute. Adams v. United States Distrib. Corp., 184 Va. 134, 34 S.E.2d 244 (1945), cert. denied, 327 U.S. 788, 66 S. Ct. 807, 90 L. Ed.
1014 (1946), wherein the court expressly refused to agree with Weiss v. Atkins, 52 F. Supp. 418 (S.D.N.Y. 1943), rev'd, 149 F.2d 193 (2nd Cir. 1945), and
pointed out that Winfree v. Riverside Cotton Mills, 113 Va. 717, 75 S.E. 309
(1912), holding contra, was no longer applicable. See McGhee v. General Fin. Corp., 84 F. Supp. 24 (W.D. Va. 1949), holding that the remedy is available only in state courts.

         The provisions of former law in regard to the valuation of the interest of dissatisfied members or stockholders in case of the merger of their corporation with another, were held to apply only in those cases in which the corporations seeking to merge had proceeded in all respects by authority of law. The provisions, therefore, were not exclusive of the right of dissatisfied members to contest the validity of an order of merger by the State Corporation Commission claimed to be destructive of their rights and interests, and utterly without warrant of law. Jones v. Rhea, 130 Va. 345, 107 S.E. 814 (1921).

         It was held that the existence of a summary remedy of appraisal and payment under former ss 13-85 did not make the remedy at law adequate in such a manner as to defeat equity jurisdiction, and the existence of such remedy did not otherwise foreclose the plenary jurisdiction of a court of equity to grant an injunction in advance of action or to grant a money award on equitable principles after action. Craddock-Terry Co. v. Powell, 181 Va. 417, 25 S.E.2d 363 (1943); Pittston Co. v. O'Hara, 191 Va. 886, 63 S.E.2d 34, appeal dismissed, 342 U.S. 803, 72 S. Ct. 38, 96 L. Ed. 608 (1951).

         Purchaser of stock is legally put upon notice that in event of merger his remedy will be provided by the statute. McGhee v. General Fin. Corp., 84 F. Supp. 24 (W.D. Va. 1949).

         ss.13.1-731. Dissent by Nominees and Beneficial Owners.--A. A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

         B. A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:

         1. He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

         2. He does so with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500;
1984, c. 613; 1985, c. 522.)

         ss.13.1-732. Notice of Dissenters' Rights.--A. If proposed corporate action creating dissenters' rights under ss. 13.1-730 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or
ss.13.1-733                        CORPORATIONS                      ss.13.1-735

may be entitled to assert dissenters' rights under this article and be accompanied by a copy of this article.

         B. If corporate action creating dissenters' rights under ss.13.1-730 is taken without a vote of shareholders, the corporation, during the ten-day period after the effectuation of such corporate action, shall notify in writing all record shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in ss.13.1-734.(1985, c. 522.)

         ss.13.1-733. Notice of Intent to Demand Payment.--A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (i) shall deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (ii) shall not vote such shares in favor of the proposed action.

         B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for his shares under this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c.
425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

         ss.13.1-734. Dissenters' Notice.--A. If proposed corporate action creating dissenters' rights under ss.13.1-730 is authorized at a shareholders' meeting, the corporation, during the ten-day period after the effectuation of such corporate action, shall deliver a dissenters' notice in writing to all shareholders who satisfied the requirements of ss.13.1-733.

         B.     The dissenters' notice shall:

         1. State where the payment demand shall be sent and where and when certificates for certificated shares shall be deposited;

         2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

         3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he acquired beneficial ownership of the shares before or after that date;

         4. Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date of delivery of the dissenters' notice; and

         5. Be accompanied by a copy of this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984,
c. 613; 1985, c. 522.)

         ss.13.1-735. Duty to Demand Payment.--A. A shareholder sent a dissenters' notice described in ss.13.1-734 shall demand payment, certify that he acquired beneficial-ownership of the shares before or after the date required to be set forth in the dissenters' notice pursuant to paragraph 3 of subsection B of ss. 13.1-734, and, in the case of certificated shares, deposit his certificates in accordance with the terms of the notice.

         B. The shareholder who deposits his shares pursuant to subsection A of this section retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action.

         C. A shareholder who does not demand payment and deposits his share certificates where required each by the date set in the dissenters' notice, is not entitled to payment for his shares under this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500;
1984, c. 613; 1985, c. 522.)

ss.13.1-736                     CODE OF VIRGINIA                     ss.13.1-739

         ss.13.1-736. Share Restrictions.--A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received.

         B. The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder except to the extent that these rights are canceled or modified by the taking of the proposed corporate action. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968,
c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

         ss.13.1-737. Payment.--A. Except as provided in ss.13.1-738, within thirty days after receipt of a payment demand made pursuant to ss.13.1-735, the corporation shall pay the dissenter the amount the corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the corporation under this paragraph may be enforced (i) by the circuit court in the city or county where the corporation's principal office is located, or, if none in this Commonwealth, where its registered office is located or (ii) at the election of any dissenter residing or having its principal office in the Commonwealth, by the circuit court in the city or county where the dissenter resides or has its principal office. The court shall dispose of the complaint on an expedited basis.

         B.     The payment shall be accompanied by:

         1. The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the effective date of the corporate action creating dissenters' rights, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

         2. An explanation of how the corporation estimated the fair value of the shares and of how the interest was calculated;

         3. A statement of the dissenters' right to demand payment under ss.13.1-739; and

         4. A copy of this article. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78;
1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c.
522.)

         ss.13.1-738. After-Acquired Shares.--A. A corporation may elect to withhold payment required by ss. 13.1-737 from a dissenter unless he was the beneficial owner of the shares on the date of the first publication by news media or the first announcement to shareholders generally, whichever is earlier, of the terms of the proposed corporate action, as set forth in the dissenters' notice.

         B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount of each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares and of how the interest was calculated, and a statement of the dissenter's right to demand payment under ss.13.1-739. (1985, c. 522.)

         ss.13.1-739. Procedure if Shareholder Dissatisfied with Payment or Offer.--A. A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate (less any payment under ss. 13.1-737), or reject the corporation's offer under ss. 13.1-738 and demand payment of the fair value of his shares and interest due, if the dissenter believes that the amount paid under ss.13.1-737 or offered under ss. 13.1-738 is less than the fair value of his shares or that the interest due is incorrectly calculated.

ss.13.1-740                       CORPORATIONS                       ss.13.1-741

         B. A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for his shares. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c.
733; 1972, c. 425; 1975, c. 500; 1984, c. 613; 1985, c. 522.)

         ss.13.1-740. Court Action.--A. If a demand for payment under ss.13.1-739 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the circuit court in the city or county described in subsection B of this section to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         B. The corporation shall commence the proceeding in the city or county where its principal office is located, or, if none in this Commonwealth, where its registered office is located. If the corporation is a foreign corporation without a registered office in this Commonwealth, it shall commence the proceeding in the city or county in this Commonwealth were the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         C. The corporation shall make all dissenters, whether or not residents of this Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         D. The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that such shareholder has not complied with the provisions of this article, he shall be dismissed as a party.

         E. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         F. Each dissenter made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation or (ii) for the fair value, plus accrued interest, of his after-acquired shares for which the corporation elected to withhold payment under ss.13.1-738. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425; 1975, c.
500; 1984, c. 613; 1985, c. 522.)

         ss.13.1-741. Court Costs and Counsel Fees.--A. The court in an appraisal proceeding commenced under ss.13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters did not act in good faith in demanding payment under ss.13.1-739.

         B. The court may also assess the reasonable fees and expenses of experts,
ss.13.1-742                      CODE OF VIRGINIA                    ss.13.1-742

excluding those of counsel, for the respective parties, in amounts the court finds equitable:

         1. Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of ss. 13.1-732 through ss. 13.1-739; or

         2. Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed did not act in good faith with respect to the rights provided by this article.

         C. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

         D. In a proceeding commenced under subsection A of ss. 13.1-737 the court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding. (Code 1950, S.S. 13-85, 13.1-75, 13.1-78; 1956, c. 428; 1968, c. 733; 1972, c. 425;
1975, c. 500; 1984, c. 613; 1985, c. 522.)

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

     Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received personal benefit. Corporations are given the power to make any other or further indemnity, including advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

     The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant's directors and officers to the Registrant or its shareholders for monetary damages in excess of one dollar to the full extent permitted by Virginia law.

Item 21.  Exhibits and Financial Statement Schedules

(a)  Exhibits:

     The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

     Exhibit No.    Document
     -----------    --------

     2 Agreement and Plan of Reorganization dated as of February 1, 1996, between the Registrant, First National Bank, and FNB Bank, filed as Exhibit 2 to the Registration Statement on Form S-4 filed by FNB Corporation with the Securities and Exchange Commission on May 3, 1996 (Registration number 333-
                    2524) is incorporated herein by reference.

     2.1 Agreement and Plan of Merger and the Plan of Merger between CNB Holdings, Inc. and FNB Corporation, dated as July 10, 2000, filed as Appendix A to the Proxy Statement included in this Registration Statement.

     3.1 Articles of Incorporation of FNB Corporation, incorporated herein by reference to Exhibit 3.1 of the Registrant's Form 10-K, dated as of December 31, 1996.

     3.2 Bylaws of Virginia FNB Corporation, incorporated herein by reference to Exhibit 3.2 of the Registrant's Form 10-K, dated as of December 31, 1997.

     3.3            Articles of Amendment to the Articles of Incorporation.

     5              Legal opinion of Mays & Valentine, L.L.P.

     8              Form of tax opinion of Mays &Valentine, L.L.P.

     10.A Consulting and Noncompetition Agreement With Put Option dated January 15, 1999, between Samuel H. Tollison and Registrant, filed with the Commission as Exhibit (10) D on Form 10-K for the year ended December 31, 1998, is incorporated herein by reference.

     10.B First Amendment to Consulting and Noncompetition Agreement dated December 23, 1999, between Samuel H. Tollison and Registrant, filed with the Commission as Exhibit (10) B on Form 10-K for the year ended December 31, 1999, is incorporated herein by reference.

     10.C           Employment Agreement dated September 11, 1997 between Julian
                    D. Hardy, Jr., First National Bank, and Registrant, filed with the Commission as Exhibit (10)B on Form 10-Q for the quarter ended September 30, 1997, is incorporated herein by reference.

     10.D Change in control agreements with seven senior officers of First National Bank and one senior officer of Registrant. All agreements have identical terms and, as such, only a sample copy of the agreements was filed with the Commission as Exhibit (10)C on Form 10-Q for the quarter ended September 30, 1997, and is incorporated herein by reference. The officers covered by the agreements are as follows:

                    (1) Daniel A. Becker, Senior Vice President, Chief Financial Officer, dated April 1, 1999
                    (2) Keith J. Houghton, Senior Vice President, Manager Commercial Banking, dated April 1, 1999
                    (3)  Darlene S. Lancaster, Senior Vice President, Manager,
                         Mortgage Loan Department, dated August 25, 1997
                    (4)  R. Bruce Munro, Senior Vice President, Chief Credit
                         Administration Officer, dated August 25, 1997
                    (5) Woody B. Nester, Senior Vice President, Cashier, dated August 25, 1997
                    (6) Peter A. Seitz, Executive Vice President, dated August 25, 1997
                    (7) Perry D. Taylor, Senior Vice President, Comptroller, dated August 25, 1997
                    (8) Litz H. Van Dyke, Executive Vice President, dated August 25, 1997

                    The agreements with Mr. Seitz and Mr. Van Dyke were terminated under the terms of the Employment Agreement referred to in Exhibit (10) E below.

     10.E Employment agreement dated March 23, 1999 with two executive officers of First National Bank. Both agreements have identical terms and, as such, only a sample copy of the agreement was filed with the Commission as Exhibit (10) E on Form 10-Q for the quarter ended March 31, 1999, and is incorporated herein by reference. The officers covered by this agreement are:

                    (1)  Peter A. Seitz, Executive Vice President
                    (2)  Litz H. Van Dyke, Executive Vice President

     21             Subsidiaries of the Registrant.

     23.1           Consent of Mays & Valentine, L.L.P. (included in Exhibit 5).

     23.2           Consent of McLeod & Company.

     23.3           Consent of Larrowe & Company PLC.

     23.4           Consent of Davenport & Company, LLC.

     24             Powers of attorney (included on signature page).

     99.1           Form of Proxy of CNB Holdings, Inc.

     99.2           Election Form

(b)  Financial Statement Schedules

     Not applicable.

(c)  Reports, Opinions or Appraisals.

     Not applicable.


Item 22.  Undertakings

(a)  Undertakings Required by Item 512 of Regulation S-K.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned; thereunto duly authorized, in Christiansburg, Virginia, on November 10, 2000.

                                FNB CORPORATION


                                   By:  /s/ J. Daniel Hardy, Jr.
                                        ------------------------
                                        J. Daniel Hardy, Jr.
                                        President and Chief Executive Officer


                               POWER OF ATTORNEY

          Each of the undersigned hereby appoints J. Daniel Hardy, Jr. and Peter
A. Seitz as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments and exhibits to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

     Signature                   Title                               Date
     ---------                   -----                               ----


/s/ J. Daniel Hardy, Jr.  President and Chief Executive Officer      11/10/00
------------------------  (Principal Executive Officer)              --------
J. Daniel Hardy, Jr.


/s/ Daniel A. Becker      Chief Financial Officer                    11/10/00
--------------------      (Principal Accounting Officer and          --------
Daniel A. Becker          Principal Financial Officer



/s/ Kendall O. Clay       Director                                   11/10/00
-------------------                                                  --------
Kendall O. Clay


/s/ Daniel D. Hamrick     Director                                   11/10/00
---------------------                                                --------
Daniel D. Hamrick


/s/ Joan H.Munford        Director                                   11/10/00
------------------                                                   --------
Joan H. Munford

/s/ Douglas Covington     Director                                   11/10/00
---------------------                                                --------
Douglas Covington


/s/ James L.Hutton        Director                                   11/10/00
------------------                                                   --------
James L. Hutton


/s/ Steven D. Irvin       Director                                   11/10/00
-------------------                                                  --------
Steven D. Irvin


/s/ Charles W. Steger     Director                                   11/10/00
---------------------                                                --------
Charles W. Steger


/s/ John T. Wyatt         Director                                   11/10/00
-----------------                                                    --------
John T. Wyatt

                                 EXHIBIT INDEX


Exhibit No.    Document
----------     --------

2 Agreement and Plan of Reorganization dated as of February 1, 1996, between the Registrant, First National Bank, and FNB Bank, filed as Exhibit 2 to the Registration Statement on Form S-4 filed by FNB Corporation with the Securities and Exchange Commission on May 3, 1996 (Registration number 333-2524) is incorporated herein by reference.

2.1 Agreement and Plan of Merger and Plan of Merger between CNB Holdings, Inc. and FNB Corporation, dated as of July 10, 2000, filed as Appendix A to the Proxy Statement included in this Registration Statement.

3.1 Articles of Incorporation of FNB Corporation, as amended, incorporated herein by reference to Exhibit 3.1 of the Registrant's Form 10-K, dated as of December 31, 1996.

3.2            Bylaws of FNB Corporation, incorporated herein by reference to
               Exhibit 3.2 of the Registrant's Form 10-K, dated as of December 31, 1997.

3.3            Articles of Amendment to the Articles of Incorporation.

5              Legal opinion of Mays & Valentine, L.L.P.

8              Form of tax opinion of Mays & Valentine, L.L.P.

10.A Consulting and Noncompetition Agreement With Put Option dated January 15, 1999, between Samuel H. Tollison and Registrant, filed with the Commission as Exhibit (10) D on Form 10-K for the year ended December 31, 1998, is incorporated herein by reference.

10.B First Amendment to Consulting and Noncompetition Agreement dated December 23, 1999, between Samuel H. Tollison and Registrant, filed with the Commission as Exhibit (10) B on Form 10-K for the year ended December 31, 1999, incorporated herein by reference.

10.C           Employment Agreement dated September 11, 1997 between Julian D.
               Hardy, Jr., First National Bank, and Registrant, filed with the Commission as Exhibit (10)B on Form 10-Q for the quarter ended September 30, 1997, is incorporated herein by reference.

10.D Change in control agreements with seven senior officers of First National Bank and one senior officer of Registrant. All agreements have identical terms and, as such, only a sample copy of the agreements was filed with the Commission as Exhibit (10)C on Form 10-Q for the quarter ended September 30, 1997, and is incorporated herein by reference. The officers covered by the agreements are as follows:

               (1) Daniel A. Becker, Senior Vice President, Chief Financial Officer, dated April 1, 1999
               (2) Keith J. Houghton, Senior Vice President, Manager Commercial Banking, dated April 1, 1999
               (3)  Darlene S. Lancaster, Senior Vice President, Manager,
                    Mortgage Loan Department, dated August 25, 1997
               (4)  R. Bruce Munro, Senior Vice President, Chief Credit
                    Administration Officer, dated August 25, 1997
               (5) Woody B. Nester, Senior Vice President, Cashier, dated August 25, 1997
               (6)  Peter A. Seitz, Executive Vice President, dated August 25,
                    1997
               (7) Perry D. Taylor, Senior Vice President, Comptroller, dated August 25, 1997
               (8) Litz H. Van Dyke, Executive Vice President, dated August 25, 1997

               The agreements with Mr. Seitz and Mr. Van Dyke were terminated under the terms of the Employment Agreement referred to in Exhibit (10) E below.

10.E Employment agreement dated March 23, 1999 with two executive officers of First National Bank. Both agreements have identical terms and, as such, only a sample copy of the agreement was filed with the Commission as Exhibit (10) E on Form 10-Q for the quarter ended March 31, 1999, and is incorporated herein by reference. The officers covered by this agreement are:

               (1) Peter A. Seitz, Executive Vice President
               (2) Litz H. Van Dyke, Executive Vice President


21             Subsidiaries of the Registrant.

23.1           Consent of Mays & Valentine, L.L.P. (included in Exhibit 5).

23.2           Consent of McLeod & Company.

23.3           Consent of Larrowe & Company PLC.

23.4           Consent of Davenport & Company, LLC.

24             Powers of attorney (included on signature page).

99.1           Form of Proxy of CNB Holdings, Inc.

99.2           Election Form